AMERICAN HOME MORTGAGE ASSETS LLC,

COMPANY

WELLS FARGO BANK, N.A.,

MASTER SERVICER AND SECURITIES ADMINISTRATOR

AND

DEUTSCHE BANK NATIONAL TRUST COMPANY,

TRUSTEE

POOLING AND SERVICING AGREEMENT

DATED AS OF OCTOBER 1, 2005

________________________

MORTGAGE-BACKED PASS-THROUGH CERTIFICATES

SERIES 2005-1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS

Section 1.01	Defined Terms.

Accepted Master Servicing Practices

Accrual Period

Accrued Certificate Interest

Adjustable Rate Mortgage Loans

Advance

Affiliate

Aggregate Stated Principal Balance

Aggregate Subordinate Percentage

Agreement

AHMC

AHMC Side Agreements

Allocable Share

Allocated Realized Loss Amount

Assignment

Assignment Agreement

Available Funds

Bankruptcy Code

Bankruptcy Loss

Bankruptcy Loss Coverage Amount

Basic Principal Distribution Amount

Basis Risk Shortfall

Basis Risk Shortfall Carry-Forward Amount

Basis Risk Shortfall Reserve Fund

Book-Entry Certificate

Business Day

Cap Counterparty

Cash Liquidation

Ceiling Rate

Certificate

Certificateholder” or “Holder

Certificate Margin

Certificate Owner

Certificate Principal Balance

Certificate Register

Class

Class C-B Certificates

Class C-B-1 Certificates

Class C-B-2 Certificates

Class C-B-3 Certificates

Class C-B-4 Certificates

Class C-B-5 Certificates

Class C-B-6 Certificates

Class 1-A-1 Certificates

Class 2-A Certificates

Class 2-A-1 Certificates

Class 2-A-2 Certificates

Class 2-A-2-1 Certificates

Class 2-A-2-2 Certificates

Class 3-A Certificates

Class 3-A-1 Certificates

Class 3-A-1-1 Certificates

Class 3-A-1-2 Certificates

Class 3-A-2 Certificates

Class 3-A-2-1 Certificates

Class 3-A-2-2 Certificates

Class 3-M Certificates

Class 3-M-1 Certificates

Class 3-M-2 Certificates

Class 3-M-3 Certificates

Class 3-M-4 Certificates

Class 3-A-1 Principal Distribution Amount

Class 3-A-2 Principal Distribution Amount

Class 3-M-1 Principal Distribution Amount

Class 3-M-2 Principal Distribution Amount

Class 3-M-3 Principal Distribution Amount

Class 3-M-4 Principal Distribution Amount

Class 3-X Certificate

Class R Certificate

Class R-I Certificate

Class R-II Certificate

Class R-1A Interest

Class R-1B Interest

Class R-2A Interest

Class R-2B Interest

Class Prepayment Distribution Trigger

Closing Date

Code

Collateral Value

Commission

Company

Compensating Interest

Corporate Trust Office

Corresponding Certificate

Corridor Contract

Corridor Contract Account

Corridor Contract Administration Agreement

Corridor Contract Administrator

Credit Enhancement Percentage

Cross-Over Date

Curtailment

Custodian

Cut-off Date

Cut-off Date Balance

Debt Service Reduction

Deficient Valuation

Definitive Certificate

Deleted Mortgage Loan

Delinquency Rate

Delinquent

Depositor

Depository

Depository Participant

Determination Date

Disqualified Organization

Distribution Date

Due Date

Due Period

EDGAR

Eligible Account

Eligible Substitute Mortgage Loan

ERISA Restricted Certificates

Event of Default

Exchange Act

Excess Loss

Fannie Mae

FDIC

Fitch Ratings

Freddie Mac

Fraud Loss

Fraud Loss Coverage Amount

Group I Available Funds

Group II Available Funds

Group I Certificates

Group I Cut-off Date Balance

Group I Loans

Group I Senior Certificates

Group II Certificates

Group II Cut-off Date Balance

Group II Loans

Group II Senior Certificates

Group III Certificates

Group III Cut-off Date Balance

Group III Loans

Group III-A Loans

Group III-B Loans

Group III Interest Remittance Amount

Group III Offered Certificates

Group III Senior Certificates

Group III Subordinate Certificates

Initial Certificate Principal Balance

Initial Notional Amount

Insurance Policy

Insurance Proceeds

Interest Determination Date

Late Collections

LIBOR Business Day

LIBOR Certificate

Liquidated Mortgage Loan

Liquidation Proceeds

Loan Group

Loan Group I

Loan Group II

Loan Group III

Loan Group III-A

Loan Group III-B

Loan-to-Value Ratio

Lost Note Affidavit

Majority Class 3-X Certificateholder

Marker Rate

Master Servicer

Maximum Pass-Through Rate

Maximum Uncertificated Accrued Interest Deferral Amount

MERS

MERS® System

MIN

MOM Loan

Monthly Payment

Moody’s

Mortgage

Mortgage File

Mortgage Loan

Mortgage Loan Purchase Agreement

Mortgage Loan Schedule

Mortgage Note

Mortgage Rate

Mortgaged Property

Mortgagor

Net Liquidation Proceeds

Net Monthly Excess Cashflow

Net Mortgage Rate

Net Prepayment Interest Shortfall

Net WAC Rate

Net WAC Shortfall

Net WAC Shortfall Carry-Forward Amount

Nonrecoverable Advance

Non-United States Person

Notional Amount

Offered Certificates

Officers’ Certificate

One-Month LIBOR

Opinion of Counsel

Optional Termination Date

Original Subordinate Principal Balance

OTS

Outstanding Mortgage Loan

Outstanding Principal Balance

Overcollateralized Amount

Overcollateralization Increase Amount

Overcollateralization Target Amount

Ownership Interest

Pass-Through Rate

Percentage Interest

Permitted Investment

Permitted Transferee

Person

Prepayment Assumption

Prepayment Charge

Prepayment Interest Shortfall

Prepayment Period

Primary Hazard Insurance Policy

Primary Mortgage Insurance Policy

Principal Distribution Amount

Principal Prepayment

Principal Prepayment in Full

Principal Remittance Amount

Prospectus Supplement

Protected Account

Purchase Price

Purchase, Warranties and Servicing Agreement

Qualified Insurer

Rating Agency

Realized Loss

Record Date

Reference Banks

Regular Certificate

Regular Interest

Relief Act

Relief Act Interest Shortfall

REMIC

REMIC 1-A

REMIC 1-A Regular Interests

REMIC 1-A Subordinated Balance Ratio

REMIC 1-B

REMIC 2-A

REMIC 2-A Interest Loss Allocation Amount

REMIC 2-A Marker Allocation Percentage

REMIC 2-A Overcollateralized Amount

REMIC 2-A Principal Loss Allocation Amount

REMIC 2-A Overcollateralization Target Amount

REMIC 2-A Regular Interests

REMIC 2-A Sub WAC Allocation Percentage

REMIC 2-A Subordinated Balance Ratio

REMIC 2-B

REMIC Provisions

REMIC Regular Interest

Remittance Report

REO Acquisition

REO Disposition

REO Imputed Interest

REO Proceeds

REO Property

Request for Release

Residual Certificates

Residual Interest

Responsible Officer

Rolling Three Month Delinquency Rate

Sarbanes Oxley Certification

Securities Administrator

Seller

Senior Certificates

Senior Optimal Principal Amount

Senior Percentage

Senior Prepayment Percentage

Senior Principal Distribution Amount

Servicer

Servicer Remittance Date

Servicing Advances

Servicing Agreement

Servicing Fee

Servicing Fee Rate

Servicing Officer

Servicing Rights Pledgee

Servicing Trigger Event

Single Certificate

Special Hazard Loss

Special Hazard Loss Coverage Amount

Standard & Poor’s

Startup Day

Stated Principal Balance

Step-Up Date

Stepdown Date

Strike Rate

Subordinate Optimal Principal Amount

Subordinate Percentage

Subordinate Prepayment Percentage

Sub-Group

Subservicer

Subsequent Recoveries

Substitution Adjustment

Tax Returns

Transfer

Transferor

Trigger Event

Trust Fund

Trust REMIC

Trustee

Uncertificated Accrued Interest

Uncertificated Principal Balance

Uncertificated Pass-Through Rate

Uncertificated REMIC 1-A Pass-Through Rate

Uncertificated REMIC 2-A Pass-Through Rate

Uninsured Cause

United States Person

Unpaid Interest Shortfalls

Voting Rights

Weighted Average Net Mortgage Rate

Section 1.02	Determination of LIBOR.
Section 1.03	Allocation of Certain Interest Shortfalls.

ARTICLE II CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans.
Section 2.02	Acceptance of the Trust Fund by the Trustee.
Section 2.03	Representations, Warranties and Covenants of the Master Servicer and the Company.

Section 2.04	Assignment of Interest in the Mortgage Loan Purchase Agreement and AHMC Side Agreements.
Section 2.05	Issuance of Certificates; Conveyance of REMIC Regular Interests and Acceptance of REMIC 1-A, REMIC 1-B, REMIC 2-A and REMIC 2-B by the Trustee.
Section 2.06	Negative Covenants of the Trustee and Master Servicer.

ARTICLE III ADMINISTRATION AND SERVICING OF THE TRUST FUND

Section 3.01	Administration and Servicing of Mortgage Loans.
Section 3.02	REMIC-Related Covenants.
Section 3.03	Monitoring of Servicer.
Section 3.04	Fidelity Bond.
Section 3.05	Power to Act; Procedures.
Section 3.06	Due-on-Sale Clauses; Assumption Agreements.
Section 3.07	Release of Mortgage Files.
Section 3.08	Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.
Section 3.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 3.10	Presentment of Claims and Collection of Proceeds.
Section 3.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 3.13	Realization Upon Defaulted Mortgage Loans.
Section 3.14	Compensation for the Master Servicer.
Section 3.15	REO Property.
Section 3.16	Protected Accounts.
Section 3.17	[Reserved].
Section 3.18	[Reserved].
Section 3.19	Distribution Account.
Section 3.20	Permitted Withdrawals and Transfers from the Distribution Account.
Section 3.21	Annual Officer’s Certificate as to Compliance.
Section 3.22	Annual Independent Accountant’s Servicing Report.
Section 3.23	Reports Filed with Securities and Exchange Commission.
Section 3.24	Reserved.
Section 3.25	Optional Purchase of Defaulted Mortgage Loans.
Section 3.26	The Corridor Contract.

ARTICLE IV PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01	Distributions.
Section 4.02	Statements to Certificateholders.
Section 4.03	Remittance Reports; Advances by the Master Servicer.
Section 4.04	Distributions on the REMIC Regular Interests.
Section 4.05	Allocation of Realized Losses.
Section 4.06	Information Reports to Be Filed by the Servicer.
Section 4.07	Compliance with Withholding Requirements.
Section 4.08	Basis Risk Shortfall Reserve Fund.
Section 4.09	[Reserved].

ARTICLE V THE CERTIFICATES

Section 5.01	The Certificates.
Section 5.02	Registration of Transfer and Exchange of Certificates.
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 5.04	Persons Deemed Owners.
Section 5.05	Rule 144A Information.

ARTICLE VI THE COMPANY AND THE MASTER SERVICER

Section 6.01	Liability of the Company and the Master Servicer.
Section 6.02	Merger, Consolidation or Conversion of the Company or the Master Servicer.
Section 6.03	Limitation on Liability of the Company, the Master Servicer, the Securities Administrator and Others.
Section 6.04	Limitation on Resignation of the Master Servicer.
Section 6.05	Sale and Assignment of Master Servicing.

ARTICLE VII DEFAULT

Section 7.01	Events of Default.
Section 7.02	Trustee to Act; Appointment of Successor.
Section 7.03	Notification to Certificateholders.
Section 7.04	Waiver of Events of Default.
Section 7.05	List of Certificateholders.

ARTICLE VIII CONCERNING THE TRUSTEE AND SECURITIES ADMINISTRATOR

Section 8.01	Duties of Trustee and the Securities Administrator.
Section 8.02	Certain Matters Affecting the Trustee and the Securities Administrator.
Section 8.03	Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.
Section 8.04	Trustee and Securities Administrator May Own Certificates.
Section 8.05	Trustee’s and Securities Administrator’s Fees.
Section 8.06	Eligibility Requirements for Trustee and the Securities Administrator.
Section 8.07	Resignation and Removal of the Trustee and the Securities Administrator.
Section 8.08	Successor Trustee and Successor Securities Administrator.
Section 8.09	Merger or Consolidation of Trustee or Securities Administrator.
Section 8.10	Appointment of Co-Trustee or Separate Trustee.

ARTICLE IX TERMINATION

Section 9.01	Termination Upon Repurchase or Liquidation of All Mortgage Loans or upon Purchase of Certificates.
Section 9.02	Termination of REMIC 1-B and REMIC 2-B.
Section 9.03	Additional Termination Requirements.

ARTICLE X REMIC PROVISIONS

Section 10.01	REMIC Administration.
Section 10.02	Prohibited Transactions and Activities.
Section 10.03	Master Servicer, Securities Administrator and Trustee Indemnification.

ARTICLE XI MISCELLANEOUS PROVISIONS

Section 11.01	Amendment.
Section 11.02	Recordation of Agreement; Counterparts.
Section 11.03	Limitation on Rights of Certificateholders.
Section 11.04	Governing Law.
Section 11.05	Notices.
Section 11.06	Severability of Provisions.
Section 11.07	Successors and Assigns.
Section 11.08	Article and Section Headings.
Section 11.09	Notice to Rating Agencies.
Section 11.10	Third Party Rights.

Signatures

Acknowledgments

Exhibit A-1	Form of Class 1-A-1 Certificates and Class 2-A Certificates
Exhibit A-2	Form of Class C-B Certificates
Exhibit B-1	Form of Class 3-A Certificates
Exhibit B-2	Form of Class 3-M Certificates
Exhibit B-3	Form of Class 3-X Certificates
Exhibit B-4	Form of Class R Certificate
Exhibit C	Form of Custodian Initial Certification
Exhibit D	Form of Custodian Final Certification
Exhibit E	Form of Remittance Report
Exhibit F	Form of Request for Release
Exhibit G-1	Form of Investor Representation Letter
Exhibit G-2	Form of Transferor Representation Letter
Exhibit G-3	Form of Rule 144A Investment Representation
Exhibit G-4	Form of Transferor Certificate for Transfers of Residual Certificates
Exhibit G-5	Form of Transfer Affidavit and Agreement for Transfers of Residual Certificates
Exhibit H	Mortgage Loan Schedule
Exhibit I	Form of Lost Note Affidavit
Exhibit J	Form of Purchase, Warranties and Servicing Agreement

Exhibit K	Form of Assignment Agreement
Exhibit L-1	Form of Company Certification
Exhibit L-2	Form 10-K Back-up Certification (Securities Administrator)
Exhibit M	Form of Servicing Agreement
Exhibit N	Form of Corridor Contract Administration Agreement
Exhibit O-1	Form of Corridor Contract
Exhibit O-2	Corridor Contract Monthly Strike Rate Schedule
Exhibit P	Form of Mortgage Loan Purchase Agreement

This Pooling and Servicing Agreement, dated and effective as of October 1, 2005, is entered into among American Home Mortgage Assets LLC, as company (the “Company”), Wells Fargo Bank, N.A., as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”), and Deutsche Bank National Trust Company, as trustee (the “Trustee”).

PRELIMINARY STATEMENT:

The Company intends to sell pass-through certificates (collectively, the “Certificates”), to be issued hereunder in multiple Classes, which in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund created hereunder. The Certificates will consist of twenty-one Classes of Certificates, designated as Class 1-A-1, Class 2-A-1, Class 2-A-2-1, Class 2-A-2-2, Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5, Class C-B-6, Class 3-M-1, Class 3-M-2, Class 3-M-3, Class 3-M-4, Class 3-X, Class R-I and Class R-II Certificates.

REMIC 1-A

As provided herein, the Securities Administrator on behalf of the Trustee will make an election to treat the segregated pool of assets consisting of the Group I Mortgage Loans and Group II Mortgage Loans (exclusive of any Prepayment Charges) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC 1-A”. The Class R-1A Interest will represent the sole Class of “residual interests” in REMIC 1-A for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, the Uncertificated REMIC 1-A Pass-Through Rate, the initial Uncertificated Principal Balance, and for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC 1-A Regular Interests. None of the REMIC 1-A Regular Interests will be certificated.

Designation	Uncertificated REMIC 1-A Pass-Through Rate	Initial Certificate Principal Balance	Assumed Final Maturity Date(1)
LT-1A	(2)	$136,675.80	November 25, 2035
LT-1B	(2)	$2,335,776.80	November 25, 2035
LT-2A	(2)	$59,545.64	November 25, 2035
LT-2B	(2)	$1,018,145.64	November 25, 2035
LT-ZZ	(2)	$331,842,000.57	November 25, 2035
LT-R	(2)	$50.00	November 25, 2035
(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest possible maturity date has been designated as the “latest possible maturity date” for each REMIC 1-A Regular Interest and the Class R-II Certificates.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC 1-A Pass-Through Rate” herein.

REMIC 1-B

As provided herein, the Securities Administrator on behalf of the Trustee will make an election to treat the segregated pool of assets consisting of the REMIC 1-A Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC 1-B”. The Class R-1B Interest will represent the sole Class of “residual interests” in REMIC 1-B for purposes of the REMIC Provisions.

The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for each Class of Certificates that represents ownership of one or more of the “regular interests” in REMIC 1-B created hereunder.

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Assumed Final Maturity Date(1)
Class 1-A-1(2)	$ 219,910,000.00	Adjustable(3)	November 25, 2035
Class 2-A-1(2)	$ 43,410,000.00	Adjustable(3)	November 25, 2035
Class 2-A-2-1(2)	$ 49,380,000.00	Adjustable(3)	November 25, 2035
Class 2-A-2-2(2)	$ 3,070,000.00	Adjustable(3)	November 25, 2035
Class C-B-1	$ 11,070,000.00	Adjustable(2)	November 25, 2035
Class C-B-2	$ 2,850,000.00	Adjustable(2)	November 25, 2035
Class C-B-3	$ 2,180,000.00	Adjustable(2)	November 25, 2035
Class C-B-4	$ 1,340,000.00	Adjustable(2)	November 25, 2035
Class C-B-5	$ 1,175,000.00	Adjustable(2)	November 25, 2035
Class C-B-6	$ 1,007,144.00	Adjustable(2)	November 25, 2035
(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest possible maturity date has been designated as the “latest possible maturity date” for each REMIC 1-B Regular Interest.

(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.

REMIC 2-A

As provided herein, the Securities Administrator on behalf of the Trustee will make an election to treat the segregated pool of assets consisting of the Group III Mortgage Loans (exclusive of the Basis Risk Shortfall Reserve Fund, the Corridor Contract and any Prepayment Charges) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC 2-A”. The Class R-2A Interest will represent the sole Class of “residual interests” in REMIC 2A for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, the Uncertificated REMIC 2-A Pass-Through Rate, the initial Uncertificated Principal Balance, and for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC 2-A Regular Interests. None of the REMIC 2-A Regular Interests will be certificated.

Designation	Uncertificated REMIC 2-A Pass-Through Rate	Initial Certificate Principal Balance	Assumed Final Maturity Date(1)
LT-AA	(2)	$226,675,282.87	November 25, 2035
LT-3-A-1-1	(2)	$1,355,000.00	November 25, 2035
LT-3-A-1-2	(2)	$150,800.00	November 25, 2035
LT-3-A-2-1	(2)	$502,350.00	November 25, 2035
LT-3-A-2-2	(2)	$125,600.00	November 25, 2035
LT-3M1	(2)	$98,300.00	November 25, 2035
LT-3M2	(2)	$46,250.00	November 25, 2035
LT-3M3	(2)	$23,150.00	November 25, 2035
LT-3M4	(2)	$11,560.00	November 25, 2035
LT-ZZ	(2)	$2,313,016.18	November 25, 2035
LT-1SUB	(2)	$2,529.81	November 25, 2035
LT-1GRP	(2)	$32,645.81	November 25, 2035
LT-2SUB	(2)	$1,055.45	November 25, 2035
LT-2GRP	(2)	$13,614.45	November 25, 2035
LT-XX	(2)	$231,251,463.53	November 25, 2035
(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest possible maturity date has been designated as the “latest possible maturity date” for each REMIC 2-A Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC 2-A Pass-Through Rate” herein.

REMIC 2-B

As provided herein, the Securities Administrator on behalf of the Trustee will make an election to treat the segregated pool of assets consisting of the REMIC 2-A Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC 2-B”. The Class R-2B Interest will represent the sole Class of “residual interests” in REMIC 2-B for purposes of the REMIC Provisions.

The following table irrevocably sets forth the Class designation, Pass-Through Rate and Initial Certificate Principal Balance for each Class of Certificates that represents ownership of one or more of the “regular interests” in REMIC 2-B created hereunder.

Class Designation	Initial Certificate Principal Balance	Pass-Through Rate	Assumed Final Maturity Date(1)
Class 3-A-1-1	$ 271,000,000.00	Adjustable(2)	November 25, 2035
Class 3-A-1-2	$ 30,160,000.00	Adjustable(2)	November 25, 2035
Class 3-A-2-1	$ 100,470,000.00	Adjustable(2)	November 25, 2035
Class 3-A-2-2	$ 25,120,000.00	Adjustable(2)	November 25, 2035
Class 3-M-1	$ 19,660,000.00	Adjustable(2)	November 25, 2035
Class 3-M-2	$ 9,250,000.00	Adjustable(2)	November 25, 2035
Class 3-M-3	$ 4,630,000.00	Adjustable(2)	November 25, 2035
Class 3-M-4	$ 2,312,000.00	Adjustable(2)	November 25, 2035
Class 3-X	$ 618.10	Variable(3)	November 25, 2035
(1)

For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the
Mortgage Loan with the latest possible maturity date has been designated as the “latest possible maturity date” for each REMIC 2-B Regular Interest.

(2)	Calculated in accordance with the definition of “Pass-Through Rate” herein.
(3)

The Class 3-X Certificates will accrue interest at their variable Pass-Through Rate on the Notional Amount of the Class 3-X Certificates outstanding from time to time which shall equal the aggregate of the Uncertificated Principal Balances of the REMIC 2-A Regular Interests. The Class 3-X Certificates will not accrue interest on their Certificate Principal Balance.

ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations in respect of interest on the Group III Certificates shall be made on the basis of a 360-day year consisting of the actual number of days in the related Accrual Period. All calculations of interest with regard to the Class 1-A-1, Class 2-A, Class 3-X, Class C-B and Class R Certificates REMIC 1-A Regular Interests and REMIC 2-A Regular Interests shall be on the basis of a 360-day year consisting of twelve 30-days months.

“Accepted Master Servicing Practices”: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage master servicing practices of prudent mortgage master servicing institutions that master service Mortgage Loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Master Servicer (except in its capacity as successor to the Servicer), or (y) as provided in this Agreement, to the extent applicable to the Master Servicer, but in no event below the standard set forth in clause (x).

“Accrual Period”: With respect to any Distribution Date and any Class of Certificates, other than the Class 3-A Certificates and Class 3-M Certificates, the prior calendar month. With respect to any Distribution Date and any Class 3-A Certificates and Class 3-M Certificates, the period commencing on the immediately preceding Distribution Date (or in the case of the first Distribution Date, from the Closing Date) and ending on the day immediately preceding the current Distribution Date. Accrued Certificate Interest for the Class 3-A Certificates and Class 3-M Certificates shall be calculated on the basis of the actual number of days in the Accrual Period and a 360-day year. Accrued Certificate Interest for the Class 1-A-1, Class 2-A, Class C-B, Class 3-X and Class R Certificates shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Accrued Certificate Interest”: With respect to any Class of Certificates and any Distribution Date, the amount of interest accrued during the related Accrual Period at the related Pass-Through Rate on the Certificate Principal Balance (or Notional Amount in the case of the Class 3-X Certificates) of such Class immediately prior to such Distribution Date, plus any Accrued Certificate Interest remaining unpaid from any prior Distribution Date with interest thereon at the related Pass-Through Rate.

“Adjustable Rate Mortgage Loans”: The Mortgage Loans identified in the Mortgage Loan Schedule as having a Mortgage Rate which is adjustable at any point during the life of the related Mortgage, including any Mortgage Loans delivered in replacement thereof.

“Advance”: As to any Mortgage Loan, any advance made by the Servicer or the Master Servicer on any Distribution Date pursuant to Section 4.03.

“Affiliate”: With respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative to the foregoing.

“Aggregate Stated Principal Balance”: As of any date of determination, the aggregate Stated Principal Balance of the Mortgage Loans.

“Aggregate Subordinate Percentage”: For any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate Certificate Principal Balance of the Class C-B Certificates immediately prior to such Distribution Date and the denominator of which is the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the beginning of the related Due Period. The initial Aggregate Subordinate Percentage will be equal to 5.85%.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof.

“AHMC”: American Home Mortgage Corp.

“AHMC Side Agreements”: The Purchase, Warranties and Servicing Agreement and the Assignment Agreement.

“Allocable Share”: With respect to any Class of Class C-B Certificates on any Distribution Date will generally equal such Class’s pro rata share (based on the Certificate Principal Balance of each Class entitled thereto) of the sum of each of the components of the definition of Subordinate Optimal Principal Amount; provided, that except as described in the succeeding sentence, no Class of Class C-B Certificates (other than the Class of Class C-B Certificates outstanding with the lowest numerical designation) shall be entitled on any Distribution Date to receive distributions pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount unless the Class Prepayment Distribution Trigger for the related Class is satisfied for such Distribution Date. If on any Distribution Date the Certificate Principal Balance of any Class of Class C-B Certificates for which the related Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributable to such Class pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount, to the extent of such Class’s remaining Allocable Share, shall be distributed to the remaining Classes of Class C-B Certificates in reduction of their respective Certificate Principal Balances, sequentially, in the order of their numerical Class designations.

“Allocated Realized Loss Amount”: With respect to any Distribution Date and any Group III Certificates (except for Class 3-A-1-1 Certificates and Class 3-A-2-1 Certificates), an amount equal to (a) the sum of any Realized Loss allocated to that Class of Certificates on that Distribution Date and any Allocated Realized Loss Amount for that Class remaining unpaid from any previous Distribution Date, in each case, with interest thereon at the applicable Pass-Through Rate for such Distribution Date for such Class for the related Accrual Period plus (b) any Subsequent Recoveries with respect to such Class of Certificates.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form, which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect a record the sale of the Mortgage.

“Assignment Agreement”: The Assignment, Assumption and Recognition Agreement, dated as of October 31, 2005, among DLJ Mortgage Capital, Inc., as assignor, Deutsche Bank National Trust Company, as trustee and AHMC, as company.

“Available Funds”: The Group I Available Funds and Group II Available Funds, as applicable.

“Bankruptcy Code”: The Bankruptcy Code of 1978, as amended.

“Bankruptcy Loss”: Any loss resulting from a bankruptcy court, in connection with a personal bankruptcy of a mortgagor, (1) establishing the value of a mortgaged property at an amount less than the Outstanding Principal Balance of the mortgage loan secured by such mortgaged property or (2) reducing the amount of the Monthly Payment on the related Mortgage Loan.

“Bankruptcy Loss Coverage Amount”: The aggregate amount of Bankruptcy Losses that are allocated solely to the Class C-B Certificates, initially, $150,000. The Bankruptcy Loss Coverage Amount will be reduced, from time to time, by the amount of Bankruptcy Losses allocated to the Class C-B Certificates.

“Basic Principal Distribution Amount”: With respect to any Distribution Date and Loan Group III, the lesser of (a) the excess of (i) the Group III Interest Remittance Amount and the Principal Remittance Amount for such Distribution Date over (ii) the aggregate amount of Accrued Certificate Interest for the Group III Certificates for such Distribution Date and (b) the related Principal Remittance Amount for the Mortgage Loans for Loan Group III for such Distribution Date.

“Basis Risk Shortfall”: With respect to any Class of LIBOR Certificates, on each Distribution Date where clause (iii) of the definition of “Pass-Through Rate” is less than clause (i) or clause (ii) of the definition of “Pass-Through Rate,” the excess, if any, of (x) the aggregate Accrued Certificate Interest thereon for such Distribution Date calculated pursuant to the lesser of clause (i) or clause (ii) of the definition of “Pass-Through Rate” over (y) the Accrued Certificate Interest thereon for such Distribution Date calculated at the related Net WAC Rate.

“Basis Risk Shortfall Carry-Forward Amount”: With respect to each Class of LIBOR Certificates and any Distribution Date, as determined separately for each such Class of Certificates, an amount equal to the aggregate amount of Basis Risk Shortfall for such Certificates on such Distribution Date, if any, plus any unpaid Basis Risk Shortfall for such Class of Certificates from prior Distribution Dates, plus interest thereon at the Pass-Through Rate for such Distribution Date, to the extent previously unreimbursed by the Net Monthly Excess Cashflow or payments received by the Securities Administrator under the Corridor Contract Administration Agreement, as applicable.

“Basis Risk Shortfall Reserve Fund”: A reserve fund established by the Securities Administrator on behalf of the Trustee for the benefit of the Holders of the Group III Certificates. The Basis Risk Shortfall Reserve Fund is an “outside reserve fund” within the meaning of Treasury regulation Section 1.860G-2(h), which is not an asset of any REMIC, ownership of which is evidenced by the Class 3-X Certificates, and which is established and maintained pursuant to Section 4.08.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee.

“Business Day”: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Federal Reserve is closed or on which banking institutions in the jurisdiction in which the Master Servicer, the Servicer, any Subservicer or the Corporate Trust Office of the Securities Administrator or the Trustee, respectively, is located are authorized or obligated by law or executive order to be closed.

“Cap Counterparty”: Credit Suisse First Boston International.

“Cash Liquidation”: As to any defaulted Mortgage Loan other than a Mortgage Loan as to which an REO Acquisition occurred, a determination by the Servicer that it has received all Insurance Proceeds, Liquidation Proceeds and other payments or cash recoveries which the Servicer reasonably and in good faith expects to be finally recoverable with respect to such Mortgage Loan.

“Ceiling Rate”: With respect to the Corridor Contract and each Distribution Date, the fixed rate set forth in the Corridor Contract Monthly Strike Rate Schedule, a copy of which is attached as Exhibit O-2 hereto, used to determine payments to the Corridor Contract Administrator.

“Certificate”: Any Class 1-A-1, Class 2-A-1, Class 2-A-2-1, Class 2-A-2-2, Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class R-I, Class R-II, Class 3-M-1, Class 3-M-2, Class 3-M-3, Class 3-M-4, Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5, Class C-B-6 or Class 3-X Certificate.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that only a Permitted Transferee shall be a holder of a Residual Certificate for any purposes hereof and, solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Company or the Master Servicer or any affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which such Certificate is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in Section 11.01. The Trustee and the Securities Administrator shall be entitled to rely upon a certification of the Company or the Master Servicer in determining if any Certificates are registered in the name of the respective affiliate. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the Securities

Administrator shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Margin”: With respect to the Class 3-A-1-1 Certificates, on any Distribution Date prior to the Step-Up Date, 0.270% per annum, and on any Distribution Date on and after the Step-Up Date, 0.540% per annum. With respect to the Class 3-A-1-2 Certificates, on any Distribution Date prior to the Step-Up Date, 0.330% per annum, and on any Distribution Date on and after the Step-Up Date, 0.660% per annum. With respect to the Class 3-A-2-1 Certificates, on any Distribution Date prior to the Step-Up Date, 0.270% per annum, and on any Distribution Date on and after the Step-Up Date, 0.540% per annum. With respect to the Class 3-A-2-2 Certificates, on any Distribution Date prior to the Step-Up Date, 0.330% per annum, and on any Distribution Date on and after the Step-Up Date, 0.660% per annum. With respect to the Class 3-M-1 Certificates, on any Distribution Date prior to the Step-Up Date, 0.530% per annum, and on any Distribution Date on and after the Step-Up Date, 1.030% per annum. With respect to the Class 3-M-2 Certificates, on any Distribution Date prior to the Step-Up Date, 0.750% per annum, and on any Distribution Date on and after the Step-Up Date, 1.250% per annum. With respect to the Class 3-M-3 Certificates, on any Distribution Date prior to the Step-Up Date, 1.500% per annum, and on any Distribution Date on and after the Step-Up Date, 2.000% per annum. With respect to the Class 3-M-4 Certificates, on any Distribution Date prior to the Step-Up Date, 2.250% per annum, and on any Distribution Date on and after the Step-Up Date, 2.750% per annum.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate, as reflected on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent, if any, and otherwise on the books of a Depository Participant, if any, and otherwise on the books of the Depository.

“Certificate Principal Balance”: With respect to any Class of Certificates immediately prior to any Distribution Date, the initial Certificate Principal Balance thereof, plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate, reduced by the sum of (a) all amounts actually distributed in respect of principal of such Class and (b) in the case of the Certificates, other than the Class 3-A-1-1 Certificates and Class 3-A-2-1 Certificates, minus the aggregate amount of any reductions in the Certificate Principal Balance thereof deemed to have occurred in connection with allocations of Realized Losses on all prior Distribution Dates. With respect to the Class 3-X Certificates as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balances of the REMIC 2-A Regular Interests over (B) the then aggregate Certificate Principal Balances of the Group III Certificates (other than the Class 3-X Certificates) then outstanding.

“Certificate Register”: The register maintained pursuant to Section 5.02.

“Class”: Collectively, all of the Certificates bearing the same designation.

“Class C-B Certificates”: The Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates.

“Class C-B-1 Certificates”: Any one of the Class C-B-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class C-B-2 Certificates”: Any one of the Class C-B-2 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class C-B-3 Certificates”: Any one of the Class C-B-3 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class C-B-4 Certificates”: Any one of the Class C-B-4 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class C-B-5 Certificates”: Any one of the Class C-B-5 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class C-B-6 Certificates”: Any one of the Class C-B-6 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class 1-A-1 Certificates”: Any one of the Class 1-A-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class 2-A Certificates”: The Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates.

“Class 2-A-1 Certificates”: Any one of the Class 2-A-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class 2-A-2 Certificates”: The Class 2-A-2-1 Certificates and Class 2-A-2-2 Certificates.

“Class 2-A-2-1 Certificates”: Any one of the Class 2-A-2-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class 2-A-2-2 Certificates”: Any one of the Class 2-A-2-2 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit A-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 1-B.

“Class 3-A Certificates”: The Class 3-A-1 Certificates and Class 3-A-2 Certificates.

“Class 3-A-1 Certificates”: The Class 3-A-1-1 Certificates and Class 3-A-1-2 Certificates.

“Class 3-A-1-1 Certificates”: Any one of the Class 3-A-1-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-A-1-2 Certificates”: Any one of the Class 3-A-1-2 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-A-2 Certificates”: The Class 3-A-2-1 Certificates and Class 3-A-2-2 Certificates.

“Class 3-A-2-1 Certificates”: Any one of the Class 3-A-2-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-A-2-2 Certificates”: Any one of the Class 3-A-2-2 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-1, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-M Certificates”: The Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates.

“Class 3-M-1 Certificates”: Any one of the Class 3-M-1 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-M-2 Certificates”: Any one of the Class 3-M-2 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-M-3 Certificates”: Any one of the Class 3-M-3 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-M-4 Certificates”: Any one of the Class 3-M-4 Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-2, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class 3-A-1 Principal Distribution Amount” On any Distribution Date (a) prior to the Stepdown Date or on which a Trigger Event is in effect, (i) the related Principal Distribution Amount multiplied by (ii) a fraction, the numerator of which is the portion of the Principal Remittance Amount related to the Mortgage Loans in Loan Group III-A for that Distribution Date and the denominator of which the is Principal Remittance Amount for all of the Mortgage Loans in Loan Group III for that Distribution Date and (b) on or after the Stepdown Date and on which a Trigger Event is not in effect, (i) the Senior Principal Distribution Amount multiplied by (ii) a fraction, the numerator of which is the portion of the Principal Remittance Amount related to the Mortgage Loans in Loan Group III-A for that Distribution Date and the denominator of which the is the Principal Remittance Amount for all of the Mortgage Loans in Loan Group III for that Distribution Date.

“Class 3-A-2 Principal Distribution Amount” On any Distribution Date (a) prior to the Stepdown Date or on which a Trigger Event is in effect, (i) the related Principal Distribution Amount multiplied by (ii) a fraction, the numerator of which is the portion of the Principal Remittance Amount related to the Mortgage Loans in Loan Group III-B for that Distribution Date and the denominator of which the is Principal Remittance Amount for all of the Mortgage

Loans in Loan Group III for that Distribution Date and (b) on or after the Stepdown Date and on which a Trigger Event is not in effect, (i) the Senior Principal Distribution Amount multiplied by (ii) a fraction, the numerator of which is the portion of the Principal Remittance Amount related to the Mortgage Loans in Loan Group III-B for that Distribution Date and the denominator of which the is the Principal Remittance Amount for all of the Mortgage Loans in Loan Group III for that Distribution Date.

“Class 3-M-1 Principal Distribution Amount” For any applicable Distribution Date on or after the related Stepdown Date as long as a related Trigger Event has not occurred with respect to such Distribution Date, an amount equal to the excess (if any) of (x) the sum of (i) the aggregate Certificate Principal Balance of the Group III Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class 3-M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (a) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by 92.00% and (b) the amount, if any, by which (i) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the Group III Cut-off Date Balance.

“Class 3-M-2 Principal Distribution Amount” For any applicable Distribution Date on or after the related Stepdown Date as long as a related Trigger Event has not occurred with respect to such Distribution Date, an amount equal to the excess (if any) of (x) the sum of (i) the aggregate Certificate Principal Balance of the Group III Senior Certificates and Class 3-M-1 Certificates (after taking into account the distribution of the Senior Principal Distribution Amount and Class 3-M-1 Principal Distribution Amounts on such Distribution Date) and (ii) the Certificate Principal Balance of the Class 3-M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (a) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by 96.00% and (b) the amount, if any, by which (i) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the Group III Cut-off Date Balance.

“Class 3-M-3 Principal Distribution Amount” For any applicable Distribution Date on or after the related Stepdown Date as long as a related Trigger Event has not occurred with respect to such Distribution Date, an amount equal to the excess (if any) of (x) the sum of (i) the aggregate Certificate Principal Balance of the Group III Senior Certificates, Class 3-M-1 Certificates and Class 3-M-2 Certificates (after taking into account the distribution of the Senior Principal Distribution Amount, Class 3-M-1 Principal Distribution Amounts and Class 3-M-2 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class 3-M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (a) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by 98.00% and (b) the amount, if any, by which (i) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the Group III Cut-off Date Balance.

“Class 3-M-4 Principal Distribution Amount” For any applicable Distribution Date on or after the related Stepdown Date as long as a related Trigger Event has not occurred with respect to such Distribution Date, an amount equal to the excess (if any) of (x) the sum of (i) the aggregate Certificate Principal Balance of the Group III Senior Certificates, Class 3-M-1 Certificates, Class 3-M-2 Certificates and Class 3-M-3 Certificates (after taking into account the distribution of the Senior Principal Distribution Amount, Class 3-M-1 Principal Distribution Amounts, Class 3-M-2 Principal Distribution Amount and Class 3-M-3 Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class 3-M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (a) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by 99.00% and (b) the amount, if any, by which (i) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the Group III Cut-off Date Balance.

“Class 3-X Certificate”: Any one of the Class 3-X Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-3, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, representing the right to distributions as set forth herein and therein and evidencing a REMIC Regular Interest in REMIC 2-B.

“Class R Certificate”: Any one of the Class R-I Certificates or Class R-II Certificates.

“Class R-I Certificate”: Any one of the Class R-I Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-4, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, evidencing the ownership of the Class R-1B Interest and the Class R-2B Interest.

“Class R-II Certificate”: Any one of the Class R-II Certificates as designated on the face thereof substantially in the form annexed hereto as Exhibit B-4, executed by the Securities Administrator and authenticated and delivered by the Securities Administrator, evidencing the ownership of the Class R-1A Interest and the Class R-2A Interest.

“Class R-1A Interest”: The uncertificated Residual Interest in REMIC 1-A.

“Class R-1B Interest”: The uncertificated Residual Interest in REMIC 1-B.

“Class R-2A Interest”: The uncertificated Residual Interest in REMIC 2-A.

“Class R-2B Interest”: The uncertificated Residual Interest in REMIC 2-B.

“Class Prepayment Distribution Trigger”: With respect to any Class of Class C-B Certificates and any Distribution Date, the Class Prepayment Distribution Trigger is satisfied if the fraction (expressed as a percentage), the numerator of which is the aggregate Certificate Principal Balance of such Class and each Class of Class C-B Certificates subordinate thereto, if any, and the denominator of which is the Stated Principal Balance of all the Mortgage Loans in Loan Group I and Loan Group II as of the related Due Date, equals or exceeds such percentage calculated as of the Closing Date.

“Closing Date”: October 31, 2005.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral Value”: The appraised value of a Mortgaged Property based upon the lesser of (i) the appraisal made at the time of the origination of the related Mortgage Loan, or (ii) the sales price of such Mortgaged Property at such time of origination. With respect to a Mortgage Loan the proceeds of which were used to refinance an existing mortgage loan, the appraised value of the Mortgaged Property based upon the appraisal obtained at the time of refinancing.

“Commission”: The Securities and Exchange Commission.

“Company”: American Home Mortgage Assets LLC, or its successor in interest.

“Compensating Interest”: With respect to any Distribution Date, an amount equal to Prepayment Interest Shortfalls resulting from Principal Prepayments during the related Prepayment Period, but not more than the Servicing Fees for the immediately preceding Due Period.

“Corporate Trust Office”: With respect to the Trustee, the principal corporate trust office of the Trustee at which at any particular time its corporate trust business related to this Agreement shall be administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California 92705, Attention: Trust Administration – AH05A1, and with respect to the Securities Administrator, for Certificate transfer purposes, Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attn: Corporate Trust Services – AHMA 2005-1, and for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland, 21045, Attn: Corporate Trust Services – American Home 2005-1.

“Corresponding Certificate”: With respect to:

(i)	REMIC 2-A Regular Interest LT-3-A-1-1, the Class 3-A-1-1 Certificates,
(ii)	REMIC 2-A Regular Interest LT-3-A-1-2, the Class 3-A-1-2 Certificates,
(iii)	REMIC 2-A Regular Interest LT-3-A-2-1, the Class 3-A-2-1 Certificates,
(iv)	REMIC 2-A Regular Interest LT-3-A-2-2, the Class 3-A-2-2 Certificates,
(v)	REMIC 2-A Regular Interest LT-3M1, the Class 3-M-1 Certificates,
(vi)	REMIC 2-A Regular Interest LT-3M2-, the Class 3-M-2 Certificates,
(vii)	REMIC 2-A Regular Interest LT-3M3, the Class 3-M-3 Certificates, and
(viii)	REMIC 2-A Regular Interest LT-3M4, the Class 3-M-4 Certificates.

“Corridor Contract”: The interest rate corridor contract between the Corridor Contract Administrator and the Cap Counterparty for the benefit of the Group III Offered Certificates.

“Corridor Contract Account”: The separate account created and maintained by the Corridor Contract Administrator pursuant to Section 3 of the Corridor Contract Administration Agreement for the benefit of CSFB and the Securities Administrator on behalf of the Holders of the Class 3-A Certificates and Class 3-M Certificates and designated “Wells Fargo Bank, N.A. for Credit Suisse First Boston and certain registered Holders of American Home Mortgage Assets Trust 2005-1, Mortgage-Backed Pass-Through Certificates, Series 2005-1”. The Corridor Contract Account is an “outside reserve fund” within the meaning of Treasury Regulation §1.860G-2(h) and shall not be an asset of any REMIC.

“Corridor Contract Administration Agreement”: The corridor contract administration agreement, dated as of October 31, 2005, among the Corridor Contract Administrator, the Securities Administrator and Credit Suisse First Boston LLC.

“Corridor Contract Administrator”: Wells Fargo Bank, N.A., or its successor in interest, or any successor corridor contract administrator.

“Credit Enhancement Percentage”: With respect to the Group III Senior Certificates and any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (a) the sum of the aggregate Certificate Principal Balance of the Group III Subordinate Certificates and the Overcollateralized Amount and the denominator of which is (b) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III at the end of the related Due Period.

“Cross-Over Date”: Any Distribution Date on which the aggregate Certificate Principal Balance of the of the Class C-B Certificates are reduced to zero.

“Curtailment”: Any Principal Prepayment made by a Mortgagor which is not a Principal Prepayment in Full.

“Custodian”: Deutsche Bank National Trust Company, or any successor custodian appointed pursuant to the provisions hereof.

“Cut-off Date”: With respect to the Mortgage Loans, October 1, 2005.

“Cut-off Date Balance”: The Aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled monthly payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction constituting a Deficient Valuation or any reduction that results in a permanent forgiveness of principal.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding indebtedness under the Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled Monthly Payment that constitutes a permanent forgiveness of principal, which valuation or reduction results from a proceeding under the Bankruptcy Code.

“Definitive Certificate”: Any definitive, fully registered Certificate.

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced with an Eligible Substitute Mortgage Loan.

“Delinquency Rate”: For any month, the fraction, expressed as a percentage, the numerator of which is the aggregate outstanding principal balance of all Mortgage Loans in Loan Group III-A and Loan Group III-B that are 60 or more days Delinquent (including all foreclosures, mortgage loans subject to bankruptcy proceedings and REO properties) as of the close of business on the last day of such month, and the denominator of which is the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the close of business on the last day of such month, or Due Period, as applicable.

“Delinquent”: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is “30 days delinquent” if such payment has not been received by the close of business on the corresponding day of the month immediately succeeding the month in which such payment was due, or, if there is no such corresponding day (e.g., as when a 30-day month follows a 31-day month in which a payment was due on the 31st day of such month), then on the last day of such immediately succeeding month. Similarly for “60 days delinquent,” “90 days delinquent” and so on.

“Depositor”: American Home Mortgage Assets LLC.

“Depository”: The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository for purposes of registering those Certificates that are to be Book-Entry Certificates is Cede & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(5) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

“Depository Participant”: A broker, dealer, bank or other financial institutions or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Distribution Date.

“Disqualified Organization”: Any organization defined as a “disqualified organization” under Section 860E(e)(5) of the Code, which includes any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code and (v) any other Person so designated by the Securities Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Date”: The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in November 2005.

“Due Date”: With respect to all of the Mortgage Loans, the date in each month on which its Monthly Payment is due, exclusive of any days of grace.

“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the month preceding the month of such Distribution Date (or, with respect to the first Due Period, the day following the Cut-off Date) and ending on the first day of the month of the related Distribution Date.

“EDGAR”: The Electronic Data Gathering and Retrieval System of the Commission.

“Eligible Account”: Any of (i) a segregated account maintained with a federal or state chartered depository institution (A) the short-term obligations of which are rated A-1+ or better by Standard & Poor’s, F-1 by Fitch Ratings and P-1 by Moody’s at the time of any deposit therein or (B) insured by the FDIC (to the limits established by such Corporation), the uninsured deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel (obtained by the Person requesting that the account be held pursuant to this clause (i)) delivered to the Securities Administrator prior to the establishment of such account, the Certificateholders will have a claim with respect to the funds in such account and a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments, each of which shall mature not later than the Business Day immediately preceding the Distribution Date next following the date of investment in such collateral or the Distribution Date if such Permitted Investment is an obligation of the institution that maintains the Distribution Account) securing such funds that is superior to claims of any other depositors or general creditors of the depository institution with which such account is maintained, (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b), which, in either case, has corporate trust powers, acting in its fiduciary capacity or (iii) a segregated account or accounts of a depository institution acceptable to the Rating Agencies (as evidenced in writing by a letter from the Rating Agencies to the Trustee and the Securities Administrator that use of any such account as the Distribution Account will not have an adverse effect on the then-current ratings assigned to the Classes of the Certificates then rated by the Rating Agencies). Eligible Accounts may bear interest.

“Eligible Substitute Mortgage Loan”: A Mortgage Loan substituted by the AHMC for a Deleted Mortgage Loan which must, on the date of such substitution, as confirmed in an Officers’ Certificate of the Seller delivered to the Trustee, (i) have an outstanding principal balance, after deduction of the principal portion of the monthly payment due in the month of substitution (or in the case of a substitution of more than one Mortgage Loan for a Deleted Mortgage Loan, an aggregate outstanding principal balance, after such deduction), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan (the amount of any shortfall to be paid to the Securities Administrator for deposit in the Distribution Account in the month of substitution); (ii) have a Mortgage Rate and a Net Mortgage Rate no lower than and not more than 1% per annum higher than the Mortgage Rate and Net Mortgage Rate, respectively, of the Deleted Mortgage Loan as of the date of substitution; (iii) have a Loan-to-Value Ratio at the time of substitution no higher than that of the Deleted Mortgage Loan at the time of substitution; (iv) have a remaining term to stated maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (v) comply with each representation and warranty set forth in Section 2.04 hereof; and, (vi) comply with each non-statistical representation and warranty set forth in the Mortgage Loan Purchase Agreement and the Purchase, Warranties and Servicing Agreement.

“ERISA Restricted Certificates”: Any of the Class C-B-4, Class C-B-5, Class C-B-6, Class 3-X and Class R Certificates.

“Event of Default”: One or more of the events described in Section 7.01.

“Exchange Act”: The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excess Loss”: Special Hazard Losses in excess of the Special Hazard Loss Coverage Amount, Bankruptcy Losses in excess of the Bankruptcy Loss Coverage Amount and Fraud Losses in excess of the Fraud Loss Coverage Amount.

“Fannie Mae”: Federal National Mortgage Association or any successor.

“FDIC”: Federal Deposit Insurance Corporation or any successor.

“Fitch Ratings”: Fitch Ratings, Inc., or its successor in interest.

“Freddie Mac”: Federal Home Loan Mortgage Corporation or any successor.

“Fraud Loss”: With respect to Loan Group I and Loan Group II, a Realized Loss sustained on a Liquidated Mortgage Loan in that Loan Group by reason of a default arising from fraud, dishonesty or misrepresentation.

“Fraud Loss Coverage Amount”: The aggregate amount of Fraud Losses that are allocated solely to the Class C-B Certificates, will be (i) 3.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the first anniversary of the Cut-off Date, (ii) 2.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the second anniversary of the Cut-off Date, (iii) 1.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the third anniversary through the fifth anniversary of the Cut-off Date and (iv) zero percent of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the sixth anniversary and thereafter.

“Group I Available Funds”: For any Distribution Date, an amount equal to the amount received by the Securities Administrator and available in the Distribution Account on that Distribution Date in respect of the Group I Loans. The Group I Available Funds generally includes: (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments (excluding prepayment charges) and the principal amount of Net Liquidation Proceeds) and all previously undistributed payments on account of interest received after the Cut-Off Date and on or prior to the related Determination Date from the Group I Loans and (2) any Monthly Advances and Compensating Interest Payments on the Group I Loans made by the Servicer for such Distribution Date, (3) any amount paid in connection with an optional termination, up to the amount of the par value for the related Loan Group, (4) any amounts reimbursed by the Servicer or the Securities Administrator in connection with losses on certain eligible investments in the Protected Accounts or Distribution Account, as applicable, and is net of (5) fees payable to, and other amounts reimbursable to, the Trustee, the Master Servicer, the Servicer, the Custodian and the Securities Administrator and other amounts as provided in the Agreement allocable to the Group I Loans. The Servicer will be entitled to all prepayment charges received on the related Mortgage Loans and such amounts will not be available for distribution to the other Offered Certificates.

“Group II Available Funds”: For any Distribution Date, an amount equal to the amount received by the Securities Administrator and available in the Distribution Account on that Distribution Date in respect of the Group II Loans. The Group II Available Funds generally includes: (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments (excluding prepayment charges) and the principal amount of Net Liquidation Proceeds) and all previously undistributed payments on account of interest received after the Cut-Off Date and on or prior to the related Determination Date from the Group II Loans and (2) any Monthly Advances and Compensating Interest Payments on the Group II Loans made by the Servicer for such Distribution Date, (3) any amount paid in connection with an optional termination, up to the amount of the par value for the related Loan Group, (4) any amounts reimbursed by the Servicer or the Securities Administrator in connection with losses on certain eligible investments in the Protected Accounts or Distribution Account, as applicable, and is net of (5) fees payable to, and other amounts reimbursable to, the Trustee, the Master Servicer, the Servicer, the Custodian and the Securities Administrator and other amounts as provided in the Agreement allocable to the Group II Loans. The Servicer will be entitled to all prepayment charges received on the related Mortgage Loans and such amounts will not be available for distribution to the other Offered Certificates.

“Group I Certificates”: The Class 1-A-1, Class R-I and Class R-II Certificates.

“Group I Cut-off Date Balance”: The Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I as of the Cut-off Date.

“Group I Loans”: The Mortgage Loans designated as Group I Loans on the Mortgage Loan Schedule.

“Group I Senior Certificates”: The Class 1-A-1, Class R-I and Class R-II Certificates.

“Group II Certificates”: The Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates.

“Group II Cut-off Date Balance”: The Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group II as of the Cut-off Date.

“Group II Loans”: The Mortgage Loans designated as Group II Loans on the Mortgage Loan Schedule.

“Group II Senior Certificates”: The Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates.

“Group III Certificates”: The Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class 3-M-1, Class 3-M-2, Class 3-M-3, Class 3-M-4 and Class 3-X Certificates.

“Group III Cut-off Date Balance”: The Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the Cut-off Date.

“Group III Loans”: The Mortgage Loans designated as Group III-A Loans and Group III-B Loans on the Mortgage Loan Schedule.

“Group III-A Loans”: The Mortgage Loans designated as Group III-A Loans on the Mortgage Loan Schedule.

“Group III-B Loans”: The Mortgage Loans designated as Group III-A Loans and Group III-B Loans on the Mortgage Loan Schedule.

“Group III Interest Remittance Amount”: For any Distribution Date and the Group III-A, Group III-B or Group III Loans in the aggregate, as applicable, the sum of:

(i)	the interest portion of all scheduled monthly payments on the related Mortgage Loans due on the related Due Date, to the extent received or advanced;
(ii)

the interest portion of all proceeds of the repurchase of a mortgage loan in the related Loan Group (or, in the case of a substitution, certain amounts representing a principal adjustment) as required by the Agreement during the preceding calendar month; and

(iii)

the interest portion of all other unscheduled collections received during the preceding calendar month in respect of the related Mortgage Loans, including, Liquidation Proceeds and Insurance Proceeds, in each case to the extent applied as recoveries of interest.

“Group III Offered Certificates”: The Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates.

“Group III Senior Certificates”: The Class 3-A-1 Certificates and Class 3-A-2 Certificates.

“Group III Subordinate Certificates”: The Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates.

“Initial Certificate Principal Balance”: With respect to each Class of Regular Certificates, the Initial Certificate Principal Balance of such Class of Certificates as set forth in the Preliminary Statement hereto, or with respect to any single Certificate, the Initial Certificate Principal Balance as stated on the face thereof.

“Initial Notional Amount”: With respect to any Class 3-X Certificate, the aggregate of the initial Uncertificated Principal Balance of the REMIC 2-A Regular Interests.

“Insurance Policy”: With respect to any Mortgage Loan, any insurance policy (including the Lender-Paid Primary Insurance Policy) which is required to be maintained from time to time under this Agreement in respect of such Mortgage Loan.

“Insurance Proceeds”: Proceeds paid in respect of the Mortgage Loans pursuant to any Insurance Policy, to the extent such proceeds are payable to the mortgagee under the Mortgage, any Subservicer, the Master Servicer or the Securities Administrator and are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Master Servicer would follow in servicing Mortgage Loans held for its own account.

“Interest Determination Date”: With respect to each Class of LIBOR Certificates and (i) the first Accrual Period, the second LIBOR Business Day preceding the Closing Date, and (ii) with respect to each Accrual Period thereafter, the second LIBOR Business Day preceding the related Distribution Date on which such Accrual Period commences.

“Late Collections”: With respect to any Mortgage Loan, all amounts received during any Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of Monthly Payments due but delinquent for a previous Due Period and not previously recovered.

“LIBOR Business Day”: A day on which banks are open for dealing in foreign currency and exchange in London and New York City.

“LIBOR Certificate”: Each of the Group III Senior Certificates and Group III Subordinate Certificates.

“Liquidated Mortgage Loan”: As to any Distribution Date, any Mortgage Loan in respect of which the Servicer has determined, in accordance with the servicing procedures specified in the Servicing Agreement, as of the end of the related Prepayment Period, that all Liquidation Proceeds which it expects to recover with respect to the liquidation of the Mortgage Loan or disposition of the related REO Property have been recovered.

“Liquidation Proceeds”: Amounts (other than Insurance Proceeds) received by the Servicer or Master Servicer in connection with the taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation or in connection with the liquidation of a defaulted Mortgage Loan through trustee’s sale, foreclosure sale or otherwise and any Subsequent Recoveries, other than amounts received in respect of any REO Property.

“Loan Group”: Loan Group I, Loan Group II and Loan Group III, as applicable.

“Loan Group I”: The Mortgage Loans in Loan Group I, consisting of adjustable-rate mortgage loans, all of which are hybrid mortgage loans with an initial fixed-rate period of one year.

“Loan Group II”: The Mortgage Loans in Loan Group II, consisting of adjustable-rate mortgage loans, all of which are hybrid mortgage loans with an initial fixed-rate period of three years.

“Loan Group III”: Loan Group III-A and Loan Group III-B.

“Loan Group III-A”: The Mortgage Loans in Loan Group III-A, consisting of adjustable-rate mortgage loans, all of which are hybrid mortgage loans with an initial fixed-rate period of three months, six months, one year, two years or three years.

“Loan Group III-B”: The Mortgage Loans in Loan Group III-B, consisting of adjustable-rate mortgage loans, all of which are hybrid mortgage loans with an initial fixed-rate period of three months, six months, one year, two years or three years, and with loan balances that conform to Freddie Mac and Fannie Mae balance limits.

“Loan-to-Value Ratio”: As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the current principal balance of the related Mortgage Loan at the date of determination and the denominator of which is the Collateral Value of the related Mortgaged Property.

“Lost Note Affidavit”: With respect to any Mortgage Loan as to which the original Mortgage Note has been permanently lost, misplaced or destroyed and has not been replaced, an affidavit from the Seller certifying that the original Mortgage Note has been lost, misplaced or destroyed (together with a copy of the related Mortgage Note) and indemnifying the Trust Fund against any loss, cost or liability resulting from the failure to deliver the original Mortgage Note in the form of Exhibit I hereto.

“Majority Class 3-X Certificateholder”: With respect to the Class 3-X Certificates and any Distribution Date, the Holder of a 50.01% or greater Percentage Interest of the Class 3-X Certificates.

“Marker Rate”: With respect to the Class 3-X Certificates and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the Uncertificated REMIC 2-A Pass-Through Rates for each REMIC 2-A Regular Interest (other than REMIC 2-A Regular Interest LT-AA, LT-1SUB, LT-1GRP, LT-2SUB, LT-2GRP and LT-XX) subject to a cap (for each such REMIC 2-A Regular Interest other than REMIC 2-A Regular Interest LT-ZZ) equal to the Pass-Through Rate for the Corresponding Certificate for the purpose of this calculation; with the rate on REMIC 2-A Regular Interest LT-ZZ subject to a cap of zero for the purpose of this calculation; provided, however, that solely for this purpose, calculations of the Uncertificated REMIC 2-A Pass-Through Rate and the related caps with respect to each such REMIC 2-A Regular Interest, other than REMIC 2-A Regular Interest LT-ZZ, shall be multiplied by a fraction, the numerator of which is the actual number of days in the Interest Accrual Period and the denominator of which is 30.

“Master Servicer”: Wells Fargo Bank, N.A., or any successor master servicer appointed as herein provided.

“Maximum Pass-Through Rate”: With respect to any Distribution Date and each Class of the Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates, 11.00% per annum.

“Maximum Uncertificated Accrued Interest Deferral Amount”: With respect to any Distribution Date, the excess of (a) accrued interest at the Uncertificated REMIC 2-A Pass-Through Rate applicable to REMIC 2-A Regular Interest LT-ZZ for such Distribution Date on a balance equal to the excess of (i) the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-ZZ over (ii) the REMIC 2-A Overcollateralized Amount, in each case for such Distribution Date over (b) the sum of (I) Uncertificated Accrued Interest on REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4, with the rate on each such REMIC 2-A Regular Interest subject to a cap equal to the Pass-Through Rate for the Corresponding Certificate; provided, however, that solely for this purpose, calculations of the Uncertificated REMIC 2-A Pass-Through Rate and the related caps with respect to REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4 shall be multiplied by a fraction, the numerator of which is the actual number of days in the Interest Accrual Period and the denominator of which is 30.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS® System”: The system of recording transfers of Mortgages electronically maintained by MERS.

“MIN”: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

“MOM Loan”: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

“Monthly Advance”: An Advance.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and interest on such Mortgage Loan which is payable by a Mortgagor from time to time under the related Mortgage Note as originally executed (after adjustment, if any, for Deficient Valuations occurring prior to such Due Date, and after any adjustment by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period).

“Moody’s”: Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage”: The mortgage, deed of trust or any other instrument securing the Mortgage Loan.

“Mortgage File”: The mortgage documents listed in Section 2.01 pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement; provided, that whenever the term “Mortgage File” is used to refer to documents actually received by the Custodian as agent for the Trustee, such term shall not be deemed to include such additional documents required to be added unless they are actually so added.

“Mortgage Loan”: Each of the Mortgage Loans, transferred and assigned to the Trustee pursuant to Section 2.01 or 2.04 and from time to time held in the Trust Fund (including any Eligible Substitute Mortgage Loans), the Mortgage Loans so transferred, assigned and held being identified in the Mortgage Loan Schedule. As used herein, the term “Mortgage Loan” includes the related Mortgage Note and Mortgage.

“Mortgage Loan Purchase Agreement”: The Mortgage Loan Purchase Agreement dated as October 1, 2005, between DLJ Mortgage Capital, Inc., as seller and the Company as purchaser, and all amendments thereof and supplements thereto, a form of which is attached hereto as Exhibit P.

“Mortgage Loan Schedule”: As of any date of determination, the schedule of Mortgage Loans included in the Trust Fund. The initial schedule of Mortgage Loans with accompanying information transferred on the Closing Date to the Trustee as part of the Trust Fund for the Certificates, attached hereto as Exhibit H for the Certificates (in each case as amended from time to time to reflect the addition of Eligible Substitute Mortgage Loans) (and, for purposes of the Trustee pursuant to Section 2.02, in computer-readable form as delivered to the Custodian), which list shall set forth the following information with respect to each Mortgage Loan:

(i)	the loan number;
(ii)	the city, state and zip code of the Mortgaged Property;
(iii)	the original term to maturity;
(iv)	the original principal balance and the original Mortgage Rate;
(v)	the first Distribution Date;
(vi)	the type of Mortgaged Property;
(vii)	the Monthly Payment in effect as of the Cut-off Date;
(viii)	the principal balance as of the Cut-off Date;
(ix)	the Mortgage Rate as of the Cut-off Date;
(x)	the occupancy status;
(xi)	the purpose of the Mortgage Loan;
(xii)	the Collateral Value of the Mortgaged Property;
(xiii)	the original term to maturity;
(xiv)	the paid-through date of the Mortgage Loan

(xv)	[Reserved];
(xvi)	the Servicing Fee Rate;
(xvii)	the Net Mortgage Rate for such Mortgage Loan;

(xviii)	whether the Mortgage Loan is covered by a private mortgage insurance policy or an original certificate of private mortgage insurance;
(xix)	the documentation type;
(xx)	the type and term of the related Prepayment Charge, if any;
(xxi)	whether such Mortgage Loan is a Lender-Paid Insured Loan and, if so, the Lender-Paid Primary Insurance Rate;
(xxii)	with respect to each Adjustable Rate Mortgage Loan.
	(a)	the frequency of each adjustment date;
	(b)	the next adjustment date;
	(c)	the Maximum Mortgage Rate;
	(d)	the Minimum Mortgage Rate;
	(e)	the Mortgage Rate as of the Cut-off Date;
	(f)	the related Periodic Rate Cap;
	(g)	the Gross Margin; and
	(h)	the purpose of the Mortgage Loan.

“Mortgage Note”: The note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Rate”: With respect to any Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan, as adjusted from time to time in accordance with the provisions of the Mortgage Note.

“Mortgaged Property”: The underlying property securing a Mortgage Loan.

“Mortgagor”: The obligor or obligors on a Mortgage Note.

“Net Liquidation Proceeds”: With respect to any Liquidated Mortgage Loan or any other disposition of related Mortgaged Property (including REO Property) the related Liquidation Proceeds net of Advances, Servicing Advances, Servicing Fees and any other accrued and unpaid servicing fees received and retained in connection with the liquidation of such Mortgage Loan or Mortgaged Property.

“Net Monthly Excess Cashflow”: With respect to Loan Group III-A and Loan Group III-B, as determined in the aggregate for any Distribution Date, the excess of (x) the sum of the Group III Interest Remittance Amount and the Principal Remittance Amount for the Group III Loans for such Distribution Date over (y) the sum for such Distribution Date of (A) the aggregate amount of Accrued Certificate Interest for the Group III Senior Certificates and Group III Subordinate Certificates, (B) the aggregate Interest Carry Forward Amount for the Group III Senior Certificates and (C) the related Principal Remittance Amount used to make payments in respect of principal to these Certificates.

“Net Mortgage Rate”: With respect to each Mortgage Loan Due Date, a per annum rate of interest equal to the then-applicable Mortgage Rate on such Mortgage Loan less the Servicing Fee Rate.

“Net Prepayment Interest Shortfall”: With respect to any Distribution Date, the excess, if any, of any Prepayment Interest Shortfalls for such date over the related Compensating Interest.

“Net WAC Rate”: With respect to any Distribution Date and each Class of Class 3-A-1 Certificates, a per annum rate equal to (a) a fraction, expressed as a percentage, the numerator of which is the product of (i) the related Group III Interest Remittance Amount for such Distribution Date and (ii) 12, and the denominator of which is the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A for the immediately preceding Distribution Date, multiplied by (b) a fraction, the numerator of which is 30 and the denominator which is the actual number of days in the immediately preceding Accrual Period. For federal income tax purpose, the equivalent of the foregoing shall be expressed as the weighted average of the Uncertificated REMIC 2-A Pass-Through Rate on REMIC 2-A Regular Interest LT-1GRP, weighted on the basis of the Uncertificated Principal Balance of such REMIC 2-A Regular Interest.

With respect to any Distribution Date and each Class of Class 3-A-2 Certificates, a per annum rate equal to (a) a fraction, expressed as a percentage, the numerator of which is the product of (i) the related Group III Interest Remittance Amount for such Distribution Date and (ii) 12, and the denominator of which is the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-B for the immediately preceding Distribution Date, multiplied by (b) a fraction, the numerator of which is 30 and the denominator which is the actual number of days in the immediately preceding Accrual Period. For federal income tax purpose, the equivalent of the foregoing shall be expressed as the weighted average of the Uncertificated REMIC 2-A Pass-Through Rate on REMIC 2-A Regular Interest LT-2GRP, weighted on the basis of the Uncertificated Principal Balance of such REMIC 2-A Regular Interest.

With respect to any Distribution Date and each Class of Group III Subordinate Certificates, a per annum rate equal to the weighted average of (i) the Net WAC Rate for Loan Group III-A and (ii) the Net WAC Rate for Loan Group III-B, in each case for such Distribution Date, on the basis of the outstanding principal balances of the Mortgage Loans in the related Loan Group less the principal balance of the related Senior Certificates, respectively. For federal income tax purpose, the equivalent of the foregoing shall be expressed as the weighted average of the Uncertificated REMIC 2-A Pass-Through Rate on REMIC 2-A Regular Interest LT-1SUB (subject to a cap and a floor equal to the Uncertificated REMIC 2-A Pass-Through Rate on REMIC 2-A Regular Interest LT-1GRP) and the Uncertificated REMIC 2-A Pass-Through Rate on REMIC 2-A Regular Interest LT-2SUB (subject to a cap and a floor equal to the Uncertificated REMIC 2-A Pass-Through Rate on REMIC 2-A Regular Interest LT-2GRP), weighted on the basis of the Uncertificated Principal Balance of each such REMIC 2-A Regular Interest.

“Net WAC Shortfall”: With respect to any Class of LIBOR Certificates on any Distribution Date, as determined separately for each such Class of certificates, the excess, if any, of (x) the related Accrued Certificate Interest thereon for such Distribution Date calculated pursuant to clause (i)(a) of the related definition of Pass-Through Rate over (y) Accrued Certificate Interest thereon for such Distribution Date calculated at the related Net WAC Rate.

“Net WAC Shortfall Carry-Forward Amount” With respect to any Class of LIBOR Certificates on any Distribution Date, as determined separately for each such Class of Certificates, an amount equal to the aggregate amount of Net WAC Shortfall for such Certificates on such Distribution Date, plus any unpaid Net WAC Shortfall for such Class of Certificates from prior Distribution Dates, plus interest thereon at the related Pass-Through Rate for such Distribution Date for such Class for the related Accrual Period, to the extent previously unreimbursed by Net Monthly Excess Cashflow.

“Nonrecoverable Advance”: Any Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan which, in the good faith judgment of the Servicer or the Master Servicer, will not or, in the case of a proposed Advance or Servicing Advance, would not be ultimately recoverable from related Late Collections, Insurance Proceeds, Liquidation Proceeds or REO Proceeds. The determination by the Servicer or the Master Servicer that it has made a Nonrecoverable Advance or that any proposed Advance or Servicing Advance would constitute a Nonrecoverable Advance, shall be evidenced by a certificate of a Servicing Officer delivered, in the case of the Servicer, to the Company and the Master Servicer, and in the case of the Master Servicer, to the Company and the Securities Administrator.

“Non-United States Person”: Any Person other than a United States Person.

“Notional Amount”: With respect to the Class 3-X Certificates, immediately prior to any Distribution Date, the aggregate of the Uncertificated Principal Balances of the REMIC 2-A Regular Interests.

“Offered Certificates”: The Class 1-A-1, Class 2-A-1, Class 2-A-2-1, Class 2-A-2-2, Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class R-I, Class R-II, Class 3-M-1, Class 3-M-2, Class 3-M-3, Class 3-M-4, Class C-B-1, Class C-B-2 and Class C-B-3 Certificates.

“Officers’ Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president and by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Company, the Seller, the Master

Servicer or of any Subservicer and delivered to the Company, Securities Administrator and Trustee.

“One-Month LIBOR”: With respect to any Accrual Period, the rate determined by the Securities Administrator on the related Interest Determination Date on the basis of the London interbank offered rate for one-month United States dollar deposits, as such rates appear on the Telerate Screen Page 3750, as of 11:00 a.m. (London time) on such Interest Determination Date pursuant to Section 1.02.

“Opinion of Counsel”: A written opinion of counsel, who may be counsel for the Company, the Seller, or the Master Servicer, reasonably acceptable to the Trustee and Securities Administrator; except that any opinion of counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b) the qualification of each REMIC as a REMICs, (c) compliance with the REMIC Provisions or (d) resignation of the Master Servicer pursuant to Section 6.04 must be an opinion of counsel who (i) is in fact independent of the Company and the Master Servicer, (ii) does not have any direct financial interest or any material indirect financial interest in the Company or the Master Servicer or in an affiliate of either and (iii) is not connected with the Company or the Master Servicer as an officer, employee, director or person performing similar functions.

“Optional Termination Date”: With respect to Loan Group I and Loan Group II, the Distribution Date following the first Distribution Date after the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II, and properties acquired in respect thereof, remaining in the Trust Fund has been reduced to less than or equal to 10% of the sum of the Group I Cut-off Date Balance and Group II Cut-off Date Balance.

With respect to Loan Group III-A and Loan Group III-B, the Distribution Date following the first Distribution Date after the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B, and properties acquired in respect thereof, remaining in the Trust Fund has been reduced to less than or equal to 10% of the sum of the Group III Cut-off Date Balance.

“Original Subordinate Principal Balance”: The aggregate Certificate Principal Balance of the Class C-B Certificates as of the Closing Date.

“OTS”: Office of Thrift Supervision or any successor.

“Outstanding Mortgage Loan”: As to any Due Date, a Mortgage Loan (including an REO Property) which was not the subject of a Principal Prepayment in Full, Cash Liquidation or REO Disposition and which was not purchased prior to such Due Date pursuant to Sections 2.02, 2.04 or 3.14.

“Outstanding Principal Balance”: With respect to a mortgage loan, the principal balance of such mortgage loan remaining to be paid by the mortgagor or, in the case of an REO Property, the principal balance of the related mortgage loan remaining to be paid by the mortgagor at the time such property was acquired by the trust.

“Overcollateralized Amount”: For any Distribution Date, the amount, if any, by which (i) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, including Realized Losses on the Mortgage Loans incurred during the related Prepayment Period), exceeds (ii) the aggregate Certificate Principal Balance of the Group III Senior Certificates and Group III Subordinate Certificates as of such Distribution Date (assuming that 100% of the Principal Remittance Amount is applied as a principal payment on these Group III Certificates on such Distribution Date).

“Overcollateralization Increase Amount”: With respect to any Distribution Date, the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount (calculated for the purpose of this definition only, solely after taking into account payments to the Group III Senior Certificates and Group III Subordinate Certificates of the Basic Principal Distribution Amount on such Distribution Date) on such Distribution Date.

“Overcollateralization Target Amount”: With respect to any Distribution Date, (a) prior to the Stepdown Date, 0.50% of the Group III Cut-off Date Balance, (b) on or after the Stepdown Date and if a Trigger Event is not in effect, the greater of (i) 1.00% of the then current Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period and (ii) 0.50% of the Group III Cut-off Date Balance or (c) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date. Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Group III Senior Certificates and Group III Subordinate Certificates to zero, the Overcollateralization Target Amount shall be zero.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Pass-Through Rate”: The initial Pass-Through Rate on each of the Class 1-A-1 Certificates and Class R Certificates is 4.1469% per annum. After the first Distribution Date, the Pass-Through Rate on each of the Class 1-A-1 Certificates and Class R Certificates will equal the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group I. For federal income tax purpose, the equivalent of the foregoing shall be expressed as the weighted average of the REMIC 1-A Pass-Through Rate on REMIC 1-A Regular Interest LT-1B, weighted on the basis of the Uncertificated Principal Balance of such REMIC 1-A Regular Interest.

The initial Pass-Through Rate on each of the Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates is 4.8482% per annum. After the first Distribution Date, the Pass-Through Rate on each of the Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates will equal the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group II. For federal income tax purpose, the equivalent of the foregoing shall be expressed as the weighted average of the REMIC 1-A Pass-Through Rate on REMIC 1-A Regular Interest LT-2B, weighted on the basis of the Uncertificated Principal Balance of such REMIC 1-A Regular Interest.

The initial Pass-Through Rate on each of the Class C-B Certificates is 4.3597% per annum. After the first Distribution Date, the Pass-Through Rate on the Class C-B Certificates will equal the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group I and Loan Group II, weighted, in each case, on the basis of the outstanding principal balances of the Mortgage Loans in the related Loan Group less the principal balance of the related Senior Certificates. For federal income tax purpose, the equivalent of the foregoing shall be expressed as the weighted average of the REMIC 1-A Pass-Through Rate on REMIC 1-A Regular Interest LT-1A (subject to a cap and a floor equal to the REMIC 1-A Pass-Through Rate on REMIC 1-A Regular Interest LT-1B) and the REMIC 1-A Pass-Through Rate on REMIC 1-A Regular Interest LT-2A (subject to a cap and a floor equal to the REMIC 1-A Pass-Through Rate on REMIC 1-A Regular Interest LT-2B), weighted on the basis of the Uncertificated Principal Balance of each such REMIC 1-A Regular Interest.

With respect to each Distribution Date and the Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class 3-M-1, Class 3-M-2, Class 3-M-3 or Class 3-M-4 Certificates, a floating rate equal to the least of (i) One-Month LIBOR plus the related Certificate Margin, (ii) the related Maximum Pass-Through Rate and (iii) the related Net WAC Rate with respect to such Distribution Date.

With respect to any Distribution Date and the Class 3-X Certificates, a per annum rate equal to the percentage equivalent of a fraction, the numerator of which is (x) the sum of the amounts calculated pursuant to clauses (a) through (j) below, and the denominator of which is (y) the aggregate of the Uncertificated Principal Balances of the REMIC 2-A Regular Interests (other than REMIC 2-A Regular Interest LT-1SUB, LT-1GRP, LT-2SUB, LT-2GRP and LT-XX). For purposes of calculating the Pass-Through Rate for the Class 3-X Certificates, the numerator is equal to the sum of the following components:

(a)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-AA minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-AA;

(b)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3-A-1-1 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3-A-1-1;

(c)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3-A-1-2 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3-A-1-2;

(d)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3-A-2-1 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3-A-2-1;

(e)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3-A-2-2 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3-A-2-2;

(f)         the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3M1 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M1;

(g)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3M2 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M2;

(h)        the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3M3 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M3;

(i)         the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-3M4 minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M4; and

(j)         the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-ZZ minus the Marker Rate, applied to an amount equal to the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-ZZ.

“Percentage Interest”: With respect to any Certificate (other than a Class R Certificate), the undivided percentage ownership interest in the related Class evidenced by such Certificate, which percentage ownership interest shall be equal to the Initial Certificate Principal Balance thereof or Initial Notional Amount, as applicable, thereof divided by the aggregate Initial Certificate Principal Balance or Initial Notional Amount, as applicable, of all of the Certificates of the same Class. With respect to any Class R Certificate, the interest in distributions to be made with respect to such Class evidenced thereby, expressed as a percentage, as stated on the face of each such Certificate.

“Permitted Investment”: One or more of the following:

(i)         obligations of or guaranteed as to principal and interest by the United States or any agency or instrumentality thereof when such obligations are backed by the full faith and credit of the United States;

(ii)         repurchase agreements on obligations specified in clause (i) maturing not more than one month from the date of acquisition thereof, provided that the unsecured obligations of the party agreeing to repurchase such obligations are at the time rated by each Rating Agency in its highest short-term rating available;

(iii)        federal funds, certificates of deposit, demand deposits, time deposits and bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof or of any domestic branch of a foreign depository institution or trust company; provided that the debt obligations of such depository institution or trust company (or, if the only Rating Agency is Standard & Poor’s, in the case of the principal depository institution in a depository institution holding company, debt obligations of the depository institution holding company) at the date of acquisition thereof have been rated by each Rating Agency in its highest short-term rating available; and provided further that, if the only Rating Agency is Standard & Poor’s or Fitch Ratings and if the depository or trust company is a principal subsidiary of a bank holding company and the debt obligations of such subsidiary are not separately rated, the applicable rating shall be that of the bank holding company; and, provided further that, if the original maturity of such short-term obligations of a domestic branch of a foreign depository institution or trust company shall exceed 30 days, the short-term rating of such institution shall be A-1+ in the case of Standard & Poor’s if Standard & Poor’s is the Rating Agency;

(iv)        commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by Moody’s, Fitch Ratings and Standard & Poor’s in their highest short-term ratings available; provided that such commercial paper shall have a remaining maturity of not more than 30 days;

(v)        a money market fund or a qualified investment fund rated by Moody’s and Fitch Ratings, if so rated, in its highest long-term ratings available and rated AAAm or AAAm-G by Standard & Poor’s, including any such funds for which Wells Fargo Bank, N.A. or any affiliate thereof serves as an investment advisor, manager, administrator, shareholder, servicing agent, and/or custodian or sub-custodian; and

(vi)        other obligations or securities that are acceptable to each Rating Agency as a Permitted Investment hereunder and will not reduce the rating assigned to any Class of Certificates by such Rating Agency below the lower of the then-current rating or the rating assigned to such Certificates as of the Closing Date by such Rating Agency, as evidenced in writing;

provided, however, that no instrument shall be a Permitted Investment if it represents, either (1) the right to receive only interest payments with respect to the underlying debt instrument or (2) the right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity greater than 120% of the yield to maturity at par of such underlying obligations.

“Permitted Transferee”: Any transferee of a Residual Certificate other than a Disqualified Organization, a Non-United States Person or an “electing large partnership” (as defined in Section 775 of the Code).

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Prepayment Assumption”: As defined in the Prospectus Supplement.

“Prepayment Charge”: With respect to any Mortgage Loan, the charges, penalties or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms of the related Mortgage Note (or any rider or annex thereto), or any amounts in respect thereof paid by the Seller in accordance with the Mortgage Loan Purchase Agreement or the Servicer in accordance with the Servicing Agreement.

“Prepayment Interest Shortfall”: As to any Distribution Date and any Mortgage Loan (other than a Mortgage Loan relating to an REO Property) that was the subject of (a) a Principal Prepayment in Full during the related Prepayment Period, an amount equal to the excess of one month’s interest at the Net Mortgage Rate on the Stated Principal Balance of such Mortgage Loan over the amount of interest (adjusted to the Net Mortgage Rate) paid by the Mortgagor for such Prepayment Period to the date of such Principal Prepayment in Full or (b) a Curtailment during the prior calendar month, an amount equal to one month’s interest at the Mortgage Rate on the amount of such Curtailment.

“Prepayment Period”: As to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs.

“Primary Hazard Insurance Policy”: Each primary hazard insurance policy required to be maintained pursuant to Section 3.09.

“Primary Mortgage Insurance Policy”: Any primary mortgage insurance policy of mortgage guaranty insurance including the Lender-Paid Primary Insurance Policy or any replacement policy therefor.

“Principal Distribution Amount”: For any Distribution Date, as determined separately for the Mortgage Loans in Loan Group III-A and Loan Group III-B, an amount equal to the sum of the Basic Principal Distribution Amount plus the Overcollateralization Increase Amount.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Principal Prepayment in Full”: Any Principal Prepayment made by a Mortgagor of the entire unpaid principal balance of the Mortgage Loan.

“Principal Remittance Amount”: For any Distribution Date and the Mortgage Loans in Loan Group III-A, Loan Group III-B or Loan Group III in the aggregate, as applicable, the sum of

(i)	the principal portion of all scheduled monthly payments on the related Mortgage Loans due on the related Due Date, to the extent received or advanced;
(ii)

the principal portion of all proceeds of the repurchase of a mortgage loan in the related Loan Group (or, in the case of a substitution, certain amounts representing a principal adjustment) as required by the Agreement during the preceding calendar month;

(iii)	the principal portion of all other unscheduled collections received during the preceding calendar month in respect of the related Mortgage Loans, including full and partial prepayments, Liquidation Proceeds and Insurance Proceeds, in each case to the extent applied as recoveries of principal; and

(iv)	any amounts withdrawn from the Corridor Contract to cover Realized Losses on the Mortgage Loans in Loan Group III during the related Due Period.

“Prospectus Supplement”: That certain Prospectus Supplement dated October 28, 2005, relating to the public offering of the Offered Certificates.

“Protected Account”: An account established and maintained for the benefit of Certificateholders by the Servicer with respect to the related Mortgage Loans and with respect to REO Property pursuant to the Servicing Agreement.

“Purchase Price”: With respect to any Mortgage Loan (or REO Property) required to be purchased pursuant to Section 2.02, 2.04 or 3.06, an amount equal to the sum of (i) 100% of the Stated Principal Balance thereof, (ii) unpaid accrued interest (or REO Imputed Interest) at the applicable Net Mortgage Rate on the Stated Principal Balance thereof outstanding during each Due Period that such interest was not paid or advanced, from the date through which interest was last paid by the Mortgagor or advanced and distributed to Certificateholders together with unpaid Servicing Fees and, if such Mortgage Loan is a Lender-Paid Insured Loan, the premium payable at the Lender-Paid Primary Insurance Rate, from the date through which interest was last paid by the Mortgagor, in each case to the first day of the month in which such Purchase Price is to be distributed, plus (iii) the aggregate of all Advances and Servicing Advances made in respect thereof that were not previously reimbursed and (iv) costs and damages incurred by the Trust Fund in connection with a repurchase pursuant to Section 2.04 hereof that arises out of a violation of any anti-predatory lending law.

“Purchase, Warranties and Servicing Agreement”: The Seller’s Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, among DLJ Mortgage Capital, Inc., AHMC and American Home Mortgage Servicing, Inc., as amended by Amendment No. 1 to the Seller’s Purchase, Warranties and Servicing Agreement, dated as of October 31, 2005, among DLJ Mortgage Capital, Inc., AHMC and American Home Mortgage Servicing, Inc., pursuant to which AHMC sold the Mortgage Loans to DLJ Mortgage Capital, Inc.

“Qualified Insurer”: Any insurance company duly qualified as such under the laws of the state or states in which the related Mortgaged Property or Mortgaged Properties is or are located, duly authorized and licensed in such state or states to transact the type of insurance business in which it is engaged and approved as an insurer by the Master Servicer, so long as the claims paying ability of which is acceptable to the Rating Agencies for pass-through certificates having the same rating as the Certificates rated by the Rating Agencies as of the Closing Date.

“Rating Agency”: Standard & Poor’s, Moody’s and Fitch Ratings, and each of their successors. If such agencies and their successors are no longer in existence, “Rating Agency” shall be such nationally recognized statistical rating agency, or other comparable Person, designated by the Company, notice of which designation shall be given to the Trustee, the Securities Administrator and Master Servicer. References herein to the two highest long term debt ratings of a Rating Agency shall mean “AA” or better in the case of Standard & Poor’s and

Fitch Ratings and “Aa2” or better in the case of Moody’s and references herein to the two highest short-term debt ratings of a Rating Agency shall mean “A-1+” in the case of Standard & Poor’s, “F-1” in the case of Fitch Ratings and “P-1” in the case of Moody’s, and in the case of any other Rating Agency such references shall mean such rating categories without regard to any plus or minus.

“Realized Loss”: With respect to each Mortgage Loan or REO Property as to which a Cash Liquidation or REO Disposition has occurred, an amount (not less than zero) equal to (i) the Stated Principal Balance of the Mortgage Loan as of the date of Cash Liquidation or REO Disposition, plus (ii) interest (and REO Imputed Interest, if any) at the Net Mortgage Rate from the Due Date as to which interest was last paid or advanced to Certificateholders up to the date of the Cash Liquidation or REO Disposition on the Stated Principal Balance of such Mortgage Loan outstanding during each Due Period that such interest was not paid or advanced, minus (iii) the proceeds, if any, received during the month in which such Cash Liquidation or REO Disposition occurred, to the extent applied as recoveries of interest at the Net Mortgage Rate and to principal of the Mortgage Loan, net of the portion thereof reimbursable to the Master Servicer or the Servicer with respect to related Advances or Servicing Advances not previously reimbursed. With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation. In addition, to the extent the Servicer or Master Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Certificate Principal Balance of any Class of Certificates on any Distribution Date.

“Record Date”: With respect to the LIBOR Certificates and each Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date; provided, however, if any such Certificate is no longer a Book-Entry Certificate, the Record Date for such Class of Certificates shall be the close of business on the last Business Day of the calendar month preceding such Distribution Date. For each Class of Certificates other than the LIBOR Certificates and each Distribution Date, the close of business on the last Business Day of the calendar month preceding such Distribution Date.

“Reference Banks” Leading banks selected by the Securities Administrator after consultation with the Company and engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) whose quotations appear on the Telerate Screen Page 3750 on the Interest Determination Date in question and (iii) not controlling, controlled by, or under common control with, the Depositor, the Seller, the Master Servicer or the Servicer.

“Regular Certificate”: Any of the Certificates other than a Residual Certificate.

“Regular Interest”: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

“Relief Act”: The Servicemembers Civil Relief Act, f/k/a Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended.

“Relief Act Interest Shortfall”: With respect to any Distribution Date, for any Mortgage Loan with respect to which there has been a reduction in the amount of interest collectible thereon for the most recently ended Due Period as a result of the application of the Relief Act, the amount by which (i) interest collectible on such Mortgage Loan during such Due Period is less than (ii) one month’s interest on the Principal Balance of such Mortgage Loan at the Loan Rate for such Mortgage Loan before giving effect to the application of the Relief Act.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC 1-A”: The segregated pool of assets subject hereto (exclusive of the Basis Risk Shortfall Reserve Fund, the Corridor Contract and any Prepayment Charges) with respect to which a REMIC election is to be made, conveyed in trust to the Trustee, for the benefit of the Holders of the REMIC 1-A Regular Interests and the Holders of the Class R-II Certificates (as holders of the Class R-1A Interest), consisting of: (i) each Group I Mortgage Loan and each Group II Mortgage Loan (exclusive of payments of principal and interest due on or before the Cut-off Date, if any, received by the Master Servicer which shall not constitute an asset of the Trust Fund) as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans (exclusive of any prepayment fees and late payment charges received on the Mortgage Loans), together with all documents included in the related Mortgage File, subject to Section 2.01; (ii) such funds or assets as from time to time are deposited in the Distribution Account and belonging to the Trust Fund relating to the Group I Mortgage Loans or Group II Mortgage Loans; (iii) any related REO Property; (iv) the Primary Hazard Insurance Policies, if any, the Primary Mortgage Insurance Policies, if any, and all other Insurance Policies with respect to the Mortgage Loans; and (v) the Company’s interest in respect of the (a) representations and warranties made by the Seller in the Mortgage Loan Purchase Agreement and (b) the representations and warranties made by AHMC in the AHMC Side Agreements, as assigned to the Trustee pursuant to Section 2.04 hereof. REMIC 1-A specifically does not include the Basis Risk Shortfall Reserve Fund, the Corridor Contract and any Prepayment Charges.

“REMIC 1-A Regular Interests”: The REMIC 1-A Regular Interests, as set forth in the Preliminary Statement.

“REMIC 1-A Subordinated Balance Ratio”: The ratio among the Uncertificated Principal Balances of each REMIC 1-A Regular Interest ending with the designation “A”, equal to the ratio between, with respect to each such REMIC 1-A Regular Interest, the excess of (x) the Aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of Senior Certificates relating to such Loan Group.

“REMIC 1-B”: The segregated pool of assets consisting of all of the REMIC 1-A Regular Interests conveyed in trust to the Trustee, for the benefit of the Holders of the Group I Certificates, Group II Certificates and Class CB Certificates and the Holders of the Class R-I Certificates (as holders of the Class R-1B Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC 2-A”: The segregated pool of assets subject hereto (exclusive of the Basis Risk Shortfall Reserve Fund, the Corridor Contract and any Prepayment Charges) with respect to which a REMIC election is to be made, conveyed in trust to the Trustee, for the benefit of the Holders of the REMIC 2-A Regular Interests and the Holders of the Class R-II Certificates (as holders of the Class R-2A Interest), consisting of: (i) each Group III Mortgage Loan (exclusive of payments of principal and interest due on or before the Cut-off Date, if any, received by the Master Servicer which shall not constitute an asset of the Trust Fund) as from time to time are subject to this Agreement and all payments under and proceeds of such Mortgage Loans (exclusive of any prepayment fees and late payment charges received on the Mortgage Loans), together with all documents included in the related Mortgage File, subject to Section 2.01; (ii) such funds or assets as from time to time are deposited in the Distribution Account and belonging to the Trust Fund relating to the Group III Mortgage Loans; (iii) any related REO Property; (iv) the Primary Hazard Insurance Policies, if any, the Primary Mortgage Insurance Policies, if any, and all other Insurance Policies with respect to the Mortgage Loans; and (v) the Company’s interest in respect of the representations and warranties made by the Seller in the Mortgage Loan Purchase Agreement as assigned to the Trustee pursuant to Section 2.04 hereof. REMIC 2-A specifically does not include the Basis Risk Shortfall Reserve Fund, the Corridor Contract and any Prepayment Charges.

“REMIC 2-A Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) 50% of the aggregate Principal Balance of the Group III Mortgage Loans and related REO Properties then outstanding and (ii) the Uncertificated REMIC 2-A Pass-Through Rate for REMIC 2-A Regular Interest LT-AA minus the Marker Rate, divided by (b) 12.

“REMIC 2-A Marker Allocation Percentage”: 50% of any amount payable or loss attributable from the Group III Mortgage Loans, which shall be allocated to REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3, REMIC 2-A Regular Interest LT-3M4 and REMIC 2-A Regular Interest LT-ZZ.

“REMIC 2-A Overcollateralized Amount”: With respect to any date of determination, (i) 1% of the aggregate Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3, REMIC 2-A Regular Interest LT-3M4 and REMIC 2-A Regular Interest LT-ZZ, minus (ii) the aggregate of the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4, in each case as of such date of determination.

“REMIC 2-A Principal Loss Allocation Amount”: With respect to any Distribution Date and the Mortgage Loans, an amount equal to (a) the product of (i) 50% of the aggregate Principal

Balance of the Group III Mortgage Loans and related REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate of the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4 and the denominator of which is the aggregate of the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3, REMIC 2-A Regular Interest LT-3M4 and REMIC 2-A Regular Interest LT-ZZ.

“REMIC 2-A Overcollateralization Target Amount”: 0.50% of the Overcollateralization Target Amount.

“REMIC 2-A Regular Interests”: Any one of the separate non-certificated beneficial ownership interests in REMIC 2-A issued hereunder and designated as a “regular interest” in REMIC 2-A and identified in the Preliminary Statement. Each REMIC 2-A Regular Interest shall accrue interest at the related Uncertificated REMIC 2-A Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto.

“REMIC 2-A Sub WAC Allocation Percentage”: 50% of any amount payable or loss attributable from the Group III Mortgage Loans, which shall be allocated to REMIC 2-A Regular Interest LT-1SUB, REMIC 2-A Regular Interest LT-1GRP, REMIC 2-A Regular Interest LT-2SUB, REMIC 2-A Regular Interest LT-2GRP and REMIC 2-A Regular Interest LT-XX.

“REMIC 2-A Subordinated Balance Ratio”: The ratio among the Uncertificated Principal Balances of each REMIC 2-A Regular Interest ending with the designation “SUB,” equal to the ratio among, with respect to each such REMIC 2-A Regular Interest, the excess of (x) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A or the Mortgage Loans in Loan Group III-B, as applicable over (y) the current Certificate Principal Balance of the related Class 3-A-1 Certificates or Class 3-A-2 Certificates.

“REMIC 2-B”: The segregated pool of assets consisting of all of the REMIC 2-A Regular Interests conveyed in trust to the Trustee, for the benefit of the Holders of the Group III Certificates and the Holders of the Class R-I Certificates (as holders of the Class R-2B Interest), pursuant to Article II hereunder, and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Regular Interest”: A REMIC 1-A or REMIC 2-A Regular Interest.

“Remittance Report”: A report prepared by the Master Servicer (and delivered to the Securities Administrator) providing the information set forth in Exhibit E attached hereto.

“REO Acquisition”: The acquisition by the Servicer on behalf of the Trust Fund for the benefit of the Certificateholders of any REO Property pursuant to Section 3.15.

“REO Disposition”: The receipt by the Servicer of Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and other payments and recoveries (including proceeds of a final sale) which the Servicer expects to be finally recoverable from the sale or other disposition of the REO Property.

“REO Imputed Interest”: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.15 by any income from the REO Property treated as a recovery of principal).

“REO Proceeds”: Proceeds, net of directly related expenses, received in respect of any REO Property (including, without limitation, proceeds from the rental of the related Mortgaged Property and of any REO Disposition), which proceeds are required to be deposited into the Distribution Account as and when received.

“REO Property”: A Mortgaged Property acquired by the Servicer on behalf of the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

“Repurchase Price”: With respect to any Mortgage Loan required to be repurchased by the Seller or AHMC, as the case may be, on any date pursuant to the Mortgage Loan Purchase Agreement or the AHMC Side Agreements, as the case may be, or purchased by the Servicer pursuant to the Servicing Agreement an amount equal to the sum, without duplication, of (i) 100% of the Stated Principal Balance thereof (without reduction for any amounts charged off) and (ii) unpaid accrued interest at the Mortgage Rate on the outstanding pricnipal balance thereof from the Due Date to which interest was last paid by the Mortgagor to the first day of the month following the month of purchase plus (iii) the amount of unreimbursed Monthly Advances or unreimbursed Servicing Advances made with respect to such Mortgage Loan plus (iv) any other amounts owed to the Master Servicer or the Servicer as applicable, pursuant to the Agr eement or Servicing Agreement and not included in clause (iii) of this definition plus (v) any costs and damages incurred by the Trust in connection with any violation by such loan of any predatory lending law.

“Request for Release”: A release signed by a Servicing Officer, in the form of Exhibit F attached hereto.

“Residual Certificates”: The Class R Certificates.

“Residual Interest”: The sole Class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

“Responsible Officer”: When used with respect to the Trustee shall mean any officer within the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer of the Trustee to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. When used with respect to the Securities Administrator shall mean any officer assigned with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer of the Securities Administrator to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Rolling Three Month Delinquency Rate”: With respect to any Distribution Date, the average of the Delinquency Rates for each of the three (or one and two, in the case of the first and second Distribution Dates, respectively) immediately preceding months.

“Sarbanes Oxley Certification”: A written certification covering servicing of the Mortgage Loans by the Servicer and signed by an officer of the Company that complies with (i) the Sarbanes-Oxley Act of 2002, as amended from time to time, and (ii) the February 21, 2003 Statement by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission Regarding Compliance by Asset-Backed Issuers with Exchange Act Rules 13a-14 and 15d-14, as in effect from time to time.

“Securities Administrator”: Wells Fargo Bank, N.A., or its successor in interest, or any successor securities administrator appointed as herein provided.

“Seller”: DLJ Mortgage Capital, Inc., or its successor in interest.

“Senior Certificates”: The Group I Certificates, Group II Certificates and Group III Senior Certificates.

“Senior Optimal Principal Amount”: With respect to each of the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, and each Distribution Date will be an amount equal to the sum of the following (but in no event greater than the aggregate Certificate Principal Balances of each of the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, as applicable, immediately prior to such Distribution Date):

(1)        the applicable Senior Percentage of the principal portion of all Monthly Payments due on the Mortgage Loans in the related Loan Group on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(2)        the applicable Senior Prepayment Percentage of the Stated Principal Balance of each mortgage loan in the related Loan Group which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

(3)        the applicable Senior Prepayment Percentage of all partial prepayments allocated to principal received during the applicable Prepayment Period;

(4)        the lesser of (a) the applicable Senior Prepayment Percentage of the sum of (i) all Net Liquidation Proceeds allocable to principal received in respect of each mortgage loan in the related Loan Group which became a Liquidated Mortgage Loan during the related Prepayment Period (other than Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Loan Group during the related Due Period and (ii) the Stated Principal Balance of each such mortgage loan in the related Loan Group purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any, or otherwise; and (b) the applicable Senior Percentage of the sum of (i) the Stated Principal Balance of each mortgage loan in the related Loan Group which became a Liquidated Mortgage Loan during the related Prepayment Period (other than the Mortgage Loans described in the immediately following clause (ii) and (ii) the Stated Principal Balance of each such mortgage loan in the related Loan Group that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related primary mortgage insurance policy, if any or otherwise; and

(5)        the applicable Senior Prepayment Percentage of the sum of (a) the Stated Principal Balance of each mortgage loan in the related Loan Group which was repurchased by the Seller in connection with such Distribution Date and (b) the excess, if any, of the Stated Principal Balance of each mortgage loan in the related Loan Group that has been replaced by AHMC with a substitute mortgage loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Stated Principal Balance of each such substitute mortgage loan.

“Senior Percentage”: With respect to Loan Group I and Loan Group II, the lesser of (a) 100% and (b) the percentage (carried to six places rounded up) obtained by dividing the aggregate Certificate Principal Balance of the Class 1-A-1 Certificates or Class 2-A Certificates, as applicable, immediately prior to such Distribution Date, by the Aggregate Stated Principal Balance of the Mortgage Loans in such Loan Group as of the beginning of the related Due Period. The initial Senior Percentage for each of Loan Group I and Loan Group II will be 94.15%.

“Senior Prepayment Percentage”: The Senior Prepayment Percentage for the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, on any Distribution Date occurring during the periods set forth below will be as follows:

Period (dates inclusive)	Senior Prepayment Percentage
November 25, 2005 – October 25, 2012	100%
November 25, 2012 – October 25, 2013	Senior Percentage for the related Senior Certificates plus 70% of the related Subordinate Percentage.
November 25, 2013 – October 25, 2014	Senior Percentage for the related Senior Certificates plus 60% of the related Subordinate Percentage.
November 25, 2014 – October 25, 2015	Senior Percentage for the related Senior Certificates plus 40% of the related Subordinate Percentage.
November 25, 2015 – October 25, 2016	Senior Percentage for the related Senior Certificates plus 20% of the related Subordinate Percentage.
November 25, 2016 and thereafter	Senior Percentage for the related Senior Certificates.

Any scheduled reduction to the related Senior Prepayment Percentage for the Class 1-A-1 Certificates and the Class 2-A-1 Certificates shall not be made as of any Distribution Date unless, as of the last day of the month preceding such Distribution Date (1) the Aggregate Stated Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and such Mortgage Loans with respect to which the related mortgaged property has been acquired by the trust) averaged over the last six months, as a percentage of the aggregate Certificate Principal Balance of the Class C-B Certificates does not exceed 50% and (2) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the aggregate Certificate Principal Balance of the Original Subordinate Principal Balance if such Distribution Date occurs between and including November 2012 and October 2013, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including November 2013 and October 2014, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including November 2014 and October 2015, (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including November 2015 and October 2016, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after November 2016.

In addition, if on or before the Distribution Date in November 2008, the Aggregate Subordinate Percentage for such Distribution Date is equal to or greater than two times the initial Aggregate Subordinate Percentage, and the Aggregate Stated Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and such Mortgage Loans with respect to which the related mortgaged property has been acquired by the trust), averaged over the last six months, as a percentage of the aggregate Certificate Principal Balance of the Class C-B Certificates does not exceed 50% and cumulative Realized Losses on the Mortgage Loans as of the end of the related Prepayment Period do not exceed 20% of the Original Subordinate Principal Balance, then, in each case, the Senior Prepayment Percentages for the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates for such Distribution Date will equal the Senior Percentage for the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, respectively, plus 50% of the related Subordinate Percentage on such Distribution Date. If after the Distribution Date in November 2008, the Aggregate Subordinate Percentage is equal to or greater than two times the initial Aggregate Subordinate Percentage, and the Aggregate Stated Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and such Mortgage Loans with respect to which the related mortgaged property has been acquired by the trust), averaged over the last six months, as a percentage of the aggregate Certificate Principal Balance of the Class C-B Certificates does not exceed 50% and the cumulative Realized Losses do not exceed 30% of the Original Subordinate Principal Balance, then the Senior Prepayment Percentages for the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates for such Distribution Date, will equal the Senior Percentage for the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, respectively.

Notwithstanding the foregoing, if on any Distribution Date, the percentage, the numerator of which is the aggregate Certificate Principal Balance of the Class 1-A-1 Certificates and Class 2-A-1 Certificates immediately preceding such Distribution Date, and the denominator of which is the Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the

Senior Prepayment Percentage with respect to the Class 1-A-1, Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates for such Distribution Date will equal 100%.

“Senior Principal Distribution Amount”: For any applicable Distribution Date on or after the related Stepdown Date as long as a related Trigger Event has not occurred with respect to such Distribution Date, an amount equal to the excess (if any) of (x) the aggregate Certificate Principal Balance of the Group III Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) over (y) the lesser of (a) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) multiplied by 83.50% and (b) the amount, if any, by which (i) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the related Prepayment Period) exceeds (ii) 0.50% of the Group III Cut-off Date Balance.

“Servicer”: American Home Mortgage Servicing, Inc., or its successor in interest.

“Servicer Remittance Date”: The 18th day of any month, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day. The first Remittance Date shall occur on November 18, 2005.

“Servicing Advances”: All customary, reasonable and necessary “out of pocket” costs and expenses incurred in connection with a default, delinquency or other unanticipated event in the performance by the Master Servicer, the Servicer or any Subservicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered on the MERS System, (iii) the management and liquidation of any REO Property, including reasonable fees paid to any independent contractor in connection therewith, and (iv) compliance with the obligations under the second paragraph of Section 3.01, Section 3.09 and Section 3.13 (other than any deductible described in the last paragraph thereof).

“Servicing Agreement”: The Servicing Agreement dated as of October 31, 2005 among the Servicer, the Master Servicer, the Trustee and the Seller, substantially in the form attached hereto as Exhibit M.

“Servicing Fee”: With respect to each Mortgage Loan, accrued interest at the Servicing Fee Rate with respect to the Mortgage Loan on the same principal balance on which interest on the Mortgage Loan accrues for the calendar month. The Servicing Fee consists of servicing and other related compensation payable to the Servicer or to the Master Servicer if the Master Servicer is directly servicing the loan, and includes any amount payable to any Subservicer by the Servicer.

“Servicing Fee Rate”: With respect to any Adjustable Rate Mortgage Loan that conforms to Freddie Mac and Fannie Mae loan balance limits, 0.375% per annum, and with respect to any other Adjustable Rate Mortgage Loans, 0.250% per annum, as shown on the Mortgage Loan Schedule.

“Servicing Officer”: Any officer of the Master Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name and specimen signature appear on a list of servicing officers furnished to the Trustee by the Master Servicer, as such list may from time to time be amended.

“Servicing Rights Pledgee”: One or more lenders, selected by the Servicer, to which the Servicer may pledge and assign all of its right, title and interest in, to and under the Servicing Agreement, including Bank of America, N.A., as the representative of certain lenders.

“Servicing Trigger Event”: A Servicing Trigger Event is in effect with respect to any Distribution Date if either:

(a)        the Rolling Three Month Delinquency Rate for the Mortgage Loans is greater than 6%; or

(b)        the cumulative amount of Realized Losses incurred on the Mortgage Loans from the Cut-off Date through the end of the calendar month immediately preceding such Distribution Date exceeds the applicable percentage set forth below of the aggregate Cut-off Date Balance:

0.15% with respect to each month up to October 2006
0.15% with respect to November 2006, plus an additional 1/12th of 0.60% for each month thereafter until October 2007
0.75% with respect to November 2007, plus an additional 1/12th of 1.00% for each month thereafter until October 2008
1.75% with respect to November 2008, plus an additional 1/12th of 0.90% for each month thereafter until October 2009
2.65% with respect to November 2009, plus an additional 1/12th of 0.80% for each month thereafter until October 2010
3.45% with respect to November 2010, plus an additional 1/12th of 0.60% for each month thereafter until October 2011
4.05% with respect to November 2011 and each month thereafter provided, however, that if the Servicer is rated “SQ2-” or better by Moody’s on any date, the Servicing Trigger Event will no longer be in effect with respect to any Distribution Date thereafter.

“Single Certificate”: A Regular Certificate of any Class evidencing an Initial Certificate Principal Balance or Initial Notional Amount, as applicable, of $1,000.

“Special Hazard Loss”: With respect to Loan Group I or Loan Group II, a Realized Loss on a mortgage loan in that Loan Group attributable to damage or a direct physical loss suffered by a mortgaged property (including any Realized Loss due to the presence or suspected presence of hazardous wastes or substances on a mortgaged property) other than any such damage or loss covered by a hazard policy or a flood insurance policy required to be maintained in respect of such mortgaged property under the Agreement or any loss due to normal wear and tear or certain other causes.

“Special Hazard Loss Coverage Amount” The aggregate amount of Special Hazard Losses that are allocated solely to the Class C-B Certificates, initially, $3,353,923. The Special Hazard Loss Coverage Amount will be reduced, from time to time, to an amount equal on any Distribution Date to the lesser of:

(A)	the greatest of:
•	1.00% of the Aggregate Stated Principal Balances of the Group I Certificates and Group II Certificates on such Distribution Date,
•	twice the Stated Principal Balance of the largest mortgage loan in Loan Group I and Loan Group II, or
•

the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II secured by mortgaged properties located in the single California postal zip code area having the highest Aggregate Stated Principal Balance of any such zip code area; and

(B)        the Special Hazard Loss Coverage Amount as of the Closing Date less the amount, if any, of Special Hazard Losses allocated to the Class C-B Certificates since the Closing Date.

“Standard & Poor’s”: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or its successor in interest.

“Startup Day”: The day designated as such pursuant to Article X hereof.

“Stated Principal Balance”: With respect to any Mortgage Loan or related REO Property at any given time, (i) the principal balance of the Mortgage Loan outstanding as of the Cut-off Date, after application of principal payments due on or before such date, whether or not received, minus (ii) the sum of (a) the principal portion of the Monthly Payments due with respect to such Mortgage Loan or REO Property during each Due Period ending prior to the most recent Distribution Date which were received or with respect to which an Advance was made, and (b) all Principal Prepayments with respect to such Mortgage Loan or REO Property, and all Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and REO Proceeds to the extent applied by the Master Servicer as recoveries of principal in accordance with Section 3.15 with respect to such Mortgage Loan or REO Property, which were distributed pursuant to Section 4.01 on any previous Distribution Date, and (c) any Realized Loss with respect thereto allocated pursuant to Section 4.07 for any previous Distribution Date.

“Step-Up Date”: With respect to the Group III Certificates, the Distribution Date following the first Distribution Date for which the aggregate unpaid principal balance of the

Mortgage Loans in Loan Group III-A and Loan Group III-B as of the end of the related Due Period, and properties acquired in respect thereof, remaining in the Trust Fund has been reduced to less than or equal to 10% of the Aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Stepdown Date”: The later to occur of (x) the Distribution Date occurring in November 2008 and (y) the first Distribution Date for which the Credit Enhancement Percentage for the Group III Senior Certificates (calculated for this purposes only after taking into account distributions of principal on the Mortgage Loans, but prior to any payment of the related Principal Distribution Amount for Group III Senior Certificates then entitled to payments of principal on that Distribution Date) is greater than or equal to 16.50%.

“Strike Rate” With respect to the Corridor Contract and each Distribution Date, the fixed rate set forth in the Corridor Contract Monthly Strike Rate Schedule, a copy of which is attached hereto as Exhibit O-2, used to determine payments to the Corridor Contract Administrator.

“Subordinate Optimal Principal Amount”: With respect to the Class C-B Certificates and each Distribution Date will be an amount equal to the sum of the following from Loan Group I and Loan Group II (but in no event greater than the aggregate Certificate Principal Balances of the Class C-B Certificates immediately prior to such Distribution Date):

(1)

the applicable Subordinate Percentage of the principal portion of all Monthly Payments due on each mortgage loan in the related Loan Group on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(2)

the applicable Subordinate Prepayment Percentage of the Stated Principal Balance of each mortgage loan in the related Loan Group which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

(3)	the applicable Subordinate Prepayment Percentage of all partial prepayments of principal received during the applicable Prepayment Period for each mortgage loan in the related Loan Group;
(4)

the excess, if any, of (a) the Net Liquidation Proceeds allocable to principal received during the related Prepayment Period in respect of each Liquidated Mortgage Loan in the related Loan Group and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Loan Group during the related Due Period over (b) the sum of the amounts distributable to the holders of the related Senior Certificates pursuant to clause (4) of the definition of “Senior Optimal Principal Amount” on such Distribution Date;

(5)

the applicable Subordinate Prepayment Percentage of the sum of (a) the Stated Principal Balance of each mortgage loan in the related Loan Group which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Stated Principal Balance of each mortgage loan in the related Loan Group that has been replaced by the Seller with a substitute mortgage loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date and the Stated Principal Balance of each such substitute mortgage loan; and

(6)

on the Distribution Date on which the Certificate Principal Balances of the related Group I Certificates and Group II Certificates have all been reduced to zero, 100% of any applicable Senior Optimal Principal Amount.

“Subordinate Percentage”: As of any Distribution Date and with respect to Loan Group I and Loan Group II, 100% minus the related Senior Percentage for the Class 1-A-1, Class 2-A-1, Class 2-A-1-1 and Class 2-A-2-2 Certificates related to such Loan Group. The initial Subordinate Percentage for each of Loan Group I and Loan Group II will be 5.85%.

“Subordinate Prepayment Percentage”: As of any Distribution Date and with respect to Loan Group I and Loan Group II, 100% minus the related Senior Prepayment Percentage for such Loan Group, except that on any Distribution Date after the Certificate Principal Balance of each Class of Senior Certificates of the related Certificate Group have each been reduced to zero, if (A) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (B) the Aggregate Stated Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related mortgaged property has been acquired by the trust), averaged over the last six months, as a percentage of the sum of the aggregate Certificate Principal Balance of the Class C-B Certificates does not exceed 50%, the Subordinate Prepayment Percentage for the Class C-B Certificates with respect to such Loan Group will equal 100%. If the above test is not satisfied on any Distribution Date after the Certificate Principal Balance of each Class of Senior Certificates of the related Certificate Group have each been reduced to zero, then the Subordinate Prepayment Percentage with respect to such Loan Group shall equal zero for such Distribution Date.

“Sub-Group”: Each sub-group of the Mortgage Loans referred to as the Group I Loans and the Group II Loans.

“Subservicer”: Any Subservicer appointed by the Servicer pursuant to a Servicing Agreement.

“Subsequent Recoveries”: As of any Distribution Date, amounts received by the Servicer or Master Servicer (net of any related expenses permitted to be reimbursed pursuant to Section 4.02) or surplus amounts held by the Servicer or Master Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Mortgage Loan that was the subject of a liquidation or final disposition of any REO Property prior to the related Prepayment Period that resulted in a Realized Loss.

“Substitution Adjustment”: As defined in Section 2.04 hereof.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each REMIC due to their classification as REMICs under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation or other form of assignment of any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trigger Event”: With respect to Loan Group III, a Trigger Event is in effect with respect to any Distribution Date on and after the related Stepdown Date if either:

(a)

the Rolling Three Month Delinquency Rate for the Mortgage Loans as of the close of business on the last day of the preceding calendar month exceeds 34.00% of the aggregate Certificate Principal Balance of the Group III Certificates plus the Overcollateralized Amount, divided by the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III; or

(b)

the cumulative amount of Realized Losses incurred on the Mortgage Loans in Loan Group III from the Cut-off Date through the end of the calendar month immediately preceding such Distribution Date exceeds the applicable percentage set forth below of the Cut-off Date Balance:

November 2008 to October 2009	1.00%
November 2009 to October 2010	1.40%
November 2010 to October 2011	1.80%
November 2011 and thereafter	2.20%

“Trust Fund”: REMIC 1-A, REMIC 1-B, REMIC 2-A, REMIC 2-B, the Basis Risk Shortfall Reserve Fund and the Corridor Contract.

“Trust REMIC”: Any of REMIC 1-A, REMIC 1-B, REMIC 2-A or REMIC 2-B.

“Trustee”: Deutsche Bank National Trust Company, or its successor in interest, or any successor trustee appointed as herein provided.

“Uncertificated Accrued Interest”: With respect to each REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated Pass-Through Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as applicable, of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Net Prepayment Interest Shortfalls and Relief Act Interest Shortfalls (allocated to such REMIC Regular Interests as set forth in Section 1.03).

“Uncertificated Principal Balance”: With respect to each REMIC Regular Interest, the principal amount of such REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each such REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Principal Balance. On each Distribution Date, the Uncertificated Principal Balance of each such REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 4.06 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 4.07. The Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-ZZ shall be increased by interest deferrals as provided in Section 4.06. The Uncertificated Principal Balance of each REMIC Regular Interest shall never be less than zero.

“Uncertificated Pass-Through Rate”: The Uncertificated REMIC 1-A Pass-Through Rate or Uncertificated REMIC 2-A Pass-Through Rate.

“Uncertificated REMIC 1-A Pass-Through Rate”: With respect to REMIC 1-A Regular Interest LT-1A, REMIC 1-A Regular Interest LT-2A and REMIC 1-A Regular Interest LT-ZZ, the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group I and the Net Mortgage Rates on the Mortgage Loans in Loan Group II, weighted based on their principal balances as of the first day of the related Due Period. With respect to REMIC 1-A Regular Interest LT-1B and REMIC 1-A Regular Interest LT-R, the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group I, weighted based on their principal balances as of the first day of the related Due Period. With respect to REMIC 1-A Regular Interest LT-2B, the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group II, weighted based on their principal balances as of the first day of the related Due Period.

“Uncertificated REMIC 2-A Pass-Through Rate”: With respect to REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4, REMIC 2-A Regular Interest LT-ZZ, REMIC 2-A Regular Interest LT-1SUB, REMIC 2-A Regular Interest LT-2SUB and REMIC 2-A Regular Interest LT-XX, the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group III. With respect to REMIC 2-A Regular Interest LT-1GRP, the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group III-A and with respect REMIC 2-A Regular Interest LT-2GRP, the weighted average of the Net Mortgage Rates on the Mortgage Loans in Loan Group III-B.

“Uninsured Cause”: Any cause of damage to property subject to a Mortgage such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies or flood insurance policies required to be maintained pursuant to Section 3.13.

“United States Person”: A citizen or resident of the United States, a corporation or a partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in, or under the laws of, the United States or any State thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations) provided that, for purposes solely of the restrictions on the transfer of Class R Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operative agreement to be United States Persons or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code), and which was treated as a United States person on August 20, 1996 may elect to continue to be treated as a United States person notwithstanding the previous sentence.

“Unpaid Interest Shortfalls”: With respect to the Mortgage Loans, (a) any Prepayment Interest Shortfalls, to the extent not covered by Compensating Interest, (b) the interest portion of any Special Hazard Loss, Fraud Loss or Bankruptcy Loss, after the exhaustion of the respective amounts of coverage provided by the Class C-B Certificates for those types of losses and (c) any Relief Act Shortfalls.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. At all times during the term of this Agreement, (i) 98% of all Voting Rights will be allocated among the Holders of the Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates, (ii) 1% of all Voting Rights will be allocated to the Holders of the Class 3-X Certificates and (iii) 1% of all Voting Rights will be allocated to the Holders of the Class R Certificates. The Voting Rights allocated to any Class of Certificates shall be allocated among all Holders of the Certificates of such Class in proportion to the outstanding Percentage Interests in such Class represented thereby.

“Weighted Average Net Mortgage Rate”: The weighted average of the Net Mortgage Rates of the Mortgage Loans, weighted on the basis of the Stated Principal Balances thereof as of the close of business on the first day of the calendar month preceding the month in which such Distribution Date occurs.

Section 1.02	Determination of LIBOR.

On each Interest Determination Date, the Securities Administrator will determine One-Month LIBOR and the related Pass-Through Rate for each Class of LIBOR Certificates for the next Accrual Period.

In the event that on any Interest Determination Date, Telerate Screen 3750 fails to indicate the London interbank offered rate for one-month United States dollar deposits, then

One-Month LIBOR for the LIBOR Certificates for the related Accrual Period will be established by the Securities Administrator as follows:

(a)

If on such Interest Determination Date two or more Reference Banks provide such offered quotations, One-Month LIBOR for the related Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 0.0625%).

(b)

If on such Interest Determination Date fewer than two Reference Banks provide such offered quotations, One-Month LIBOR for the related Accrual Period shall be the higher of (x) One-Month LIBOR as determined on the previous Interest Determination Date and (y) the Reserve Interest Rate.

(c)	If no such quotations can be obtained and no Reference Bank rate is available, One-Month LIBOR will be the One-Month LIBOR rate applicable to the preceding Accrual Period.

The establishment of One-Month LIBOR by the Securities Administrator on any Interest Determination Date and the Securities Administrator’s calculation of the Pass-Through Rate applicable to the LIBOR Certificates for the relevant Accrual Period, in the absence of manifest error, will be final and binding. The Securities Administrator will supply to any Certificateholder so requesting by telephone the Pass-Through Rate on the LIBOR Certificates for the current and the immediately preceding Accrual Period.

Section 1.03	Allocation of Certain Interest Shortfalls.

The aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls incurred in respect of the Group I Mortgage Loans and Group II Mortgage Loans for any Distribution Date shall be allocated to Uncertificated Accrued Interest payable to REMIC 1-A Regular Interest LT-1A, REMIC 1-A Regular Interest LT-1B, REMIC 1-A Regular Interest LT-2A, REMIC 1-A Regular Interest LT-2B and REMIC 1-A Regular Interest LT-ZZ, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC 1-A Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC 1-A Regular Interest.

The REMIC 2-A Marker Allocation Percentage of the aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls incurred in respect of the Group III Mortgage Loans for any Distribution Date shall be allocated among REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4, REMIC 2-A Regular Interest LT-ZZ, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC 2-A Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC 2-A Regular Interest.

The REMIC 2-A Sub WAC Allocation Percentage of the aggregate amount of any Net Prepayment Interest Shortfalls and any Relief Act Interest Shortfalls incurred in respect of the

Group III Mortgage Loans for any Distribution Date shall be allocated to Uncertificated Accrued Interest payable to REMIC 2-A Regular Interest LT-1SUB, REMIC 2-A Regular Interest LT-1GRP, REMIC 2-A Regular Interest LT-2SUB, REMIC 2-A Regular Interest LT-2GRP and REMIC 2-A Regular Interest LT-XX, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC 2-A Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC 2-A Regular Interest.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;

ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01	Conveyance of Mortgage Loans.

The Company, as of the Closing Date, and concurrently with the execution and delivery hereof, does hereby assign, transfer, sell, set over and otherwise convey to the Trustee without recourse all the right, title and interest of the Company in and to the Mortgage Loans identified on the Mortgage Loan Schedule (exclusive of any prepayment fees and late payment charges received thereon) and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders. Such assignment includes all principal and interest received by the Servicer on or with respect to the Mortgage Loans (other than payment of principal and interest due on or before the Cut-off Date).

The Depositor and the Trustee agree that it is not intended that any mortgage loan be included in the Trust that is either (i) a “High-Cost Home Loan” as defined in the New Jersey Home Ownership Act effective November 27, 2003, (ii) a “High-Cost Home Loan” as defined in the New Mexico Home Loan Protection Act effective January 1, 2004, (iii) a “High Cost Home Mortgage Loan” as defined in the Massachusetts Predatory Home Practices Act effective November 7, 2004, or (iv) a “High-Cost Home Loan” as defined in the Indiana House Enrolled Act No. 1229, effective as of January 1, 2005.

In connection with such transfer and assignment, the Company has caused the Seller with respect to each Mortgage Loan, to deliver to, and deposit to or at the direction of the Trustee, as described in the Mortgage Loan Purchase Agreement, with respect to each Mortgage Loan, the following documents or instruments:

(i)       the original Mortgage Note endorsed without recourse to the order of the Trustee or in blank, and showing an unbroken chain of endorsements from the original payee thereof to the Person endorsing it to the Trustee or in blank or, with respect to any Mortgage Loan as to which the original Mortgage Note has been lost or destroyed and has not been replaced, a Lost Note Affidavit;

(ii)       the original Mortgage with evidence of recording thereon, or, if the original Mortgage has not yet been returned from the public recording office, a copy of the original Mortgage certified by the Seller or the public recording office in which such original Mortgage has been recorded;

(iii)      an assignment (which may be included in one or more blanket assignments if permitted by applicable law) of the Mortgage in blank or to the Trustee (or to MERS, if the Mortgage Loan is registered on the MERS® System and noting the presence of a MIN) and otherwise in recordable form;

(iv)      originals of any intervening assignments of the Mortgage, with evidence of recording thereon, or, if the original of any such intervening assignment has not yet been returned from the public recording office, a copy of such original intervening assignment certified by the Seller or the public recording office in which such original intervening assignment has been recorded;

(v)      the original policy of title insurance (or a preliminary title report commitment for title insurance, if the policy is being held by the title insurance company pending recordation of the Mortgage); and

(vi)      the original or a true and correct copy of any assumption, modification, consolidation or substitution agreement, if any, relating to the Mortgage Loan.

Within 30 days after the Closing Date, the Company shall complete or cause to be completed the Assignments of Mortgage in the name of “Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement relating to American Home Mortgage Assets LLC, Mortgaged-Backed Pass-Through Certificates, Series 2005-1” (or shall prepare or cause to be prepared new forms of Assignment of Mortgage so completed in the name of the Trustee) for each Mortgage Property in a state, if any, which is specifically excluded from the Opinion of Counsel delivered by the Company to the Trustee and the Custodian, each such assignment shall be recorded in the appropriate public office for real property records, and returned to the Custodian, at no expense to the Trustee or the Custodian.

The Seller is obligated as described in the Mortgage Loan Purchase Agreement, with respect to the Mortgage Loans, to deliver to or at the direction of the Trustee: (a) either the original recorded Mortgage, or in the event such original cannot be delivered by the Seller, a copy of such Mortgage certified as true and complete by the appropriate recording office, in those instances where a copy thereof certified by the Seller was delivered to the Custodian as agent for the Trustee pursuant to clause (ii) above; and (b) either the original Assignment or Assignments of the Mortgage, with evidence of recording thereon, showing an unbroken chain of assignment from the originator to the Seller, or in the event such original cannot be delivered by the Seller, a copy of such Assignment or Assignments certified as true and complete by the appropriate recording office, in those instances where copies thereof certified by the Seller were delivered to the Custodian as agent for the Trustee pursuant to clause (iv) above. However, pursuant to the Mortgage Loan Purchase Agreement, the Seller need not cause to be recorded any assignment in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel delivered by the Seller to the Trustee, the Custodian and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan; provided, however, notwithstanding the delivery of any Opinion of Counsel, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust, the Custodian or the Trustee, upon the earliest to occur of: (i) reasonable direction by the Holders of Certificates evidencing at least 25% of the Voting Rights, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller, (iv) the occurrence of a servicing transfer as described in Section 7.02 hereof and (v) if the Seller is not the Master Servicer and with respect to any one assignment, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage.

Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage after it has been recorded, the Seller shall be deemed to have satisfied its obligations hereunder upon delivery to the Custodian as agent for the Trustee of a copy of such Mortgage certified by the public recording office to be a true and complete copy of the recorded original thereof.

If any Assignment is lost or returned unrecorded to the Custodian as agent for the Trustee because of any defect therein, the Seller or AHMC, as the case may be, is required, as described in the Mortgage Loan Purchase Agreement and the AHMC Side Agreements, to prepare a substitute Assignment or cure such defect, as the case may be, and the Seller or AHMC, as applicable, shall cause such Assignment to be recorded in accordance with this section.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, as of the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Company further agrees that it will not, and will not permit the Servicer to alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

Except as may otherwise expressly be provided herein, none of the Company, the Custodian, the Master Servicer, or the Trustee shall (and the Master Servicer shall ensure that no Servicer shall) assign, sell, dispose of or transfer any interest in the Trust Fund or any portion thereof, or cause the Trust Fund or any portion thereof to be subject to any lien, claim, mortgage, security interest, pledge or other encumbrance.

It is intended that the conveyance of the Mortgage Loans by the Company to the Trustee as provided in this Section be, and be construed as, a sale of the Mortgage Loans as provided for in this Section 2.01 by the Company to the Trustee for the benefit of the Certificateholders. It is, further, not intended that such conveyance be deemed a pledge of the Mortgage Loans by the Company to the Trustee to secure a debt or other obligation of the Company. However, in the event that the Mortgage Loans are held to be property of the Company, or if for any reason this Agreement is held or deemed to create a security interest in the Mortgage Loans, then it is intended that, (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction; (b) the conveyance provided for in this Section shall be deemed to be (1) a grant by the Company to the Trustee of a security interest in all of the Company’s right (including the power to convey title thereto), title and interest, whether now owned or hereafter acquired, in and to (A) the Mortgage Loans, including the Mortgage Notes, the Mortgages, any related Insurance Policies and all other documents in the related Mortgage Files, (B) all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and (C) all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts from time to time held or invested in the Distribution Account, whether in the form of cash, instruments, securities or other property and (2) an assignment by the Company to the Trustee of any security interest in any and all of the Seller’s right (including the power to convey title thereto), title and interest, whether now owned or hereafter acquired, in and to the property described in the foregoing clauses (1)(A) through (C); (c) the possession by the Custodian as agent for the Trustee or any other agent of the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” or possession by a purchaser or a person designated by such secured party, for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code and the Uniform Commercial Code of any other applicable jurisdiction (including, without limitation, Sections 9-115, 9-305, 8-102, 8-301, 8-501 and 8-503 thereof); and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. The Company shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans and the REMIC 1 Regular Interests, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.

Concurrently with the execution of this Agreement, the Corridor Contract Administration Agreement shall be delivered to the Securities Administrator and the Corridor Contract Administrator. In connection therewith, the Company hereby directs the Securities Administrator (solely in its capacity as such) and the Corridor Contract Administrator (solely in its capacity as such) to execute and deliver the Corridor Contract Administration Agreement.

Section 2.02	Acceptance of the Trust Fund by the Trustee.

The Trustee acknowledges receipt (subject to any exceptions noted in the Initial Certification described below), of the documents referred to in Section 2.01 above and all other assets included in the definition of “Trust Fund” and declares that it (or the Custodian on its behalf) holds and will hold such documents and the other documents delivered to Custodian as agent for the Trustee constituting the Mortgage Files, and that it holds or will hold such other assets included in the definition of “Trust Fund” (to the extent delivered or assigned to the Custodian as agent for the Trustee), in trust for the exclusive use and benefit of all present and future Certificateholders.

The Trustee agrees to cause, for the benefit of the Certificateholders, the Custodian as agent for the Trustee to review each Mortgage File on or before the Closing Date to ascertain that all documents required to be delivered to it are in its possession, and the Custodian as agent for the Trustee agrees to execute and deliver, or cause to be executed and delivered, to the Company on the Closing Date, with respect to each Mortgage Loan, an Initial Certification in the form annexed hereto as Exhibit C to the effect that, as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any Mortgage Loan specifically identified in such certification as not covered by such certification), (i) all documents required to be delivered to it pursuant to this Agreement with respect to such Mortgage Loan are in its possession, and (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan. Neither the Custodian, the Trustee or the Master

Servicer shall be under any duty to determine whether any Mortgage File should include any of the documents specified in clauses (v) or (vi) of Section 2.01. Neither the Custodian, the Trustee or the Master Servicer shall be under any duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, valid, enforceable, appropriate for the represented purpose or that they have actually been recorded, or that they are in recordable form or that they are other than what they purport to be on their face.

Within 180 days of the Closing Date, with respect to the Mortgage Loans, the Custodian as agent for the Trustee shall deliver to the Company a Final Certification in the form annexed hereto as Exhibit D evidencing the completeness of the Mortgage Files, with any applicable exceptions noted thereon.

If in the process of reviewing the Mortgage Files and preparing the certifications referred to above the Custodian as agent for the Trustee or the Master Servicer finds any document or documents constituting a part of a Mortgage File to be missing or not in compliance with the criteria as set forth herein, the Custodian as agent for the Trustee shall promptly notify the Trustee, the Seller and the Company. The Custodian as agent for the Trustee shall promptly notify AHMC and the Securities Administrator of such noncompliance and request that the AHMC cure any such defect within 60 days from the date on which AHMC was notified of such defect, and if AHMC does not cure such defect in all material respects during such period, request on behalf of the Certificateholders that AHMC purchase such Mortgage Loan from the Trust Fund at the Purchase Price within 90 days after the date on which AHMC was notified of such defect; provided that if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or repurchase must occur within 90 days from the date such breach was discovered. It is understood and agreed that the obligation of AHMC to cure a material defect in, or purchase any Mortgage Loan as to which a material defect in a constituent document exists shall constitute the sole remedy respecting such defect available to Certificateholders or the Trustee on behalf of Certificateholders. The Purchase Price for the purchased Mortgage Loan shall be deposited or caused to be deposited upon receipt by the Securities Administrator in the Distribution Account and, upon receipt by the Custodian as agent for the Trustee and the Securities Administrator of written notification of such deposit signed by a Servicing Officer, the Custodian as agent for the Trustee shall release or cause to be released to AHMC the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as AHMC shall require as necessary to vest in AHMC ownership of any Mortgage Loan released pursuant hereto and at such time neither the Custodian nor the Trustee shall have any further responsibility with respect to the related Mortgage File. In furtherance of the foregoing, if AHMC is not a member of MERS and the Mortgage is registered on the MERS® System, the Servicer, at the AHMC’s expense, shall cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the AHMC and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations.

Section 2.03     Representations, Warranties and Covenants of the Master Servicer and the Company.

(a)        The Master Servicer hereby represents and warrants to and covenants with the Company for the benefit of Certificateholders and the Trustee that:

(i)       The Master Servicer is, and throughout the term hereof shall remain, a national banking association duly organized, validly existing and in good standing under the laws of the state of its incorporation, the Master Servicer is, and shall remain, in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, and the Master Servicer or an affiliate is, and shall remain, approved to service Mortgage Loans for Fannie Mae and Freddie Mac;

(ii)       The execution and delivery of this Agreement by the Master Servicer, and the performance and compliance with the terms of this Agreement by the Master Servicer, will not violate the Master Servicer’s articles of incorporation or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets;

(iii)      The Master Servicer has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)      This Agreement, assuming due authorization, execution and delivery by the Company and the Trustee, constitutes a valid, legal and binding obligation of the Master Servicer, enforceable against the Master Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)      The Master Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation is likely to affect materially and adversely either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vi)      No litigation is pending (other than litigation with respect to which pleadings or documents have been filed with a court, but not served on the Master Servicer) or, to the best of the Master Servicer’s knowledge, threatened against the Master Servicer which would prohibit its entering into this Agreement or performing its obligations under this Agreement or is likely to affect materially and adversely either the ability of the Master Servicer to perform its obligations under this Agreement or the financial condition of the Master Servicer;

(vii)     The Master Servicer will comply in all material respects in the performance of this Agreement with all reasonable rules and requirements of each insurer under each Insurance Policy;

(viii)    The execution of this Agreement and the performance of the Master Servicer’s obligations hereunder do not require any license, consent or approval of any state or federal court, agency, regulatory authority or other governmental body having jurisdiction over the Master Servicer, other than such as have been obtained; and

(ix)      No information, certificate of an officer, statement furnished in writing or report delivered to the Company, any affiliate of the Company or the Trustee by the Master Servicer in its capacity as Master Servicer, will, to the knowledge of the Master Servicer, contain any untrue statement of a material fact.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.03(a) shall survive the execution and delivery of this Agreement, and shall inure to the benefit of the Company, the Trustee and the Certificateholders. Upon discovery by any of the Company, the Trustee, the Securities Administrator or the Master Servicer of a breach of any of the foregoing representations, warranties and covenants that materially and adversely affects the interests of the Company or the Trustee or the value of any Mortgage Loan or Prepayment Charge, the party discovering such breach shall give prompt written notice to the other parties.

(b)        The Company hereby represents and warrants to the Master Servicer, the Securities Administrator and the Trustee for the benefit of Certificateholders that as of the Closing Date

(i)       the Company (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Company’s business as presently conducted or on the Company’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(ii)       the Company has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(iii)      the execution and delivery by the Company of this Agreement have been duly authorized by all necessary corporate action on the part of the Company; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Company or its properties or the articles of incorporation or by-laws of the Company, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Company’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(iv)      the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(v)      this Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(vi)      there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Company will be determined adversely to the Company and will if determined adversely to the Company materially and adversely affect the Company’s ability to enter into this Agreement or perform its obligations under this Agreement; and the Company is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(vii)     immediately prior to the transfer and assignment to the Trustee, each Mortgage Note and each Mortgage were not subject to an assignment or pledge, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

Upon discovery by either the Company, the Master Servicer, the Securities Administrator, the Custodian or the Trustee of a breach of any representation or warranty set forth in this Section 2.03 which materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties.

Section 2.04     Assignment of Interest in the Mortgage Loan Purchase Agreement and AHMC Side Agreements.

The Company hereby assigns to the Trustee for the benefit of Certificateholders all of its rights (but none of its obligations) in, to and under the Mortgage Loan Purchase Agreement and the AHMC Side Agreements. Insofar as the Mortgage Loan Purchase Agreement and AHMC Side Agreements relate to such representations and warranties and any remedies provided thereunder for any breach of such representations and warranties, such right, title and interest may be enforced by the Trustee on behalf of the Certificateholders. Upon the discovery by the Company, the Master Servicer, the Securities Administrator or the Trustee of a breach of any of the representations and warranties made in the Mortgage Loan Purchase Agreement and AHMC Side Agreements in respect of any Mortgage Loan which materially and adversely affects the value of a Mortgage Loan or the interests of the Certificateholders in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties. The Trustee shall promptly notify the Seller or AHMC, as the case may be, of such breach and request that the Seller or AHMC, as the case may be, shall, within 90 days from the date that the Seller or AHMC, as the case may be, was notified or otherwise obtained knowledge of such breach, either (i) cure such breach in all material respects or (ii) purchase such Mortgage Loan from the Trust Fund at the Purchase Price and in the manner set forth in Section 2.02; provided that if such breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or repurchase must occur within 90 days from the date such breach was discovered. However, in the case of a breach under the Mortgage Loan Purchase Agreement or the AHMC Side Agreements, subject to the approval of the Company, the Seller or AHMC, as the case may be, shall have the option to substitute a Eligible Substitute Mortgage Loan or Loans for such Mortgage Loan if such substitution occurs within two years following the Closing Date, except that if the breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such substitution must occur within 90 days from the date the breach was discovered if such 90 day period expires before two years following the Closing Date. In the event that AHMC elects to substitute a Eligible Substitute Mortgage Loan or Loans for a Deleted Mortgage Loan pursuant to this Section 2.04, the Trustee shall enforce the obligation of the Seller or AHMC, under the Mortgage Loan Purchase Agreement and the AHMC Side Agreements, respectively, to deliver to the Custodian as agent for the Trustee and the Master Servicer, as appropriate, with respect to such Eligible Substitute Mortgage Loan or Loans, the original Mortgage Note, the Mortgage, an Assignment of the Mortgage in recordable form, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed as required by Section 2.01. No substitution will be made in any calendar month after the Determination Date for such month. Monthly Payments due with respect to Eligible Substitute Mortgage Loans in the month of substitution, to the extent received by the Master Servicer or any Subservicer, shall not be part of the Trust Fund and will be retained by the Master Servicer and remitted by the Master Servicer to AHMC on the next succeeding Distribution Date. For the month of substitution, distributions to Certificateholders will include the Monthly Payment due on a Deleted Mortgage Loan for such month and thereafter the Seller or AHMC, as the case may be, shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Company shall amend or cause to be amended the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Eligible Substitute Mortgage Loan or Loans and the Company shall deliver the amended Mortgage Loan Schedule to the Custodian as agent for the Trustee. Upon such substitution, the Eligible Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, the Seller or AHMC, as the case may be, shall be deemed to have made the representations and warranties with respect to the Eligible Substitute Mortgage Loan contained in the Mortgage Loan Purchase Agreement and the AHMC Side Agreements as of the date of substitution, and the Company shall be deemed to have made with respect to any Eligible Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties set forth in the Mortgage Loan Purchase Agreement and the AHMC Side Agreements (other than any statistical representations set forth therein).

In connection with the substitution of one or more Eligible Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Master Servicer will determine the amount (the “Substitution Adjustment”), if any, by which the aggregate principal balance of all such Eligible Substitute Mortgage Loans as of the date of substitution is less than the Aggregate Stated Principal Balance of all such Deleted Mortgage Loans (in each case after application of the principal portion of the Monthly Payments due in the month of substitution that are to be distributed to Certificateholders in the month of substitution). In accordance with the Mortgage Loan Purchase Agreement and the AHMC Side Agreements, the Seller or AHMC, as the case may be, shall give notice in writing to the Trustee, the Custodian and the Securities Administrator of such event, which notice shall be accompanied by an Officers’ Certificate as to the calculation of such shortfall (and that such shortfall, if any, has been Deposited into the Distribution Account) and by an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust REMIC, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code or (b) any portion of any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding. The costs of any substitution as described above, including any related assignments, opinions or other documentation in connection therewith shall be borne by the Seller or AHMC, as the case may be.

Except as expressly set forth herein, none of the Trustee, the Custodian, the Securities Administrator or the Master Servicer is under any obligation to discover any breach of the above-mentioned representations and warranties. It is understood and agreed that the obligation of the Seller or AHMC, as the case may be, to cure such breach, purchase or to substitute for such Mortgage Loan as to which such a breach has occurred and is continuing shall constitute the sole remedy respecting such breach available to Certificateholders or the Trustee on behalf of Certificateholders.

Section 2.05     Issuance of Certificates; Conveyance of REMIC Regular Interests and Acceptance of REMIC 1-A, REMIC 1-B, REMIC 2-A and REMIC 2-B by the Trustee.

(a)        The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to the Custodian as agent for the Trustee of the Mortgage Files, subject to the provisions of Sections 2.01 and 2.02, together with the assignment to it of all other assets included in the Trust Fund, receipt of which is hereby acknowledged. Concurrently with such assignment and delivery and in exchange therefor, the Securities Administrator, pursuant to the written request of the Company executed by an officer of the Company, has executed, authenticated and delivered to or upon the order of the Company, the Certificates in authorized denominations. The interests evidenced by the Certificates, constitute the entire beneficial ownership interest in the Trust Fund.

(b)        The Company, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Company in and to REMIC 1-A for the benefit of the Holders of the REMIC 1-A Regular Interests and Holders of the Class R-II Certificates (as Holders of the Class R-1A Interest). The Trustee acknowledges receipt of REMIC 1-A and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC 1-A Regular Interests and Holders of the Class R-II Certificates (as Holders of the Class R-1A Interest). The interests evidenced by the Class R-1A Interest, together with the REMIC 1-A Regular Interests, constitute the entire beneficial ownership interest in REMIC 1-A.

(c)        The Company, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Company in and to the REMIC 1-A Regular Interests (which are uncertificated) for the benefit of the Holders of the Group I Certificates, the Group II Certificates, the Class CB Certificates and the Class R-I Certificates (in respect of the Class R-1B Interest). The Trustee acknowledges receipt of the REMIC 1-A Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Group I Certificates, the Group II Certificates, the Class CB Certificates and the Class R-I Certificates (in respect of the Class R-1B Interest). The interests evidenced by the Class R-1B Interest, together with the Group I Certificates, the Group II Certificates and the Class CB Certificates constitute the entire beneficial ownership interest in REMIC 1-B.

(d)        The Company, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Company in and to REMIC 2-A for the benefit of the Holders of the REMIC 2-A Regular Interests and Holders of the Class R-II Certificates (as Holders of the Class R-2A Interest). The Trustee acknowledges receipt of REMIC 2-A and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the REMIC 2-A Regular Interests and Holders of the Class R-II Certificates (as Holders of the Class R-2A Interest). The interests evidenced by the Class R-2A Interest, together with the REMIC 2-A Regular Interests, constitute the entire beneficial ownership interest in REMIC 2-A.

(e)        The Company, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Company in and to the REMIC 2-A Regular Interests (which are uncertificated) for the benefit of the Holders of the Group III Certificates and the Class R-I Certificates (in respect of the Class R-2B Interest). The Trustee acknowledges receipt of the REMIC 2-A Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Group III Certificates and the Class R-I Certificates (in respect of the Class R-2B Interest). The interests evidenced by the Class R-2B Interest, together with the Group III Certificates constitute the entire beneficial ownership interest in REMIC 2-B.

(f)         Concurrently with (i) the assignment and delivery to the Trustee of REMIC 1-A and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (b), (ii) the assignment and delivery to the Trustee of REMIC 1-B and the acceptance by the Trustee thereof, pursuant to subsection (c), (iii) the assignment and delivery to the Trustee of REMIC 2-A and the acceptance by the Trustee thereof, pursuant to subsection (d), (iv) the assignment and delivery to the Trustee of REMIC 2-B and the acceptance by the Trustee thereof, pursuant to subsection (e), pursuant to the written request of the Company executed by an officer of the Company, the Securities Administrator has executed, authenticated and delivered to or upon the order of the Company, the Class R-II Certificates in authorized denominations evidencing the Class R-1A Interest and the Class R-2A Interest and the Class R-I Certificates in authorized denominations evidencing the Class R-1B Interest and the Class R-2B Interest.

Section 2.06	Negative Covenants of the Trustee and Master Servicer.

Except as otherwise expressly permitted by this Agreement the Trustee, the Securities Administrator and Master Servicer shall not cause the Trust Fund to:

(i)       sell, transfer, exchange or otherwise dispose of any of the assets of the Trust Fund;

(ii)	dissolve or liquidate the Trust Fund in whole or in part;

(iii)      engage, directly or indirectly, in any business other than that arising out of the issue of the Certificates, and the actions contemplated or required to be performed under this Agreement;

(iv)	incur, create or assume any indebtedness for borrowed money;

(v)      voluntarily file a petition for bankruptcy, reorganization, assignment for the benefit of creditors or similar proceeding; or

(vi)	merge, convert or consolidate with any other Person.

ARTICLE III

ADMINISTRATION AND SERVICING

OF THE TRUST FUND

Section 3.01	Administration and Servicing of Mortgage Loans.

(a)        The Master Servicer shall supervise, monitor and oversee the obligation of the Servicer to service and administer the Mortgage Loans in accordance with the terms of the Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Servicer as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by the Servicer and shall cause the Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by the Servicer under the Servicing Agreement. The Master Servicer shall independently and separately monitor the Servicer’s servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Securities Administrator as shall be necessary in order for it to prepare the statements specified in Section 4.03, and prepare any other information and statements required to be forwarded by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicer to the Distribution Account pursuant to the Servicing Agreement.

The Trustee shall furnish the Servicer and the Master Servicer with a separate power of attorney in the standard form used by the Trustee to the extent necessary and appropriate to enable the Servicer and the Master Servicer to service and administer the related Mortgage Loans and REO Property. The Trustee shall not be liable for the actions of any Servicer or the Master Servicer under such powers of attorney.

The Trustee shall provide access to the records and documentation in possession of the Trustee regarding the related Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee; provided, however, that, unless otherwise required by law, the Trustee shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s actual costs.

The Trustee shall execute and deliver to the Servicer and the Master Servicer any court pleadings, requests for trustee’s sale or other documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or security instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or security instrument or otherwise available at law or equity.

(b)        Consistent with the terms of this Agreement, the Master Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if such waiver, modification, postponement or indulgence is in conformity with the Accepted Servicing Practices; provided, however, that:

(A)       the Master Servicer shall not make future advances (except as provided in Section 4.03);

(B)        the Master Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate, defer or forgive the payment of any principal or interest payments, reduce the outstanding Stated Principal Balance (except for reductions resulting from actual payments of principal) or extend the final maturity date on such Mortgage Loan (unless (i) the Mortgagor is in default with respect to the Mortgage Loan or (ii) such default is, in the judgment of the Master Servicer, reasonably foreseeable); and

(C)       the Master Servicer shall not consent to (i) partial releases of Mortgages, (ii) alterations, (iii) removal, demolition or division of properties subject to Mortgages, (iv) modification or (v) second mortgage subordination agreements with respect to any Mortgage Loan that would: (i) affect adversely the status of any REMIC as a REMIC,(ii) cause any REMIC to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions, or (iii) both (x) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (y) cause any REMIC constituting part of the Trust Fund to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the Startup Day under the REMIC Provisions.

The provisions of this Section 3.01(b) shall apply to the exercise of such waiver, modification, postponement or indulgence rights by the Master Servicer in its capacity as such and shall not apply to the exercise of any similar rights by the Servicer, who shall instead by subject to the provisions of the Servicing Agreement. Such waiver, modification, postponement and indulgence rights of the Master Servicer set forth in this Section shall not be construed as a duty.

(c)        The Master Servicer shall enforce the obligation of the Servicer under the Servicing Agreements in connection with the waiver of Prepayment Charges in accordance with the criteria therein and to pay the amount of any waived Prepayment Charges.

Section 3.02	REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee, the Master Servicer and the Securities Administrator shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee, the Master Servicer and the Securities Administrator shall comply with any directions of the Company, the Servicer or the Master Servicer to assure such continuing treatment. In particular, (a) the Trustee shall not sell or permit the sale of all or any portion of the Mortgage Loans, (b) the Securities Administrator shall not sell or permit the sale of all or any portion or of any investment of deposits in an Account unless, in each such case, such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee and the Securities Administrator have received a REMIC Opinion addressed to the Trustee and the Securities Administrator prepared at the expense of the Trust Fund; and (c) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, the Securities Administrator shall not accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion addressed to the Securities Administrator.

Section 3.03	Monitoring of Servicer.

(a)        The Master Servicer shall be responsible for reporting to the Trustee and the Company the compliance by the Servicer with its duties under the Servicing Agreement. In the review of the Servicer’s activities, the Master Servicer may rely upon an officer’s certificate of the Servicer (or similar document signed by an officer of the Servicer) with regard to the Servicer’s compliance with the terms of its Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that the Servicer should be terminated in accordance with its Servicing Agreement, or that a notice should be sent pursuant to such Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Company and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate.

(b)        The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of the Servicer under the Servicing Agreement, and shall, in the event that the Servicer fails to perform its obligations in accordance with the Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of the Servicer thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter in to a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Servicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action.

(c)        To the extent that the costs and expenses of the Master Servicer related to any termination of the Servicer, appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer with respect to any Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an event of default by the Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with the Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer shall be entitled to reimbursement of such costs and expenses from the Distribution Account.

(d)        The Master Servicer shall require the Servicer to comply with the remittance requirements and other obligations set forth in the Servicing Agreement.

(e)        If the Master Servicer acts as Servicer, it will not assume liability for the representations and warranties of the Servicer, if any, that it replaces.

Section 3.04	Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 3.05	Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 3.03, shall not permit the Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with its standard form of power of attorney empowering the Master Servicer or the Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for the use of any such powers of attorney by the Master Servicer or the Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 8.10 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not be deemed to be the agent of the Trustee.

Section 3.06	Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in the Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicer to enforce such clauses in accordance with the Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with the Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the Servicing Agreement.

Section 3.07	Release of Mortgage Files.

(a)        Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Servicer will, if required under the Servicing Agreement (or if the Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit F hereto signed by an officer of the Servicer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the Servicer pursuant to Section 3.16 or by the Servicer pursuant to its Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the Servicer the related Mortgage File. Upon receipt of such certification and Request for Release, the Custodian, on behalf of the Trustee, shall release the related Mortgage File to the Servicer within five (5) Business Days and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, the Servicer is authorized, to give as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the Protected Account.

(b)        From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with the Servicing Agreement, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by the Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of the Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit F (or in a mutually agreeable electronic format which will, contain a signature on its face and originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Servicer or the Master Servicer, as applicable. Such trust receipt shall obligate the Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by the Servicer or the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Servicer or the Master Servicer.

Section 3.08     Documents, Records and Funds in Possession of Master Servicer To Be Held for Trustee.

(a)        The Master Servicer shall transmit and the Servicer (to the extent required by the Servicing Agreement) shall transmit to the Custodian on behalf of the Trustee such documents and instruments coming into the possession of the Master Servicer or the Servicer from time to time as are required by the terms hereof, or in the case of the Servicer, the Servicing Agreement, to be delivered to the Trustee or the Custodian. Any funds received by the Master Servicer or by the Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by the Servicer as Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the Master Servicer’s right to retain or withdraw from the Distribution Account the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of the Servicer to retain its Servicing Fee and other amounts as provided in the Servicing Agreement. The Master Servicer shall, and (to the extent provided in the Servicing Agreement) shall cause the Servicer to, provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)        All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and the Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or the Servicer under this Agreement or the Servicing Agreement.

Section 3.09	Standard Hazard Insurance and Flood Insurance Policies.

(a)        For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Servicer under the Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of the Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in the Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b)        Pursuant to Section 3.16 and 3.19, any amounts collected by the Servicer or the Master Servicer, or by the Servicer, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with the Servicing Agreement) shall be deposited into the Distribution Account, subject to withdrawal pursuant to Section 3.16 and 3.20. Any cost incurred by the Master Servicer or the Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer or the Servicer pursuant to Section 3.16 and 3.20.

Section 3.10	Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in the Servicing Agreement) cause the Servicer to prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to the Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.11	Maintenance of the Primary Mortgage Insurance Policies.

(a)        The Master Servicer shall not take, or permit the Servicer (to the extent such action is prohibited under the Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer or the Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause the Servicer (to the extent required under the Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the Servicing Agreement, as applicable. The Master Servicer shall not, and shall not permit the Servicer (to the extent required under the Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the Servicing Agreement, as applicable.

(b)        The Master Servicer agrees to present, or to cause the Servicer (to the extent required under the Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Section 3.19, any amounts collected by the Master Servicer or the Servicer under any Primary Mortgage Insurance Policies shall be deposited in the Distribution Account, subject to withdrawal pursuant to Section 3.20.

Section 3.12     Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 3.13	Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause the Servicer (to the extent required under the Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with the Servicing Agreement.

Section 3.14	Compensation for the Master Servicer.

The Master Servicer will be entitled to all income and gain realized from any investment of funds in the Distribution Account, pursuant to Article IV, for the performance of its activities hereunder. Servicing compensation in the form of assumption fees, if any, late payment charges, as collected, if any, or otherwise (but not including any Prepayment Charge) shall be retained by the Servicer and shall not be deposited in the Protected Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 3.15	REO Property.

(a)        In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the Servicing Agreement, cause the Servicer to sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the Servicer to protect and conserve, such REO Property in the manner and to the extent required by the Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)        The Master Servicer shall, to the extent required by the Servicing Agreement, cause the Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the Protected Account.

(c)        The Master Servicer and the Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Monthly Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d)        To the extent provided in the Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the Servicer as provided above shall be deposited in the Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Securities Administrator for deposit into the Distribution Account on the next succeeding Servicer Remittance Date.

Section 3.16	Protected Accounts.

(a)        The Master Servicer shall enforce the obligation of the Servicer to establish and maintain a Protected Account in accordance with the Servicing Agreement, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within 48 hours (or as of such other time specified in the Servicing Agreement) of receipt, all collections of principal and interest on any Mortgage Loan and any REO Property received by the Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, and advances made from the Servicer’s own funds (less servicing compensation as permitted by the Servicing Agreement in the case of the Servicer) and all other amounts to be deposited in the Protected Account. The Servicer is hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement. To the extent provided in the Servicing Agreement, the Protected Account shall be held by a Designated Depository Institution and segregated on the books of such institution in the name of the Securities Administrator on behalf of the Trustee for the benefit of Certificateholders.

(b)        To the extent provided in the Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Securities Administrator on behalf of the Trustee for the benefit of Certificateholders and, except as provided in the preceding paragraph, not commingled with any other funds. Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 3.16 shall be paid to the Servicer under the Servicing Agreement, and the risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the Servicer. The Servicer (to the extent provided in the Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Servicer Remittance Date on which the moneys so invested are required to be distributed to the Securities Administrator.

(c)        To the extent provided in the Servicing Agreement and subject to this Article III, on or before each Servicer Remittance Date, the Servicer shall withdraw or shall cause to be withdrawn from its Protected Accounts and shall immediately deposit or cause to be deposited in the Distribution Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(1)               Scheduled payments on the Mortgage Loans received or any related portion thereof advanced by the Servicer pursuant to its Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising its Servicing Fee or any fees with respect to any lender-paid primary mortgage insurance policy;

(2)               Full Principal Prepayments and any Liquidation Proceeds received by the Servicer with respect to the Mortgage Loans in the related

Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising its Servicing Fee;

(3)               Partial Principal Prepayments received by the Servicer for the Mortgage Loans in the related Prepayment Period; and

(4)	Any amount to be used as a Monthly Advance.

(d)        Withdrawals may be made from an Account only to make remittances as provided in the Servicing Agreement; to reimburse the Master Servicer or the Servicer for Monthly Advances which have been recovered by subsequent collections from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of this Agreement in accordance with Section 10.01. As provided in Sections 3.16(a) and 3.19(b) certain amounts otherwise due to the Servicer may be retained by them and need not be deposited in the Distribution Account

Section 3.17	[Reserved].
Section 3.18	[Reserved].
Section 3.19	Distribution Account.

(a)        The Securities Administrator shall establish and maintain on behalf of the Trustee, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts. The Distribution Account shall be an Eligible Account. The Master Servicer or Servicer, as the case may be, will remit to the Securities Administrator for deposit in the Distribution Account, the following amounts:

(1)	Any amounts withdrawn from a Protected Account;
(2)	Any Monthly Advance and any payments of Compensating Interest;

(3)               Any Insurance Proceeds, Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Servicer or Master Servicer or which were not deposited in a Protected Account;

(4)               Any proceeds of any Mortgage Loan or REO Property repurchased or purchased in accordance with Sections 2.02, 2.04 and 9.01, and all amounts required to be deposited in connection with the substitution of an Eligible Substitute Mortgage Loan pursuant to Section 2.04;

(5)               Any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(6)               Any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Distribution Account pursuant to this Agreement.

(b)        All amounts deposited to the Distribution Account shall be held by the Securities Administrator on behalf of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (ii) the items enumerated in Subsection 3.20(a) need not be credited by the Master Servicer or the Servicer to the Distribution Account, as applicable. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Securities Administrator, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(c)        The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Securities Administrator as being held on behalf of the Trustee, and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Trustee, the Securities Administrator or the Master Servicer (whether made directly, or indirectly through a liquidator or receiver of the Trustee or the Master Servicer). The Distribution Account shall be an Eligible Account. The Distribution Account and deposits into the Distribution Account shall be deemed to have been made. The amount at any time credited to the Distribution Account shall be (i) held in cash and fully insured by the FDIC to the maximum coverage provided thereby or (ii) invested by the Securities Administrator on behalf of the Trustee, in such Permitted Investments selected by the Master Servicer or deposited in demand deposits with such depository institutions as selected by the Master Servicer, provided that time deposits of such depository institutions would be a Permitted Investment. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Date if the obligor, manager or advisor for such Permitted Investment is an affiliate of the Securities Administrator or, if such obligor is any other Person, the Business Day preceding such Distribution Date. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Master Servicer. The Securities Administrator shall withdraw and remit to the Master Servicer any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Master Servicer shall deposit the amount of the loss to the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Master Servicer shall take such action as may be necessary to ensure that the Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Trustee or the Securities Administrator) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

Section 3.20	Permitted Withdrawals and Transfers from the Distribution Account.

(a)        The Securities Administrator will, from time to time, make or cause to be made such withdrawals or transfers from the Distribution Account as the Securities Administrator has

designated for such transfer or withdrawal pursuant to this Agreement and the Servicing Agreements:

(1)               to reimburse the Master Servicer or the Servicer for any Monthly Advance of its own funds, the right of the Master Servicer or the Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Monthly Advance was made;

(2)               to reimburse the Master Servicer or the Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer or the Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

(3)               to reimburse the Master Servicer or the Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer or the Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (xi) of this Subsection 3.20(a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(4)               to reimburse the Master Servicer or the Servicer for advances of funds (other than Monthly Advances) made with respect to the Mortgage Loans, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late recoveries of the payments for which such advances were made;

(5)               to reimburse the Master Servicer or the Servicer for any Monthly Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Monthly Advance or advance has not been reimbursed pursuant to clauses (1) and (4);

(6)	to pay the Master Servicer as set forth in Section 3.14;

(7)               to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 3.03 and 6.03;

(8)               to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the Servicer;

(9)               to reimburse or pay the Servicer any such amounts as are due thereto under the Servicing Agreement and have not been retained by or paid to the Servicer, to the extent provided in the Servicing Agreement;

(10)            to reimburse the Trustee, the Securities Administrator or the Custodian for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement;

(11)	to remove amounts deposited in error; and

(12)            to clear and terminate the Distribution Account pursuant to Section 9.01.

(b)        The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to subclauses (1) through (4) immediately above or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer.

(c)        On each Distribution Date, the Securities Administrator shall distribute the amounts on deposit in the Distribution Account to the Holders of the Certificates pursuant to Section 4.01.

Section 3.21	Annual Officer’s Certificate as to Compliance.

(a)        The Master Servicer shall deliver to the Trustee, the Securities Administrator and the Rating Agencies on or before March 1 of each year, commencing on March 1, 2006, an Officer’s Certificate, certifying that with respect to the period ending December 31 of the prior year: (i) such Servicing Officer has reviewed the activities of such Master Servicer during the preceding calendar year or portion thereof and its performance under this Agreement, (ii) to the best of such Servicing Officer’s knowledge, based on such review, such Master Servicer has performed and fulfilled its duties, responsibilities and obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer and the nature and status thereof, (iii) nothing has come to the attention of such Servicing Officer to lead such Servicing Officer to believe that the Servicer has failed to perform any of its duties, responsibilities and obligations under the Servicing Agreement in all material respects throughout such year, or, if there has been a material default in the performance or fulfillment of any such duties, responsibilities or obligations, specifying each such default known to such Servicing Officer and the nature and status thereof.

(b)        Copies of such statements shall be provided to any Certificateholder upon request, by the Master Servicer or by the Securities Administrator at the Master Servicer’s expense if the Master Servicer failed to provide such copies.

Section 3.22	Annual Independent Accountant’s Servicing Report.

If the Master Servicer has, during the course of any fiscal year, directly serviced any of the Mortgage Loans, then the Master Servicer at its expense shall cause a nationally recognized firm of independent certified public accountants to furnish a statement to the Trustee, the Rating Agencies and the Company on or before March 1 of each year, commencing on March 1, 2006 to the effect that, with respect to the most recently ended fiscal year, such firm has examined certain records and documents relating to the Master Servicer’s performance of its servicing obligations under this Agreement and pooling and servicing and trust agreements in material respects similar to this Agreement and to each other and that, on the basis of such examination conducted substantially in compliance with the audit program for mortgages serviced for Freddie Mac or the Uniform Single Attestation Program for Mortgage Bankers, such firm is of the opinion that the Master Servicer’s activities have been conducted in compliance with this Agreement, or that such examination has disclosed no material items of noncompliance except for (i) such exceptions as such firm believes to be immaterial, (ii) such other exceptions as are set forth in such statement and (iii) such exceptions that the Uniform Single Attestation Program for Mortgage Bankers or the Audit Program for Mortgages Serviced by Freddie Mac requires it to report. Copies of such statements shall be provided to any Certificateholder upon request by the Master Servicer, or by the Securities Administrator at the expense of the Master Servicer. If such report discloses exceptions that are material, the Master Servicer shall advise the Trustee, the Company, the Rating Agencies and the Securities Administrator whether such exceptions have been or are susceptible of cure, and will take prompt action to do so.

Section 3.23	Reports Filed with Securities and Exchange Commission.

Within 15 days after each Distribution Date, the Securities Administrator shall, in accordance with industry standards, file with the Commission via EDGAR, a Form 8-K with a copy of the statement to the Certificateholders for such Distribution Date as an exhibit thereto. Prior to January 30 in any year, the Securities Administrator shall, in accordance with industry standards and unless otherwise instructed by the Company, file a Form 15 Suspension Notice with respect to the Trust Fund, if applicable. Prior to (i) March 25, 2006 and (ii) unless and until a Form 15 Suspension Notice shall have been filed, prior to March 25 of each year thereafter, the Master Servicer shall provide the Securities Administrator with a copy of the annual independent accountant’s servicing report and annual statement of compliance of the Servicer, in each case, required to be delivered pursuant to the Servicing Agreement, and, if applicable, the annual statement of compliance, and the annual independent accountant’s servicing report to be delivered by the Master Servicer pursuant to Sections 3.21 and 3.22. Prior to (i) March 31, 2006, or such earlier filing date as may be required by the Commission, and (ii) unless and until a Form 15 Suspension Notice shall have been filed, March 31 of each year thereafter, or such earlier filing date as may be required by the Commission, the Securities Administrator shall file a Form 10-K, in substance conforming to industry standards, with respect to the Trust. Such Form 10-K shall include the Sarbanes-Oxley Certification, which the Company shall execute along with the Form 10-K, and other documentation provided by the Master Servicer pursuant to the second preceding sentence. The Company hereby grants to the Securities Administrator a limited power of attorney to execute each Form 8-Kand to file each such document on behalf of the Company. Such power of attorney shall continue until either the earlier of (i) receipt by the Securities Administrator from the Company of written termination of such power of attorney and (ii) the termination of the Trust Fund. The Company agrees to promptly furnish to the Securities Administrator, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement and the Mortgage Loans as the Securities Administrator reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Securities Administrator shall have no responsibility to file any items other than those specified in this Section 3.23; provided, however, the Securities Administrator will cooperate with the Company in connection with any additional filings with respect to the Trust Fund as the Company deems necessary under the Exchange Act. Fees and expenses incurred by the Securities Administrator in connection with this Section 3.23 shall not be reimbursable from the Trust Fund, however expenses incurred by the Securities Administrator in connection with any additional filings shall be reimbursed by the Company.

In addition, the Securities Administrator will sign a certification (in the form attached hereto as Exhibit L-2) for the benefit of the Company and its officers, directors and affiliates regarding certain aspects of the Sarbanes-Oxley Certification (provided, however, that the Securities Administrator shall not undertake an analysis of any accountants’ report attached as an exhibit to the Form 10-K).

Section 3.24	Reserved.
Section 3.25	Optional Purchase of Defaulted Mortgage Loans.

(a)        During the first full calendar month (but excluding the last Business Day thereof) following a Mortgage Loan or related REO Property becoming 90 days or more delinquent, the Servicer shall have the option, but not the obligation to purchase from the Trust Fund any such Mortgage Loan or related REO Property that is then still 90 days or more delinquent, which the Servicer determines in good faith will otherwise become subject to foreclosure proceedings (evidence of such determination to be delivered in writing to the Master Servicer prior to purchase), at a price equal to the Purchase Price. The Purchase Price for any Mortgage Loan or related REO Property purchased hereunder shall be deposited in the Distribution Account, and the Trustee, upon written certification of such deposit from the Servicer in the Request for Release, shall release or cause to be released to the Servicer the related Mortgage File and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Servicer shall furnish and as shall be necessary to vest in the Servicer title to any Mortgage Loan or related REO Property released pursuant hereto.

If with respect to any delinquent Mortgage Loan or related REO Property, the option of the Servicer set forth in the preceding paragraph shall have arisen but the Servicer shall have failed to exercise such option on or before the Business Day preceding the last Business Day of the calendar month following the calendar month during which such Mortgage Loan or related REO Property first became 90 days or more delinquent, then such option shall automatically expire; provided, however, that if any such Mortgage Loan or related REO Property shall cease to be 90 days or more delinquent but then subsequently shall again become 90 days or more delinquent, then the Servicer shall be entitled to another repurchase option with respect to such Mortgage Loan or REO Property as provided in the preceding paragraph.

Section 3.26	The Corridor Contract.

(a)        The Corridor Contract Administrator on behalf of the Trust Fund, shall enter into the Corridor Contract with the Cap Counterparty, on the terms and conditions set forth in the Corridor Contract Administration Agreement. The Corridor Contract will be an asset of the Trust Fund but will not be an asset of any REMIC. The Corridor Contract Administrator pursuant to the Corridor Contract Administration Agreement, shall deposit any amounts received from time to time with respect to the Corridor Contract into the Corridor Contract Account established pursuant to the Corridor Contract Administration Agreement and shall pay or cause to be paid from funds of the Trust the payment owed to the Cap Counterparty pursuant to the terms of the Corridor Contract. The Corridor Contract Administrator will make payments to the Securities Administrator with respect to the Corridor Contract pursuant to the Corridor Contract Administration Agreement, and the Securities Administrator will allocate any such payments in accordance with Section 4.01(o). The Corridor Contract Account is an “outside reserve fund” within the meaning of Treasury Regulation §1.860G-2(h) and shall not be an asset of any REMIC. Funds in the Corridor Contract Account shall remain uninvested.

(b)        The Corridor Contract Administrator pursuant to the Corridor Contract Administration Agreement shall prepare and deliver any notices required to be delivered under the Corridor Contract.

(c)        The Securities Administrator, on behalf of the Trust, shall direct the Corridor Contract Administrator to terminate the Corridor Contract upon the occurrence of certain events of default or termination events to the extent specified thereunder.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

Section 4.01	Distributions.

(a)        On each Distribution Date the Securities Administrator shall distribute to each Certificateholder of record as of the next preceding Record Date (other than as provided in Section 9.01 respecting the final distribution) either in immediately available funds (by wire transfer or otherwise) to the account of such Certificateholder at a bank or other entity having appropriate facilities therefor, if such Certificateholder has so notified the Securities Administrator at least 5 Business Days prior to the related Record Date, or otherwise by check mailed to such Certificateholder at the address of such Holder appearing in the Certificate Register, such Certificateholder’s share (based on the aggregate of the Percentage Interests represented by Certificates of the applicable Class held by such Holder) of the amounts required to be distributed to such Holder pursuant to this Section 4.01.

(b)        Distributions to holders of each Class of Group I, Group II and Class C-B Certificates will be made on each Distribution Date from the Group I Available Funds and Group II Available Funds, respectively, as follows:

(i)       on each Distribution Date, the Group I Available Funds will be distributed to the Group I Senior Certificates as follows:

first, to the Class R-I, Class R-II and Class 1-A-1 Certificates, on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date, less any Unpaid Interest Shortfalls allocable to such Classes on such Distribution Date;

second, to the Class R-I, Class R-II and Class 1-A-1 Certificates, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group I Available Funds;

third, to the Class R-I Certificates and Class R-II Certificates, on a pro rata basis, in reduction of the Certificate Principal Balances thereof, the related Senior Optimal Principal Amount for such Distribution Date to the extent of remaining Group I Available Funds until the Certificate Principal Balance of each such Class has been reduced to zero; and

fourth, to the Class 1-A-1 Certificates in reduction of the Certificate Principal Balance thereof, the related Senior Optimal Principal Amount for such Distribution Date to the extent of remaining Group I Available Funds until the Certificate Principal Balance of such Class has been reduced to zero.

(ii)       on each Distribution Date, the Group II Available Funds will be distributed to the Group II Senior Certificates as follows:

first, to the Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date, less any Unpaid Interest Shortfalls allocable to such Classes on such Distribution Date;

second, to the Class 2-A-1, Class 2-A-2-1 and Class 2-A-2-2 Certificates, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group II Available Funds; and

third, the related Senior Optimal Principal Amount for such Distribution Date to the extent of remaining Group II Available Funds shall be distributed as follows:

first, to the Class 2-A-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero; and

second, to the Class 2-A-2-1 Certificates and Class 2-A-2-2 Certificates, on a pro rata basis, based on the Certificate Principal Balances thereof, until reduced to zero.

(c)        Except as provided in paragraphs (d) and (e) below, on each Distribution Date on or prior to the Cross-Over Date, an amount equal to the sum of the remaining Group I Available Funds and Group II Available Funds after the distributions in (b)(i) and (b)(ii) above will be distributed sequentially in the following order: to the Class C-B-1, Class C-B-2, Class C-B-3, Class C-B-4, Class C-B-5 and Class C-B-6 Certificates, in each case up to an amount equal to and in the following order: (a) the Accrued Certificate Interest thereon for such Distribution Date, (b) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (c) such Class’s Allocable Share for such Distribution Date, in each case, to the extent of the remaining Group I Available Funds and Group II Available Funds.

(d)        On each Distribution Date prior to the Cross-Over Date but after the reduction of the Certificate Principal Balances of the Group I Senior Certificates or Group II Senior Certificates to zero, the remaining Class or Classes of Group I Senior Certificates or Group II Senior Certificates, as applicable, will be entitled to receive in reduction of its Certificate Principal Balance, pro rata based upon their Certificate Principal Balances immediately prior to such Distribution Date, in addition to any Principal Prepayments related to such remaining Group I Senior Certificates or Group II Senior Certificates, as applicable, 100% of the Principal Prepayments on any Mortgage Loan in the Loan Group relating to the Class or Classes of Group I Senior Certificates or Group II Senior Certificates of the fully repaid Certificate Group; provided, however, that if (a) the weighted average of the Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subordinate Percentages and (b) the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related mortgaged property has been acquired by the Trust), averaged over the last six months, as a percentage of the sum of the aggregate Certificate Principal Balance of the Subordinate

Certificates does not exceed 50%, then the additional allocation of Principal Prepayments to the Group I Senior Certificates and Group II Senior Certificates in accordance with this paragraph (D) will not be made and 100% of the Principal Prepayments on any Mortgage Loan in the Loan Group relating to the fully repaid Class or Classes of Group I Senior Certificates or Group II Senior Certificates, as applicable, will be allocated to the Class C-B Certificates.

(e)        If on any Distribution Date on which the aggregate Certificate Principal Balance of the Group I Senior Certificates and Group II Senior Certificates would be greater than the Aggregate Stated Principal Balance of the Mortgage Loans in its related Loan Group and any Class C-B Certificates are still outstanding, in each case, after giving effect to distributions to be made on such Distribution Date, (i) 100% of amounts otherwise allocable to the Class C-B Certificates in respect of principal will be distributed to the Group I Senior Certificates or Group II Senior Certificates, as applicable, pro rata based upon their Certificate Principal Balances immediately prior to such Distribution Date, in reduction of the Certificate Principal Balances thereof, until the aggregate Certificate Principal Balance of the Group I Senior Certificates or Group II Senior Certificates, as applicable, is equal to the Aggregate Stated Principal Balance of the Mortgage Loans in its related Loan Group, and (ii) the Accrued Certificate Interest otherwise allocable to the Class C-B Certificates on such Distribution Date will be reduced, if necessary, and distributed to such Class or Classes of Group I Senior Certificates or Group II Senior Certificates, as applicable, in an amount equal to the Accrued Certificate Interest for such Distribution Date on the excess of (x) the aggregate Certificate Principal Balance of the Group I Senior Certificates or Group II Senior Certificates, as applicable, over (y) the Aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group. Any such reduction in the Accrued Certificate Interest on the Class C-B Certificates will be allocated in reverse order of the Class C-B Certificates’ numerical designations, commencing with the Class C-B-6 Certificates.

(f)         If, after distributions have been made pursuant to priorities first and second of paragraphs (b)(i) and (b)(ii) above on any Distribution Date, the remaining Group I Available Funds and Group II Available Funds are less than the related Senior Optimal Principal Amounts, the Senior Optimal Principal Amount for the related Certificate Group shall be reduced, and such remaining Available Funds will be distributed among the related Group I Senior Certificates or Group II Senior Certificates, as applicable, on a pro rata basis on the basis of such reduced amount.

On each Distribution Date, any Available Funds remaining after payment of interest and principal to the Classes of certificates entitled thereto, as described above, will be distributed to the Class R-II Certificates; provided, that if on any Distribution Date there are any Group I Available Funds or Group II Available Funds remaining after payment of interest and principal to a Class or Classes of Certificates entitled thereto, such amounts will be distributed to the other Classes of Group I Senior Certificates or Group II Senior Certificates, as applicable, pro rata, based upon their Certificate Principal Balances, until all amounts due to all Classes of Group I Senior Certificates and Group II Senior Certificates have been paid in full, before any amounts are distributed to the Class R-II Certificates.

(g)        On each Distribution Date, the Securities Administrator shall withdraw from the Distribution Account the Group III Interest Remittance Amount for such Distribution Date, and shall pay such amount in the following amounts and order of priority, in each case to the extent of the remaining Group III Interest Remittance Amount:

(i)         first, to the Group III Senior Certificates, as provided under Section 4.01 (h) below;

(ii)         second, to the Class 3-M-1 Certificates, Accrued Certificate Interest thereon for such Class and such Distribution Date;

(iii)        third, to the Class 3-M-2 Certificates, Accrued Certificate Interest thereon for such Class and such Distribution Date;

(iv)        fourth, to the Class 3-M-3 Certificates, Accrued Certificate Interest thereon for such Class and such Distribution Date;

(v)        fifth, to the Class 3-M-4 Certificates, Accrued Certificate Interest thereon for such Class and such Distribution Date; and

(iv)        any remainder as part of the Net Monthly Excess Cashflow to be allocated as described under Section 4.08 below.

(h)        The Group III Interest Remittance Amount distributed pursuant to clause Section 4.01(g)(i) above will be applied to the Group III Senior Certificates as follows:

(i)         any amounts received in respect of the Group III Interest Remittance Amount with respect to the Group III-A Loans will be distributed first to the Class 3-A-1-1 Certificates and Class 3-A-1-2 Certificates, pro rata based on amounts due, Accrued Certificate Interest thereon for such Class and such Distribution Date;

(ii)         any amounts received in respect of the Group III Interest Remittance Amount with respect to the Group III-B Loans will be distributed first to the Class 3-A-2-1 Certificates and Class 3-A-2-2 Certificates, pro rata based on amounts due, Accrued Certificate Interest thereon for such Class and such Distribution Date; and

(iii)        any remaining amounts will be distributed to the Group III Senior Certificates, pro rata based on amounts due, any remaining Accrued Certificate Interest thereon for such Class and such Distribution Date.

(i)         On each Distribution Date (a) prior to the related Stepdown Date or (b) on which a related Trigger Event is in effect, the holders of each Class of Group III-A Certificates and Group III-B Certificates shall be entitled to receive payments in respect of principal to the extent of the related Principal Distribution Amount in the following amounts and order of priority:

(i)              from the Class 3-A-1 Principal Distribution Amount, sequentially, first (x) to the Class 3-A-1-1 Certificates and Class 3-A-1-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero, and then (y) to the Class 3-

A-2-1 Certificates and Class 3-A-2-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero; and

(ii)         from the Class 3-A-2 Principal Distribution Amount, sequentially, first (x) to the Class 3-A-2-1 Certificates and Class 3-A-2-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero, and then (y) to the Class 3-A-1-1 Certificates and Class 3-A-1-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero;

(iii)        any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B, to the Class 3-M-1 Certificates until the Certificate Principal Balance of such Class is reduced to zero;

(iv)        any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B, to the Class 3-M-2 Certificates until the Certificate Principal Balance of such Class is reduced to zero;

(v)        any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B, to the Class 3-M-3 Certificates until the Certificate Principal Balance of such Class is reduced to zero;

(vi)        any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B, to the Class 3-M-4 Certificates until the Certificate Principal Balance of such Class is reduced to zero; and

(vii)       any remainder as part of the Net Monthly Excess Cashflow to be allocated as described under Section 4.08 below.

(j)         On each Distribution Date (a) on or after the related Stepdown Date and (b) on which a related Trigger Event is not in effect, the holders of each Class of Group III-A Certificates and Group III-B Certificates shall be entitled to receive payments in respect of principal to the extent of the related Principal Distribution Amount in the following amounts and order of priority:

(i)         (a)        from the Class 3-A-1 Principal Distribution Amount, sequentially, first (x) to the Class 3-A-1-1 Certificates and Class 3-A-1-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero, and then (y) to the Class 3-A-2-1 Certificates and Class 3-A-2-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero;

(b)        from the Class 3-A-2 Principal Distribution Amount, sequentially, first (x) to the Class 3-A-2-1 Certificates and Class 3-A-2-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero, and then (y) to the Class 3-A-1-1 Certificates and Class 3-A-1-2 Certificates, pro rata, until their respective Certificate Principal Balances are reduced to zero;

(ii)                   any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B shall be distributed to the Class 3-M-1 Certificates, the Class 3-

M-1 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iii)                  any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B shall be distributed to the Class 3-M-2 Certificates, the Class 3-M-2 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iv)                  any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B shall be distributed to the Class 3-M-3 Certificates, the Class 3-M-3 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(v)                  any remaining Principal Distribution Amount for Loan Group III-A and Loan Group III-B shall be distributed to the Class 3-M-4 Certificates, the Class 3-M-4 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero; and

(vi)                  any remainder as part of the Net Monthly Excess Cashflow to be allocated as described in Section 4.08 below.

(k)        In addition to the foregoing distributions, with respect to any Subsequent Recoveries, the Master Servicer or Servicer, as the case may be, shall deposit such funds into the Distribution Account pursuant to Section 3.19. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Certificates. The amount of any remaining Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates, and so on. Holders of such Certificates will not be entitled to any payment in respect of Accrued Certificate Interest on the amount of such increases for any Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(l)         Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Securities Administrator, the Company or the Master Servicer shall have any responsibility therefor except as otherwise provided by this Agreement.

(m)       Except as otherwise provided in Section 9.01, if the Securities Administrator anticipates that a final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Securities Administrator shall, no later than two Business Days after the Determination Date in the month of such final distribution, mail on such date to each Holder of such Class of Certificates a notice to the effect that: (i) the Securities Administrator anticipates that the final distribution with respect to such Class of Certificates will be made on such Distribution Date but only upon presentation and surrender of such Certificates at the office of the Securities Administrator or as otherwise specified therein, and (ii) no interest shall accrue on such Certificates from and after the end of the prior calendar month.

(n)        Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(n) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Securities Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within six months after the second notice all such Certificates shall not have been surrendered for cancellation, the Securities Administrator shall take reasonable steps as directed by the Company, or appoint an agent to take reasonable steps, to contact the remaining non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the Trust Fund. If within nine months after the second notice any such Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets which remain subject hereto. No interest shall accrue or be payable to any Certificateholder on any amount held in trust as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(n).

(o)        On each Distribution Date, any payments received by the Securities Administrator with respect to the Corridor Contract will be allocated in the following order of priority:

first, to the Group III Senior Certificates, pro rata based on amounts due, in reduction of any related Basis Risk Shortfall Carry-Forward Amount for such Classes for that Distribution Date;

second, sequentially, to the Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates, in that order, in reduction of any related Basis Risk Shortfall Carry-Forward Amount for such Classes for that Distribution Date, third, to the Principal Remittance Amount, up to the aggregate amount of Realized Losses on the Mortgage Loans in Loan Group III-A and Loan Group III-B incurred during the related Due Period, any shortfall to be allocated pro rata based on the amount of such Realized Losses applicable to each such Loan Group; and

fourth, first, pro rata to the Class 3-A-1-2 Certificates and Class 3-A-2-2 Certificates, and then sequentially to the Class 3-M-1, Class 3-M-2, Class 3-M-3, Class 3-M-4 Certificates, in that order, any Allocated Realized Loss Amounts, in each case prior to giving effect to amounts available to be paid in respect of Allocated Realized Loss Amounts as described under Section 4.08 on such Distribution Date.

(p)        On each Distribution Date, other than the final Distribution Date, the Securities Administrator shall distribute to each Certificateholder of record as of the immediately preceding Record Date the Certificateholder’s pro rata share of its Class (based on the aggregate Percentage Interest represented by such Holder’s Certificates) of all amounts required to be distributed on such Distribution Date to such Class. The Securities Administrator shall calculate the amount to be distributed to each Class and, based on such amounts, the Securities Administrator shall determine the amount to be distributed to each Certificateholder. All of the Securities Administrator’s calculations of payments shall be based solely on information provided to the Securities Administrator by the Master Servicer. The Securities Administrator shall not be required to confirm, verify or recompute any such information but shall be entitled to rely conclusively on such information.

Section 4.02	Statements to Certificateholders.

(a)        On each Distribution Date, based, as applicable, on information provided to it by the Master Servicer, the Securities Administrator shall prepare and make available on the Securities Administrator’s website as set forth below, to each Holder of the Regular Certificates, the Trustee, the Master Servicer and the Rating Agencies, a statement as to the distributions made on such Distribution Date setting forth:

(i)       the amount of the distribution made on such Distribution Date to the Holders of each Class of Regular Certificates, separately identified, allocable to principal;

(ii)       the amount of the distribution made on such Distribution Date to the Holders of each Class of Regular Certificates allocable to interest, separately identified;

(iii)      the Pass-Through Rate on each Class of Regular Certificates for such Distribution Date;

(iv)	the aggregate amount of Advances for such Distribution Date;

(v)      the number and Aggregate Stated Principal Balance of the Mortgage Loans as of the end of the related Due Period;

(vi)      the Overcollateralized Amount, the Overcollateralization Deficiency Amount and the Overcollateralization Target Amount for such Distribution Date;

(vii)     the aggregate Certificate Principal Balance or Notional Amount, as applicable, of each Class of Regular Certificates after giving effect to the amounts distributed on such Distribution Date (in the case of each Class of the Class 3-M

Certificates, separately identifying any reduction thereof due to the allocation of Realized Losses thereto);

(viii)    the number and Aggregate Stated Principal Balance of Mortgage Loans (a) Delinquent 31 to 60 days, (b) Delinquent 61 to 90 days, (c) Delinquent 91 days or more, in each case as of the end of the calendar month prior to such Distribution Date;

(ix)      the number, aggregate principal balance and book value of any REO Properties as of the close of business on the last day of the calendar month preceding the month in which such Distribution Date occurs;

(x)      the weighted average remaining term to maturity, weighted average Mortgage Rate and weighted average Net Mortgage Rate of the Mortgage Loans as of the close of business on the first day of the calendar month in which such Distribution Date occurs;

(xi)      the aggregate amount of Principal Prepayments made during the related Prepayment Period;

(xii)     the aggregate amount of Realized Losses incurred during the related Prepayment Period and the cumulative amount of Realized Losses;

(xiii)    the aggregate amount of extraordinary Trust Fund expenses withdrawn from the Distribution Account for such Distribution Date;

(xiv)    the aggregate amount of any Prepayment Interest Shortfalls for such Distribution Date, to the extent not covered by payments by the Servicer or Master Servicer pursuant to Section 3.16, and the aggregate amount of Relief Act Interest Shortfalls for such Distribution Date;

(xv)     the Accrued Certificate Interest in respect of each Class of Certificates for such Distribution Date and the Unpaid Interest Shortfall Amount, if any, with respect to each such Class of Certificates for such Distribution Date;

(xvi)    (A) the Overcollateralization Target Amount, (B) the Overcollateralized Amount and (C) the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount, in each case after giving effect to the distribution made on the Regular Certificates on such Distribution Date;

(xvii)   the aggregate of any deposits to and withdrawals from the Basis Risk Shortfall Reserve Fund for such Distribution Date and the remaining amount on deposit in the Basis Risk Shortfall Reserve Fund after such deposits and withdrawals;

(xviii)   the Senior Percentage, the Senior Prepayment Percentage, the Subordinate Percentage and the Subordinate Prepayment Percentage for Loan Group I and Loan Group II;

(xix)    the Group I Available Funds and Group II Available Funds for such Distribution Date;

(xx)	the Principal Remittance Amount for such Distribution Date; and
(xxi)	the amounts paid under the Corridor Contract.

On each Distribution Date, the Securities Administrator shall provide Bloomberg Financial Markets, L.P. (“Bloomberg”) CUSIP level factors for each Class of Certificates as of such Distribution Date, using a format and media mutually acceptable to the Securities Administrator and Bloomberg.

The information set forth above shall be calculated or reported, as the case may be, by the Securities Administrator, based solely on, and to the extent of, information provided to the Securities Administrator by the Master Servicer. The Securities Administrator may conclusively rely on such information and shall not be required to confirm, verify or recalculate any such information.

The Securities Administrator may make available each month, to any interested party, the monthly statement to Certificateholders via the Securities Administrator’s website initially located at “www.ctslink.com.” Assistance in using the website can be obtained by calling the Securities Administrator’s customer service desk at (301) 815-6600. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Securities Administrator’s customer service desk and indicating such. The Securities Administrator shall have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the parties, and the Securities Administrator shall provide timely and adequate notification to all parties regarding any such change.

Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall prepare and forward, to each Person who at any time during the calendar year was a Holder of a Certificate, a statement containing the information set forth in subclauses (i) and (ii) above, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code and regulations thereunder as from time to time are in force.

Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall prepare and forward, to each Person who at any time during the calendar year was a Holder of a Class R Certificate a statement containing the information provided pursuant to the previous paragraph aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Securities Administrator pursuant to any requirements of the Code as from time to time are in force.

Section 4.03	Remittance Reports; Advances by the Master Servicer.

(a)        On the Business Day following each Determination Date but in no event later than the 20th day of each month (or if such 20th day is not a Business Day, the preceding Business Day), the Master Servicer shall deliver to the Securities Administrator a report, prepared as of the close of business on the Determination Date (the “Remittance Report”), in the form of an electronic format mutually acceptable to each party. The Remittance Report and any written information supplemental thereto shall include such information with respect to the Mortgage Loans that is required by the Securities Administrator for purposes of making the calculations and preparing the statement described in Sections 4.01 and 4.02, as set forth in written specifications or guidelines issued by the Securities Administrator from time to time.

(b)        If the scheduled payment on a Mortgage Loan that was due on a related Due Date is delinquent, other than as a result of application of the Relief Act, and for which the Servicer was required to make an advance pursuant to the Servicing Agreement exceeds the amount deposited in the Distribution Account which will be used for an advance with respect to such Mortgage Loan, the Master Servicer will deposit in the Distribution Account not later than the Business Day immediately preceding the related Distribution Date an amount equal to such deficiency, net of the Servicing Fee for such Mortgage Loan except to the extent the Master Servicer determines any such advance to be a Nonrecoverable Advance. Subject to the foregoing, the Master Servicer shall continue to make such advances through the date that the Servicer is required to do so under its Servicing Agreement. If the Master Servicer deems an advance to be a Nonrecoverable Advance, on the Business Day immediately preceding the related Distribution Date, the Master Servicer shall present an Officer’s Certificate to the Securities Administrator (i) stating that the Master Servicer elects not to make a Monthly Advance in a stated amount and (ii) detailing the reason it deems the advance to be a Nonrecoverable Advance.

(c)        The Master Servicer shall deposit in the Distribution Account not later than each Business Day immediately preceding the related Distribution Date an amount equal to the sum of the aggregate amounts required to be paid by the Servicer under the Servicing Agreements with respect to subclauses (a) and (b) of the definition of Interest Shortfall with respect to the Mortgage Loans for the related Distribution Date, and not so paid by the Servicer (such amount, the “Compensating Interest Payment”). The Master Servicer shall not be entitled to any reimbursement of any Compensating Interest Payment.

Section 4.04	Distributions on the REMIC Regular Interests.

(a)        On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC 1-A to REMIC 1-B on account of the REMIC 1-A Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-II Certificates (in respect of the Class R-1A Interest), as the case may be:

With respect to the Group I Mortgage Loans and the Group II Mortgage Loans:

(1)        Interest shall be payable to the REMIC 1-A Regular Interests at the Uncertificated REMIC 1-A Pass-Through Rate for each such REMIC 1-A Regular Interest on the related Uncertificated Principal Balance.

(2)        Distributions of principal shall be deemed to be made from amounts received on the Group I Mortgage Loans first, to REMIC 1-A Regular Interest LT-R until the Uncertificated Principal Balance has been reduced to zero and then from the Group I Mortgage Loans and the Group II Mortgage Loans to the REMIC 1-A Regular Interests, first, so as to keep the Uncertificated Balance of each REMIC 1-A Regular Interest ending with the designation “B” equal to 1.00% of the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC 1-A Regular Interest ending with the designation “A,” so that the Uncertificated Balance of each such REMIC 1-A Regular Interest is equal to 1.00% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group over (y) the Certificate Principal Balance of the related Senior Certificates (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC 1-A Regular Interests such that the REMIC 1-A Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC 1-A Regular Interest LT-ZZ; and

(3)        Any remaining amounts shall be distributed to the Class R-II Certificates in respect of the Class R-1A Interest.

(b)        On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC 2-A to REMIC 2-B on account of the REMIC 2-A Regular Interests or withdrawn from the Distribution Account and distributed to the Holders of the Class R-II Certificates (in respect of the Class R-2A Interest), as the case may be:

With respect to the Group III Mortgage Loans:

(i)         to Holders of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3, REMIC 2-A Regular Interest LT-3M4 and REMIC 2-A Regular Interest LT-ZZ, pro rata, in an amount equal to (A) the related Uncertificated Accrued Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from the previous Distribution Dates.

Amounts payable as Uncertificated Accrued Interest in respect of REMIC 2-A Regular Interest LT-ZZ shall be reduced when the REMIC 2-A Overcollateralized Amount is less than the REMIC 2-A Overcollateralization Target Amount, by the lesser of (x) the amount of such difference and (y) the Maximum Uncertificated Accrued Interest Deferral Amount, and such amount will be payable to the Holders of REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4 in the same proportion as the Overcollateralization Deficiency Amount is allocated to the

Corresponding Certificates, and the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-ZZ shall be increased by such amount;

(ii)         to the Holders of the REMIC 2-A Regular Interests, in an amount equal to the remainder of the REMIC 2-A Marker Allocation Percentage of Available Funds for such Distribution Date after the distributions made pursuant to clauses (i) and (ii) above, allocated as follows:

(A)	98% of such remainder to the Holders of REMIC 2-A Regular Interest LT-AA, until the Uncertificated Principal Balance of such Uncertificated REMIC 2-A Regular Interest is reduced to zero;
(B)

2% of such remainder, first to the REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4, 1% of and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Principal Balances of such REMIC 2-A Regular Interests are reduced to zero and second, to the Holders of REMIC 2-A Regular Interest LT-ZZ, until the Uncertificated Principal Balance of such REMIC 2-A Regular Interest is reduced to zero; and

(C)	any remaining amount to the Holders of the Class R-II Certificates (in respect of the Class R-2A Interest);

provided, however, that 98% and 2% of any principal payments shall be allocated to Holders of REMIC 2-A Regular Interest LT-AA and REMIC 2-A Regular Interest LT-ZZ, respectively, once the Uncertificated Principal Balances REMIC 2-A Regular Interest LT-3-A-1-1, REMIC 2-A Regular Interest LT-3-A-1-2, REMIC 2-A Regular Interest LT-3-A-2-1, REMIC 2-A Regular Interest LT-3-A-2-2, REMIC 2-A Regular Interest LT-3M1, REMIC 2-A Regular Interest LT-3M2, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-3M4 have been reduced to zero; and

(iii)        to Holders of REMIC 2-A Regular Interest LT-1SUB, REMIC 2-A Regular Interest LT-1GRP, REMIC 2-A Regular Interest LT-2SUB, REMIC 2-A Regular Interest LT-2GRP and REMIC 2-A Regular Interest LT-XX, pro rata, in an amount equal to

(a)	the related Uncertificated Accrued Interest for such Distribution Date, plus
(b)	any amounts in respect thereof remaining unpaid from the previous Distribution Dates; and

(iv)        to the Holders of REMIC 2-A Regular Interest LT-1SUB, REMIC 2-A Regular Interest LT-1GRP, REMIC 2-A Regular Interest LT-2SUB, REMIC 2-A Regular Interest LT-2GRP and REMIC 2-A Regular Interest LT-XX, in an amount equal to the REMIC 2-A Sub WAC Allocation Percentage of the remainder of the Available Funds for such Distribution Date after the distributions made pursuant to clauses (iv) above, first, so as to keep the Uncertificated Principal Balance of each REMIC 2-A Regular Interest ending with the designation “GRP” equal to 1.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC 2-A Regular Interest ending with the designation “SUB,” so that the Uncertificated Principal Balance of each such REMIC 2-A Regular Interest is equal to 1.00% of the excess of (x) the Aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Senior Certificates related to such Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC 2-A Regular Interests such that the REMIC 2-A Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC 2-A Regular Interest LT-XX.

Section 4.05	Allocation of Realized Losses.
(a)	Group I, Group II and Class C-B Certificates:

Any Realized Losses in Loan Group I and Loan Group II, except for Excess Losses, on the Mortgage Loans will be allocated on any Distribution Date, first, to the Class C-B-6 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, second, to the Class C-B-5 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, third, to the Class C-B-4 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, fourth, to the Class C-B-3 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, fifth, to the Class C-B-2 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, and sixth, to the Class C-B-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero. Thereafter, any Realized Losses on the Mortgage Loans in Loan Group I will be allocated on any Distribution Date to the Class 1-A-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero; and any Realized Losses on the Mortgage Loans in Loan Group II will be allocated on any Distribution Date, first, to the Class 2-A-2-2 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero, second, to the Class 2-A-2-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero and third, to the Class 2-A-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero.

Any allocation of a Realized Loss to a Certificate will be made by reducing the Certificate Principal Balance thereof by the amount so allocated as of the Distribution Date in the month following the calendar month in which such Realized Loss was incurred.

If, after taking into account Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Class 1-A-1, Class 2-A-1, Class 2-A-2 and Class C-B Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Certificates. The amount of any remaining Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates, and so on. Holders of such Certificates will not be entitled to any payment in respect of any Accrued

Certificate Interest on the amount of such increases for any Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective percentage interest.

(b)	Excess Loss With Respect to Group I , Group II and Class C-B Certificates:

On each Distribution Date, Excess Losses with respect to principal will be allocated pro rata among the Classes of Group I Certificates and Group II Certificates, based on their respective Certificate Principal Balances.

On each Distribution Date, if the aggregate Certificate Principal Balances of all Classes of the Group I, Group II and Class C-B Certificates exceeds the Aggregate Stated Principal Balances of the Mortgage Loans in Loan Group I and Loan Group II after giving effect to distributions of principal and the allocation of all losses to these Certificates on that Distribution Date, that excess will be deemed a principal loss and will be allocated to the most junior Class of Class C-B Certificates then outstanding.

The Class C-B Certificates will provide limited protection to the Classes of Certificates of higher relative priority against (i) Special Hazard Losses in an initial amount up to the Special Hazard Loss Coverage Amount, (ii) Bankruptcy Losses in an initial amount expected up to the Bankruptcy Loss Coverage Amount and (iii) Fraud Losses in an initial amount up to the Fraud Loss Coverage Amount, which is equal to 2.00% of the Aggregate Stated Principal Balances of the Group I Certificates and Group II Certificates as of the Cut-off Date.

The Fraud Loss Coverage Amount will be reduced, from time to time, by the amount of Fraud Losses allocated to the Group I Certificates and Group II Certificates. In addition, (a) on each anniversary prior to the fifth anniversary of the Cut-off Date, the Fraud Loss Coverage Amount will be reduced to an amount equal to the lesser of (A) (i) 3.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the first anniversary of the Cut-off Date, (ii) 2.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the second anniversary of the Cut-off Date, (iii) 1.00% of the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II as of the Cut-off Date on the third anniversary through the fifth anniversary of the Cut-off Date and (B) the excess of the Fraud Loss Coverage Amount as of the preceding anniversary of the Cut-off Date over the cumulative amount of Fraud Losses allocated to the Class C-B Certificates since such preceding anniversary, and (b) on the sixth anniversary of the Cut-off Date, zero.

The Bankruptcy Loss Coverage Amount will be reduced, from time to time, by the amount of Bankruptcy Losses allocated to the Class C-B Certificates.

The Special Hazard Loss Coverage Amount will be reduced, from time to time, to an amount equal on any Distribution Date to the lesser of:

(A)	the greatest of:

•	1.00% of the Aggregate Stated Principal Balances of the Group I Certificates and Group II Certificates on such Distribution Date,
•	twice the Stated Principal Balance of the largest mortgage loan in Loan Group I and Loan Group II, or
•

the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II secured by mortgaged properties located in the single California postal zip code area having the highest Aggregate Stated Principal Balance of any such zip code area; and

(B)        the Special Hazard Loss Coverage Amount as of the Closing Date less the amount, if any, of Special Hazard Losses allocated to the Class C-B Certificates since the Closing Date.

(c)	Group III-A, Group III-B and Class 3-M Certificates:

Any Realized Losses on the Mortgage Loans in Loan Group III-A and Loan Group III-B will be allocated or covered on any Distribution Date as follows: first, to the Net Monthly Excess Cashflow, by an increase in the Overcollateralization Increase Amount for that Distribution Date; second, in reduction of the Overcollateralized Amount, until reduced to zero (meaning, no losses will be allocated to the Group III Subordinate Certificates until the aggregate Certificate Principal Balance of the Group III Certificates equals the Aggregate Stated Principal Balance of the Mortgage Loans in Loan Group III); third, to the Class 3-M-4 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero; fourth, to the Class 3-M-3 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero; fifth, to the Class 3-M-2 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero; and sixth, to the Class 3-M-1 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero. On and after the Cross-Over Date, (x) to the extent such Realized Losses are incurred in respect of the Mortgage Loans in Loan Group III-A, such losses allocated to the Class 3-A-1-2 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero and (y) to the extent such Realized Losses are incurred in respect of the Mortgage Loans in Loan Group III-B, such losses allocated to the Class 3-A-2-2 Certificates, in reduction of the Certificate Principal Balance thereof, until reduced to zero.

Any allocation of a Realized Loss to a Class 3-A-1-2, Class 3-A-2-2 and the Group III Subordinate Certificates will be made by reducing the Certificate Principal Balance thereof by the amount so allocated as of the Distribution Date in the month following the calendar month in which such Realized Loss was incurred. Notwithstanding anything to the contrary herein, in no event will the Certificate Principal Balance of any Certificate be reduced more than once in respect of any particular amount both (i) allocable to such Certificate in respect of Realized Losses and (ii) payable as principal to the holder of such Certificate from related Net Monthly Excess Cashflow.

If, after taking into account Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Class 3-A-1-2, Class 3-A-2-2 and the Group III Subordinate

Certificates, as applicable, with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Certificates. The amount of any remaining Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Class 3-A-1-2, Class 3-A-2-2 and the Group III Subordinate Certificates, as applicable, with the next highest payment priority, up to the amount of such Realized Losses previously allocated to that Class of Class 3-A-1-2, Class 3-A-2-2 and the Group III Subordinate Certificates, as applicable, and so on. Holders of such Class 3-A-1-2, Class 3-A-2-2 and the Group III Subordinate Certificates, as applicable, will not be entitled to any payment in respect of Accrued Certificate Interest on the amount of such increases for any Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective percentage interest.

With respect to the REMIC 1-A Regular Interests, all Realized Losses on the Group I Mortgage Loans and Group II Mortgage Loans shall be allocated by the Securities Administrator on each Distribution Date first, so as to keep the Uncertificated Principal Balance of each REMIC 1-A Regular Interest ending with the designation “B” equal to 1.0% of the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC 1-A Regular Interest ending with the designation “A,” so that the Uncertificated Principal Balance of each such REMIC 1-A Regular Interest is equal to 1.0% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group over (y) the Certificate Principal Balance of the related Senior Certificates (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC 1-A Regular Interests such that the REMIC 1-A Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses on the Group I Mortgage Loans and Group II Mortgage Loans shall be allocated to REMIC 1-A Regular Interest LT-ZZ. Interest shall be payable to the REMIC 1-A Regular Interests at the REMIC 1-A Remittance Rate for each such REMIC 1-A Regular Interest on the related Uncertificated Balance.

With respect to the REMIC 2-A Regular Interests, the REMIC 2-A Marker Allocation Percentage of all Realized Losses on the Group III Mortgage Loans shall be allocated by the Securities Administrator on each Distribution Date first on each Distribution Date as follows: first to Uncertificated Accrued Interest payable to the REMIC 2-A Regular Interest LT-AA and REMIC 2-A Regular Interest LT-ZZ up to an aggregate amount equal to the REMIC 2-A Interest Loss Allocation Amount, 98% and 2% respectively; second, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA and REMIC 2-A Regular Interest LT-ZZ up to an aggregate amount equal to the REMIC 2-A Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3M4 and REMIC 2-A Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M4 has been reduced to zero; fourth, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3M3 and REMIC 2-A Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M3 has been reduced to zero; fifth, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3M2 and REMIC 2-A Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the

Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M2 has been reduced to zero; sixth, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3M1 and REMIC 2-A Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3M1 has been reduced to zero; seventh, with respect to Realized Losses on the Group III-A Mortgage Loans, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-1-2 and REMIC 2-A Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3-A-1-2 has been reduced to zero; and eighth, with respect to Realized Losses on the Group III-B Mortgage Loans, to the Uncertificated Principal Balances of REMIC 2-A Regular Interest LT-AA, REMIC 2-A Regular Interest LT-3-A-2-2 and REMIC 2-A Regular Interest LT-ZZ, 98%, 1% and 1%, respectively, until the Uncertificated Principal Balance of REMIC 2-A Regular Interest LT-3-A-2-2 has been reduced to zero.

With respect to the REMIC 2-A Regular Interests, the REMIC 2-A Sub WAC Allocation Percentage of all Realized Losses on the Group III Mortgage Loans shall be allocated by the Securities Administrator on each Distribution Date first, so as to keep the Uncertificated Principal Balance of each REMIC 2-A Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC 2-A Regular Interest ending with the designation “SUB” so that the Uncertificated Principal Balance of each such REMIC 2-A Regular Interest is equal to 0.01% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Senior Certificates related to such Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC 2-A Regular Interests such that the REMIC 2-A Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses on the Group III Mortgage Loans shall be allocated to REMIC 2-A Regular Interest LT-XX.

Section 4.06	Information Reports to Be Filed by the Servicer.

The Servicer shall file information reports with respect, to the extent set forth in the Servicing Agreements, to the receipt of mortgage interest received in a trade or business, foreclosures and abandonments of any Mortgaged Property and the information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property required by Sections 6050H, 6050J and 6050P of the Code, respectively, and deliver to the Securities Administrator an Officers’ Certificate stating that such reports have been filed. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

Section 4.07	Compliance with Withholding Requirements.

Notwithstanding any other provision of this Agreement the Securities Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount on the Mortgage Loans, that the Securities Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Securities Administrator withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Securities Administrator shall, together with its monthly report to such Certificateholders pursuant to Section 4.02 hereof, indicate such amount withheld.

Section 4.08	Basis Risk Shortfall Reserve Fund.

(a)        On the Closing Date, the Securities Administrator shall establish and maintain in its name, in trust for the benefit of the Group III-A, Group III-B and Class 3-M Certificates, the Basis Risk Shortfall Reserve Fund.

On each Distribution Date, the Securities Administrator shall transfer from the Distribution Account to the Basis Risk Shortfall Reserve Fund the amounts specified pursuant to Sections 4.01(c)(iv) and 4.01(g)(5). On each Distribution Date, to the extent required, the Securities Administrator shall make withdrawals from the Basis Risk Shortfall Reserve Fund and use the amounts in the Basis Risk Shortfall Reserve Fund to make distributions to the Group III-A, Group III-B and Class 3-M Certificates in an amount equal to the amount of any Basis Risk Shortfall Carry-Forward Amount on such Certificates.

With respect to any Distribution Date, any Net Monthly Excess Cashflow for the Mortgage Loans in Loan Group III-A and Loan Group III-B shall be paid as follows, in each case to the extent of remaining Net Monthly Excess Cashflow:

(1)	To make payments in respect of the Overcollateralization Increase Amount, which shall be included in the Principal Distribution Amount and allocated as provided above;
(2)	to the holders of the Class 3-A-1-2 Certificates and Class 3-A-2-2 Certificates, pro rata based on amounts due, any Allocated Realized Loss Amounts for each such Class;
(3)	to the holders of the Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates, in that order, any Allocated Realized Loss Amounts for such Classes;
(4)	to the holders of the Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1 and Class 3-A-2-2 Certificates, pro rata based on amounts due, any Basis Risk Shortfall Carry-Forward Amount for such Class;
(5)	to the holders of the Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates, in that order, any Basis Risk Shortfall Carry-Forward Amount for such Class;
(6)	to the holders of the Class 3-X Certificates, the amount distributable thereon pursuant to the Agreement; and
(7)	to the Class R-II Certificates or Class R-I Certificates, any remaining amount, as appropriate.

Any such amounts transferred shall be treated for federal tax purposes as amounts distributed by REMIC 2-B to the Holder of the Class 3-X Certificates. On each Distribution Date, after the distributions described in the preceding sentence, the Securities Administrator shall withdraw from the Basis Risk Shortfall Reserve Fund (to the extent of funds available on deposit therein) any remaining amounts and distribute them to the Holders of the Class 3-X Certificates, not in respect of any REMIC.

(b)        The Basis Risk Shortfall Reserve Fund shall be an Eligible Account. Amounts held in the Basis Risk Shortfall Reserve Fund from time to time shall continue to constitute assets of the Trust Fund, but not of the REMICs, until released from the Basis Risk Shortfall Reserve Fund pursuant to this Section 4.08. The Basis Risk Shortfall Reserve Fund constitutes an “outside reserve fund” within the meaning of Treasury Regulation § 1.860G-2(h) and is not an asset of any REMIC. The Holders of the Class 3-X Certificates shall be the owner of the Basis Risk Shortfall Reserve Fund. The Securities Administrator shall keep records that accurately reflect the funds on deposit in the Basis Risk Shortfall Reserve Fund. The Securities Administrator shall, at the written direction of the holder of the Majority Class 3-X Certificateholder, invest amounts on deposit in the Basis Risk Shortfall Reserve Fund in Permitted Investments. In the absence of written direction to the Securities Administrator from the Majority Class 3-X Certificateholder, all funds in the Basis Risk Shortfall Reserve Fund shall remain uninvested. On each Distribution Date, the Securities Administrator shall distribute, not in respect of any REMIC, any interest earned on the Basis Risk Shortfall Reserve Fund to the Holders of the Class 3-X Certificates.

(c)        For federal tax return and information reporting, the right of the Holders of the Group III-A, Group III-B and Class 3-M Certificates to receive payments from the Basis Risk Shortfall Reserve Fund in respect of any Basis Risk Shortfall Carry-Forward Amount may have more than a de minimis value.

Section 4.09	[Reserved].

ARTICLE V

THE CERTIFICATES

Section 5.01	The Certificates.

(a)        The Certificates will be substantially in the respective forms annexed hereto as Exhibits A and B-1 through B-4. The Certificates will be issuable in registered form only. The Certificates (other than the Class 3-X Certificates and the Residual Certificates) will be issued in minimum denominations of $25,000 Certificate Principal Balance and integral multiples of $1 in excess thereof. The Class 3-X Certificates will be issued in minimum denominations of $1 Initial Notional Amount and integral multiples of $1 in excess thereof.

Upon original issue, the Certificates shall, upon the written request of the Company executed by an officer of the Company, be executed and delivered by the Securities Administrator, authenticated by the Securities Administrator and delivered to or upon the order of the Company upon receipt by the Securities Administrator of the documents specified in Section 2.01. The Certificates shall be executed by manual or facsimile signature on behalf of the Securities Administrator by a Responsible Officer. Certificates bearing the manual or facsimile signatures of individuals who were at the time they signed the proper officers of the Securities Administrator shall bind the Securities Administrator, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein executed by the Securities Administrator by manual signature, and such Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates issued on the Closing Date shall be dated the Closing Date and any Certificates delivered thereafter shall be dated the date of their authentication.

(b)        The Certificates shall initially be issued as one or more Certificates registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Securities Administrator except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to each of such Book-Entry Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to Definitive Certificates in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall transfer the Ownership Interests only in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Company’s normal procedures. The Securities Administrator shall not be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to the Book-Entry Certificates, and the Securities Administrator shall have no liability for transfers of Ownership Interests in the Book-Entry Certificates made through the book-entry facilities of the

Depositary or between or among Depositary Participants or Certificate Owners, made in violation of the applicable restrictions.

The Trustee, the Securities Administrator, the Master Servicer and the Company may for all purposes (including the making of payments due on the respective Classes of Book-Entry Certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the respective Classes of Book-Entry Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the respective Classes of Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Certificate Owners as Holder of any Class of Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Securities Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

If (i)(A) the Company advises the Securities Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository and (B) the Company is unable to locate a qualified successor or (ii) the Company, with the consent of Certificate Owners, advises the Securities Administrator in writing that it elects to terminate the book-entry system through the Depository, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Securities Administrator of the Book-Entry Certificates by the Depository, accompanied by registration instructions from the Depository for registration of transfer, the Securities Administrator shall, at the expense of the Company, issue the Definitive Certificates. Neither the Company, the Master Servicer nor the Securities Administrator shall be liable for any actions taken by the Depository or its nominee, including, without limitation, any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates the Trustee, the Securities Administrator and the Master Servicer shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

(c)        Each Certificate is intended to be a “security” governed by Article 8 of the Uniform Commercial Code as in effect in the State of New York and any other applicable jurisdiction, to the extent that any of such laws may be applicable.

Section 5.02	Registration of Transfer and Exchange of Certificates.

(a)        The Securities Administrator shall maintain a Certificate Register in which, subject to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(b)        Except as provided in Section 5.02(c), no transfer, sale, pledge or other disposition of a Class C-B-4, Class C-B-5, Class C-B-6, Class 3-X or Residual Certificate shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), and any applicable state securities laws or is made in accordance with said Act and laws. In the event that a transfer of a Class C-B-4, Class C-B-5, Class C-B-6, Class 3-X or Residual Certificate is to be made under this Section 5.02(b), (i) the Securities Administrator shall require an Opinion of Counsel acceptable to and in form and substance satisfactory to the Securities Administrator that such transfer shall be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from said Act and laws or is being made pursuant to said Act and laws, which Opinion of Counsel shall not be an expense of the Securities Administrator, the Trustee, the Company or the Master Servicer, provided that such Opinion of Counsel will not be required in connection with the initial transfer of any such Certificate by the Company or any affiliate thereof, to a non-affiliate of the Company and (ii) the Securities Administrator shall require the transferee to execute a representation letter, substantially in the form of Exhibit G-1 hereto, and the Securities Administrator shall require the transferor to execute a representation letter, substantially in the form of Exhibit G-2 hereto, each acceptable to and in form and substance satisfactory to the Securities Administrator certifying to the Company and the Securities Administrator the facts surrounding such transfer, which representation letters shall not be an expense of the Securities Administrator, the Trustee, the Company or the Master Servicer; provided, however, that such representation letters will not be required in connection with any transfer of any such Certificate by the Company to an affiliate of the Company and the Securities Administrator shall be entitled to conclusively rely upon a representation (which, upon the request of the Securities Administrator, shall be a written representation) from the Company of the status of such transferee as an affiliate of the Company. Any such Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Securities Administrator, the Trustee, the Company and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such applicable federal and state laws.

(c)        Notwithstanding the requirements of Section 5.02(b), transfers of Class C-B-4, Class C-B-5, Class C-B-6, Class 3-X and Residual Certificates may be made in accordance with this Section 5.02(c) if the prospective transferee of a Certificate provides the Securities Administrator and the Company with an investment letter substantially in the form of Exhibit G-3 attached hereto, which investment letter shall not be an expense of the Securities Administrator, the Trustee, the Company or the Master Servicer, and which investment letter states that, among other things, such transferee is a “qualified institutional buyer” as defined under Rule 144A, provided that, in the case of any Book-Entry Certificate, such transferee shall be deemed to have made such representations and warranties contained in such investment letter. Such transfers shall be deemed to have complied with the requirements of Section 5.02(b) hereof; provided, however, that no Transfer of any of the Class 3-X Certificates or Residual Certificates may be made pursuant to this Section 5.02(c) by the Company. Any such Certificateholder desiring to effect such transfer shall, and does hereby agree to, indemnify the Securities Administrator, the Trustee, the Company and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such applicable federal and state laws.

The Securities Administrator shall require an Opinion of Counsel, on which the Securities Administrator, the Trustee, the Company and the Master Servicer may rely, from a prospective transferee prior to the transfer of any ERISA Restricted Certificate to any employee benefit plan or other retirement arrangement, including an individual retirement account or Keogh plan, that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Code (any of the foregoing, a “Plan”), to a trustee or other Person acting on behalf of any Plan, or to any other person who is using “plan assets” of any Plan to effect such acquisition (including any insurance company using funds in its general or separate accounts that may constitute “plan assets”). Such Opinion of Counsel must establish to the satisfaction of the Securities Administrator that such transfer is permissible under applicable law, will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and will not subject the Securities Administrator, the Trustee, the Master Servicer or the Company to any obligation in addition to those undertaken in this Agreement. None of the Company, the Master Servicer, the Securities Administrator or the Trustee will be required to obtain such Opinion of Counsel on behalf of any prospective transferee. A purchaser of an ERISA Restricted Certificate shall be deemed to represent to the Securities Administrator, the Trustee, the Master Servicer and the Company that it is not a Plan or using assets of a Plan if it does not provide such an Opinion of Counsel, unless, in the case of a Class C-B-4, Class C-B-5, Class C-B-6 or Class 3-X Certificate, the purchaser provides the Securities Administrator a representation that it is an insurance company, the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and the conditions in sections I and III of PTCE 95-60 have been satisfied.

Each beneficial owner of a Class 3-M, Class C-B-1, Class C-B-2 or Class C-B-3 Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that Certificate or interest therein, that either (i) it is not a Plan or a trustee or other Person acting on behalf of a Plan or using “plan assets” of a Plan to effect such acquisition (including any insurance company using funds in its general or separate accounts that may constitute “plan assets”), (ii) it has acquired and is holding such Certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the Certificate must be rated, at the time of purchase, not lower than “BBB-”(or its equivalent) by S&P, Fitch Ratings or Moody’s, and the Certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

If any Certificate, or any interest therein, is acquired or held in violation of this section 5.02(c), the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of a Certificate, or interest therein, was effected in violation of this section shall indemnify to the extent permitted by law and hold harmless the Company, the Seller, the Master Servicer, any servicer, any Underwriter and the Trustee from and against any and all liabilities, claims, costs or expenses incurred by such parties as a result of such acquisition or holding.

(d)	[Reserved]

(e)        (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Securities Administrator or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause (iii)(B) below and to execute all instruments of transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(A)

Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee.

(B)

In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Securities Administrator shall require delivery to it, and shall not register the Transfer of any Residual Certificate until its receipt of (I) an affidavit and agreement (a “Transfer Affidavit and Agreement” in the form attached hereto as Exhibit G-5) from the proposed Transferee, in form and substance satisfactory to the Securities Administrator representing and warranting, among other things, that it is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person who is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02 and agrees to be bound by them, and (II) a certificate, in the form attached hereto as Exhibit G-4, from the Holder wishing to transfer the Residual Certificate, in form and substance satisfactory to the Securities Administrator representing and warranting, among other things, that no purpose of the proposed Transfer is to impede the assessment or collection of tax.

(C)

Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of the Securities Administrator assigned to this transaction has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

(D)

Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest in a Residual Certificate and (y) not to transfer its Ownership Interest unless it provides a certificate to the Securities Administrator in the form attached hereto as Exhibit G-4.

(E)

Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Securities Administrator written notice that it is a “pass-through interest holder” within the meaning of Temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is “a pass-through interest holder”, or is holding an Ownership Interest in a Residual Certificate on behalf of a “pass-through interest holder.”

(ii)       The Securities Administrator will register the Transfer of any Residual Certificate only if it shall have received the Transfer Affidavit and Agreement in the form attached hereto as Exhibit G-5, a certificate of the Holder requesting such transfer in the form attached hereto as Exhibit G-4 and all of such other documents as shall have been reasonably required by the Securities Administrator as a condition to such registration. Transfers of the Residual Certificates other than to Permitted Transferees are prohibited.

(iii)      (A)      If any Person other than a Permitted Transferee shall become a Holder of a Residual Certificate, then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights and obligations as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. If a Non-United States Person shall become a Holder of a Residual Certificate, then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights and obligations as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. If a transfer of a Residual Certificate is disregarded pursuant to the provisions of Treasury Regulations Section 1.860E-1 or Section 1.860G-3, then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights and obligations as Holder thereof retroactive to the date of registration of such transfer of such Residual Certificate. The prior Holder shall be entitled to recover from any purported Holder of a Residual Certificate that was in fact not a Permitted Transferee under this Section 5.05(b) at the time it became a Holder all payments made on such Residual Certificate. Each Holder of a Residual Certificate, by acceptance thereof, shall be deemed for all purposes to have consented to the provisions of this clause (b) and to any amendment of this Agreement deemed necessary (whether as a result of new legislation or otherwise) by counsel of the Company to ensure that the Residual Certificates are not transferred to any Person who is not a Permitted Transferee and that any transfer of such Residual Certificates will not cause the imposition of a tax upon the Trust or cause any such REMIC to fail to qualify as a REMIC. The Securities Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02 or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(B)       If any purported Transferee shall become a Holder of a Residual Certificate in violation of the restrictions in this Section 5.02 and to the extent that the retroactive restoration of the rights of the Holder of such Residual Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Securities Administrator shall have the right, without notice to the Holder or any prior Holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Securities Administrator on such terms as the Securities Administrator may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Securities Administrator. Such purchaser may be the Securities Administrator itself. The proceeds of such sale, net of the commissions (which may include commissions payable to the Securities Administrator), expenses and taxes due, if any, will be remitted by the Securities Administrator to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Securities Administrator, and the Securities Administrator shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(iv)        The Securities Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions, all information necessary to compute any tax imposed (A) as a result of the transfer of an ownership interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information regarding “excess inclusions” of such Residual Certificates required to be provided to the Internal Revenue Service and certain Persons as described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5), and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record Holders at any time any Person who is a Disqualified Organization. The Securities Administrator may charge and shall be entitled to reasonable compensation for providing such information as may be required from those Persons which may have had a tax imposed upon them as specified in clauses (A) and (B) of this paragraph for providing such information.

(v)        Subject to the preceding paragraphs, upon surrender for registration of transfer of any Certificate at the office of the Securities Administrator maintained for such purpose, the Securities Administrator shall execute and the Securities Administrator shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest. Every Certificate surrendered for transfer shall be accompanied by notification of the account of the designated transferee or transferees for the purpose of receiving distributions pursuant to Section 4.01 by wire transfer, if any such transferee desires and is eligible for distribution by wire transfer.

(vi)        At the option of the Certificateholders, Certificates may be exchanged for other Certificates of authorized denominations of the same Class of a like aggregate Percentage Interest, upon surrender of the Certificates to be exchanged at the office of the Securities Administrator. Whenever any Certificates are so surrendered for exchange the Securities Administrator shall execute, authenticate and deliver the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Securities

Administrator) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Securities Administrator duly executed by, the Holder thereof or his attorney duly authorized in writing. In addition, (i) with respect to each Class R-I Certificate, the Holder thereof may exchange, in the manner described above, such Class R-I Certificate for two separate Certificates, each representing such Holder’s respective Percentage Interest in the Class R-1B and Class R-2B Interest, respectively, in each case that was evidenced by the Class R-II Certificate being exchanged and (ii) with respect to each Class R-II Certificate, the Holder thereof may exchange, in the manner described above, such Class R-II Certificate for two separate Certificates, each representing such Holder’s respective Percentage Interest in the Class R-1A and Class R-2A Interest, respectively, in each case that was evidenced by the Class R-II Certificate being exchanged.

(vii)       No service charge shall be made to the Certificateholders for any transfer or exchange of Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(viii)      All Certificates surrendered for transfer and exchange shall be canceled and retained by the Securities Administrator in accordance with the Securities Administrator’s standard procedures.

Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Securities Administrator and the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Securities Administrator such security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and Percentage Interest. Upon the issuance of any new Certificate under this Section 5.03, the Securities Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04	Persons Deemed Owners.

The Company, the Master Servicer, Securities Administrator the Trustee and any agent of any of them may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and neither the Company, the Master Servicer, the Trustee nor any agent of any of them shall be affected by notice to the contrary.

Section 5.05	Rule 144A Information.

For so long as any Class C-B-4, Class C-B-5, Class C-B-6, Class 3-X and Residual Certificates are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, (1) the Company will provide or cause to be provided to any Holder of such Certificates and any prospective purchaser thereof designated by such a Holder, upon the request of such Holder or prospective purchaser, the information required to be provided to such Holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (2) the Company shall update such information from time to time in order to prevent such information from becoming false and misleading and will take such other actions as are necessary to ensure that the safe harbor exemption from the registration requirements of the Securities Act under Rule 144A is and will be available for resales of such Certificates conducted in accordance with Rule 144A. The Master Servicer shall cooperate with the Company and furnish the Company such information in the Master Servicer’s possession as the Company may reasonably request.

ARTICLE VI

THE COMPANY AND THE MASTER SERVICER

Section 6.01	Liability of the Company and the Master Servicer.

The Company and the Master Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Company and the Master Servicer herein. Only the Master Servicer, any successor master servicer or the Trustee acting as successor master servicer shall be liable with respect to the master servicing of the Mortgage Loans and the REO Property for actions taken by any such Person in contravention of the Master Servicer’s duties hereunder.

Section 6.02     Merger, Consolidation or Conversion of the Company or the Master Servicer.

The Company and the Master Servicer each will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

Any Person into which the Company or the Master Servicer may be merged, consolidated or converted, or any corporation resulting from any merger or consolidation to which the Company or the Master Servicer shall be a party, or any Person succeeding to the business of the Company or the Master Servicer, shall be the successor of the Company or the Master Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Master Servicer or an affiliate thereof shall be qualified to service Mortgage Loans for Fannie Mae or Freddie Mac.

Section 6.03     Limitation on Liability of the Company, the Master Servicer, the Securities Administrator and Others.

Neither the Company, the Master Servicer nor any of the directors, officers, employees or agents of the Company or the Master Servicer shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Company or the Master Servicer (but this provision shall protect the above described persons) against any breach of warranties or representations made herein, or against any specific liability imposed on the Master Servicer pursuant to Section 3.01 or any other Section hereof; and provided further that this provision shall not protect the Company, the Master Servicer or any such person, against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of such person’s duties or by reason of reckless disregard of such person’s obligations and duties hereunder. The Company, the Master Servicer and any director, officer, employee or agent of the Company or the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company, the Custodian, the Master Servicer, the Securities Administrator and any director, officer, employee or agent of the Company, the Custodian, the Master Servicer or the Securities Administrator shall be indemnified and held harmless by the Trust Fund, against any loss, liability or expense incurred in connection with this Agreement or the Certificates or the Mortgage Loans (including, without limitation, reasonable legal fees and disbursements of counsel), other than (a) any loss, liability or expense related to the Master Servicer’s failure to perform its master servicing obligations with respect to any specific Mortgage Loan or Mortgage Loans (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or related to the Master Servicer’s obligations under Section 3.01, or to the Custodian’s failure to perform its duties under the this Agreement, respectively, or (b) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder. None of the Company, the Master Servicer or the Securities Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under this Agreement and which in its opinion may involve it in any expense or liability; provided, however, that the Company, the Master Servicer or the Securities Administrator may in its sole discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom (except any action or liability related to the Master Servicer’s obligations under Section 3.01) shall be expenses, costs and liabilities of the Trust Fund, and the Company, the Custodian, the Master Servicer and the Securities Administrator shall be entitled to be reimbursed therefor from the Distribution Account as provided in Section 3.20, any such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Distribution Account.

Section 6.04	Limitation on Resignation of the Master Servicer.

The Master Servicer shall not resign from the obligations and duties hereby imposed on it except (a) upon appointment of a successor master servicer reasonably acceptable to the Trustee upon receipt by the Trustee of a letter from each Rating Agency (obtained by the Master Servicer and at its expense) that such a resignation and appointment will not, in and of itself, result in a downgrading of the Certificates or (b) upon determination that its duties hereunder are no longer permissible under applicable law. Any such determination described in (b) above permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel (at the expense of the resigning Master Servicer) to such effect delivered to the Trustee. No such resignation shall become effective until the Trustee or another successor master servicer shall have assumed the Master Servicer’s responsibilities, duties, liabilities and obligations hereunder. Any resignation of the Master Servicer shall result in the automatic resignation of the Securities Administrator.

Section 6.05	Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in their entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which shall be qualified to service Mortgage Loans for Fannie Mae or Freddie Mac; (b) shall, in the case of successor master servicers only, have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement and any custodial agreement, from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect obtained by the Master Servicer at its expense and delivered to the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (at the expense of the Master Servicer), each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE VII

DEFAULT

Section 7.01	Events of Default.

“Event of Default”, wherever used herein, means any one of the following events:

(i)       any failure by the Master Servicer to deposit into the Distribution Account on each Business Day immediately preceding the related Distribution Date the amounts required to be deposited therein (other than an Advance) under the terms of this Agreement which continues unremedied for one (1) Business Day after such amount was required to be remitted; or

(ii)       any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in the Certificates or in this Agreement (including any breach of the Master Servicer’s representations and warranties pursuant to Section 2.03(a) which materially and adversely affects the interests of the Certificateholders) which continues unremedied for a period of 60 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

(iii)      a decree or order of a court or agency or supervisory authority having jurisdiction in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or

(iv)      the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property; or

(v)      the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of or otherwise voluntarily commence a case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)      the Master Servicer shall fail to deposit in the Distribution Account on any Business Day immediately preceding the related Distribution Date an amount equal to any required Advance which continues unremedied for a period of one (1) Business Day after the Business Day immediately preceding the related Distribution Date.

If an Event of Default described in clauses (i) - (vi) of this Section shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee or the Holders of Certificates entitled to at least 51% of the Voting Rights, by notice in writing to the Master Servicer (and to the Trustee if given by such Holders of Certificates), with a copy to the Rating Agencies, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Trust Fund, other than its rights as a Certificateholder hereunder; provided, however, that the successor to the Master Servicer appointed pursuant to Section 7.02 shall have accepted the duties of Master Servicer effective upon the resignation or termination of the Master Servicer. On or after the deliver to the Master Servicer of such notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder thereof) or the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee pursuant to and under this Section, and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise at the expense of the Master Servicer. The Master Servicer agrees to cooperate with (and pay any related costs and expenses of) the Trustee in effecting the termination of the Master Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the Trustee or another successor master servicer for administration by it of (i) the property and amounts which are then or should be part of the Trust Fund or which thereafter become part of the Trust Fund; (ii) originals or copies of all documents of the Master Servicer reasonably requested by the Trustee to enable a successor to assume the Master Servicer’s duties thereunder; (iii) the rights and obligations of the Master Servicer under the Subservicing Agreements with respect to the Mortgage Loans; and (iv) all cash amounts which shall at the time be deposited by the Master Servicer or should have been deposited to the Distribution Account or thereafter be received with respect to the Mortgage Loans. The Trustee shall not be deemed to have breached any obligation hereunder as a result of a failure to make or delay in making any distribution as and when required hereunder caused by the failure of the Master Servicer to remit any amounts received by it or to deliver any documents held by it with respect to the Mortgage Loans. For purposes of this Article VII, the Trustee shall not be deemed to have knowledge of an Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such an Event of Default is received by the Trustee as provided in Section 11.05 and such notice references the Certificates, the Trust Fund or this Agreement.

Section 7.02	Trustee to Act; Appointment of Successor.

Within 90 days of the time the Master Servicer receives a notice of termination pursuant to Section 7.01(i) - (vi), the Trustee another successor appointed as set forth herein shall be the successor in all respects to the Master Servicer in its capacity as Master Servicer under this Agreement and the transactions set forth or provided for herein and shall be subject thereafter to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer including the obligation to make Advances which have been or will be required to be made (except for the responsibilities, duties and liabilities contained in Section 2.03 and its obligations to deposit amounts in respect of losses pursuant to 4.01(i)) by the terms and provisions hereof; and provided further, that any failure to perform such duties or responsibilities caused by the

Master Servicer’s failure to provide information required by Section 4.03 shall not be considered a default by the successor master servicer. As compensation therefor, the Trustee or another successor master servicer shall be entitled to all funds relating to the Mortgage Loans which the Master Servicer would have been entitled to charge to the Distribution Account if the Master Servicer had continued to act hereunder. If the Trustee has become the successor to the Master Servicer in accordance with Section 6.04 or Section 7.02, then notwithstanding the above, if the Trustee shall be unwilling to so act, or shall be unable to so act, the Trustee may appoint, or petition a court of competent jurisdiction to appoint, any established housing and home finance institution, which is also a Fannie Mae- or Freddie Mac-approved mortgage servicing institution, having a net worth of not less than $10,000,000 as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder. Pending appointment of a successor to the Master Servicer hereunder, the Trustee shall act in such capacity as herein above provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Master Servicer hereunder. Each of the Company, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. In no event shall the successor master servicer be liable for the acts or omissions of the predecessor Master Servicer.

Any successor, including the Trustee, to the Master Servicer shall maintain in force during its term as master servicer hereunder policies and fidelity bonds to the same extent as the Master Servicer is so required pursuant to Section 3.04.

Section 7.03	Notification to Certificateholders.

(a)        Upon any such termination or appointment of a successor to the Master Servicer, the Trustee shall give prompt notice thereof to Certificateholders and to the Rating Agencies.

(b)        Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Holders of Certificates notice of each such Event of Default hereunder known to the Trustee, unless such Event of Default shall have been cured or waived.

Section 7.04	Waiver of Events of Default.

The Holders representing at least 51% of the Voting Rights of Certificates affected by a default or Event of Default hereunder, may waive such default or Event of Default (other than an Event of Default set forth in Section 7.01(vi)); provided, however, that (a) a default or Event of Default under clause (i) of Section 7.01 may be waived only by all of the Holders of Certificates affected by such default or Event of Default and (b) no waiver pursuant to this Section 7.04 shall affect the Holders of Certificates in the manner set forth in the second paragraph of Section 11.01 or materially adversely affect any non-consenting Certificateholder. Upon any such waiver of a default or Event of Default by the Holders representing the requisite percentage of Voting Rights of Certificates affected by such default or Event of Default, such default or Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon except to the extent expressly so waived. The Master Servicer shall give notice of any such waiver to the Rating Agencies.

Section 7.05	List of Certificateholders.

Upon written request of three or more Certificateholders of record, for purposes of communicating with other Certificateholders with respect to their rights under this Agreement, the Securities Administrator will afford such Certificateholders access during business hours to the most recent list of Certificateholders held by the Securities Administrator.

ARTICLE VIII

CONCERNING THE TRUSTEE AND SECURITIES ADMINISTRATOR

Section 8.01	Duties of Trustee and the Securities Administrator.

The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred, and the Securities Administrator each undertake to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee and the Securities Administrator, respectively. If an Event of Default occurs, is continuing and has not been waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Any permissive right of the Trustee enumerated in this Agreement shall not be construed as a duty.

The Trustee and the Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee and the Securities Administrator which are specifically required to be furnished pursuant to any provision of this Agreement to the Trustee and the Securities Administrator, respectively, shall examine them in accordance with the requirements of this Agreement. If any such instrument is found not to conform on its face to the requirements of this Agreement, the Trustee or the Securities Administrator, as applicable, shall take such action as it deems appropriate to request that the instrument be corrected, and if the instrument is not corrected to the Trustee’s or the Securities Administrator’s, as applicable, satisfaction, the Trustee or the Securities Administrator, as applicable, will provide notice thereof to the Certificateholders (provided in the case of the Trustee that it is provided a certified list of the Holders’ names and addresses by that Securities Administrator). Notwithstanding the foregoing, neither the Trustee nor the Securities Administrator shall be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicer hereunder or any Opinion of Counsel required hereunder.

The Securities Administrator shall prepare and file or cause to be filed on behalf of the Trust Fund any tax return that is required with respect to any Trust REMIC pursuant to applicable federal, state or local tax laws.

The Securities Administrator covenants and agrees that it shall perform its obligations hereunder in a manner so as to maintain the status of any Trust REMIC under the REMIC Provisions and to prevent the imposition of any federal, state or local income, prohibited transaction, contribution or other tax on any of any Trust REMIC to the extent that maintaining such status and avoiding such taxes are within the control of the Securities Administrator and are reasonably within the scope of its duties under this Agreement.

No provision of this Agreement shall be construed to relieve the Trustee or the Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)       The duties and obligations of the Trustee prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred and of the Securities Administrator, at all times, shall be determined solely by the express provisions of this Agreement. Neither the Trustee nor the Securities Administrator shall be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Securities Administrator and, in the absence of bad faith on the part of the Trustee or the Securities Administrator, respectively, the Trustee or the Securities Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee or the Securities Administrator and conforming to the requirements of this Agreement;

(ii)       Neither the Trustee nor the Securities Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee or of the Securities Administrator, as applicable, unless it shall be proved that the Trustee or Securities Administrator, respectively, was negligent in ascertaining the pertinent facts; and

(iii)      Neither the Trustee nor the Securities Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Securities Administrator, respectively, or exercising any trust or power conferred upon the Trustee or the Securities Administrator, respectively, under this Agreement.

Section 8.02	Certain Matters Affecting the Trustee and the Securities Administrator.

Except as otherwise provided in Section 8.01:

(a)        The Trustee and the Securities Administrator may conclusively rely upon and shall be fully protected in acting or refraining from acting in reliance upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)        The Trustee and the Securities Administrator may consult with counsel and any written advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(c)        Neither the Trustee nor the Securities Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notice pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or Securities Administrator security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby;

(d)        Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee’s corporate trust office has actual knowledge (which has not been waived or cured), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(e)        Neither the Trustee nor the Securities Administrator shall be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(f)         Neither the Trustee prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred, nor the Securities Administrator, at any time, shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or Securities Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or Securities Administrator, as applicable, reasonably assured to the Trustee or the Securities Administrator, as applicable, by the security afforded to it by the terms of this Agreement reasonable expense of every such examination shall be paid by the Certificateholders requesting the investigation;

(g)        The Trustee and the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys appointed with due care, and shall not be responsible for any willful misconduct or negligence on the part of any agent, attorney, custodian or nominee so appointed;

(h)        Neither the Trustee nor the Securities Administrator shall be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder;

(i)         Whenever in the administration of the provisions of this Agreement the Trustee and the Securities Administrator shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action to be taken hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or bad faith on the part of the Trustee or the Securities Administrator, as applicable, be deemed to be conclusively proved and established by a certificate signed and delivered to the Trustee or Securities Administrator, as applicable, and such certificate, in the absence of gross negligence or bad faith on the part of the Trustee or Securities Administrator, as applicable, shall be full warrant to the Trustee or Securities Administrator, as applicable, for any action taken, suffered or omitted by it under the provisions of this Agreement upon the faith thereof;

(j)         The Securities Administrator shall have no obligation to invest and reinvest any cash held. The Securities Administrator shall have no liability in respect of losses incurred as a result of the liquidation of any investment incurred as a result of the liquidation of any investment prior to its stated maturity;

(k)        In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall obtain and verify certain information and documentation from the other parties to this Agreement including, but not limited to, each such party's name, address, and other identifying information;

(l)         Neither the Trustee nor, except as otherwise expressly provided herein, the Securities Administrator shall have any duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to any insurance, (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Trust Fund other than from funds available in the Distribution Account, or (D) to confirm or verify the contents of any reports or certificates of the Master Servicer or any Servicer delivered to the Trustee or the Securities Administrator pursuant to this Agreement believed by the Trustee or the Securities Administrator, as applicable, to be genuine and to have been signed or presented by the proper party or parties;

(m)       Notwithstanding anything in this Agreement to the contrary, neither the Securities Administrator nor the Trustee shall be liable for special, indirect or consequential losses or damages of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee or the Securities Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(n)        Neither the Securities Administrator nor the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them agents of one another, or of any Servicer.

Section 8.03     Trustee and Securities Administrator Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature of the Securities Administrator, the authentication of the Securities Administrator on the Certificates, the acknowledgments of the Securities Administrator contained in Article II) shall be taken as the statements of the Company and neither the Trustee nor the Securities Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Securities Administrator makes any representations or warranties as to the validity or sufficiency of this Agreement or of the Certificates (other than with respect to the Securities Administrator, the signature and authentication of the Securities Administrator on the Certificates) or of any Mortgage Loan or

related document, or of MERS or the MERS® System. Neither the Trustee nor the Securities Administrator shall be accountable for the use or application by the Company of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Company or the Master Servicer in respect of the Mortgage Loans or deposited in the Distribution Account by the Master Servicer.

Section 8.04	Trustee and Securities Administrator May Own Certificates.

Each of the Trustee and the Securities Administrator in its individual or any other capacity (other than as Trustee hereunder) may become the owner or pledgee of Certificates with the same rights it would have if it were not Trustee or the Securities Administrator, as applicable, and may otherwise deal with the parties hereto.

Section 8.05	Trustee’s and Securities Administrator’s Fees.

Each of the Trustee and Securities Administrator shall be compensated by the Master Servicer. Such compensation (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) shall be paid to each of the Trustee and the Securities Administrator for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties hereunder or of the Trustee and the Securities Administrator. The Trustee and any director, officer, employee or agent of the Trustee shall be indemnified and held harmless by the Trust Fund against any claim, loss, liability, fee or expense incurred in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) relating to its acceptance or administration of the trusts hereunder, other than any claim, loss, liability or expense incurred in connection with a breach constituting willful misfeasance, bad faith or negligence of the Trustee in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder.

The Master Servicer shall indemnify the Company, the Trustee and the Securities Administrator and any director, officer, employee or agent of the Company, the Trustee or the Securities Administrator against any such claim or legal action (including any pending or threatened claim or legal action), loss, liability, fee or expense that may be sustained in connection with this Agreement related to the willful misfeasance, bad faith, or negligence in the performance of the Master Servicer’s duties hereunder.

The provisions of this Section 8.05 shall survive the resignation or removal of the Trustee or the Securities Administrator or the termination of this Agreement.

Section 8.06	Eligibility Requirements for Trustee and the Securities Administrator.

The Trustee and the Securities Administrator hereunder shall at all times be a corporation or a national banking association organized and doing business under the laws of any state or the United States of America or the District of Columbia, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. In addition, the Trustee and the Securities Administrator shall at all times be acceptable to the Rating Agency rating the Certificates (which shall be deemed unless notified in writing to the contrary). If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Securities Administrator, as applicable, shall resign immediately in the manner and with the effect specified in Section 8.07. The corporation or national banking association serving as Trustee or Securities Administrator may have normal banking and trust relationships with the Seller and their affiliates or the Master Servicer and its affiliates.

Section 8.07	Resignation and Removal of the Trustee and the Securities Administrator.

The Trustee and the Securities Administrator may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Master Servicer; with a copy to the Rating Agencies; provided, that such resignation shall not be effective until a successor trustee is appointed and accepts appointment in accordance with the following provisions; provided, however, that the resigning Trustee or Securities Administrator, as applicable, shall not resign and be discharged from the trusts hereby created until such time as the Rating Agency rating the Certificates approves the successor trustee or successor securities administrator. Any resignation or removal of the Securities Administrator shall result in the automatic removal of the Master Servicer to the extent that Wells Fargo Bank, N.A. is both the Securities Administrator and the Master Servicer. Upon receiving such notice of resignation of the Trustee, the Master Servicer shall promptly appoint a successor trustee who meets the eligibility requirements of Section 8.06 by written instrument, in triplicate, one copy of which instrument shall be delivered to the resigning Trustee, and to the successor trustee. Upon receiving notice of the resignation of the Securities Administrator, the Company shall promptly appoint a successor securities administrator who meets the eligibility requirements of Section 8.06 by written instrument, in triplicate, copies of which instrument shall be delivered to the resigning securities administrator and the successor securities administrator. If no successor trustee or successor securities administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or resigning Securities Administrator, as applicable may petition any court of competent jurisdiction for the appointment of a successor trustee or successor securities administrator, as applicable.

If at any time the Trustee or the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Master Servicer, or if at any time the Trustee or the Securities Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or Securities Administrator, as applicable, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or Securities Administrator, as applicable, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, the Master Servicer may remove the Trustee, or the Company shall remove the Securities Administrator, as applicable, and appoint a successor trustee or successor securities administrator, as applicable, who meets the eligibility requirements of Section 8.06 by written instrument, in triplicate, which instrument shall be delivered to the Trustee or Securities

Administrator, as applicable, so removed and to the successor trustee or successor securities administrator, as applicable. If no successor shall have been so appointed and accepted appointment within thirty (30) days after such event, the retiring trustee or securities administrator, as applicable, may petition a court of competent jurisdiction to appoint a successor.

The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or Securities Administrator and appoint a successor trustee or successor securities administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Master Servicer (if the Trustee is removed), the Securities Administrator (if the Trustee is removed), and the Trustee (if the Securities Administrator is removed), one complete set to the Trustee or Securities Administrator so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders and the Company by the Master Servicer (if the Trustee is removed) and by the Trustee (if the Securities Administrator is removed).

Any resignation or removal of the Trustee or Securities Administrator and appointment of a successor trustee or successor securities administrator pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee or successor securities administrator as provided in Section 8.08.

Section 8.08	Successor Trustee and Successor Securities Administrator.

Any successor trustee or successor securities administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Master Servicer and to its predecessor trustee or predecessor securities administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or predecessor securities administrator shall become effective and such successor trustee or successor securities administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The predecessor trustee or predecessor securities administrator shall after payment of its outstanding fees and expenses, promptly deliver to the successor trustee or successor securities administrator all assets and records of the Trust Fund held by it hereunder, and the Master Servicer and the predecessor trustee or predecessor securities administrator shall execute and deliver all such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee or successor securities administrator all such rights, powers, duties and obligations. In addition, if the Corridor Contract is still outstanding, the Person appointed as successor securities administrator shall execute, acknowledge and deliver to the Master Servicer and to the predecessor trustee and predecessor securities administrator an instrument accepting the appointment as successor Corridor Contract Administrator under the Corridor Contract Administration Agreement.

No successor trustee or successor securities administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee or successor securities administrator shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor trustee or successor securities administrator as provided in this Section, the Master Servicer (in the case of a successor trustee) and the Trustee (in the case of a successor securities administrator) shall mail notice of the succession of such trustee or securities administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Master Servicer (in the case of a successor trustee) and the Trustee (in the case of a successor securities administrator) fails to mail such notice within ten days after acceptance of appointment by the successor trustee or a successor securities administrator, as the case may be, such successor shall cause such notice to be mailed at the expense of the Master Servicer or the Company, as the case may be.

Section 8.09	Merger or Consolidation of Trustee or Securities Administrator.

Any state bank or trust company or corporation or national banking association into which the Trustee or Securities Administrator may be merged or converted or with which it may be consolidated or any state bank or trust company or national banking association resulting from any merger, conversion or consolidation to which the Trustee or Securities Administrator shall be a party, or any state bank or trust company or corporation or national banking association succeeding to all or substantially all of the corporate trust business of the Trustee or Securities Administrator, shall be the successor of the Trustee or Securities Administrator hereunder, as applicable, provided such state bank or trust company or corporation or national banking association shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10	Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment without the Master Servicer. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee and required to be conferred or such co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

ARTICLE IX

TERMINATION

Section 9.01     Termination Upon Repurchase or Liquidation of All Mortgage Loans or upon Purchase of Certificates.

Subject to Section 9.03, the respective obligations and responsibilities of the Company, the Master Servicer, the Securities Administrator and the Trustee created hereby (other than the obligations of the Master Servicer to the Trustee pursuant to Section 8.05 and of the Master Servicer to provide for and the Securities Administrator to make payments to the related Certificateholders as hereafter set forth) shall terminate as to the Trust Fund (in the case of clause (I) below or as to the applicable Loan Group or Loan Groups (in the case of clause (II) below), upon the earlier of:

(I)	the final payment or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund (or the disposition of all REO Property in respect thereof); or
(II)

the repurchase by the Servicer or its designee, of all of the Group I Loans and Group II Loans and each REO Property in respect thereof remaining in the Trust Fund or the repurchase by the Servicer or its designee, of all of the Group III Loans and each REO Property in respect thereof remaining in the Trust Fund, in each case, at a price equal to (a) 100% of the unpaid principal balance of each Mortgage Loan (other than one as to which a REO Property was acquired) on the day of repurchase together with accrued interest on such unpaid principal balance at the Net Mortgage Rate to the first day of the month in which the proceeds of such repurchase are to be distributed, plus (b) the appraised value of any REO Property (but not more than the unpaid principal balance of the related Mortgage Loan, together with accrued interest on that balance at the Net Mortgage Rate to the first day of the month such repurchase price is distributed) less the good faith estimate of the Servicer of liquidation expenses to be incurred in connection with its disposal thereof, such appraisal to be conducted by an appraiser mutually agreed upon by the Servicer and the Master Servicer on behalf of the Trustee at the expense of the terminating party;

provided, however, that in no event shall the trust created hereby continue beyond the earlier of (i) the Distribution Date occurring in November 2035 and (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof, and provided further, that the purchase price set forth above shall be increased as is necessary, as determined by the Servicer to avoid disqualification of any of any Trust REMIC as a REMIC.

The right of the Servicer or its designee to repurchase all of the Group I Loans and Group II Loans pursuant to clause (II) above shall be conditioned upon the Aggregate Stated Principal

Balance of such Mortgage Loans at the time of any such repurchase aggregating an amount equal to or less than 10% of the sum of the Group I Cut-off Date Balance and Group II Cut-off Date Balance. The right of the Servicer or its designee to repurchase all of the Group III Loans pursuant to clause (II) above shall be conditioned upon the Aggregate Stated Principal Balance of such Mortgage Loans at the time of any such repurchase aggregating an amount equal to or less than 10% of the Group III Cut-off Date Balance. If such right is exercised, the Servicer upon such repurchase shall provide to the Trustee and Securities Administrator, notice of such exercise prior to the Determination Date in the month preceding the month of purchase.

Written notice of any termination, specifying the Distribution Date upon which the Certificateholders may surrender their Certificates to the Securities Administrator for payment of the final distribution and cancellation, shall be given promptly by the Securities Administrator by letter to the Certificateholders mailed (a) in the event such notice is given in connection with the Servicer’s election to repurchase, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of such final distribution or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which final payment of the Certificates will be made upon presentation and surrender of Certificates at the office of the Securities Administrator therein designated, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Securities Administrator therein specified. In the event such notice is given in connection with the Servicer or its designee’s election to repurchase, the Servicer or its designee shall deliver to the Securities Administrator for deposit in the Distribution Account on the Business Day immediately preceding the Distribution Date specified in such notice an amount equal to the above-described repurchase price payable out of its own funds. Upon presentation and surrender of the Certificates by the Certificateholders, the Securities Administrator shall first pay any amounts owing to the Trustee, Master Servicer, Custodian, Servicer and Securities Administrator, as applicable, under this Agreement, and second, distribute to the Certificateholders (i) the amount otherwise distributable on such Distribution Date, if not in connection with the Servicer’s election to repurchase, or (ii) if the Servicer elected to so repurchase, an amount determined as follows: with respect to each Regular Certificate, the outstanding Certificate Principal Balance thereof, plus with respect to each Certificate, one month’s interest thereon at the applicable Pass-Through Rate, plus any previously accrued but unpaid Accrued Certificate Interest, plus with respect to each Group III Certificate (except for Class 3-A-1-1 Certificates and Class 3-A-2-1 Certificates), any unpaid Allocated Realized Loss Amount; and with respect to each Class R Certificate, the Percentage Interest evidenced thereby multiplied by the difference, if any, between the above described repurchase price and the aggregate amount to be distributed to the Holders of the Regular Certificates, subject to the priorities set forth in Section 4.01. Notwithstanding the foregoing, by acceptance of the Class R Certificates, the Holders of such Certificates agree, in connection with any termination hereunder, to assign and transfer any amounts received in respect of such termination to the Holders of the Class 3-X Certificates and to pay any such amounts to the Holders of the Class 3-X Certificates. Upon certification to the Custodian by a Servicing Officer, following such final deposit, the Custodian shall promptly release the Mortgage Files as directed by the Servicer for the remaining Mortgage Loans, and the Trustee shall execute all assignments, endorsements and other instruments required and provided by the Servicer as being necessary to effectuate such transfer.

In the event that all of the Certificateholders shall not surrender their Certificates for cancellation within six months after the time specified in the above-mentioned notice, the Securities Administrator shall give a second notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all of the Certificates shall not have been surrendered for cancellation, the Securities Administrator shall take reasonable steps as directed by the Company in writing, or appoint an agent to take reasonable steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain subject hereto. If within nine months after the second notice all the Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets which remain subject hereto.

Section 9.02	Termination of REMIC 1-B and REMIC 2-B.

REMIC 1-B shall be terminated on the earlier of the Final Distribution Date and the date on which it is deemed to receive the last deemed distributions on the REMIC 1-A Regular Interests and the last distribution due on the Group I Certificates (other than the Class R-I Certificates and the Class R-II Certificates), the Group II Certificates and the Class C-B Certificates and the Class R Certificates (in respect of the Class R-1B Interest. REMIC 2-B shall be terminated on the earlier of the Final Distribution Date and the date on which it is deemed to receive the last deemed distributions on the REMIC 2-A Regular Interests and the last distribution due on the Group III Certificates and the Class R Certificates (in respect of the Class R-2B Interest).

Section 9.03	Additional Termination Requirements.

(a)        As provided in Sections 9.01 and 9.02, REMIC 1-A and REMIC 1-B and/or REMIC 2-A and REMIC 2-B shall be terminated in accordance with the following additional requirements, unless the Servicer at its own expense, obtains for the Trustee and the Securities Administrator an Opinion of Counsel to the effect that the failure of the Trust Fund to comply with the requirements of this Section 9.03 will not (i) result in the imposition on the Trust of taxes on “prohibited transactions,” as described in Section 860F of the Code, or (ii) cause either any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding:

(i)       The Securities Administrator shall establish a 90-day liquidation period for each Trust REMIC that is being liquidated, as the case may be, and specify the first day of such period in a statement attached to the each such Trust REMIC’s final Tax Return pursuant to Treasury regulations Section 1.860F-1. The Securities Administrator also shall satisfy all of the requirements of a qualified liquidation for each such Trust REMIC, as the case may be, under Section 860F of the Code and regulations thereunder; and

(ii)       The Servicer shall notify the Trustee and the Securities Administrator at the commencement of such 90-day liquidation period and, at or prior to the time of making of the final payment on the related Certificates, the Trustee shall, as directed, sell or otherwise dispose of all of the remaining related assets of the Trust Fund in accordance with the terms hereof.

(b)        Each Holder of a Certificate irrevocably appoints and directs the Trustee to hereby approve and appoint the Securities Administrator as attorney-in-fact and on behalf of the related Trust REMICs to adopt a plan of complete liquidation for each such Trust REMIC at the expense of the Trust Fund in accordance with the terms and conditions of this Agreement.

ARTICLE X

REMIC PROVISIONS

Section 10.01	REMIC Administration.

(a)        The Securities Administrator shall make an election to treat the Trust Fund as four REMICs under the Code and, if necessary, under applicable state law. Each such election will be made on Form 1066 or other appropriate federal tax or information return (including Form 8811) or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. For the purposes of the REMIC elections in respect of the Trust Fund, (i) the REMIC 1-A Regular Interests will represent the “regular interests” in REMIC 1-A, the Class R-1A Interest will constitute the sole class of “residual interests” in REMIC 1-A, (ii) the Group I Certificates, Group II Certificates and Class CB Certificates will represent the “regular interests” in REMIC 1-B, the Class R-1B Interest will constitute the sole Class of “residual interests” in REMIC 1-B, (iii) the REMIC 2-A Regular Interests will represent the “regular interests” in REMIC 2-A, the Class R-2A Interest will constitute the sole Class of “residual interests” in REMIC 2-A, (iv) the Group III Certificates (exclusive of any right to receive payments in respect of the Basis Risk Shortfall Carry-Forward Amounts) shall be designated as the “regular interests” in REMIC 2-B and the Class R-2B Interest will constitute the sole Class of “residual interests” in REMIC 2-B. The Securities Administrator shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC created hereunder other than the REMIC 1-A Regular Interests, the REMIC 2-A Regular Interests, the Group I Certificates, the Group II Certificates, the Class CB Certificates, the Group III Certificates, the Class R-1A Interest, the Class R-1B Interest, the Class R-2A Interest and the Class R-2B Interest. The Securities Administrator will apply for an Employee Identification Number from the IRS via form SS-4 or any other acceptable method for each Trust REMIC.

(b)        The Closing Date is hereby designated as the “startup day” of the Trust Fund within the meaning of Section 860G(a)(9) of the Code.

(c)        The Securities Administrator shall pay out of its own funds, without any right of reimbursement, any and all expenses relating to any tax audit of the REMICs (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to the REMICs that involve the Internal Revenue Service or state tax authorities), other than the expense of obtaining any tax-related Opinion of Counsel except as specified herein. The Securities Administrator, as agent for the REMICs’ tax matters person, shall (i) act on behalf of the REMICs in relation to any tax matter or controversy involving the Trust Fund and (ii) represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. By their acceptance thereof, the Holder of the largest Percentage Interest of the Class R Certificates hereby agrees to irrevocably appoint the Securities Administrator or an Affiliate as its agent to perform all of the duties of the tax matters person for the REMICs.

(d)        The Securities Administrator shall prepare and file or cause to be filed, and the Trustee shall sign (as necessary) upon its receipt, all of the Tax Returns (including Form 8811, which must be filed within 30 days of the Closing Date) in respect of the REMICs created hereunder. The expenses of preparing and filing such returns shall be borne by the Securities Administrator without any right of reimbursement therefor. The Master Servicer shall provide on a timely basis to the Securities Administrator or its designee such information with respect to the assets of the REMICs as is in its possession and reasonably required by the Securities Administrator to enable it to perform its obligations under this Article X.

(e)        The Securities Administrator shall perform on behalf of the REMICs all reporting and other tax compliance duties that are the responsibility of the REMICs under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, as required by the Code, the REMIC Provisions or other such compliance guidance, the Securities Administrator shall provide (i) to any Transferor of a Class R Certificate such information as is necessary for the application of any tax relating to the transfer of a Class R Certificate to any Person who is not a Permitted Transferee, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required) and (iii) to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of the REMICs. The Master Servicer shall provide on a timely basis to the Securities Administrator such information with respect to the assets of the REMICs, including, without limitation, the Mortgage Loans, as is in its possession and reasonably required by the Securities Administrator to enable it to perform its obligations under this subsection. In addition, the Company shall provide or cause to be provided to the Securities Administrator, within ten (10) days after the Closing Date, all information or data that the Securities Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flow of the Certificates.

(f)         The Securities Administrator shall take such action and shall cause the REMICs created hereunder to take such action as shall be necessary to create or maintain the status thereof as REMICs under the REMIC Provisions (and the Master Servicer shall assist it, to the extent reasonably requested by it). The Securities Administrator shall not take any action, cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of any Trust REMIC as REMICs or (ii) result in the imposition of a tax upon the REMICs (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless the Securities Administrator has received an Opinion of Counsel, addressed to the Securities Administrator (at the expense of the party seeking to take such action but in no event at the expense of the Securities Administrator) to the effect that the contemplated action will not, with respect to the REMICs created hereunder, endanger such status or result in the imposition of such a tax, nor shall the Master Servicer take or fail to take any action (whether or not authorized hereunder) as to which the Securities Administrator has advised it in writing that each has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action. In addition, prior to taking any action with respect to the REMICs or the assets of the REMICs, or causing the REMICs to take any action, which is not contemplated under the terms of this Agreement, the Master Servicer will consult with the Securities Administrator or its designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to the Trust Fund, and the Master Servicer shall not take any such action or cause the Trust Fund to take any such action as to which the Securities Administrator has advised it in writing that an Adverse REMIC Event could occur. The Securities Administrator may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event shall such cost be an expense of the Securities Administrator. At all times as may be required by the Code, the Securities Administrator will ensure that substantially all of the assets of the REMICs created hereunder will consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code.

(g)        In the event that any tax is imposed on “prohibited transactions” of the REMICs created hereunder as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the REMICs as defined in Section 860G(c) of the Code, on any contributions to the REMICs after the Startup Day therefor pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Securities Administrator pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Securities Administrator of any of its obligations under this Article X, (ii) to the Master Servicer pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III or this Article X, or otherwise, (iii) to the Master Servicer as provided in Section 3.05, if applicable, (iv) a Class R Certificateholder to the extent of any funds distributed to such Certificateholder, (v) otherwise against amounts on deposit in the Distribution Account and shall be paid by withdrawal therefrom to the extent not required to be paid by the Master Servicer, the Securities Administrator or a Class R Certificateholder pursuant to another provision of this Agreement.

(h)        On or before April 15 of each calendar year, commencing April 15, 2006, the Securities Administrator shall deliver to the Master Servicer and the Rating Agency a Certificate from a Responsible Officer of the Securities Administrator stating the Securities Administrator’s compliance with its obligations under this Article X.

(i)         The Securities Administrator shall, for federal income tax purposes, maintain books and records with respect to the REMICs on a calendar year and on an accrual basis.

(j)         Following the Startup Day, the Securities Administrator shall not accept any contributions of assets to the REMICs other than in connection with any Eligible Substitute Mortgage Loan delivered in accordance with Section 2.04 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets in the REMICs will not cause any Trust REMIC to fail to qualify as REMICs at any time that any Certificates are outstanding or subject any Trust REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(k)        Neither the Securities Administrator nor the Master Servicer shall enter into any arrangement by which the REMICs will receive a fee or other compensation for services nor permit the REMICs to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(l)         The Securities Administrator shall treat the rights of the Certificateholders (other Residual Certificateholders) to receive payments from the Basis Risk Shortfall Reserve Fund as a notional principal contract between the Holders of the Class 3-X Certificates, as owner of the Basis Risk Shortfall Reserve Fund and the Holders of the LIBOR Certificates). For federal tax return and information reporting, the right of the Holders of the LIBOR Certificates to receive payments from the Basis Risk Shortfall Reserve Fund in respect of any Basis Risk Carry-Forward Amount may be obtained from the Securities Administrator upon request.

Section 10.02	Prohibited Transactions and Activities.

None of the Company, the Master Servicer, the Securities Administrator or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of the Trust Fund, (iii) the termination of any Trust REMIC pursuant to Article IX of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement), nor acquire any assets for the Trust Fund (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in the Distribution Account for gain, nor accept any contributions to the REMICs after the Closing Date (other than a Eligible Substitute Mortgage Loan delivered in accordance with Section 2.04), unless each such party has received an Opinion of Counsel, addressed to the Trustee and Securities Administrator (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution but in no event at the expense of the Trustee) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of any Trust REMIC as REMICs or (b) cause the Trust Fund to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions.

Section 10.03	Master Servicer, Securities Administrator and Trustee Indemnification.

(a)        The Securities Administrator agrees to indemnify the Trust Fund, the Company and the Master Servicer for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Company or the Master Servicer, as a result of (i) a breach of the Securities Administrator’s covenants set forth in this Article X or (ii) any state, local or franchise taxes imposed upon the Trust Fund as a result of the location of the Securities Administrator.

(b)        The Master Servicer agrees to indemnify the Trust Fund, the Company and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Company or the Trustee, as a result of (i) a breach of the Master Servicer’s covenants set forth in Article III or this Article X with respect to compliance with the REMIC Provisions or (ii) any state, local or franchise taxes imposed upon the Trust Fund as a result of the location of the Master Servicer.

(c)        The Seller agrees to indemnify the Trust Fund and the Company for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund or the Company, as a result of any state, local or franchise taxes imposed upon the Trust Fund as a result of the location of the Trustee, the Servicer or the Subservicer.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01	Amendment.

This Agreement may be amended from time to time by the Company, the Master Servicer, the Securities Administrator and the Trustee, without the consent of any of the Certificateholders, (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be defective or inconsistent with any other provisions herein or to correct any error, (iii) to amend this Agreement in any respect subject to the provisions in clauses (A) and (B) below, or (iv) if such amendment, as evidenced by an Opinion of Counsel (provided by the Person requesting such amendment) delivered to the Trustee and the Securities Administrator, is reasonably necessary to comply with any requirements imposed by the Code or any successor or amendatory statute or any temporary or final regulation, revenue ruling, revenue procedure or other written official announcement or interpretation relating to federal income tax laws or any proposed such action which, if made effective, would apply retroactively to the Trust Fund at least from the effective date of such amendment; provided that such action (except any amendment described in (iv) above) shall not adversely affect in any material respect the interests of any Certificateholder (other than Certificateholders who shall consent to such amendment), as evidenced by (A) an Opinion of Counsel (provided by the Person requesting such amendment) delivered to the Trustee and the Securities Administrator, and (B) a letter from each Rating Agency, confirming that such amendment shall not cause it to lower its rating on any of the Certificates.

This Agreement may also be amended from time to time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66-2/3% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing at least 66-2/3% of the Voting Rights of such Class, or (iii) reduce the aforesaid percentage of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Seller, the Trustee, the Securities Administrator or the Master Servicer or any affiliate thereof shall be entitled to Voting Rights with respect to matters described in (i), (ii) and (iii) of this paragraph.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel (provided by the Person requesting such amendment) and addressed to the Trustee and the Securities Administrator to the effect that such amendment will not result in the imposition of any tax on any Trust REMIC pursuant to the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

Promptly after the execution of any such amendment the Securities Administrator shall furnish a copy of such amendment or a written statement describing the amendment to each Certificateholder, with a copy to the Rating Agencies.

It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

Prior to executing any amendment pursuant to this Section, the Trustee shall be entitled to receive an Opinion of Counsel (provided by the Person requesting such amendment) to the effect that such amendment is authorized or permitted by this Agreement. The cost of any Opinion of Counsel delivered pursuant to this Section 11.01 shall be an expense of the party requesting such amendment, but in any case shall not be an expense of the Trustee.

Each of the Trustee and the Securities Administrator may, but shall not be obligated to, enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

Section 11.02	Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Master Servicer at the expense of the Certificateholders, but only upon direction of the Company accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 11.03	Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a notice of an Event of Default, or of a default by the Seller or the Trustee in the performance of any obligation hereunder, and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates entitled to at least 51% of the Voting Rights shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity as it may reasonably require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.04	Governing Law.

This Agreement and the Certificates shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05	Notices.

All demands, notices and direction hereunder shall be in writing and shall be deemed effective upon receipt when delivered to (a) in the case of the Company, American Home Mortgage Assets LLC, 538 Broadhollow Road, Melville, New York, New York 11747, Attention: General Counsel, or such other address as may hereafter be furnished to the other parties hereto in writing; (b) in the case of Master Servicer, Wells Fargo Bank, N.A., P.O. Box 98, Columbia Maryland 21046 (or, in the case of overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045) (Attention: Corporate Trust Services – American Home 2005-1), facsimile no.: (410) 715-2380, or such other address as may hereafter be furnished to the other parties hereto in writing; (c) in the case of the securities administrator, the Corporate Trust Office; (d) in the case of the Trustee, to its Corporate Trust Office, or such other address as may hereafter be furnished to the other parties hereto in writing; (e) in the case of the Rating Agencies, Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Asset Backed Surveillance Department; Moody’s, Moody’s Investors Service, Inc., Residential Mortgage

Monitoring Department, 99 Church Street, New York, New York 10007; and Fitch Ratings, Fitch Ratings, Inc., One State Street Plaza, New York, New York 10004. Any notice required or permitted to be mailed to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 11.06	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.07	Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Trustee and the Certificateholders.

Section 11.08	Article and Section Headings.

The article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 11.09	Notice to Rating Agencies.

The Securities Administrator shall use its best efforts to promptly provide notice to each Rating Agency referred to below with respect to each of the following of which it has actual knowledge:

1.	Any material change or amendment to this Agreement;
2.	The occurrence of any Event of Default that has not been cured;

3.          The resignation or termination of the Master Servicer, the Securities Administrator or the Trustee;

4.	The repurchase or substitution of Mortgage Loans pursuant to Section 2.04;
5.	The final payment to Certificateholders; and
6.	Any change in the location of the Protected Account or the Distribution Account.

In addition, the Securities Administrator shall promptly furnish to the Rating Agency copies of each report to Certificateholders described in Section 4.02; and the Master Servicer shall promptly furnish to the Rating Agency copies of each annual independent public accountants’ servicing report received as described in Section 3.20.

Any such notice pursuant to this Section 11.09 shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by first class mail, postage prepaid, or by express delivery service to (i) in the case of Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Asset Backed Surveillance Department, (ii) in the case of Fitch Ratings, Inc., One State Street, 30th Floor, New York, New York 10004 and (iii) in the case of Moody’s, Residential Mortgage Monitoring Department, 99 Church Street, New York, New York 10007, or, in each case, such other address as either such Rating Agency may designate in writing to the parties thereto.

Section 11.10	Third Party Rights.

The Servicer shall be deemed a third-party beneficiary of Section 3.25 and Article IX of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of such Section and Article.

IN WITNESS WHEREOF, the Company, the Master Servicer and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

AMERICAN HOME MORTGAGE ASSETS LLC,

Company

By: /s/ Alan B. Horn

Name: Alan B. Horn

Title: Vice President

WELLS FARGO BANK, N.A.,

Master Servicer

By: /s/ Peter A. Gobell

Name: Peter A. Gobell

Title: Vice President

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee

By: /s/ Eiko Akiyama

Name: Eiko Akiyama

Title: Associate

DEUTSCHE BANK NATIONAL TRUST COMPANY,

Trustee

By: /s/ Marion Hogan

Name: Marion Hogan

Title: Associate

WELLS FARGO BANK, N.A.,

Securities Administrator

By: /s/ Peter A. Gobell

Name: Peter A. Gobell

Title: Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF SUFFOLK	)

On the 31st day of October, 2005, before me, a notary public in and for said State, personally appeared Alan B. Horn, known to me to be the Vice President of American Home Mortgage Assets LLC, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Carlo Colagiacomo, Jr.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 31st day of October, 2005, before me, a notary public in and for said State, personally appeared Peter A. Gobell, known to me to be a Vice President of Wells Fargo Bank, N.A., the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Graham Oglesby

Notary Public

[Notarial Seal]

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF ORANGE	)

On the 31st day of October, 2005, before me, a notary public in and for said State, personally appeared Eiko Akiyama, known to me to be a Associate of Deutsche Bank National Trust Company, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Mei Nghia

Notary Public

[Notarial Seal]

STATE OF CALIFORNIA	)
	)	ss.:
COUNTY OF ORANGE	)

On the 31st day of October, 2005, before me, a notary public in and for said State, personally appeared Marion Hogan, known to me to be a Associate of Deutsche Bank National Trust Company, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Mei Nghia

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
	)	ss.:
COUNTY OF HOWARD	)

On the 31st day of October, 2005, before me, a notary public in and for said State, personally appeared Peter A. Gobell, known to me to be a Vice President of Wells Fargo Bank, N.A., the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

/s/ Graham Oglesby

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS 1-A-1 AND 2-A CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE SHALL INITIALLY BE ISSUED AS ONE OR MORE CERTIFICATES REGISTERED IN THE NAME OF THE DEPOSITORY OR ITS NOMINEE AND, EXCEPT AS PROVIDED BELOW, REGISTRATION OF SUCH CERTIFICATES MAY NOT BE TRANSFERRED BY THE TRUSTEE EXCEPT TO ANOTHER DEPOSITORY THAT AGREES TO HOLD SUCH CERTIFICATES FOR THE RESPECTIVE CERTIFICATE OWNERS WITH OWNERSHIP INTERESTS THEREIN. THE CERTIFICATE OWNERS SHALL HOLD THEIR RESPECTIVE OWNERSHIP INTERESTS IN AND TO EACH OF SUCH BOOK-ENTRY CERTIFICATES THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY AND, EXCEPT AS PROVIDED BELOW, SHALL NOT BE ENTITLED TO DEFINITIVE CERTIFICATES IN RESPECT OF SUCH OWNERSHIP INTERESTS. ALL TRANSFERS BY CERTIFICATE OWNERS OF THEIR RESPECTIVE OWNERSHIP IN THE BOOK-ENTRY CERTIFICATES SHALL BE MADE IN ACCORDANCE WITH THE PROCEDURES ESTABLISHED BY THE DEPOSITORY PARTICIPANT OR BROKERAGE FIRM REPRESENTING SUCH CERTIFICATE OWNER. EACH DEPOSITORY PARTICIPANT SHALL TRANSFER THE OWNERSHIP INTERESTS ONLY IN THE BOOK-ENTRY CERTIFICATES OF CERTIFICATE OWNERS IT REPRESENTS OR OF BROKERAGE FIRMS FOR WHICH IT ACTS AS AGENT IN ACCORDANCE WITH THE DEPOSITORY’S NORMAL PROCEDURES. THE SECURITIES ADMINISTRATOR SHALL NOT BE REQUIRED TO MONITOR, DETERMINE OR INQUIRE AS TO COMPLIANCE WITH THE TRANSFER RESTRICTIONS WITH RESPECT TO THE BOOK-ENTRY CERTIFICATES, AND THE SECURITIES ADMINISTRATOR SHALL HAVE NO LIABILITY FOR TRANSFERS OF OWNERSHIP INTERESTS IN THE BOOK-ENTRY CERTIFICATES MADE THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY OR BETWEEN OR AMONG DEPOSITORY PARTICIPANTS OR CERTIFICATE OWNERS, MADE IN VIOLATION OF THE APPLICABLE RESTRICTIONS.

Certificate No. 1 Class [1][2]-A-[1][[2]-[1][2]]	Adjustable Pass-Through Rate
Date of Pooling and Servicing Agreement and Cut-off Date: October 1, 2005	Percentage Interest: 100%
First Distribution Date: November 25, 2005	Aggregate Initial Certificate Principal Balance of the Class [1][2]-A-[1][[2]-[1][2]] Certificates: $[_______]
Master Servicer: Wells Fargo Bank, National Association	Initial Certificate Principal Balance of this Certificate: $[_______]
Assumed Final Distribution Date: November 25, 2035	CUSIP: [_______]

MORTGAGE-BACKED PASS-THROUGH CERTIFICATE

SERIES 2005-1

evidencing a percentage interest in the distributions allocable to the Class [1][2]-A-[1][[2]-[1][2]] Certificates with respect to a Trust Fund consisting primarily of a pool of one- to four-family adjustable first lien mortgage loans formed and sold by AMERICAN HOME MORTGAGE ASSETS LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in American Home Mortgage Assets LLC, the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality or by American Home Mortgage Assets LLC, the Master Servicer, the Securities Administrator, the Trustee or any of their affiliates. None of the Company, the Master Servicer, the Securities Administrator or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Initial Certificate Principal Balance of this Certificate by the aggregate Initial Certificate Principal Balance of all Class [1][2]-A-[1][[2]-[1][2]] Certificates, both as specified above) in certain distributions with respect to the Trust Fund consisting primarily of an interest in a pool of one- to four-family adjustable-rate first lien mortgage loans (the “Mortgage Loans”), sold by American Home Mortgage Assets LLC (hereinafter called the “Company,” which term includes any successor entity under the Agreement referred to below). The Trust Fund was created pursuant to a Pooling and Servicing Agreement dated as specified above (the “Agreement”) among the Company, the Master

Servicer, the Securities Administrator and Deutsche Bank National Trust Company, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the Distribution Date”), commencing as described in the Agreement, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date (the “Record Date”), from the related Available Funds in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount of interest and principal, if any, required to be distributed to Holders of Class [1][2]-A-[1][[2]-[1][2]] Certificates on such Distribution Date.

Distributions on this Certificate will be made by the Securities Administrator either in immediately available funds (by wire transfer or otherwise) for the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator and the Trustee at least 5 Business Days prior to the related Record Date, or by check mailed to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.

Any transferee shall be deemed to have made the representation set forth in Section 5.02(c) of the Agreement.

Notwithstanding the above, the final distribution on this Certificate will be made after due notice of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose in the City of Minneapolis and State of Minnesota. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal.

This Certificate is one of a duly authorized issue of Certificates issued in several Classes designated as Mortgage-Backed Pass-Through Certificates of the Series specified hereon (herein collectively called the “Certificates”).

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. In the event Master Servicer funds are advanced with respect to any Mortgage Loan, such advance is reimbursable to the Master Servicer, to the extent provided in the Agreement, from related recoveries on such Mortgage Loan or from other cash that would have been distributable to Certificateholders.

As provided in the Agreement, withdrawals from the Distribution Account created for the benefit of Certificateholders may be made by the Master Servicer from time to time for purposes other than distributions to Certificateholders, such purposes including without limitation reimbursement to the Trustee, the Company and the Master Servicer of advances made, or certain expenses incurred, by either of them.

The Agreement permits, with certain exceptions therein provided, the amendment of the Agreement and the modification of the rights and obligations of the Company, the Master Servicer, the Securities Administrator, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates evidencing in the aggregate not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Agreement also permits the amendment thereof in certain circumstances without the consent of the Holders of any of the Certificates and, in certain additional circumstances, without the consent of the Holders of certain Classes of Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in Classes and in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Master Servicer, the Securities Administrator, the Servicer and the Trustee and any agent of the Company, the Master Servicer, the Securities Administrator, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Company, the Master Servicer, the Securities Administrator, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

The Mortgage Loans are subject to termination in whole, but not in part, by the Servicer, on or after the Distribution Date on which the aggregate outstanding Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II is less than or equal to 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:	October 31, 2005
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class [1][2]-A-[1][[2]-[1][2]] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Mortgage-Backed Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

FORM OF CLASS C-B CERTIFICATE

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS 1-A-1, CLASS 2-A-1, CLASS 2-A-2-1[,][ AND] CLASS 2-A-2-2[ CERTIFICATES][,] [CLASS C-B-1][ AND][,] [CLASS C-B-2][ AND][,] [CLASS C-B-3][ AND][,] [CLASS C-B-4][ AND][,] [CLASS C-B-5] CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

[For Class C-B-1, Class C-B-2 and Class C-B-3: THIS CERTIFICATE SHALL INITIALLY BE ISSUED AS ONE OR MORE CERTIFICATES REGISTERED IN THE NAME OF THE DEPOSITORY OR ITS NOMINEE AND, EXCEPT AS PROVIDED BELOW, REGISTRATION OF SUCH CERTIFICATES MAY NOT BE TRANSFERRED BY THE TRUSTEE EXCEPT TO ANOTHER DEPOSITORY THAT AGREES TO HOLD SUCH CERTIFICATES FOR THE RESPECTIVE CERTIFICATE OWNERS WITH OWNERSHIP INTERESTS THEREIN. THE CERTIFICATE OWNERS SHALL HOLD THEIR RESPECTIVE OWNERSHIP INTERESTS IN AND TO EACH OF SUCH BOOK-ENTRY CERTIFICATES THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY AND, EXCEPT AS PROVIDED BELOW, SHALL NOT BE ENTITLED TO DEFINITIVE CERTIFICATES IN RESPECT OF SUCH OWNERSHIP INTERESTS. ALL TRANSFERS BY CERTIFICATE OWNERS OF THEIR RESPECTIVE OWNERSHIP IN THE BOOK-ENTRY CERTIFICATES SHALL BE MADE IN ACCORDANCE WITH THE PROCEDURES ESTABLISHED BY THE DEPOSITORY PARTICIPANT OR BROKERAGE FIRM REPRESENTING SUCH CERTIFICATE OWNER. EACH DEPOSITORY PARTICIPANT SHALL TRANSFER THE OWNERSHIP INTERESTS ONLY IN THE BOOK-ENTRY CERTIFICATES OF CERTIFICATE OWNERS IT REPRESENTS OR OF BROKERAGE FIRMS FOR WHICH IT ACTS AS AGENT IN ACCORDANCE WITH THE DEPOSITORY’S NORMAL PROCEDURES. THE SECURITIES ADMINISTRATOR SHALL NOT BE REQUIRED TO MONITOR, DETERMINE OR INQUIRE AS TO COMPLIANCE WITH THE TRANSFER RESTRICTIONS WITH RESPECT TO THE BOOK-ENTRY CERTIFICATES, AND THE SECURITIES ADMINISTRATOR SHALL HAVE NO LIABILITY FOR TRANSFERS OF OWNERSHIP INTERESTS IN THE BOOK-ENTRY CERTIFICATES MADE THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY OR BETWEEN OR AMONG DEPOSITORY PARTICIPANTS OR CERTIFICATE OWNERS, MADE IN VIOLATION OF THE APPLICABLE RESTRICTIONS.

THE TRANSFEREE SHALL BE DEEMED TO HAVE MADE THE REPRESENTATION SET FORTH IN SECTION 5.02(c) OF THE POOLING AND SERVICING AGREEMENT.]

[For Class C-B-4, Class C-B-5 and Class C-B-6: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE), (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES OF OR (4) PURSUANT TO REGULATION S UNDER THE ACT TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE REPRESENTS THAT IT IS AN INSURANCE COMPANY, THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE CERTIFICATE OR INTEREST THEREIN IS AN “INSURANCE COMPANY GENERAL ACCOUNT,” AS SUCH TERM IS DEFINED IN PTE 95-60, AND THE CONDITIONS IN SECTIONS I AND III OF PTE 95-60 HAVE BEEN SATISFIED.]

Certificate No. 1	Adjustable Pass-Through Rate
Class CLASS C-B-[1][2][3][4][5][6]	Aggregate Initial Certificate Principal Balance of the Class CLASS C-B-[1][2][3][4][5][6] Certificates: $[________]
Date of Pooling and Servicing Agreement and Cut-off Date: October 1, 2005	Initial Certificate Principal Balance of this Certificate: $[________]
First Distribution Date: November 25, 2005	CUSIP: [________]
Master Servicer: Wells Fargo Bank, National Association
Assumed Final Distribution Date: November 25, 2035

MORTGAGE-BACKED PASS-THROUGH CERTIFICATE

SERIES 2005-1

evidencing a percentage interest in any distributions allocable to the Class CLASS C-B-[1][2][3][4][5][6] Certificates with respect to the Trust Fund consisting primarily of a pool of one- to four-family adjustable-rate first lien mortgage loans formed and sold by AMERICAN HOME MORTGAGE ASSETS LLC

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator or the Trustee referred to below or any of their affiliates. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality or by American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator, the Trustee or any of their affiliates. None of American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [________] is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Initial Certificate Principal Balance of this Certificate by the aggregate Initial Certificate Principal Balance of all Class CLASS C-B-[1][2][3][4][5][6] Certificates, both as specified above) in certain distributions with respect to the Trust Fund consisting primarily of an interest in a pool of one- to four-family adjustable-rate first lien mortgage loans (the “Mortgage Loans”), sold by American Home Mortgage Assets LLC (hereinafter called the “Company,” which term includes any successor entity under the

Agreement referred to below). The Trust Fund was created pursuant to a Pooling and Servicing Agreement dated as specified above (the “Agreement”) among the Company, the Master Servicer, the Securities Administrator and Deutsche Bank National Trust Company, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the Distribution Date”), commencing as described in the Agreement, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date (the “Record Date”), from the related Available Funds in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount of interest and principal, if any , required to be distributed to Holders of Class CLASS C-B-[1][2][3][4][5][6] Certificates on such Distribution Date.

Distributions on this Certificate will be made by the Securities Administrator either in immediately available funds (by wire transfer or otherwise) for the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator and the Trustee at least 5 Business Days prior to the related Record Date, or by check mailed to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.

[For Class C-B-1, Class C-B-2 and Class C-B-3: Any transferee shall be deemed to have made the representation set forth in Section 5.02(c) of the Agreement.]

Notwithstanding the above, the final distribution on this Certificate will be made after due notice of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose in the City of Minneapolis and State of Minnesota. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal.

This Certificate is one of a duly authorized issue of Certificates issued in several Classes designated as Mortgage-Backed Pass-Through Certificates of the Series specified hereon (herein collectively called the “Certificates”).

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. In the event Master Servicer funds are advanced with respect to any Mortgage Loan, such advance is reimbursable to the Master Servicer, to the extent provided in the Agreement, from related recoveries on such Mortgage Loan or from other cash that would have been distributable to Certificateholders.

As provided in the Agreement, withdrawals from the Distribution Account created for the benefit of Certificateholders may be made by the Master Servicer from time to time for purposes other than distributions to Certificateholders, such purposes including without limitation reimbursement to the Trustee, the Company and the Master Servicer of advances made, or certain expenses incurred, by either of them.

The Agreement permits, with certain exceptions therein provided, the amendment of the Agreement and the modification of the rights and obligations of the Company, the Master Servicer, the Securities Administrator, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates evidencing in the aggregate not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Agreement also permits the amendment thereof in certain circumstances without the consent of the Holders of any of the Certificates and, in certain additional circumstances, without the consent of the Holders of certain Classes of Certificates.

[For Class C-B-4, Class C-B-5 and Class C-B-6: No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made, unless such Plan or Person represents that it is an insurance company, the source of funds used to acquire or hold the certificate or interest therein is an “Insurance Company General Account,” as such term is defined in Prohibited Transaction Exemption (“PTE”) 95-60, and the conditions in Sections I and III of PTE 95-60 have been satisfied, which will be deemed represented by an owner of a book-entry certificate, or unless the opinion specified in the agreement is provided.]

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in Classes and in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Master Servicer, the Securities Administrator, the Servicer and the Trustee and any agent of the Company, the Master Servicer, the Securities Administrator, the

Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Company, the Master Servicer, the Securities Administrator, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

The Mortgage Loans are subject to termination in whole, but not in part, by the Servicer, on or after the Distribution Date on which the aggregate outstanding Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II is less than or equal to 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:	October 31, 2005
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class C-B-[1][2][3][4][5][6] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Mortgage-Backed Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B-1

FORM OF CLASS 3-A CERTIFICATE

CLASS 3-A-[1][2]-[1][2] CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE SHALL INITIALLY BE ISSUED AS ONE OR MORE CERTIFICATES REGISTERED IN THE NAME OF THE DEPOSITORY OR ITS NOMINEE AND, EXCEPT AS PROVIDED BELOW, REGISTRATION OF SUCH CERTIFICATES MAY NOT BE TRANSFERRED BY THE TRUSTEE EXCEPT TO ANOTHER DEPOSITORY THAT AGREES TO HOLD SUCH CERTIFICATES FOR THE RESPECTIVE CERTIFICATE OWNERS WITH OWNERSHIP INTERESTS THEREIN. THE CERTIFICATE OWNERS SHALL HOLD THEIR RESPECTIVE OWNERSHIP INTERESTS IN AND TO EACH OF SUCH BOOK-ENTRY CERTIFICATES THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY AND, EXCEPT AS PROVIDED BELOW, SHALL NOT BE ENTITLED TO DEFINITIVE CERTIFICATES IN RESPECT OF SUCH OWNERSHIP INTERESTS. ALL TRANSFERS BY CERTIFICATE OWNERS OF THEIR RESPECTIVE OWNERSHIP IN THE BOOK-ENTRY CERTIFICATES SHALL BE MADE IN ACCORDANCE WITH THE PROCEDURES ESTABLISHED BY THE DEPOSITORY PARTICIPANT OR BROKERAGE FIRM REPRESENTING SUCH CERTIFICATE OWNER. EACH DEPOSITORY PARTICIPANT SHALL TRANSFER THE OWNERSHIP INTERESTS ONLY IN THE BOOK-ENTRY CERTIFICATES OF CERTIFICATE OWNERS IT REPRESENTS OR OF BROKERAGE FIRMS FOR WHICH IT ACTS AS AGENT IN ACCORDANCE WITH THE DEPOSITORY’S NORMAL PROCEDURES. THE SECURITIES ADMINISTRATOR SHALL NOT BE REQUIRED TO MONITOR, DETERMINE OR INQUIRE AS TO COMPLIANCE WITH THE TRANSFER RESTRICTIONS WITH RESPECT TO THE BOOK-ENTRY CERTIFICATES, AND THE SECURITIES ADMINISTRATOR SHALL HAVE NO LIABILITY FOR TRANSFERS OF OWNERSHIP INTERESTS IN THE BOOK-ENTRY CERTIFICATES MADE THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY OR BETWEEN OR AMONG DEPOSITORY PARTICIPANTS OR CERTIFICATE OWNERS, MADE IN VIOLATION OF THE APPLICABLE RESTRICTIONS.

Certificate No. 1 Class 3-A-[1][2]-[1][2]	Adjustable Pass-Through Rate
Date of Pooling and Servicing Agreement and Cut-off Date: October 1, 2005	Percentage Interest: 100%
First Distribution Date: November 25, 2005	Aggregate Initial Certificate Principal Balance of the Class 3-A-[1][2]-[1][2] Certificates: $[______]
Master Servicer: Wells Fargo Bank, National Association	Initial Certificate Principal Balance of this Certificate: $[______]
Assumed Final Distribution Date: November 25, 2035	CUSIP: [______]

MORTGAGE-BACKED PASS-THROUGH CERTIFICATE

SERIES 2005-1

evidencing a percentage interest in the distributions allocable to the Class 3-A-[1][2]-[1][2] Certificates with respect to a Trust Fund consisting primarily of a pool of one- to four-family adjustable first lien mortgage loans formed and sold by AMERICAN HOME MORTGAGE ASSETS LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in American Home Mortgage Assets LLC, the Master Servicer, the Securities Administrator or the Trustee referred to below or any of their affiliates. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality or by American Home Mortgage Assets LLC, the Master Servicer, the Securities Administrator, the Trustee or any of their affiliates. None of the Company, the Master Servicer, the Securities Administrator or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Initial Certificate Principal Balance of this Certificate by the aggregate Initial Certificate Principal Balance of all Class 3-A-[1][2]-[1][2] Certificates, both as specified above) in certain distributions with respect to the Trust Fund consisting primarily of an interest in a pool of one- to four-family adjustable-rate first lien mortgage loans (the “Mortgage Loans”), sold by American Home Mortgage Assets LLC (hereinafter called the “Company,” which term includes any successor entity under the Agreement referred to below). The Trust Fund was created pursuant to a Pooling and Servicing Agreement dated as specified above (the “Agreement”) among the Company, the Master

Servicer, the Securities Administrator and Deutsche Bank National Trust Company, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the Distribution Date”), commencing as described in the Agreement, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date (the “Record Date”), from the related Interest Remittance Amount and related Principal Remittance Amount in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount of interest and principal, if any, required to be distributed to Holders of Class 3-A-[1][2]-[1][2] Certificates on such Distribution Date.

Distributions on this Certificate will be made by the Securities Administrator either in immediately available funds (by wire transfer or otherwise) for the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator and the Trustee at least 5 Business Days prior to the related Record Date, or by check mailed to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.

Any transferee shall be deemed to have made the representation set forth in Section 5.02(c) of the Agreement.

Notwithstanding the above, the final distribution on this Certificate will be made after due notice of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose in the City of Minneapolis and State of Minnesota. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal.

This Certificate is one of a duly authorized issue of Certificates issued in several Classes designated as Mortgage-Backed Pass-Through Certificates of the Series specified hereon (herein collectively called the “Certificates”).

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. In the event Master Servicer funds are advanced with respect to any Mortgage Loan, such advance is reimbursable to the Master Servicer, to the extent provided in the Agreement, from related recoveries on such Mortgage Loan or from other cash that would have been distributable to Certificateholders.

As provided in the Agreement, withdrawals from the Distribution Account created for the benefit of Certificateholders may be made by the Master Servicer from time to time for purposes other than distributions to Certificateholders, such purposes including without limitation reimbursement to the Trustee, the Company and the Master Servicer of advances made, or certain expenses incurred, by either of them.

The Agreement permits, with certain exceptions therein provided, the amendment of the Agreement and the modification of the rights and obligations of the Company, the Master Servicer, the Securities Administrator, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates evidencing in the aggregate not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Agreement also permits the amendment thereof in certain circumstances without the consent of the Holders of any of the Certificates and, in certain additional circumstances, without the consent of the Holders of certain Classes of Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in Classes and in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Master Servicer, the Securities Administrator, the Servicer and the Trustee and any agent of the Company, the Master Servicer, the Securities Administrator, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Company, the Master Servicer, the Securities Administrator, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

The Mortgage Loans in Loan Group III-A and Loan Group III-B are subject to termination in whole, but not in part, by the Servicer, on or after the Distribution Date on which the aggregate outstanding Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B is less than or equal to 10% of the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:	October 31, 2005
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class 3-A-[1][2]-[1][2]Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Mortgage-Backed Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B-2

FORM OF CLASS 3-M CERTIFICATE

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS 3-A-1-1, CLASS 3-A-1-2, CLASS 3-A-2-1[ AND][,] CLASS 3-A-2-2[ CERTIFICATES][,] [CLASS 3-M-1][ CERTIFICATES][,] [CLASS 3-M-2][ CERTIFICATES] [AND THE CLASS 3-M-3 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE SHALL INITIALLY BE ISSUED AS ONE OR MORE CERTIFICATES REGISTERED IN THE NAME OF THE DEPOSITORY OR ITS NOMINEE AND, EXCEPT AS PROVIDED BELOW, REGISTRATION OF SUCH CERTIFICATES MAY NOT BE TRANSFERRED BY THE TRUSTEE EXCEPT TO ANOTHER DEPOSITORY THAT AGREES TO HOLD SUCH CERTIFICATES FOR THE RESPECTIVE CERTIFICATE OWNERS WITH OWNERSHIP INTERESTS THEREIN. THE CERTIFICATE OWNERS SHALL HOLD THEIR RESPECTIVE OWNERSHIP INTERESTS IN AND TO EACH OF SUCH BOOK-ENTRY CERTIFICATES THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY AND, EXCEPT AS PROVIDED BELOW, SHALL NOT BE ENTITLED TO DEFINITIVE CERTIFICATES IN RESPECT OF SUCH OWNERSHIP INTERESTS. ALL TRANSFERS BY CERTIFICATE OWNERS OF THEIR RESPECTIVE OWNERSHIP IN THE BOOK-ENTRY CERTIFICATES SHALL BE MADE IN ACCORDANCE WITH THE PROCEDURES ESTABLISHED BY THE DEPOSITORY PARTICIPANT OR BROKERAGE FIRM REPRESENTING SUCH CERTIFICATE OWNER. EACH DEPOSITORY PARTICIPANT SHALL TRANSFER THE OWNERSHIP INTERESTS ONLY IN THE BOOK-ENTRY CERTIFICATES OF CERTIFICATE OWNERS IT REPRESENTS OR OF BROKERAGE FIRMS FOR WHICH IT ACTS AS AGENT IN ACCORDANCE WITH THE DEPOSITORY’S NORMAL PROCEDURES. THE SECURITIES ADMINISTRATOR SHALL NOT BE REQUIRED TO MONITOR, DETERMINE OR INQUIRE AS TO COMPLIANCE WITH THE TRANSFER RESTRICTIONS WITH RESPECT TO THE BOOK-ENTRY CERTIFICATES, AND THE SECURITIES ADMINISTRATOR SHALL HAVE NO LIABILITY FOR TRANSFERS OF OWNERSHIP INTERESTS IN THE BOOK-ENTRY CERTIFICATES MADE THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY OR BETWEEN OR AMONG DEPOSITORY PARTICIPANTS OR CERTIFICATE OWNERS, MADE IN VIOLATION OF THE APPLICABLE RESTRICTIONS.

THE TRANSFEREE SHALL BE DEEMED TO HAVE MADE THE REPRESENTATION SET FORTH IN SECTION 5.02(c) OF THE POOLING AND SERVICING AGREEMENT.

Certificate No. 1	Adjustable Pass-Through Rate
Class 3-M-[1][2][3][4]	Aggregate Initial Certificate Principal Balance of the Class 3-M-[1][2][3][4] Certificates: $[________]
Date of Pooling and Servicing Agreement and Cut-off Date: October 1, 2005	Initial Certificate Principal Balance of this Certificate: $[________]
First Distribution Date: November 25, 2005	CUSIP: [________]
Master Servicer: Wells Fargo Bank, National Association
Assumed Final Distribution Date: November 25, 2035

MORTGAGE-BACKED PASS-THROUGH CERTIFICATE

SERIES 2005-1

evidencing a percentage interest in any distributions allocable to the Class 3-M-[1][2][3][4] Certificates with respect to the Trust Fund consisting primarily of a pool of one- to four-family adjustable-rate first lien mortgage loans formed and sold by AMERICAN HOME MORTGAGE ASSETS LLC

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator or the Trustee referred to below or any of their affiliates. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality or by American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator, the Trustee or any of their affiliates. None of American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Initial Certificate Principal Balance of this Certificate by the aggregate Initial Certificate Principal Balance of all Class 3-M-[1][2][3][4] Certificates, both as specified above) in certain distributions with respect to the Trust Fund consisting primarily of an interest in a pool of one- to four-family adjustable-rate first lien mortgage loans (the “Mortgage Loans”), sold by American Home Mortgage Assets LLC (hereinafter called the “Company,” which term includes any successor entity under the Agreement referred to below). The Trust Fund was created pursuant to a Pooling and Servicing

Agreement dated as specified above (the “Agreement”) among the Company, the Master Servicer, the Securities Administrator and Deutsche Bank National Trust Company, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the Distribution Date”), commencing as described in the Agreement, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date (the “Record Date”), from the related Interest Remittance Amount and related Principal Remittance Amount in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount of interest and principal, if any , required to be distributed to Holders of Class 3-M-[1][2][3][4] Certificates on such Distribution Date.

Distributions on this Certificate will be made by the Securities Administrator either in immediately available funds (by wire transfer or otherwise) for the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator and the Trustee at least 5 Business Days prior to the related Record Date, or by check mailed to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.

Any transferee shall be deemed to have made the representation set forth in Section 5.02(c) of the Agreement.

Notwithstanding the above, the final distribution on this Certificate will be made after due notice of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose in the City of Minneapolis and State of Minnesota. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal.

This Certificate is one of a duly authorized issue of Certificates issued in several Classes designated as Mortgage-Backed Pass-Through Certificates of the Series specified hereon (herein collectively called the “Certificates”).

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. In the event Master Servicer funds are advanced with respect to any Mortgage Loan, such advance is reimbursable to the Master Servicer, to the extent provided in the Agreement, from related recoveries on such Mortgage Loan or from other cash that would have been distributable to Certificateholders.

As provided in the Agreement, withdrawals from the Distribution Account created for the benefit of Certificateholders may be made by the Master Servicer from time to time for purposes other than distributions to Certificateholders, such purposes including without limitation reimbursement to the Trustee, the Company and the Master Servicer of advances made, or certain expenses incurred, by either of them.

The Agreement permits, with certain exceptions therein provided, the amendment of the Agreement and the modification of the rights and obligations of the Company, the Master Servicer, the Securities Administrator, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates evidencing in the aggregate not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Agreement also permits the amendment thereof in certain circumstances without the consent of the Holders of any of the Certificates and, in certain additional circumstances, without the consent of the Holders of certain Classes of Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in Classes and in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Master Servicer, the Securities Administrator, the Servicer and the Trustee and any agent of the Company, the Master Servicer, the Securities Administrator, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Company, the Master Servicer, the Securities Administrator, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

The Mortgage Loans in Loan Group III-A and Loan Group III-B are subject to termination in whole, but not in part, by the Servicer, on or after the Distribution Date on which the aggregate outstanding Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B is less than or equal to 10% of the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:	October 31, 2005
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class 3-M-[1][2][3][4] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Mortgage-Backed Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B-3

FORM OF CLASS 3-X CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE CLASS 3-A-1-1, CLASS 3-A-1-2, CLASS 3-A-2-1, CLASS 3-A-2-2, CLASS 3-M-1, CLASS 3-M-2, CLASS 3-M-3 AND CLASS 3-M-4 CERTIFICATES AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE), (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES OF OR (4) PURSUANT TO REGULATION S UNDER THE ACT TO NON-U.S. PERSONS OUTSIDE THE UNITED STATES. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE REPRESENTS THAT IT IS AN INSURANCE COMPANY, THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE CERTIFICATE OR INTEREST THEREIN IS AN “INSURANCE COMPANY GENERAL ACCOUNT,” AS SUCH TERM IS DEFINED IN PTE 95-60, AND THE CONDITIONS IN SECTIONS I AND III OF PTE 95-60 HAVE BEEN SATISFIED.

Certificate No. 1
Class 3-X
Date of Pooling and Servicing Agreement and Cut-off Date: October 1, 2005	Initial Notional Amount of this Certificate: $[____________]
First Distribution Date: November 25, 2005	Initial Certificate Notional Balance of this Certificate: $[____________]
Master Servicer: Wells Fargo Bank, N.A.	CUSIP: [____________]
Assumed Final Distribution Date: November 25, 2035

MORTGAGE-BACKED PASS-THROUGH CERTIFICATE

SERIES 2005-1

evidencing percentage interest in the distributions allocable to the Class 3-X Certificates with respect to a Trust Fund consisting primarily of a pool of one- to four- family adjustable-rate first lien mortgage loans formed and sold by AMERICAN HOME MORTGAGE ASSETS LLC

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator, the Trustee referred to below or any of their affiliates. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality or by American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator, the Trustee or any of their affiliates. None of American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Credit Suisse First Boston LLC is the registered owner of the Percentage Interest evidenced by this Certificate (obtained by dividing the Original Class 3-X Certificate by the Original Class Certificate Principal Balance) in certain distributions with respect to the Trust Fund consisting primarily of an interest in a pool of one- to four-family adjustable-rate first lien mortgage loans (the “Mortgage Loans”), sold by American Home Mortgage Assets LLC (hereinafter called the “Company,” which term includes any successor entity under the Agreement referred to below). The Trust Fund was created pursuant to a Pooling and Servicing Agreement dated as specified above (the “Agreement”) among the Company, the Master Servicer, the Securities Administrator and Deutsche Bank National Trust Company as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Class 3-X Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the Distribution Date”), commencing as described in the Agreement, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date (the “Record Date”), from the related Available Funds in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount of interest and principal, if any, required to be distributed to Holders of Class 3-X Certificates on such Distribution Date.

Distributions on this Certificate will be made by the Securities Administrator either in immediately available funds (by wire transfer or otherwise) for the account of the Person entitled thereto if such Person shall have so notified the Securities Administrator and the Trustee at least 5 Business Days prior to the related Record Date, or by check mailed to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register.

Notwithstanding the above, the final distribution on this Certificate will be made after due notice of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose in the City of Minneapolis and State of Minnesota.

This Certificate is one of a duly authorized issue of Certificates issued in several Classes designated as Mortgage-Backed Pass-Through Certificates of the Series specified hereon (herein collectively called the “Certificates”).

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. In the event Master Servicer funds are advanced with respect to any Mortgage Loan, such advance is reimbursable to the Master Servicer, to the extent provided in the Agreement, from related recoveries on such Mortgage Loan or from other cash that would have been distributable to Certificateholders.

As provided in the Agreement, withdrawals from the Distribution Account created for the benefit of Certificateholders may be made by the Master Servicer from time to time for purposes other than distributions to Certificateholders, such purposes including without limitation reimbursement to the Trustee, the Company and the Master Servicer of advances made, or certain expenses incurred, by either of them.

No transfer of a Certificate of this Class shall be made unless such transfer is made pursuant to an effective registration statement under the Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such laws. In the event that a transfer is to be made in reliance upon an exemption from the Act and such laws, in order to assure compliance with the act and such laws, the Certificateholder desiring to effect such transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee and the Company in writing the facts surrounding the transfer. In the event that such a transfer is not to be made pursuant to Rule 144A of the act, there shall be delivered to the Trustee and the Company of an Opinion of Counsel that such transfer may be made pursuant to an exemption from the Act, which Opinion of Counsel shall not be obtained at the expense of the Trustee, the Master Servicer or the Company; or there shall be delivered to the Trustee and the Company a transferor certificate by the transferor and an investment letter shall be executed by the transferee. The Holder hereof desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee and the Company against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made, unless such Plan or Person represents that it is an insurance company, the source of funds used to acquire or hold the certificate or interest therein is an “Insurance Company General Account,” as such term is defined in Prohibited Transaction Exemption (“PTE”) 95-60, and the conditions in Sections I and III of PTE 95-60 have been satisfied, which will be deemed represented by an owner of a book-entry certificate, or unless the opinion specified in the agreement is provided.

The Agreement permits, with certain exceptions therein provided, the amendment of the Agreement and the modification of the rights and obligations of the Company, the Master Servicer, the Securities Administrator, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates evidencing in the aggregate not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Agreement also permits the amendment thereof in certain circumstances without the consent of the Holders of any of the Certificates and, in certain additional circumstances, without the consent of the Holders of certain Classes of Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in Classes and in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Master Servicer, the Securities Administrator, the Servicer and the Trustee and any agent of the Company, the Master Servicer, the Securities Administrator, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Company, the Master Servicer, the Securities Administrator, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

The Mortgage Loans in Loan Group III-A and Loan Group III-B are subject to termination in whole, but not in part, by the Servicer, on or after the Distribution Date on which the aggregate outstanding Stated Principal Balance of the Mortgage Loans in Loan Group III-A and Loan Group III-B is less than or equal to 10% of the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:	October 31, 2005
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class 3-X Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Mortgage-Backed Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B-4

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U S FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN ONE OR MORE “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

NO TRANSFER OF THIS CERTIFICATE MAY BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER A CERTIFICATION PURSUANT TO SECTION 5.02(c) OF THE AGREEMENT OR AN OPINION OF COUNSEL SATISFACTORY TO THE SECURITIES ADMINISTRATOR THAT THE PURCHASE OF THIS CERTIFICATE IS PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR, THE COMPANY OR THE TRUSTEE TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE POOLING AND SERVICING AGREEMENT (THE “AGREEMENT”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE MASTER SERVICER, THE SECURITIES ADMINISTRATOR AND THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (B) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (C) ANY, ORGANIZATION DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B) OR (C) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (D) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX AND (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR, OTHER DISPOSITION OF THIS CERTIFICATE TO A

DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT, BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT, LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No. 1
Class R-[I][II] Senior
Date of Pooling and Servicing Agreement and Cut-off Date: October 1, 2005	Percentage Interest: 100%
First Distribution Date: November 25, 2005	CUSIP: [________]
Master Servicer Wells Fargo Bank, N.A.
Assumed Final Distribution Date: November 25, 2035

MORTGAGE-BACKED PASS-THROUGH CERTIFICATE,

SERIES 2005-1

evidencing a percentage interest in any distributions allocable to the Class R-[I][II] Certificates with respect to the Trust Fund consisting primarily of a pool of one- to four-family adjustable-rate first lien mortgage loans sold by AMERICAN HOME MORTGAGE ASSETS LLC

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator, the Trustee referred to below or any of their affiliates. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality or by American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator, the Trustee or any of their affiliates. None of American Home Mortgage Assets LLC, the Master Servicer, the Servicer, the Seller, the Securities Administrator or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [___________] is the registered owner of the Percentage Interest evidenced by this Certificate in certain distributions with respect to the Trust Fund consisting primarily of an interest in a pool of one- to four-family adjustable-rate first lien mortgage loans (the “Mortgage Loans”), sold by American Home Mortgage Assets LLC (hereinafter called the “Company,” which term includes any successor entity under the Agreement referred to below). The Trust Fund was created pursuant to a Pooling and Servicing Agreement dated as specified above (the “Agreement”) among the Company, the Master Servicer, the Securities Administrator and Deutsche Bank National Trust Company as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the Distribution Date”), commencing as described in the Agreement, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date (the “Record Date”), from the related Available Funds in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount of interest and principal, if any, required to be distributed to Holders of Class R-[I][II] Certificates on such Distribution Date.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Trustee of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Company will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Company, which purchaser may be the Company, or any affiliate of the Company, on such terms and conditions as the Company may choose.

Notwithstanding the above, the final distribution on this Certificate will be made after due notice of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Securities Administrator for that purpose in the City of Minneapolis and State of Minnesota.

In connection with any transfer of this Certificate, the Trustee will also require either (i) an opinion of counsel acceptable to and in form and substance satisfactory to the Securities Administrator with respect to the permissibility of such transfer under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 4975 of the Internal Revenue Code (the “Code”) and stating, among other things, that the transferee’s acquisition of a Class R-[I][II] Certificate will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (ii) a representation letter, in the form as described by the Agreement, stating that the transferee is not an employee benefit or other plan subject to the prohibited transaction provisions of ERISA or Section 4975 of the Code (a “Plan”), or any other person (including an investment manager, a named fiduciary or a trustee of any Plan) acting, directly or indirectly, on behalf of or purchasing any Certificate with “plan assets” of any Plan.

This Certificate is one of a duly authorized issue of Certificates issued in several Classes designated as Mortgage-Backed Pass-Through Certificates of the Series specified hereon (herein collectively called the “Certificates”).

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. In the event Master Servicer funds are advanced with respect to any Mortgage Loan, such advance is reimbursable to the Master Servicer, to the extent provided in the Agreement, from related recoveries on such Mortgage Loan or from other cash that would have been distributable to Certificateholders.

As provided in the Agreement, withdrawals from the Distribution Account created for the benefit of Certificateholders may be made by the Master Servicer from time to time for purposes other than distributions to Certificateholders, such purposes including without limitation reimbursement to the Trustee, the Company and the Master Servicer of advances made, or certain expenses incurred, by either of them.

The Agreement permits, with certain exceptions therein provided, the amendment of the Agreement and the modification of the rights and obligations of the Company, the Master Servicer, the Securities Administrator, the Trustee and the rights of the Certificateholders under the Agreement at any time by the Company, the Master Servicer, the Securities Administrator and the Trustee with the consent of the Holders of Certificates evidencing in the aggregate not less than 66-2/3% of the Percentage Interests of each Class of Certificates affected thereby. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Agreement also permits the amendment thereof in certain circumstances without the consent of the Holders of any of the Certificates and, in certain additional circumstances, without the consent of the Holders of certain Classes of Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Securities Administrator, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trustee and the Securities Administrator duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in Classes and in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of authorized denominations evidencing the same Class and aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Master Servicer, the Securities Administrator, the Servicer and the Trustee and any agent of the Company, the Master Servicer, the Securities Administrator, the Servicer or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Company, the Master Servicer, the Securities Administrator, the Servicer, the Trustee nor any such agent shall be affected by notice to the contrary.

This Certificate shall be governed by and construed in accordance with the laws of the State of New York.

The Mortgage Loans are subject to termination in whole, but not in part, by the Servicer, on or after the Distribution Date on which the aggregate outstanding Stated Principal Balance of the Mortgage Loans in Loan Group I and Loan Group II is less than or equal to 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-Off Date.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purpose have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Securities Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated:	October 31, 2005
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class R-[I][II] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _____________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Mortgage-Backed Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT C

FORM OF CUSTODIAN INITIAL CERTIFICATION

October 31, 2005

Deutsche Bank National Trust Company 1761 East St. Andrew Place Santa Ana, California 92705	American Home Mortgage Assets LLC 538 Broadhollow Road Melville, New York 11747

Attention:	American Home Mortgage Assets LLC,

American Home Mortgage Assets Trust 2005-1,

Mortgage-Backed Pass-Through Certificates, Series 2005-1

Re:

Pooling and Servicing Agreement, dated as of October 1, 2005 among American Home Mortgage Assets LLC, Deutsche Bank National Trust Company and Wells Fargo Bank, N.A. relating to American Home Mortgage Assets Trust 2005-1, Mortgage-Backed Pass-Through Certificates, Series 2005-1

Ladies and Gentlemen:

In accordance with the Pooling and Servicing Agreement, dated as of October 1, 2005 among American Home Mortgage Assets LLC, Deutsche Bank National Trust Company and Wells Fargo Bank, N.A. (the “Pooling and Servicing Agreement”) and Section 2.1(b)(i)-(v) of the Mortgage Loan Purchase Agreement, dated as of October 31, 2005, between American Home Mortgage Assets LLC and DLJ Mortgage Capital, Inc. (the “MLPA”, and together with the Pooling and Servicing Agreement, the “Agreements”) the undersigned, as custodian (the “Custodian”), hereby certifies that as to each Mortgage Loan listed in the Mortgage Loan Schedule (other than any Mortgage Loan paid in full or listed on the attachment hereto) it has reviewed the Mortgage File, and has determined that: (i) all documents required to be included in the Mortgage File pursuant to Section 2.1(b)(i)-(v) of the MLPA are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; and (iii) based on examination by it, and only as to such documents, the information set forth in items (iv) of the definition or description of “Mortgage Loan Schedule” is correct.

The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the above-referenced Agreements. The Custodian makes no representation that any documents specified in clause (vi) of Section 2.1(b) of the MLPA should be included in any Mortgage File. The Custodian makes no representations as to and shall not be responsible to verify: (i) the validity, legality, sufficiency, enforceability, due authorization, recordability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan, or (iii) the existence of any assumption, modification, written assurance or substitution agreement with respect to any Mortgage File if no such documents appear in the M ortgage File delivered to the Custodian.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Custodian

By:
Name:
Title:

EXHIBIT D

FORM OF CUSTODIAN FINAL CERTIFICATION

_____________, 20__

Deutsche Bank National Trust Company 1761 East St. Andrew Place Santa Ana, California 92705	American Home Mortgage Assets LLC 538 Broadhollow Road Melville, New York 11747

Attention:	American Home Mortgage Assets LLC,

American Home Mortgage Assets Trust 2005-1,

Mortgage-Backed Pass-Through Certificates, Series 2005-1

Re:

Custodial Agreement, dated as of October 31, 2005, by and among Deutsche Bank National Trust Company, American Home Mortgage Assets LLC and Wells Fargo Bank, N.A. relating to American Home Mortgage Assets Trust 2005-1, Mortgage-Backed Pass-Through Certificates, Series 2005-1

Ladies and Gentlemen:

In accordance with Section 2.2(b) of the above-captioned Custodial Agreement and subject to Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File with respect to each Mortgage Loan listed in the Mortgage Loan Schedule containing with respect to each Mortgage Loan:

(i)           the original Mortgage Note (including all riders thereto) bearing all intervening endorsements necessary to show a complete chain of endorsements from the original payee, endorsed “Pay to the order of _____without recourse”, via original signature, and, if previously endorsed, signed in the name of the last endorsee by a duly qualified officer of the last endorsee or, with respect to any Mortgage Loan as to which the original Mortgage Note has been permanently lost or destroyed and has not been replaced, a Lost Note Affidavit. If the Mortgage Loan was acquired by the last endorsee in a merger, the endorsement must be by “[name of last endorsee], successor by merger to [name of the predecessor].” If the Mortgage Loan was acquired or originated by the last endorsee while doing business under another name, the endorsement must be by “[name of last endorsee], formerly known as [previous name].” The Custodian has endorsed the Mortgage Note in the name of “Deutsche Bank National Trust Company, as trustee under the Pooling and Servicing Agreement relating to American Home Mortgage Assets LLC, Mortgage-Backed Pass-Through Certificates, Series 2005-1” for each Mortgage Note;

(ii)          The original recorded Mortgage, noting the presence of the MIN of the Mortgage Loan and either language indicating that the Mortgage Loan is a MOM loan or if the Mortgage Loan was not a MOM loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon; provided that if such document is not included because of a delay by the public recording office where such document has been delivered for recordation or such office as a matter of policy does not return the original of such document or if such original Mortgage has been lost, the Seller shall include or cause to be included a copy thereof certified by the appropriate recording office, if available;

(iii)        the original Assignment of Mortgage in blank, in form and substance acceptable for recordation in the jurisdiction in which the related mortgage property is located and signed in the name of the Last Endorsee by an authorized officer; unless the Mortgage Loan is registered on the MERS system;

(iv)         The original intervening Assignments, if any and if available, with evidence of recording thereon, showing an unbroken chain of title to the Mortgage from the originator thereof to Person assigning it to the Trustee (or to MERS, if the Mortgage Loan is registered on the MERS® System); provided that if such document is not included because of a delay by the public recording office where such document has been delivered for recordation or such office as a matter of policy does not return the original of such document, the Seller shall include or cause to be included a copy thereof certified by the appropriate recording office, if available;

(v)          The originals of each assumption, modification or substitution agreement, if any and if available, relating to the Mortgage Loan; and

(vi)         the original title insurance policy, or, if such policy has not been issued, any one of an original or a copy of the preliminary title report, title binder or title commitment on the Mortgaged Property with the original policy of the insurance to be delivered promptly following the receipt thereof;

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

DEUTSCHE BANK NATIONAL TRUST COMPANY, as Custodian

By:
Name:
Title:

EXHIBIT E

FORM OF REMITTANCE REPORT

(PROVIDED UPON REQUEST)

EXHIBIT F

FORM OF REQUEST FOR RELEASE

To:	Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Re:

Pooling and Servicing Agreement, dated as of October 1, 2005, by and among Deutsche Bank National Trust Company, American Home Mortgage Assets LLC and Wells Fargo Bank, National Association relating to American Home Mortgage Assets Trust 2005-1, Mortgage-Backed Pass-Through Certificates, Series 2005-1

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Pooling and Servicing Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account
_____	2.	Foreclosure
_____	3.	Substitution
_____	4.	Other Liquidation
_____	5.	Nonliquidation Reason: ________________________
_____	6.	California Mortgage Loan paid in full

By:
(authorized signer)
Issuer:
Address:
Date:

EXHIBIT G-1

FORM OF INVESTOR REPRESENTATION LETTER

_____________,200__

American Home Mortgage Assets LLC

538 Broadhollow Road

Melville, New York 11747

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Re:	American Home Mortgage Assets Trust 2005-1

Mortgage-Backed Pass-Through Certificates Series 2005-1, Class [___]

Ladies and Gentlemen:

[______________] (the “Purchaser”) intends to purchase from [______________] (the “Seller”) $[_________] Initial Certificate Principal Balance of Mortgage-Backed Pass-Through Certificates, Series 2005-4, Class [_____] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of October 1, 2005 among American Home Mortgage Assets LLC, as company (the “Company”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”). All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Purchaser hereby certifies, represents and warrants to, and covenants with, the Company and the Trustee that:

1.            The Purchaser understands that (a) the Certificates have not been and will not be registered or qualified under the Securities Act of 1933, as amended (the “Act”) or any state securities law, (b) the Company is not required to so register or qualify the Certificates, (c) the Certificates may be resold only if registered and qualified pursuant to the provisions of the Act or any state securities law, or if an exemption from such registration and qualification is available, (d) the Pooling and Servicing Agreement contains restrictions regarding the transfer of the Certificates and (e) the Certificates will bear a legend to the foregoing effect.

2.            The Purchaser is acquiring the Certificates for its own account for investment only and not with a view to or for sale in connection with any distribution thereof in any manner that would violate the Act or any applicable state securities laws.

3.            The Purchaser is (a) a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters,

and, in particular, in such matters related to securities similar to the Certificates, such that it is capable of evaluating the merits and risks of investment in the Certificates, (b) able to bear the economic risks of such an investment and (c) an “accredited investor” within the meaning of Rule 501 (a) promulgated pursuant to the Act.

4.            The Purchaser has been furnished with, and has had an opportunity to review a copy of the Pooling and Servicing Agreement and such other information concerning the Certificates, the Mortgage Loans and the Company as has been requested by the Purchaser from the Company or the Seller and is relevant to the Purchaser’s decision to purchase the Certificates. The Purchaser has had any questions arising from such review answered by the Company or the Seller to the satisfaction of the Purchaser.

5.            The Purchaser has not and will not nor has it authorized or will it authorize any person to (a) offer, pledge, sell, dispose of or otherwise transfer any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicit any offer to buy or to accept a pledge, disposition of other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approach or negotiate with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) make any general solicitation by means of general advertising or in any other manner or (e) take any other action, that (as to any of (a) through (e) above) would constitute a distribution of any Certificate under the Act, that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Purchaser will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,
(Purchaser)

By:
Name:
Title:

EXHIBIT G-2

FORM OF TRANSFEROR REPRESENTATION LETTER

______________,200___

American Home Mortgage Assets LLC

538 Broadhollow Road

Melville, New York 11747

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Re:	American Home Mortgage Assets Trust 2005-1

Mortgage-Backed Pass-Through Certificates, Series 2005-1, Class [__]

Ladies and Gentlemen:

In connection with the sale by [___________] (the “Seller”) to [________] (the “Purchaser”) of $[_________] Initial Certificate Principal Balance of Mortgage-Backed Pass-Through Certificates, Series 2005-1, Class [_____] (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of October 1, 2005 among American Home Mortgage Assets LLC, as company (the “Company”), Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”) and as securities administrator (in such capacity, the “Securities Administrator”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”). The Seller hereby certifies, represents and warrants to, and covenants with, the Company and the Trustee that:

Neither the Seller nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act”), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act in any manner set forth in the foregoing sentence with respect to any Certificate. The Seller has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,
(Seller)

By:
Name:
Title:

EXHIBIT G-3

FORM OF RULE 144A INVESTMENT REPRESENTATION

DESCRIPTION OF RULE 144A SECURITIES, INCLUDING NUMBERS:

American Home Mortgage Assets Trust 2005-1

Mortgage-Backed Pass-Through Certificates

SERIES 2005-1, CLASS ____, NO. ____

The undersigned seller, as registered holder (the “Transferor”), intends to transfer the Rule 144A Securities described above to the undersigned buyer (the “Buyer”).

1. In connection with such transfer and in accordance with the agreements pursuant to which the Rule 144A Securities were issued, the Transferor hereby certifies the following facts: Neither the Transferor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Rule 144A Securities, any interest in the Rule 144A Securities or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Rule 144A Securities, or otherwise approached or negotiated with respect to the Rule 144A Securities, any interest in the Rule 144A Securities or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, which would constitute a distribution of the Rule 144A Securities under the Securities Act of 1933, as amended (the “1933 Act”), or which would render the disposition of the Rule 144A Securities a violation of Section 5 of the 1933 Act or require registration pursuant thereto, and that the Transferor has not offered the Rule 144A Securities to any person other than the Buyer or another “qualified institutional buyer” as defined in Rule 144A under the 1933 Act.

2. The Buyer warrants and represents to, and covenants with, the Transferor, the Trustee and the Master Servicer pursuant to Section 5.02 of the Pooling and Servicing Agreement as follows:

a. The Buyer understands that the Rule 144A Securities have not been registered under the 1933 Act or the securities laws of any state.

b. The Buyer considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Rule 144A Securities.

c. The Buyer has been furnished with all information regarding the Rule 144A Securities that it has requested from the Transferor, the Trustee or the Master Servicer.

d. Neither the Buyer nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Rule 144A Securities, any interest in the Rule 144A Securities or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Rule 144A

Securities, any interest in the Rule 144A Securities or any other similar security from, or otherwise approached or negotiated with respect to the Rule 144A Securities, any interest in the Rule 144A Securities or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Rule 144A Securities under the 1933 Act or that would render the disposition of the Rule 144A Securities a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Rule 144A Securities.

e. The Buyer is a “qualified institutional buyer” as that term is defined in Rule 144 under the 1933 Act and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Buyer is aware that the sale to it is being made in reliance on Rule 144A. The Buyer is acquiring the Rule 144A Securities for its own account or the account of other qualified institutional buyers, understands that such Rule 144 Securities may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the 1933 Act.

3. The Buyer warrants and represents to, and covenants with, the Transferor, the Servicer and the Company that either (1) the Buyer is not an employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Plan”), or a plan within the meaning of Section 4975(e)(1) of the Internal Revenue Code of 1986 (the “Code”) (also a “Plan”), and the Buyer is not directly or indirectly purchasing the Rule 144A Securities on behalf of, as investment manager of, as named fiduciary of, as trustee of, or with assets of a Plan, or (2) the Buyer has made the representation or has provided the Trustee with the opinion letter required by section 5.02(c) of the Pooling and Servicing Agreement.

4. This document may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same document.

IN WITNESS WHEREOF, each of the parties has executed this document as of the date set forth below.

_______________________________________________________ Print Name of Transferor	_______________________________________________________ Print Name of Buyer

By: _________________________________________________ Name: Title:	By: _________________________________________________ Name: Title:

Taxpayer Identification: No. ________________________________________________ Date: ________________________________________________	Taxpayer Identification: No. ________________________________________________ Date: ________________________________________________

ANNEX 1 TO EXHIBIT G-3

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[FOR BUYERS OTHER THAN REGISTERED INVESTMENT COMPANIES]

The undersigned hereby certifies as follows in connection with the Rule 144A Investment Representation to which this Certification is attached:

1. As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the Buyer.

2. In connection with purchases by the Buyer, the Buyer is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because (i) the Buyer owned and/or invested on a discretionary basis $____________________ in securities (except for the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Buyer satisfies the criteria in the category marked below.

____

Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or charitable organization described in Section 501(c)(3) of the Internal Revenue Code.

____

Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statement, a copy of which is attached hereto.

____

Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements.

____	Broker-dealer. The Buyer is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.
____

Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the

_________________________

            Buyer must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Buyer is a dealer, and, in that case, Buyer must own and/or invest on a discretionary basis at least $10,000,000 in securities.

insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

____

State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

____	ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974.
____	Investment Adviser. The Buyer is an investment adviser registered under the Investment Advisers Act of 1940.
____	SBIC. The Buyer is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.
____	Business Development Company. The Buyer is a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.
____

Trust Fund. The Buyer is a trust fund whose trustee is a bank or trust company and whose participants are exclusively (a) plans established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees, or (b) employee benefit plans within the meaning of Title I of the Employee Retirement Income Security Act of 1974, but is not a trust fund that includes as participants individual retirement accounts or H.R. 10 plans.

3. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer’s direction. However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934.

5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

___	___	Will the Buyer be purchasing the Rule 144A
Yes	No	Securities only for the Buyer’s own account?

6. If the answer to the foregoing question is “no”, the Buyer agrees that, in connection with any purchase of securities sold to the Buyer for the account of a third party (including any separate account) in reliance on Rule 144A, the Buyer will only purchase for the account of a third party that at the time is a “qualified institutional buyer” within the meaning of Rule 144A. In addition, the Buyer agrees that the Buyer will not purchase securities for a third party unless the Buyer has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of “qualified institutional buyer” set forth in Rule 144A.

7. The Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer’s purchase of Rule 144A Securities will constitute a reaffirmation of this certification as of the date of such purchase.

Print Name of Buyer

By:
Name:
Title:

Date:

ANNEX 2 TO EXHIBIT G-3

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[FOR BUYERS THAT ARE REGISTERED INVESTMENT COMPANIES]

The undersigned hereby certifies as follows in connection with the Rule 144A Investment Representation to which this Certification is attached:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because Buyer is part of a Family of Investment Companies (as defined below), is such an officer of the Adviser.

2. In connection with purchases by Buyer, the Buyer is a “qualified institutional buyer” as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Buyer alone, or the Buyer’s Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year. For purposes of determining the amount of securities owned by the Buyer or the Buyer’s Family of Investment Companies, the cost of such securities was used.

____

The Buyer owned $_______________ in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____

The Buyer is part of a Family of Investment Companies which owned in the aggregate $____________ in securities (other than the excluded securities referred to below) as of the end of the Buyer’s most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term “Family of Investment Companies” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4. The term “securities” as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer’s Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps.

5. The Buyer is familiar with Rule 144A and understands that each of the parties to which this certification is made are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer’s own account.

6. The undersigned will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Buyer’s purchase of Rule 144A Securities will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Print Name of Buyer

By:
Name
Title

IF AN ADVISER:

Print Name of Buyer

Date:

EXHIBIT G-4

FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF RESIDUAL CERTIFICATES

____________, 20__

American Home Mortgage Assets LLC

538 Broadhollow Road

Melville, New York 11747

Wells Fargo Bank, N.A.

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: American Home Mortgage Assets Trust, Series 2005-1

Re:	American Home Mortgage Assets LLC

Mortgage-Backed Pass-Through Certificates

Series 2005-1, Class R-[I][II]

Ladies and Gentlemen:

This letter is delivered to you in connection with the sale by [____________] (the “Seller”) to [____________] (the “Purchaser”) of a 100% Percentage Interest in the Mortgage-Backed Pass-Through Certificates, Series 2005-1, Class R-[I][II] Certificates (the “Certificates”), issued pursuant to Section 5.01 of the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of October 1, 2005, among American Home Mortgage Assets LLC, as company (the “Company”), Wells Fargo Bank, N.A., as master servicer and securities administrator (the “Securities Administrator”) and Deutsche Bank National Trust Company, as trustee. All terms used herein and not otherwise defined shall have the meaning set forth in the Pooling and Servicing Agreement. The Seller hereby certifies, represents and warrants to, and covenants with, the Company and the Securities Administrator that:

1.            No purpose of the Seller relating to the sale of the Certificates by the Seller to the Purchaser is or will be to impede the assessment or collection of any tax.

2.            The Seller understands that the Purchaser has delivered to the Securities Administrator and the Master Servicer a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit G-5. The Seller does not know or believe that any representation contained therein is false.

3.            The Seller has at the time of the transfer conducted a reasonable investigation of the financial condition of the Purchaser as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Seller has determined that the Purchaser has historically paid its debts as they have become due and has found no significant evidence to indicate that the Purchaser will not continue to pay its debts as they become due in the future. The Seller understands that the transfer of the Certificates may not be respected for United States income tax purposes (and the Seller may continue to be liable for United States income taxes associated therewith) unless the Seller has conducted such an investigation.

4.            The Seller has no actual knowledge that the proposed Transferee is a Disqualified Organization, an agent of a Disqualified Organization or a Non-United States Person.

Very truly yours,
[____________], as Seller

By:
Name:
Title:

EXHIBIT G-5

FORM OF TRANSFER AFFIDAVIT AND AGREEMENT FOR TRANSFERS OF RESIDUAL CERTIFICATES

STATE OF	)
	)	ss.:
COUNTY OF___________	)

[____________________], being first duly sworn, deposes, represents and warrants:

1.            That [Title of Officer] of [Name of Owner], a [savings institution] [corporation] duly organized and existing under the laws of [the State of __________] [the United States] (record or beneficial owner of the Mortgage-Backed Pass-Through Certificates, Series 2005-1, Class R-[I][II] Certificates (the “Class R Certificates”), evidencing a 100% Percentage Interest in such class) (the “Owner”), a [Delaware corporation], on behalf of which he makes this affidavit and agreement. The Class R Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2005 (the “Pooling and Servicing Agreement”), among American Home Mortgage Assets LLC, as company (the “Company”), Wells Fargo Bank, N.A., as master servicer (in that capacity, the “Master Servicer”) and securities administrator (in that capacity, the “Securities Administrator”) and Deutsche Bank National Trust Company, as trustee (the “Trustee”).

2.            That the Owner (i) is and will be a “Permitted Transferee” as of [date of transfer], and (ii) is acquiring the Class R Certificates for its own account or for the account of another owner from which it has received an affidavit in substantially the same form as this affidavit. A “Permitted Transferee” is any person other than a “disqualified organization” or a Non-United States Person. For this purpose, a “disqualified organization” means any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the FHLMC, a majority of its board of directors is not selected by such governmental unit), (ii) a foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 138 1(a)(2)(C) of the Code and (v) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an Ownership Interest in a Class R Certificate by such Person may cause the related real estate mortgage investment conduit or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Class R Certificate to such Person. The terms “United States”, “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

3.            That the Owner is aware (i) of the tax that would be imposed on transfers of any Class R Certificates to disqualified organizations under the Internal Revenue Code of 1986 that applies to all transfers of any of the Class R Certificates after March 31, 1988; (ii) that such tax would be on the transferor, or, if such transfer is through an agent (which person includes a broker, nominee or middleman) for a disqualified organization, on the agent; (iii) that the person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such person an affidavit that the transferee is not a disqualified organization and, at the time of transfer, such person does not have actual knowledge that the affidavit is false and; (iv) that the Class R Certificates may be “noneconomic residual interests” within the meaning of Treasury regulation section 1.860E-1(c)(2) and that the transferor of a “noneconomic residual interest” will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to enable the transferor to impede the assessment or collection of tax.

4.            That the Owner is aware of the tax imposed on a “pass-through entity” holding any Class R Certificates if at any time during the taxable year of the pass-through entity a non-Permitted Transferee is the record holder of an interest in such entity. For this purpose, a “pass through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.

5.            That the Owner is aware that the Trustee will not register the transfer of any Class R Certificates unless the transferee, or the transferee’s agent, delivers to the Trustee, among other things, an affidavit in substantially the same form as this affidavit. The Owner expressly agrees that it will not consummate any such transfer if it knows or believes that any of the representations contained in such affidavit and agreement are false.

6.            That the Owner consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificates will only be owned, directly or indirectly, by Owners that are Permitted Transferees.

7.	That the Owner’s taxpayer identification number is #[__-_______].

8.            That the Owner has reviewed the restrictions set forth on the face of the Class R Certificates and the provisions of Section 5.02 of the Pooling and Servicing Agreement under which the Class R Certificates were issued (and, in particular, the Owner is aware that such Section authorizes the Trustee to deliver payments to a person other than the Owner and negotiate a mandatory sale by the Trustee in the event that the Owner holds such Certificate in violation of Section 5.02); and that the Owner expressly agrees to be bound by and to comply with such restrictions and provisions.

9.            That the Owner is not acquiring and will not transfer any Class R Certificates in order to impede the assessment or collection of any tax.

10.          That the Owner anticipates that it will, so long as it holds any Class R Certificates, have sufficient assets to pay any taxes owed by the holder of such Class R Certificates.

11.          That the Owner has no present knowledge that it may become insolvent or subject to a bankruptcy proceeding for so long as it holds any Class R Certificates.

12.          That the Owner has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it so long as any of the Certificates remain outstanding. In this regard, the Owner hereby represents to and for the benefit of the Person from whom it acquired the Class R Certificates that the Owner intends to pay taxes associated with holding the Class R Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Class R Certificates.

13.          That the Owner is not acquiring the Class R Certificates with the intent to transfer the Class R Certificates to any person or entity that will not have sufficient assets to pay any taxes owed by the holder of any such Class R Certificates, or that may become insolvent or subject to a bankruptcy proceeding, for so long as the Class R Certificates remain outstanding.

14.          That the Owner will, in connection with any transfer that it makes of the Class R Certificates, obtain from its transferee the representations required by Section 5.02(e) of the Pooling and Servicing Agreement under which the Class R Certificates were issued and will not consummate any such transfer if it knows, or knows facts that should lead it to believe, that any such representations are false.

15.          That the Owner will, in connection with any Transfer that it makes of any Class R Certificates, deliver to the Trustee an affidavit, which represents and warrants that it is not transferring any such Class R Certificates to impede the assessment or collection of any tax and that it has no actual knowledge that the proposed transferee: (i) has insufficient assets to pay any taxes owed by such transferee as holder of any Class R Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding, for so long as any Class R Certificates remain outstanding and; (iii) is not a “Permitted Transferee”.

16.          The Owner is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States or any political subdivision thereof, provided that with respect to any partnership or other entity treated as a partnership for United States federal income tax purposes, all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operative agreement to be United States Persons, or an estate or trust whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, by its _________________, this 31st day of October, 2005.

CREDIT SUISSE FIRST BOSTON LLC

By:
Name:
Title:

ATTEST:

____________________________

STATE OF	)
	)	ss.:
COUNTY OF___________	)

On __________, 2005 personally appeared before me the above-named person, known or proved to me to be the same person who executed the foregoing instrument and to be the __________________ of the Owner, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ____ day of __________, 2005.

NOTARY PUBLIC

COUNTY OF ________________________
STATE OF __________________________

My Commission expires the ___ day of __________, 20__.

EXHIBIT H

MORTGAGE LOAN SCHEDULE

(FILED MANUALLY)

(In accordance with Rule 202 of Regulation S-T, this Mortgage Loan Schedule, is being filed in paper pursuant to a continuing hardship exemption.)

EXHIBIT I

FORM OF LOST NOTE AFFIDAVIT

Loan Number

LOST NOTE AFFIDAVIT

STATE OF	)
	)	ss.:
COUNTY OF___________	)

_____________________________, of the lawful age, who declared that he/she is an employee of __________________________________________, organized and existing under the laws of the United States of America, being by me first duly sworn according to law, deposes and says to the best of his/her knowledge and belief that the Note herein below described was lost and has not been paid, satisfied, assigned, pledged, transferred or hypothecated in any way;

THAT the unpaid balance is still due and owing on that certain Note dated ____________________ , which Note was executed by ________________________  , in the original principal sum of $______________________________.

EXECUTED this _____ day of _________________, _____.

By: ______________________________

Subscribed and sworn before me this ___ day of _________________, 20____.

___________________________________

Notary Public in and for the

State of _______________________________

EXHIBIT J

FORM OF PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is a Seller’s Purchase, Warranties and Servicing Agreement, dated as September 1, 2005 and is executed between DLJ Mortgage Capital, Inc., as purchaser (the “Purchaser”), AMERICAN HOME MORTGAGE CORP., as seller (in such capacity, the “Seller”) and AMERICAN HOME MORTGAGE SERVICING, INC. as servicer (in such capacity, the “Servicer”).

W I T N E S S E T H:

WHEREAS, the Purchaser has heretofore agreed to purchase from the Seller and the Seller has heretofore agreed to sell to the Purchaser certain Mortgage Loans, servicing rights retained, from time to time, pursuant to the terms of a letter agreement by and between the Seller and the Purchaser (the “Purchase Price and Terms Letter”);

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed hereto as Exhibit F. The Mortgage Loans as described herein shall be delivered in groups of whole loans (each, a “Mortgage Loan Package”) on various dates as provided herein (each, a “Closing Date”); and

WHEREAS, the Purchaser, the Seller and the Servicer wish to prescribe the representations and warranties of the Seller with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans by the Servicer;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser, the Seller and the Servicer agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01	Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustable Rate Mortgage Loan: An Adjustable Rate Mortgage Loan purchased pursuant to this Agreement.

Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the date set forth in the related Mortgage Note on which the Mortgage Interest Rate on the Mortgage Loan is adjusted in accordance with the terms of the Mortgage Note.

Agreement: This Seller’s Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the underwriting requirements of the originator, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the underwriting requirements of the originator.

Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a legal holiday in the State of New York, or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

Closing Date: The date or dates set forth in the related Purchase Price and Terms Letter on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell to the Purchaser, the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time (or any successor statute thereto).

Compensating Interest: For any Remittance Date, the lesser of (i) the aggregate Servicing Fee (calculated without giving consideration to clause (b) of the definition of Servicing Fee) payable to the Servicer for such Remittance Date and (ii) the aggregate Prepayment Interest Shortfall for such Remittance Date.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Convertible Mortgage Loan: Any Adjustable Rate Mortgage Loan purchased pursuant to this Agreement as to which the related Mortgage Note permits the Mortgagor to convert the Mortgage Interest Rate on such Mortgage Loan to a fixed Mortgage Interest Rate.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Co-op Stock: With respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

Credit Score: The credit score for each Mortgage Loan shall be the minimum of two credit bureau scores obtained at origination or such other time by the Seller. If two credit bureau scores are obtained, the Credit Score will be the lower score. If three credit bureau scores are obtained, the Credit Score will be the middle of the three. When there is more than one applicant, the lowest of the applicants’ Credit Scores will be used. There is only one (1) score for any loan regardless of the number of borrowers and/or applicants.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled “_________________, in trust for the [Purchaser], Owner of Whole Loan Series 2005 WL-_____________” and shall be established as an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Cut-off Date: With respect to each Mortgage Loan Package, the date on or prior to the related Closing Date set forth in the related Purchase Price and Terms Letter.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Servicer so that all funds deposited therein are fully insured, (b) with the corporate trust department of a financial institution assigned a long-term debt rating of not less than Baa3, and a short term debt rating of P3, from Moody’s Investors Services, Inc. and, if ownership of the Mortgage Loans is evidenced by mortgaged backed securities, the equivalent ratings of the rating agencies, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Seller and of any creditors or depositors of the institution in which such account is maintained or (c) in a separate non-trust account without FDIC or other insurance in an eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Servicer shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of the Rating Agency, or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

Equity: With respect to any second lien Mortgage Loan, the Appraised Value, less the unpaid principal balance of the related First Lien.

Equity Loan-to-Value: With respect to any second lien Mortgage Loan, the original principal balance of such Mortgage Loan, divided by the Equity.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled “________________, in trust for the [Purchaser], Owner of Whole Loan Series 2005- WL-________________, and various Mortgagors” and shall be established as an Eligible Account, in the name of the Person that is the “Purchaser” with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage, applicable law or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 8.01.

Fannie Mae: The entity formerly known as the Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guides: The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto, including, but not limited to, future updates thereof.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Lien: With respect to any second lien Mortgage Loan, the mortgage loan relating to the corresponding Mortgaged Property having a first priority lien.

First Remittance Date: The eighteenth (18th) day of the month following each respective Closing Date, or if such day is not a Business Day, the first Business Day immediately preceding such date.

Fixed Rate Mortgage Loan: A Mortgage Loan purchased pursuant to this Agreement which bears a fixed Mortgage Interest Rate during the life of the loan.

Freddie Mac: The entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

Freddie Mac Guides: The Freddie Mac Sellers’ Guide and the Freddie Mac Servicers’ Guide and all amendments or additions thereto, including, but not limited to, any future updates thereof.

GAAP: Generally accepted accounting procedures, consistently applied.

Gross Margin: With respect to any Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note and the related Mortgage Loan Schedule that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note to determine the new Mortgage Interest Rate for such Mortgage Loan.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any Adjustable Rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan that only requires payments of interest for a period of time specified in the related Mortgage Note.

Lender Paid Mortgage Insurance Policy Program or LPMI Policies: A program or policy in which, for any Mortgage Loan underwritten with an LTV greater than 80.00% and less than 97.00%, the owner or servicer of such Mortgage Loan is responsible for the premiums associated with the mortgage insurance policy.

Liquidation Proceeds: Amounts received in connection with the partial or complete liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan and, with respect to any second lien Mortgage Loan, the outstanding principal amount of any related First Lien as of the date of origination of such mortgage loan, to (i) the Appraised Value of the related Mortgaged Property at origination with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the related Mortgaged Property at origination or the purchase price of the related Mortgaged Property with respect to all other Mortgage Loans.

Maximum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the maximum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be increased on any Adjustment Date.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

Minimum Mortgage Interest Rate: With respect to each Adjustable Rate Mortgage Loan, a rate that is set forth on the related Mortgage Loan Schedule and in the related Mortgage Note and is the minimum interest rate to which the Mortgage Interest Rate on such Mortgage Loan may be decreased on any Adjustment Date.

MOM Loan: Any Mortgage Loan as to which MERS is acting as mortgagee, solely as nominee for the originator of such Mortgage Loan and its successors and assigns.

Monthly Advance: The payment required to be made by the Servicer with respect to any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan pursuant to the terms of the related Mortgage Note.

Mortgage: With respect to a Mortgage Loan that is not a Co-op Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor. With respect to a Co-op Loan, the related Security Agreement.

Mortgage File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-1 and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, any escrow accounts related to the Mortgage Loan, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents contained in a Mortgage File.

Mortgage Loan Package: As defined in the Recitals to this Agreement.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the Mortgage Interest Rate less the Servicing Fee Rate and the rate at which the premium for any LPMI Policy accrues, if applicable.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed hereto as Exhibit F, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1)	the Seller’s Mortgage Loan identifying number;
(2)	the Mortgagor’s name;

(3)          the street address of the Mortgaged Property including the state and zip code;

(4)	a code indicating whether the Mortgaged Property is owner-occupied;
(5)	the type of residential property constituting the Mortgaged Property;

(6)          the original months to maturity or the remaining months to maturity from the Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7)	the Loan-to-Value Ratio at origination and as of the Cut-off Date;

(8)          with respect to any second lien Mortgage Loan, the Equity Loan-to-Value Ratio at origination and as of the Cut-off Date;

(9)	the Mortgage Interest Rate at origination and as of the Cut-off Date;
(10)	the Mortgage Loan origination date;
(11)	the paid through date;

(12)        the stated maturity date of the Mortgage Loan and of the First Lien, if applicable;

(13)	the amount of the Monthly Payment as of the Cut-off Date;

(14)        the original principal amount of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the date of origination;

(15)        the Scheduled Principal Balance of the Mortgage Loan and the principal balance of the related First Lien, if applicable, as of the Cut-off Date;

(16)        a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)	a code indicating the documentation style (i.e. full, alternative or reduced);

(18)        the number of times during the twelve (12) month period preceding the Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

(19)	the date on which the first payment is due;

(20)        a code indicating whether or not the Mortgage Loan is insured as to payment defaults by a Primary Mortgage Insurance Policy; and, in the case of any Mortgage Loan which is insured as to payment defaults by a Primary Mortgage Insurance Policy, the name of the provider of such Primary Mortgage Insurance Policy;

(21)        a code indicating whether or not the Mortgage Loan is insured as to payment defaults by a LPMI Policy and, in the case of any Mortgage Loan which is insured as to payment defaults by a LPMI Policy, a percentage representing the amount of the related insurance premium;

(22)        a code indicating whether or not the Mortgage Loan is the subject of a Prepayment Penalty as well as the terms of the Prepayment Penalty;

(23)	the Primary Mortgage Insurance Policy certificate number, if applicable;
(24)	the Primary Mortgage Insurance Policy coverage percentage, if applicable;

(25)        a code indicating the Credit Score of the Mortgagor at the time of origination of the Mortgage Loan;

(26)        a code indicating the credit grade and specific loan/underwriting program of each Mortgage Loan as assigned by the Seller pursuant to the Underwriting Standards;

(27)	the loan type (i.e. fixed, adjustable; 2/28, 3/27, 5/25, etc.);

(28)        with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date and the Adjustment Date frequency;

(29)	with respect to each Adjustable Rate Mortgage Loan, the Gross Margin;

(30)        with respect to each Adjustable Rate Mortgage Loan, the Maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(31)        with respect to each Adjustable Rate Mortgage Loan, the Minimum Mortgage Interest Rate under the terms of the Mortgage Note;

(32)        with respect to each Adjustable Rate Mortgage Loan, the Periodic Rate Cap;

(33)        with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the related Cut-off Date;

(34)	with respect to each Adjustable Rate Mortgage Loan, the Index;

(35)        a code indicating whether the Mortgage Loan is a second lien Mortgage Loan;

(36)	a code indicating whether the Mortgage Loan is a MERS Mortgage Loan;

(37)        a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; and

(38)        with respect to each Interest Only Mortgage Loan, the duration of the related interest only period.

With respect to the Mortgage Loans in the aggregate in each Mortgage Loan Package, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date unless otherwise specified:

(1)	the number of Mortgage Loans;

(2)          the current aggregate outstanding principal balance of the Mortgage Loans;

(3)	the weighted average Mortgage Interest Rate of the Mortgage Loans; and

(4)          the weighted average original months to maturity of the Mortgage Loans and the weighted average remaining months to maturity of the Mortgage Loans.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: With respect to a Mortgage Loan that is not a Co-op Loan, the underlying real property securing repayment of a Mortgage Note, consisting of a fee simple parcel of real estate or a leasehold estate, the term of which is equal to or longer than the term of the related Mortgage Note. With respect to a Co-op Loan, the related Co-op Stock and Co-op Lease securing the indebtedness of the Mortgagor under the related Mortgage Loan.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers’ Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, an Executive Vice President or a Senior Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

OTS: Office of Thrift Supervision.

Pass-Through Transfer: As defined in Section 11.01(a)(ii).

Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase (without regard to the Maximum Mortgage Interest Rate) or decrease (without regard to the Minimum Mortgage Interest Rate) on such Adjustment Date from the Mortgage Interest Rate in effect immediately prior to such Adjustment Date, which may be a different amount with respect to the first Adjustment Date.

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: As to any Remittance Date and Principal Prepayment in full, the difference between (i) one full month’s interest at the applicable Mortgage Interest Rate (after giving effect to any applicable relief act reduction, debt service reduction and deficient valuation), as reduced by the Servicing Fee Rate, on the outstanding principal balance of the related Mortgage Loan immediately prior to such Principal Prepayment and (ii) the amount of interest actually received with respect to such Mortgage Loan in connection with such Principal Prepayment.

Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

Primary Mortgage Insurance Policy: Each policy of primary mortgage insurance represented to be in effect pursuant to Section 3.02(cc), or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition).

Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any Prepayment Penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchase Price and Terms Letter: As defined in the Recitals to this Agreement which may also be a form of trade execution notice.

Purchaser: DLJ Mortgage Capital, Inc., its successors in interest and assigns.

Qualified Appraiser: With respect to each Mortgage Loan, an appraiser, duly appointed by the Seller, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it, approved as an insurer by Fannie Mae and Freddie Mac.

Rating Agencies: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc. or, in the event that some or all ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

Remittance Date: The 18th day of each month, beginning with the First Remittance Date, or if such day is not a Business Day, the first Business Day immediately preceding such date.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with an REO Disposition.

REO Property: A Mortgaged Property acquired by or on behalf of the Purchaser in full or partial satisfaction of the related Mortgage as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the greater of (A) the product of the percentage of par stated in the related Purchase Price and Terms Letter and the outstanding principal balance of the Mortgage Loan and (B) and the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the related Mortgage Interest Rate from the date through which interest was last distributed to the Purchaser (from payments from the related Mortgagor or from Monthly Advances) through the day prior to the date of repurchase, plus (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase, plus (iv) any unreimbursed Servicing Advances or Servicing Fees.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Security Agreement: With respect to a Co-op Loan, the agreement or mortgage creating a security interest in favor of the originator of the Co-op Loan in the related Co-op Stock.

Seller’s Officer’s Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Seller stating the date by which Seller expects to receive any missing documents sent for recording from the applicable recording office.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of a Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Seller hereunder), (c) the management and liquidation of any REO Property, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Servicer, with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: As to each Mortgage Loan Package, the excess, if any, of (a) the amount of the fee the Purchaser shall pay to the Servicer for servicing the Mortgage Loans in accordance with the terms of this Agreement, which shall, with respect to each Mortgage Loan, for a period of one full month, be equal to one twelfth of the product of (a) the Servicing Fee Rate and (b) the Scheduled Principal Balance of such Mortgage Loan as of the first day of the month for which such fee is being calculated over (b) Compensating Interest payable for such month. Such fee shall be payable monthly (a pro rata Servicing Fee shall be paid for any partial month).

Servicing Fee Rate: The rate, as set forth in the related Purchase Price and Terms Letter.

Servicing File: With respect to each Mortgage Loan, the documents pertaining thereto specified in Exhibit A-2 and copies of all documents for such Mortgage Loan specified in Exhibit A-1.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Purchaser upon request, as such list may from time to time be amended.

Scheduled Principal Balance: As to each Mortgage Loan, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Underwriting Standards: As to each Mortgage Loan, the Seller’s underwriting guidelines in effect as of the related Closing Date.

Whole Loan Transfer: As defined in Section 11.01(a)(i).

ARTICLE II

SERVICING OF MORTGAGE LOANS;

RECORD TITLE AND POSSESSION OF MORTGAGE FILES;

BOOKS AND RECORDS; CUSTODIAL AGREEMENT;

DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01	Agreement to Purchase.

The Seller agrees to sell and the Purchaser agrees to purchase on each Closing Date pursuant to this Agreement and the related Purchase Price and Terms Letter the Mortgage Loans being sold by the Seller and listed on the Mortgage Loan Schedule, servicing rights retained, having an aggregate Scheduled Principal Balance in an amount as set forth in the related Purchase Price and Terms Letter, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on such Closing Date. The Seller shall deliver in an electronic format the Mortgage Loan Schedule for the Mortgage Loans to be purchased on such Closing Date to the Purchaser at least three (3) Business Days prior to such Closing Date.

Section 2.02	Purchase Price.

The Purchase Price for the Mortgage Loans in a Mortgage Loan Package shall be equal to the sum of (a) the percentage of par as stated in the related Purchase Price and Terms Letter (subject to adjustment as provided therein), multiplied by the aggregate Scheduled Principal Balance of Mortgage Loans listed on the related Mortgage Loan Schedule plus (b) accrued interest on the aggregate Scheduled Principal Balance of the Mortgage Loans at the weighted average Mortgage Interest Rate of such Mortgage Loans from the Cut-off Date to but not including such Closing Date (the “Purchase Price”). If so provided in the Purchase Price and Terms Letter, portions of the Mortgage Loans shall be priced separately.

The Purchase Price as set forth in the preceding paragraph for the Mortgage Loans in a Mortgage Loan Package shall be paid on the Closing Date by wire transfer of immediately available funds.

With respect to each Mortgage Loan, the Purchaser shall be entitled to (1) the principal portion of all Monthly Payments due after the Cut-off Date, (2) all other recoveries of principal collected on or after the Cut-off Date (provided, however, that the principal portion of all Monthly Payments due on or before the Cut-off Date and collected by the Servicer or any successor servicer after the Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the Cut-off Date). The Scheduled Principal Balance of each Mortgage Loan as of the Cut-off Date is determined after application of payments of principal due on or before the Cut-off Date whether or not collected, together with any unscheduled Principal Prepayments collected prior to the Cut-off Date; provided, however, that Monthly Payments for a Due Date beyond the Cut-off Date shall not be applied to the principal balance as of the Cut-off Date.

Such Monthly Payments shall be the property of the Purchaser. The Seller shall deposit any such Monthly Payments into the Custodial Account.

Section 2.03	Servicing of Mortgage Loans.

On each Closing Date, the Mortgage Loans in the related Mortgage Loan Package will be sold by the Seller to the Purchaser on a servicing retained basis.

Simultaneously with the execution and delivery of this Agreement, for each Mortgage Loan Package, the Servicer hereby agrees to service the Mortgage Loans listed on the Mortgage Loan Schedule in accordance with Accepted Servicing Practices and this Agreement. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of each Closing Date, the Seller will have sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Seller hereby acknowledges that the Purchaser will have, all the right, title and interest of the Seller in and to the Mortgage Loans. In accordance with Section 2.07, the Seller shall deliver at its own expense, the Mortgage Files for the related Mortgage Loans to Purchaser or its designee. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the related Mortgage Loan. From each Closing Date, the ownership of each related Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Seller shall be received and held by the Seller in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Seller shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser.

In addition, in connection with the assignment of any MERS Mortgage Loan, the Seller agrees that it will cause, at its own expense, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser of such Mortgage Loans. The Seller further agrees that it will not, and will not permit the Servicer to, and the Servicer agrees that it will not, alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

Section 2.05	Books and Records.

The sale of each Mortgage Loan will be reflected on the Seller’s balance sheet and other financial statements as a sale of assets by the Seller. The Seller shall maintain a complete set of books and records for the Mortgage Loans sold by it which shall be appropriately identified in the Seller’s computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. In particular, the Seller shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Seller and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Seller complies with the requirements of the Fannie Mae Guides.

In addition to the foregoing, the Seller shall provide to any supervisory agents or examiners that regulate the Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to the Seller and without charge to the Seller or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06	Transfer of Mortgage Loans.

The Seller and Servicer shall keep at its office books and records in which, subject to such reasonable regulations as it may prescribe, the Seller and Servicer shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms of Section 11.12. For the purposes of this Agreement, the Seller and Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a properly executed Assignment, Assumption and Recognition Agreement in the form of Exhibit D with respect to such Mortgage Loan has been delivered to the Seller and Servicer. Upon receipt of notice of the transfer, the Seller and Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans by such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07	Delivery of Mortgage Loan Documents.

The Seller shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents no later than three (3) Business Days prior to the Closing Date pursuant to a bailee letter agreement. If the Seller cannot deliver the original recorded Mortgage Loan Documents on the Closing Date, the Seller shall, promptly upon receipt thereof and in any case not later than 90 days from the Closing Date, deliver such original recorded documents to the Purchaser or its designee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 90 days of the Closing Date solely because such documents shall not have been returned by the appropriate recording office, the Seller shall deliver or cause to be delivered to the Purchaser or its designee, a Seller’s Officer’s Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Purchaser or its designee due solely to a delay caused by the public recording office, and (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation. In the event that documents have not been received by the date specified in the Seller’s Officer’s Certificate, a subsequent Seller’s Officer’s Certificate shall be delivered by such date specified in the prior Seller’s Officer’s Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. The Seller shall use its commercially reasonable efforts to effect delivery of all delayed recorded documents within 120 days of the Closing Date.

Pursuant to Section 11.11, the Seller shall be responsible for recording the Assignments of Mortgage (or Form UCC-3’s for Co-op Loans). The Seller shall pay all initial recording fees, for the Assignments of Mortgage (or Form UCC-3’s for Co-op Loans) and any other fees in connection with the transfer of the Mortgage Loan Documents to the Purchaser or its designee.

No later than three (3) Business Days prior to the related Closing Date, the Seller shall provide a copy of the commitment for title insurance to the Purchaser or its designee.

Any review by the Purchaser or its designee of the Mortgage Files shall in no way alter or reduce the Seller’s obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to any document constituting part of a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Seller and the Seller shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Servicer shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution and shall also provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within five (5) Business Days of its return from the appropriate public recording office.

Section 2.08	Quality Control Procedures.

The Seller must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09	Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on a Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the Closing Date shall be subject to each of the following conditions:

(a)

at least five (5) Business Days prior to the Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modem or e-mail, a listing on a loan-level basis of the information contained in the Mortgage Loan Schedule;

(b)

all of the representations and warranties of the Seller and the Servicer under this Agreement shall be materially true and correct as of the Closing Date or, with respect to representations and warranties made as of a date other than the Closing Date, as of such date, and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c)

the Purchaser shall have received, or the Purchaser’s attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d)	the Seller and the Servicer shall have delivered and released to the Purchaser (or its designee) on or prior to the Closing Date all documents required pursuant to the terms of this Agreement; and
(e)	all other terms and conditions of this Agreement and the Purchase Price and Terms Letters shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the Closing Date the Purchase Price pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SERVICER; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01	Representations and Warranties of the Seller and the Servicer.

American Home Mortgage Corp., in its capacity as Seller and American Home Mortgage Servicing, Inc., in its capacity as Servicer (together sometimes referred to in this Section 3.01 only, the “Company”), represents, warrants and covenants to the Purchaser that as of each Closing Date or as of such date specifically provided herein:

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all licenses necessary to carry out its business as now being conducted, except where the failure to be so licensed would not result in a material adverse effect on the Company, the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Company by any such state, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b)          The Seller has the full corporate power and authority and legal right to hold, transfer and convey each Mortgage Loan and to sell each Mortgage Loan and the Company has the corporate power to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Purchase Price and Terms Letter and to conduct its business as presently conducted; the Company has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Purchase Price and Terms Letter, and any agreements contemplated hereby, and this Agreement and the related Purchase Price and Terms Letter and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitute the legal, valid and binding obligations of the Seller and, if applicable, the Servicer, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization and similar laws, and by equitable principles affecting the enforceability of the rights of creditors; and all requisite corporate action has been taken by the Company to make this Agreement, the related Purchase Price and Terms Letter and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c)          Neither the execution and delivery of this Agreement, the related Purchase Price and Terms Letter, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement and the related Purchase Price and Terms Letter will (i) conflict with any of the terms, conditions or provisions of the Company’s charter or by-laws or materially conflict with or (ii) result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, except, in the case of this clause (ii), for such breaches, defaults or accelerations that would not, either in any one instance or in the aggregate, result in a material adverse effect on the Company or (iii) result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject;

(d)          There is no litigation, suit, proceeding or investigation pending or to the knowledge of the Company, threatened, or any order or decree outstanding, which is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the related Purchase Price and Terms Letter, or which is reasonably likely to have a material adverse effect on the financial condition of the Company;

(e)          No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement and the related Purchase Price and Terms Letter, except for consents, approvals, authorizations and orders which have been obtained;

(f)           The consummation of the transactions contemplated by this Agreement and the related Purchase Price and Terms Letter are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement and the related Purchase Price and Terms Letter are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g)          The origination and servicing practices with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations, and in all material respects proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and payments that the Servicer is entitled to collect, all such payments are in the possession of, or under the control of, the Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected and are being maintained in full compliance with applicable state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(h)          The Seller has not used selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller’s portfolio at the Cut-off Date;

(i)           The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j)           The Company is an approved seller/servicer of residential mortgage loans for Fannie Mae or Freddie Mac and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, meets the minimum capital requirements, if applicable, set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac and no event has occurred which would make the Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(k)          The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Purchase Price and Terms Letter. The Company is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company’s creditors;

(l)           No statement, tape, diskette, form, report or other document prepared by, or on behalf of, the Company pursuant to this Agreement, the related Purchase Price and Terms Letter or in connection with the transactions contemplated hereby, contains any statement that is inaccurate or misleading in any material respect. The Seller has prudently originated and underwritten each Mortgage Loan;

(m)         The Servicer acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(n)          The Company has delivered to the Purchaser financial statements as to its last two complete fiscal years. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Company and its subsidiaries and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement or the related Purchase Price and Terms Letter;

(o)          The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and

(p)          The Company is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.02	Representations and Warranties as to Individual Mortgage Loans.

The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the applicable Closing Date as follows:

(a)          The information set forth in the Mortgage Loan Schedule, including any diskette or other related data tapes sent to the Purchaser, is complete, true and correct in all material respects as of the Cut-off Date;

(b)          With respect to a first lien Mortgage Loan that is not a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. With respect to a first lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note;

(c)          With respect to a second lien Mortgage Loan that is not a Co-op Loan, the Mortgage creates a second lien or a second priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note. With respect to a second lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a second lien or a second priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note;

(d)          All payments due on or prior to the Cut-off Date for such Mortgage Loan have been made as of the Closing Date, the Mortgage Loan is not delinquent 30 days or more in payment and has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; as to each first lien Mortgage Loan, there has been no more than one 30 day delinquency during the immediately preceding twelve-month period; and as to each second lien Mortgage Loan, there has been no delinquency of 30 days or more during the immediately preceding twelve-month period;

(e)          All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(f)           The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(g)          The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(h)          All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae and Freddie Mac requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or Freddie Mac guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(i)           Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects;

(j)           The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the

Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

(k)         With respect to any first lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property and, with respect to any second lien Mortgage Loan, the related Mortgage is a valid, subsisting, enforceable and perfected second lien on the Mortgaged Property, including for Mortgage Loans that are not Co-op Loans, all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note’s original principal balance. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first or second lien, as applicable, of the Mortgage subject only to (1) with respect to any second lien Mortgage Loan, the related First Lien, (2) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, and (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates (1) with respect to any first lien Mortgage Loan, a valid, subsisting, enforceable and perfected first lien and first priority security interest and (2) with respect to any second lien Mortgage Loan, a valid, subsisting, enforceable and perfected second lien and second priority security interest, in each case, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;

(l)           The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or the Mortgagor, or, on the part of any other party involved in the origination of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)        The Seller or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Servicer will retain the Servicing File in trust for the Purchaser only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser on the Closing Date, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest;

(n)         Each Mortgage Loan that is not a Co-op Loan is covered by an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (k)(1), (2), (3) and (4) above) the Seller, its successors and assigns, as to the first or second, as applicable, priority lien of the Mortgage in the original principal amount of the Mortgage Loan. Where required by applicable state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Seller’s interest therein does not require the consent of or notification to the insurer and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement and the related Purchase Price and Terms Letter. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

(o)          There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and, to the Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration. With respect to each second lien Mortgage Loan, (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) to the Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(p)          There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(q)         All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(r)          The Mortgage Loan was originated by or for the Seller. The Mortgage Loan complies with all the terms, conditions and requirements of the Underwriting Standards. The Mortgage Notes and Mortgages (exclusive of any riders) are on forms generally acceptable to Fannie Mae or Freddie Mac. Seller is currently selling loans to Fannie Mae and/or Freddie Mac which are the same document forms as the Mortgage Notes and Mortgages (inclusive of any riders). The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(s)          The Mortgaged Property is not subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty. At origination of the Mortgage Loan there was, and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. There have not been any condemnation proceedings with respect to the Mortgaged Property and there are no such proceedings currently scheduled to commence at a future date;

(t)           The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

(u)         If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale or attempted sale after default by the Mortgagor;

(v)          The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

(w)        All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(x)          The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(y)          The Mortgagor has received all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(z)          The Mortgage Loan does not contain “graduated payment” features; to the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, Fannie Mae/Freddie Mac requirements relating to buydown loans;

(aa)        The Mortgagor is not in bankruptcy or insolvent and the Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(bb)       The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. Except with respect to Interest Only Mortgage Loans, each Mortgage Note requires a monthly payment which is sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate; provided, however, in the case of a balloon Mortgage Loan, the Mortgage Loan matures at least five (5) years after the first payment date thereby requiring a final payment of the outstanding principal balance prior to the full amortization of the Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization. The Monthly Payment on each Interest Only Mortgage Loan during the related interest-only period is equal to the product of (i) the related Mortgage Interest Rate divided by twelve (12) and (ii) the principal balance of such Mortgage Loan on the first day of each month and after such interest-only period, except with respect to Interest Only

Mortgage Loans that are Adjustable Rate Mortgage Loans, such Mortgage Loan is payable in equal monthly installments of principal and interest;

(cc)       Except for Mortgage Loans underwritten in accordance with the Lender Paid Mortgage Insurance Policy Program, if a Mortgage Loan has an LTV greater than 80%, the excess of the principal balance of the Mortgage Loan over 75% of the Appraised Value, with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property, with respect to a purchase money Mortgage Loan, is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. The mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium;

(dd)       The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(ee)        As to Mortgage Loans that are not Co-op Loans and that are not secured by an interest in a leasehold estate, the Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a cooperative housing corporation erected thereon, or a mobile or manufactured home. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination no portion of the Mortgaged Property has been used for commercial purposes;

(ff)         Except with respect to Interest Only Mortgage Loans, principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the Due Date in equal monthly installments of principal and interest, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years; provided, however, in the case of a balloon Mortgage Loan, the Mortgage Loan matures at least five (5) years after the first payment date thereby requiring a final payment of the outstanding principal balance prior to the full amortization of the Mortgage Loan;

(gg)       With respect to each Mortgage Loan that contains a Prepayment Penalty, such Prepayment Penalty is enforceable and will be enforced by the Seller, and such Prepayment Penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each

Mortgage Loan that contains a Prepayment Penalty, such Prepayment Penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(hh)       As of the date of origination of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(ii)         If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), or stock in a cooperative housing corporation, such condominium, cooperative or planned unit development project meets the Seller’s eligibility requirements as set forth in Underwriting Standards;

(jj)         There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation and, to the Seller’s knowledge, threatened violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(kk)       The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act;

(ll)         No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in of a Mortgaged Property;

(mm)    No action has been taken or failed to be taken by the Seller on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, or for any other reason under such coverage;

(nn)       Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices;

(oo)       With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Security Agreement. There are no liens against or security interest in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority over the Seller’s security interest in such cooperative shares;

(pp)       With respect to each Co-op Loan, a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found anything which would materially and adversely affect the Co-op Loan;

(qq)       With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property;

(rr)         With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease;

(ss)        The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(tt)         With respect to any ground lease to which a Mortgaged Property may be subject: (i) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the Servicing File, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (ii) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File; (iii) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Closing Date; (iv) the Mortgagor enjoys the quiet and peaceful possession of the leasehold estate, subject to any sublease; (v) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances which, with the passage of time or the giving of notice, or both, would result in a default under such ground lease; (vi) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed; (vii) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Closing Date pursuant to the terms of such ground lease; (viii) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease; (ix) the ground lease term extends, or is automatically renewable, for at least five years beyond the maturity date of the related Mortgage Loan; and (x) the Purchaser has the right to cure defaults on the ground lease;

(uu)       With respect to any broker fees collected and paid on any of the Mortgage Loans, all broker fees have been properly assessed to the borrower and no claims will arise as to broker fees that are double charged and for which the borrower would be entitled to reimbursement;

(vv)       With respect to any Mortgage Loan as to which an affidavit has been delivered to the Purchaser certifying that the original Mortgage Note has been lost or destroyed and not been replaced, if such Mortgage Loan is subsequently in default, the enforcement of such Mortgage Loan will not be materially adversely affected by the absence of the original Mortgage Note;

(ww)     Each Mortgage Loan constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G2(a)(1);

(xx)       Except as provided in Section 2.07, the Mortgage Note, the Mortgage, the Assignment of Mortgage and the other documents set forth in Exhibit A 1 and required to be delivered on the related Closing Date have been delivered to the Purchaser or its designee;

(yy)       All information supplied by, on behalf of, or concerning the Mortgagor is true, accurate and complete and does not contain any statement that is inaccurate or misleading in any material respect;

(zz)        There does not exist on the related Mortgage Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other federal, state or local environmental legislation;

(aaa)      The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans. The Servicer shall maintain such statement in the Servicing File;

(bbb)     No second lien Mortgage Loan has an LTV in excess of 100%. No second lien Mortgage Loan has an Equity LTV in excess of 100%;

(ccc)     Either (a) no consent for the second lien Mortgage Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

(ddd)     With respect to any second lien Mortgage Loan, the Seller has not received notice of: (1) any proceeding for the total or partial condemnation of any Mortgaged Property, (2) any subsequent, intervening mortgage, lien, attachment, lis pendens or other encumbrance affecting any Mortgaged Property or (3) any default under any mortgage, lien or other encumbrance senior to each Mortgage;

(eee)     With respect to any second lien Mortgage Loan, where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the senior lienholder under the related First Lien, and the original lender has notified any senior lienholder in writing of the existence of the second lien Mortgage Loan and requested notification of any action to be taken against the Mortgagor by the senior lienholder;

(fff)	No second lien Mortgage Loan is a “home equity line of credit”

(ggg)     No Mortgage Loan had a Loan-to-Value Ratio at the time of origination of more than 100%;

(hhh)     As of the Closing Date, the Seller has not received a notice of default of a First Lien which has not been cured;

(iii)	No First Lien provides for negative amortization;

(jjj)        None of the Mortgage Loans are classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory,” loan (or words of similar import) under any other applicable state, federal or local law;

(kkk)     None of the proceeds of the Mortgage Loan were used to finance single-premium credit insurance policies;

(lll)        With respect to any Mortgage Loan which is a Texas Home Equity Loan, any and all requirements of Section 50, Article XVI of the Texas Constitution applicable to Texas Home Equity Loans which were in effect at the time of the origination of the Mortgage Loan have been complied with;

(mmm)   With respect to each Mortgage Loan, the Seller shall have obtained either (i) a transferable real estate tax service contract with a company reasonably acceptable to the Purchaser or (ii) shall reimburse to the Purchaser the cost of obtaining such contract;

(nnn)     No Mortgage Loan which was originated on or after October 1, 2002 and before March 7, 2003 and is secured by a Mortgaged Property located in the State of Georgia has an original principal balance that is less than or equal to the applicable conforming loan limit established by Fannie Mae (as of the related origination date); and

(ooo)     None of the Mortgagors are foreign nationals who enjoy the benefits of either full or partial diplomatic immunity.

Section 3.03	Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. The Seller shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such sixty (60) day period, the Seller shall, at the Purchaser’s option and not later than the next Determination Date either repurchase such materially and adversely affected Mortgage Loan at the Repurchase Price or substitute a mortgage loan for the Defective Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty days of the earlier of either discovery by or notice to the Seller of such breach, all Mortgage Loans directly affected by such breach shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price. Any such repurchase shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price.

If pursuant to the foregoing provisions the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Servicer shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS ® System in accordance with MERS’ rules and regulations or (ii) cause MERS to designate on the MERS® System the Seller as the beneficial holder of such Mortgage Loan.

If the Seller is required to repurchase any Mortgage Loan pursuant to this Section 3.03 as a result of a breach of any of the representations and warranties set forth in Section 3.02, the Seller may, within two (2) years from the Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan shall (a) have a principal balance at the time of substitution not in excess of the principal balance of the defective Mortgage Loan (the amount of any difference, plus one month’s interest thereon at the Mortgage Interest Rate borne by the defective Mortgage Loan, being paid by the Seller and deemed to be a Principal Prepayment to be deposited by the Seller in the Custodial Account), (b) have a Mortgage Interest Rate not less than, and not more than one percentage point greater than, the Mortgage Interest Rate of the removed Mortgage Loan, (c) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the removed Mortgage Loan, (d) be, in the reasonable determination of the Purchaser, of the same type, quality and character (including location of the Mortgaged Property) as the removed Mortgage Loan as if the breach had not occurred, (e) have a Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (f) with respect to any second lien Mortgage Loan, have an Equity Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (g) have the same lien priority as that of the removed Mortgage Loan and (h) be, in the reasonable determination of the Purchaser, in material compliance with the representations and warranties contained in this Agreement and described in Section 3.02 as of the date of substitution.

The Seller shall amend the Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. The Monthly Payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the

Seller and the Monthly Payment on the Defective Mortgage Loan for which the substitution is made due on the such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Seller set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 7.01, constitutes the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Seller fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser’s reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 7.01, that failure shall, upon compliance by the Purchaser with the next to the last paragraph of this Section 3.03, be an Event of Default and the Purchaser shall be entitled to pursue all available remedies. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 8.01 and 9.01.

Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Seller or notice thereof by the Purchaser to the Seller, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, Purchaser may, in connection with any repurchase or substitution of a Defective Mortgage Loan pursuant to this Section 3.03, require that the Seller deliver, at the Seller’s expense, an Opinion of Counsel to the effect that such repurchase or substitution will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04	Repurchase of Convertible Mortgage Loans.

In the event the Mortgagor under any Convertible Mortgage Loan elects to convert said Mortgage Note to a fixed interest rate Mortgage Note, as provided in said Mortgage Note, then the Seller shall, prior to the effective date of said conversion, repurchase such Convertible Mortgage Loan from the Purchaser in accordance with Section 3.03 hereof.

Section 3.05	Repurchase of Mortgage Loans With Early Payment Defaults.

During the period preceding the securitization of the Mortgage Loans, if (a) a Mortgagor is thirty (30) days or more delinquent with respect to any of the Monthly Payments due to the Purchaser on the related Mortgage Loan immediately following the applicable Closing Date or (b) a Mortgage Loan is in bankruptcy or litigation immediately following the applicable Closing Date, the Seller, at the Purchaser’s option, shall promptly repurchase such Mortgage Loan from the Purchaser within five (5) Business Days’ of receipt of written notice from the

Purchaser, in accordance with the procedures set forth in Section 3.03 hereof, however, any such repurchase shall be made at the Repurchase Price.

Section 3.06	Purchase Price Protection.

During the period preceding the securitization of the Mortgage Loans, with respect to any first lien Mortgage Loan that prepays in full during the period from and after the Closing Date, the Seller shall reimburse the Purchaser an amount equal to (a) the amount, if any, by which the Purchase Price paid by the Purchaser to the Seller exceeded 100% of the outstanding scheduled principal balance of the Mortgage Loan as of the Cut-off Date minus (b) the amount of any Prepayment Penalty to the extent such Prepayment Penalty is (i) legally enforceable and (ii) collected and remitted to the Purchaser, in each case, with respect to such Mortgage Loan, within thirty (30) days of such prepayment in full. With respect to any second lien Mortgage Loan that prepays in full during the period from and after the Closing Date, the Seller shall reimburse the Purchaser an amount equal to (a) the amount, if any, by which the Purchase Price paid by the Purchaser to the Seller exceeded 100% of the outstanding scheduled principal balance of the Mortgage Loan as of the Cut-off Date times (b) a fraction, the numerator of which is equal to the number of months remaining from the date of prepayment in full until one year from the related Closing Date and the denominator of which is twelve (12) minus (c) the amount of any Prepayment Penalty to the extent such Prepayment Penalty is (i) legally enforceable and (ii) collected and remitted to the Purchaser, in each case, with respect to such Mortgage Loan, within thirty (30) days of such prepayment in full.  Upon any assignment of a Mortgage Loan and/or this Agreement, the Purchaser may at its option retain its rights under this Section 3.06 notwithstanding such assignment.

Section 3.07	Acknowledgement of Anti-Predatory Lending Policies.

As of the applicable Closing Date, the Purchaser has in place internal policies and procedures that expressly prohibit its purchase of any Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

ARTICLE IV

ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

Section 4.01	The Servicer to Act as Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices. The Servicer shall service and administer the Mortgage Loans through the exercise of the same care that it customarily employs for its own account. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement shall control and be binding upon the Purchaser and the Servicer.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Servicer has obtained the prior written consent of the Purchaser, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) the otherwise scheduled Monthly Payment and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Servicer may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by any applicable holder of a Primary Mortgage Insurance Policy, if required.

The Servicer is authorized and empowered by the Purchaser, in its own name, when the Servicer believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

Unless a different time period is stated in this Agreement, the Purchaser shall be deemed to have given consent in connection with a particular matter if the Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date the Purchaser receives a second written request for consent for such matter from the Servicer.

The Servicer shall accurately and fully report its borrower credit files related to the Mortgage Loans to Equifax, Transunion and Experian in a timely manner.

Section 4.02	Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be serviced subject to this Agreement, the Servicer will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of related Primary Mortgage Insurance Policy or LPMI Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03	Realization Upon Defaulted Mortgage Loans.

The Servicer shall use its best efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance or LPMI Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within one hundred twenty (120) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Servicer shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which the Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall obtain prior approval of Purchaser as to restoration expenses in excess of one thousand dollars ($1,000). The Servicer shall notify the Purchaser in writing of the commencement of foreclosure proceedings and prior to the acceptance or rejection of any offer of reinstatement. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser’s expense. Upon completion of the inspection, the Servicer shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Servicer, with the consent of the Purchaser as required pursuant to this Agreement, within three (3) years after becoming an REO Property, unless the Servicer provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to three years after its becoming REO Property, will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Servicer shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Servicer shall either itself or through an agent selected by the Servicer, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, the Servicer shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Seller shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be an Eligible Account. Funds deposited in a Custodial Account may be drawn on in accordance with

Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent purchaser.

The Seller shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i)          all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)         all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Interest Rate;

(iii)	all Liquidation Proceeds;

(iv)        any amounts required to be deposited by the Servicer in connection with any REO Property pursuant to Section 4.13;

(v)         all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vi)        all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Seller’s normal servicing procedures, the loan documents or applicable law;

(vii)	any Monthly Advances;

(viii)     all proceeds of any Mortgage Loan repurchased in accordance with Sections 3.03, 3.04 and 3.05;

(ix)        any amounts required to be deposited by the Servicer pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Servicer’s own funds, without reimbursement therefor; and

(x)         any amounts required to be deposited in the Custodial Account pursuant to Section 4.01 or Section 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by

Section 6.01, need not be deposited by the Seller in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv).

Section 4.05	Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, withdraw from the Custodial Account for the following purposes:

i)           to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)         to reimburse itself for Monthly Advances, the Servicer’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fee) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Servicer’s right thereto shall be prior to the rights of the Purchaser, except that, where the Servicer is required to repurchase a Mortgage Loan, pursuant to Section 3.03, 3.04 or 3.05, the Servicer’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)        to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Servicer’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds;

(iv)        to pay to itself as part of its servicing compensation: (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v)          to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03, 3.04 or 3.05 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined;

(vi)        to reimburse itself for unreimbursed Monthly Advances and Servicing Advances to the extent not fully reimbursed pursuant to Section 4.05(ii) or (iii) above;

(vii)       to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(viii)      to make payments in respect of the premiums due, if any, on the LPMI Policies, if applicable;

(ix)        to remove funds inadvertently placed in the Custodial Account by the Servicer; and

(x)          to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06	Establishment of Escrow Accounts; Deposits in Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Servicer shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i)          all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)         all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)        all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that such Escrow Account is nor-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07	Permitted Withdrawals From the Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer only:

(i)           to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii)         to reimburse the Servicer for any Servicing Advance made by the Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)        to refund to the Mortgagor any funds as may be determined to be overages;

(iv)        for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v)         for application to restoration or repair of the Mortgaged Property;

(vi)        to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)       to clear and terminate the Escrow Account on the termination of this Agreement;

(viii)      to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06; and

(ix)        to remove funds inadvertently placed in the Escrow Account by the Servicer.

Section 4.08	Payment of Taxes, Insurance and Charges; Maintenance of Primary Mortgage Insurance or LPMI Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor at the time they first become due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each first lien Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the Loan-to-Value ratio of the related Mortgage Loan is reduced to 80% or less in the case of a first lien Mortgage Loan having a Loan-to-Value Ratio at origination in excess of 80% or as required by state or federal law. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or non-renewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or LPMI Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or LPMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or LPMI Policy respecting a defaulted first lien Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09	Transfer of Accounts.

The Servicer may transfer a Custodial Account or an Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10	Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae and Freddie Mac and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae and/or Freddie Mac, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan and (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Servicer determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Servicer shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Servicer shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Servicer shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11	Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a blanket policy issued by an issuer acceptable to Fannie Mae and/or Freddie Mac insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Servicer shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser.

Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans to handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond shall be in the form of a mortgage banker’s blanket bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Servicer against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides or by Freddie Mac in the Freddie Mac Guides. The Servicer shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days’ prior written notice to the Purchaser. The Seller shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by the Purchaser, the Servicer shall provide the Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13	Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure, by deed in lieu of foreclosure or other method resulting in full or partial satisfaction of the related Mortgage, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Servicer from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Servicer shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition, together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13.

The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Servicer shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Purchaser.

The Servicer shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than three (3) years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the appraised value, without the prior consent of the Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its appraised value, without the prior consent of the Purchaser. If as of the date title to any REO Property was acquired by the Servicer there were outstanding unreimbursed Servicing Advances with respect to the REO Property, the Servicer shall be entitled to immediate reimbursement from the Purchaser for any related unreimbursed Servicing Advances. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Servicer at such price, and upon such terms and conditions, as the Servicer deems to be in the best interests of the Purchaser. The Servicer shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser’s sole option, terminate the Servicer as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Servicer shall on the date said termination takes effect be reimbursed by withdrawal from the Custodial Account for any unreimbursed Monthly Advances of the Servicer’s funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances in each case relating to the Mortgage Loan underlying such

REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 10.02 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee.

Section 4.14	Notification of Maturity Date.

With respect to each Mortgage Loan, the Servicer shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01	Distributions.

On each Remittance Date, the Servicer shall distribute by wire transfer to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03, minus (iii) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts, and any Principal Prepayments received during the month of such Remittance Date, which amounts shall be remitted on the next succeeding Remittance Date.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Servicer shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following the Business Day on which such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 5.02	Statements to the Purchaser.

The Servicer shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Servicer’s assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth (5th) Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both the Purchaser and the Servicer and in hard copy, which report shall contain the following:

(i)          With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any Prepayment Penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii)         with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii)        the amount of servicing compensation received by the Servicer during the prior distribution period;

(iv)        the aggregate Scheduled Principal Balance of the Mortgage Loans;

(v)          the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 4.05;

(vi)        the number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, and (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

(vii)	the amount of any Monthly Advances.

The Servicer shall also provide a monthly servicing report, sorted in the Purchaser’s assigned loan number order, in the form of Exhibit E hereto, with each such report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Servicer shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03	Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all Monthly Payments, whether or not deferred pursuant to Section 4.01, which were due on a Mortgage Loan on the immediately preceding Due Date and delinquent at the close of business on the related Determination Date.

The Servicer’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the earlier of: (i) the date of the termination or resignation, as applicable, of the Servicer pursuant to Section 4.13, 7.04, 8.01, 9.01 or 9.02 or (ii) the date of final disposition and liquidation of the related Mortgage Loan or any Mortgaged Property acquired through foreclosure or a conveyance in lieu of foreclosure, unless the Servicer reasonably believes such advance to be non-recoverable. In such event, the Servicer shall deliver to the Purchaser an Officer’s Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has made the reasonable determination that any additional advances are non-recoverable.

Section 5.04	Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property. The Servicer shall also provide reports on the status of REO Property containing such information as the Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01	Assumption Agreements.

The Servicer shall, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any “due-on-sale” clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer, with the approval of the Purchaser (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. If the Servicer is prohibited under applicable law from (a) entering into an assumption agreement with the Person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed or (b) requiring the original Mortgagor to remain liable under the Mortgage Note, the Servicer, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original Mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. The Purchaser shall be deemed to have consented to any assumption for which the Purchaser was given notification and requested to consent, but for which neither a consent nor an objection was given by the Purchaser within two Business Days of such notification.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. If the credit of the proposed transferee does not meet such underwriting criteria, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Servicer shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term “assumption” is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five (5) Business Days after receipt of such certification and request, release or cause to be released to the Servicer, the related Mortgage Loan Documents and, upon its receipt of such documents, the Servicer shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than three (3) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Servicer the release or satisfaction properly executed by the owner of record of the applicable Mortgage or its duly appointed attorney in fact. If such Mortgage Loan is a MERS Mortgage Loan, the Servicer is authorized to cause the removal from the registration on the MERS System of such Mortgage and to execute and deliver, on behalf of the Purchaser, any and all instruments of satisfaction or cancellation or of partial or full release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the Mortgage Loan Documents, the Servicer, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Servicer and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Servicer. Such servicing receipt shall obligate the Servicer to return such Mortgage Loan Documents to the Purchaser when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Servicer. The Servicer shall indemnify the Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney’s fees) resulting from or related to the loss, damage or misplacement of any documentation delivered to the Servicer pursuant to this paragraph.

Section 6.03	Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to the Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04	Annual Statement as to Compliance.

Within sixty (60) days after the end of each calendar year, the Servicer will deliver to the Purchaser an Officers’ Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officers’ supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. The first Officer’s Certificate delivered by the Servicer to the Purchaser pursuant to this Section shall be delivered on or before February 28, 2006. Copies of such statement shall be provided by the Servicer to the Purchaser upon request.

In the event of a Reconstitution (as defined below) of Mortgage Loans in connection with a transaction subject to Regulation AB, on or before February 28th of each year beginning February 28th, 2007, the Servicer will deliver to the related master servicer, depositor or trustee, as applicable, related to such Reconstitution, the servicer compliance statement required by Item 1123 of Regulation AB, which as of the date hereof requires a statement to the effect that (i) an authorized officer of the Servicer has reviewed (or a review has been made under its supervision) the Servicer’s activities under the applicable servicing agreement during the prior calendar year and (ii) to the best of such officers’ knowledge, based on such review, the Servicer has fulfilled all of its obligations under such agreement in all material respects throughout the period covered by the prior calendar year or, if there has been a failure to fulfill any such obligation in any material respect, a statement of such failure known to such officer and the nature and the status thereof.

Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report.

Within sixty (60) days after the end of each calendar year, the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Servicer’s servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers or the Audit Guide for HUD Approved Title II Approved Mortgagees and Loan Correspondent Programs, such firm is of the opinion that the Servicer’s servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. The first statement delivered by the Servicer to the Purchaser pursuant to this Section shall be delivered on or before February 28, 2006. Copies of such statement shall be provided by the Servicer to the Purchaser. In addition, on an annual basis, the Servicer shall provide the Purchaser with copies of its audited financial statements upon execution by the Purchaser of an agreement to keep confidential the contents of such financial statements.

Section 6.05(A)	Compliance with Regulation AB.

In the event of a Reconstitution of Mortgage Loans in connection with a transaction subject to Regulation AB, on or before February 28th of each year beginning February 28th, 2007, the Servicer will deliver to the master servicer, depositor or trustee, as applicable, related to such Reconstitution,

(i)          a report by a registered public accounting firm that attests to, and reports on, the assessment made by the Servicer pursuant to Section 6.04, as required by Rules 13a-18 and 15d-18 of the Securities Exchange Act and Section 1122(b) of Regulation AB, which attestation shall be in accordance with Rule 1-02(a)(3) and Rule 2-02(g) of Regulation S-X under the Securities Act and the Securities Exchange Act; and

(ii)         a report reasonably satisfactory to such master servicer, depositor or trustee regarding its assessment of compliance with the Servicing Criteria (as such term is defined in Item 1122(d) of Regulation AB) as required by Rules 13a-18 and 15d-18 of the Securities Exchange Act and Item 1122 of Regulation AB, which as of the date hereof require a report by an authorized officer of the Servicer that contains the following:

(a)          A statement by such officer of its responsibility of assessing the Servicing Criteria applicable to the Servicer;

(b)         A statement by such officer that it used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c)          A statement by such officer of the Servicer’s compliance with the applicable Servicing Criteria as of the immediately preceding December 31 and for the period covered by the preceding calendar year and disclosure of any material instance of noncompliance with respect thereto;

(d)         A statement that a registered public accounting firm has issued an attestation report on the Servicer’s compliance with the applicable Servicing Criteria as of the immediately preceding December 31, and for the period covered by the preceding calendar year; and

(e)          A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer (which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer that are backed by the same asset type as the Mortgage Loans).

Section 6.06	Purchaser’s Right to Examine Servicer Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relates to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

Section 6.07	Servicer Shall Provide Information as Reasonably Required.

The Seller shall furnish to the Purchaser during the term of this Agreement, at the Servicer’s expense, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Servicer under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Servicer under this Agreement. The Servicer agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Seller and the Servicer for the most recently completed two (2) fiscal years for which such statements are available, as well as a consolidated statement of condition at the end of the last two (2) fiscal years covered by any consolidated statement of operations. If it has not already done so, the Seller and the Servicer shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above; provided, however, that prior to furnishing such statements or information to any prospective purchaser, the Seller and the Servicer may require such prospective purchaser to execute a confidentiality agreement in a form satisfactory to the Seller or Servicer, as applicable.

The Servicer shall make reasonably available to the Purchaser or any prospective purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Servicer’s servicing facilities for the purpose of satisfying such prospective purchaser that the Servicer has the ability to service the Mortgage Loans as provided in this Agreement.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

ARTICLE VII

THE SELLER AND THE SERVICER

Section 7.01	Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain related to the failure of the Servicer to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Seller agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain related to the failure of the Seller to observe and perform its duties, obligations, and covenants in strict compliance with the terms of this Agreement or as a result of the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. An indemnifying party hereunder shall immediately notify the Purchaser if a claim is made by a third party with respect to this Agreement or a Mortgage Loan, assume (with the reasonable consent of the Purchaser) the defense of any such claim and pay all reasonable expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Purchaser shall promptly reimburse an indemnifying party hereunder for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Servicer to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement, the failure of the Seller to perform its duties and obligations pursuant to this Agreement, the material breach of a representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of either the Seller or the Servicer. The provisions of this Section 7.01 shall survive termination of this Agreement and transfer of the servicing rights.

Section 7.02	Merger or Consolidation of the Seller or the Servicer.

Each of the Seller and the Servicer shall keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which either the Seller or the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which either the Seller or the Servicer shall be a party, or any Person succeeding to the business of either the Seller or the Servicer whether or not related to loan servicing, shall be the successor of the Seller or of the Servicer, as applicable, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that with respect to mergers or consolidations with an entity other than a current affiliate of the Seller or Servicer, the successor or surviving Person shall be an institution (i) having a GAAP net worth (which may be a consolidated amount) of not less than $15,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) with respect to the Servicer, who is a Fannie Mae or Freddie Mac approved seller/Servicer in good standing. Notwithstanding the foregoing, if the successor or surviving Person is an institution with a GAAP net worth of less than $15,000,000, then the Purchaser may, in its sole discretion, waive such minimum GAAP net worth requirement.

Section 7.03	Limitation on Liability of the Seller and Others.

None of the Seller, the Servicer nor any of the officers, employees or agents of the Seller or the Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Seller, the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of gross negligence, bad faith or willful misconduct, or any material breach of the terms and conditions of this Agreement. The Seller, the Servicer and any officer, employee or agent of the Seller and the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may result in its incurring any expenses or liability; provided, however, that the Servicer may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 7.04	Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Servicer’s responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 7.05	No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Purchaser has acted in reliance upon the Servicer’s independent status from the Purchaser, the adequacy of the Servicer’s servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section 7.05, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall not be unreasonably withheld.

ARTICLE VIII

DEFAULT

Section 8.01	Events of Default.

In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i)          any failure by the Servicer to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been received by the Servicer from the Purchaser; or

(ii)         failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement, or if any of the representations and warranties of the Servicer in Section 3.01 proves to be untrue in any material respect, which failure or breach continues unremedied for a period of thirty (30) days (except that such number of days shall be fifteen (15) in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the Servicer from the Purchaser; or

(iii)        a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(iv)        the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v)          the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)        the Servicer ceases to be approved by Fannie Mae or Freddie Mac as a mortgage loan servicer for more than thirty (30) days; or

(vii)       the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Purchaser (which consent shall not be unreasonably withheld), to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii)      the Servicer ceases to be (a) licensed to service first lien residential mortgage loans in each jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer’s ability to perform its obligations hereunder; or

(ix)        the Servicer fails to meet the eligibility criteria set forth in the last sentence of Section 7.02.

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Servicer may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 7.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice of termination, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from the Purchaser, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor’s possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer’s sole expense. The Servicer agrees to cooperate with the Purchaser and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

If any of the Mortgage Loans are MERS Mortgage Loans, in connection with the termination or resignation (as described in Section 8.04) of the Servicer hereunder, either (i) the successor servicer shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the predecessor Servicer shall cooperate with the successor servicer either (x) in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from

MERS to the Purchaser and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor servicer or (y) in causing MERS to designate on the MERS® System the successor servicer as the servicer of such Mortgage Loan.

Section 8.02	Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE IX

TERMINATION

Section 9.01	Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; (ii) by mutual consent of the Servicer and the Purchaser in writing; or (iii) termination of the Servicer by the Purchaser with cause under the terms of this Agreement.

ARTICLE X

RECONSTITUTION OF MORTGAGE LOANS

Section 10.01	Reconstitution of Mortgage Loans.

(a)          The Seller and the Servicer acknowledge and the Purchaser agrees that with respect to some or all of the Mortgage Loans, the Purchaser may effect either:

(i)          one or more sales of the Mortgage Loans as whole loan transfers (each, a “Whole Loan Transfer”); and/or

(ii)         one or more sales of the Mortgage Loans as public or private pass-through transfers (each, a “Pass-Through Transfer” and together with a Whole Loan Transfer, a “Reconstitution”).

(b)         With respect to each Whole Loan Transfer or Pass-Through Transfer, as the case may, the Seller and the Servicer agree:

(i)           to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures including participating in meetings with rating agencies, bond insurers and such other parties as the Purchaser shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information contained in the Mortgage Loan Schedule including any diskette or other related data tapes provided as reasonably requested by such purchasers;

(ii)         to execute all agreements required to be executed by the Seller and Servicer in connection with such Whole Loan Transfer or Pass-Through Transfer provided that any such agreements be consistent with the terms hereof and impose no greater duties, liabilities or obligations upon the Seller than those set forth herein and provided that each of the Seller and the Servicer is given an opportunity to review and reasonably negotiate in good faith the content of such documents not specifically referenced or provided for herein;

(iii)        to make all the representations and warranties set forth in Section 3.01 and solely with respect to the Seller, Section 3.02, as of the date of the Whole Loan Transfer or Pass-Through Transfer, as specified in a letter from the Purchaser to the Seller and the Servicer (substantially in the form of Exhibit H hereto) indicating the date of the Whole Loan Transfer or Pass-Through Transfer and the applicable Mortgage Loans. No other document need be prepared indicating that the Seller and the Servicer are making such representations and warranties as to the applicable Mortgage Loans as of such date;

(iv)        to negotiate and execute one or more master servicing agreements between the Servicer and any third party servicer which is servicing loans on behalf of the Purchaser providing for the Servicer to master service such Mortgage Loans on behalf of the Purchaser;

(v)          to negotiate and execute one or more subservicing agreements between the Servicer and any master servicer which is generally considered to be a prudent master servicer in the secondary mortgage market designated by the Purchaser in its reasonable discretion after consultation with the Servicer and/or one or more custodial and servicing agreements among the Purchaser or an affiliate of the Purchaser, the Servicer and a third party custodian/trustee which is generally considered to be a prudent custodian/trustee in the secondary mortgage market designated by the Purchaser in its reasonable discretion after consultation with the Servicer, in either case for the purpose of pooling the Mortgage Loans with other mortgage loans for resale or securitization;

(vi)        in connection with any securitization of any Mortgage Loans, to execute a pooling and servicing agreement, which pooling and servicing agreement may, at the Purchaser’s direction, contain contractual provisions including, but not limited to, a 24-day certificate payment delay (54-day total payment delay), servicer advances of delinquent scheduled payments of principal and interest through liquidation (unless deemed non recoverable) and payment of compensating interest with respect to prepayment interest shortfalls (to the extent of the monthly servicing fee payable thereto), servicing and mortgage loan representations and warranties which in form and substance conform to secondary market standards for securities backed by mortgage loans similar to the Mortgage Loans and such provisions with regard to servicing responsibilities, investor reporting (including without limitation, the obligation to deliver an officer’s certificate related to the Sarbanes-Oxley Act of 2002 to the depositor, the master servicer, if any, and the trustee), segregation and deposit of principal and interest payments, custody of the Mortgage Loans, and other covenants as are required by the Purchaser and one or more nationally recognized rating agencies for “AAA” rated mortgage pass-through transactions which are “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, unless otherwise mutually agreed;

(vii)       to deliver to the Purchaser and to any Person designated by the Purchaser (a) for inclusion in any prospectus or other offering material such publicly available information regarding the Seller and the Servicer, its financial condition and its mortgage loan delinquency, foreclosure and loss experience and any additional information requested by the Purchaser, (b) any similar non public, unaudited financial information (which the Purchaser may, at its option and at its cost, have audited by certified public accountants) and such other information as is reasonably requested by the Purchaser and which the Seller and the Servicer are capable of providing without unreasonable effort or expense, and to indemnify the Purchaser and its affiliates for material misstatements or omissions contained in such information, and (c) such statements and audit letters of reputable, certified public accountants pertaining to information provided by the Seller and the Servicer pursuant to clause (a) above as shall be reasonably requested by the Purchaser;

(viii)      to deliver to the Purchaser, and to any Person designated by the Purchaser, opinions of counsel in a form reasonably acceptable to the Purchaser as are customarily delivered by sellers and servicers and reasonably determined by the Purchaser to be necessary in connection with Whole Loan Transfers or Pass-Through Transfers, as the case may be, it being understood that the cost of any opinions of counsel (other than in-house counsel) that may be required for a Whole Loan Transfer or Pass-Through Transfer, as the case may be, shall be the responsibility of the Purchaser; and

(ix)        in connection with the effectiveness of final rules promulgated by the U.S. Securities and Exchange Commission related to asset-backed securities (Release Nos. 33-8518; 34-50905) (as such rules may be amended or modified from time to time, the “ABS Rules”), to use commercially reasonable efforts to cooperate with the Purchaser and its assignees in providing such other statements and reports as are required by and in conformance with the ABS Rules, provided, however, that the Purchaser shall reimburse the Seller and the Servicer for any reasonable out-of-pocket expenses (including reasonable accountants’ fees) incurred by the Seller or the Servicer at the express request of the Purchaser in connection with the obligations of the Seller and the Servicer described in this paragraph.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01	Successor to the Servicer.

Prior to termination of Servicer’s responsibilities and duties under this Agreement pursuant to Section 4.13, 7.04, 8.01 or 9.01, the Purchaser shall (i) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 7.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Section 3.01 and the indemnification obligations of the Servicer pursuant to Section 7.01.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 4.13, 7.04, 7.05, 8.01 or 9.01 shall not affect any claims that the Purchaser may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make arrangements to reimburse the Servicer for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer within a reasonable time after appointment.

Upon a successor’s acceptance of appointment as such, the Servicer shall notify by mail the Purchaser of such appointment.

Section 11.02	Amendment.

This Agreement may be amended or supplemented from time to time by written agreement executed by the Purchaser, the Seller and the Servicer.

Section 11.03	[Reserved].
Section 11.04	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions, except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05	Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)	if to the Seller:

American Home Mortgage Corp.

538 Broadhollow Road

Melville NY 11747

Attn: Thomas McDonaugh

with copy to:

American Home Mortgage Corp.

538 Broadhollow Road

Melville NY 11747

Attn: General Counsel

(ii)	if to the Servicer:

American Home Mortgage Servicing Inc.

4600 Regent Blvd.

Suite 200

Irving, TX 75063

Attn: David Friedman

with copy to:

American Home Mortgage Servicing Inc.

4600 Regent Blvd.

Suite 200

Irving, TX 75063

Attn: General Counsel

(iii)	if to the Purchaser:

DLJ Mortgage Capital, Inc.

c/o Credit Suisse First Boston LLC

Eleven Madison Avenue

4th Floor

New York, New York 10010

Attention: Kari S. Roberts

with copy to:

DLJ Mortgage Capital, Inc.

c/o Credit Suisse First Boston LLC

One Madison Avenue

9th Floor

New York, New York 10010

Attention: General Counsel – RMBS

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06	Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07	Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08	General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)         accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(iii)        references herein to “Articles,” “Sections,” Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)        a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)          the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)        the term “include” or “including” shall mean without limitation by reason of enumeration; and

(vii)       headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09	Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10	Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required by law, each party agrees to keep all nor-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential nor-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Seller, the Servicer of the Purchaser, provided such information is identified as confidential nor-public information.

Section 11.11	Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12	Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Seller or the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the written consent of the Seller, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13	No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14	Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 7.02, this Agreement shall inure to the benefit of and be binding upon the Seller, the Servicer and the Purchaser and their respective successors and assigns.

Section 11.15	Entire Agreement.

Each of the parties to this Agreement acknowledges that no representations, agreements or promises were made to any of the other parties to this Agreement or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement and the related Purchase Price and Terms Letter set forth the entire understanding between the parties hereto and shall be binding upon all successors of all of the parties. In the event of any inconsistency between a Purchase Price and Terms Letter and this Agreement, this Agreement shall control.

Section 11.16	No Solicitation.

From and after the Closing Date, the Seller agrees that it will not knowingly take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller’s behalf, to personally, by telephone, by mail, or electronically by e-mail or through the internet or otherwise, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the borrowers or obligors under the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Seller or any of its affiliates from soliciting any Mortgagor for any other financial products or services or from providing financing of home equity loans or refinancings of Mortgage Loans to Mortgagors at the Mortgagor’s request. The Seller shall use its commercially reasonable efforts to prevent the sale of the name of any Mortgagor to any Person who is not an affiliate of the Seller.

Section 11.17	Costs.

The Purchaser shall pay any commissions due its salesmen, the expenses of its accountants and attorneys and the expenses and fees of any broker retained by the Purchaser with respect to the transactions covered by this Agreement. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including, without limitation, fees for recording intervening assignments of mortgage and Assignments of Mortgage, the cost of obtaining tax service contracts and the legal fees and expenses of Seller’s attorneys shall be paid by the Seller. The Seller shall be responsible for causing the recordation of all Assignments of Mortgage and all intervening assignments of mortgage, as applicable.

IN WITNESS WHEREOF, the Seller, the Servicer and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

DLJ MORTGAGE CAPITAL, INC Purchaser

By:
Name:
Title:

AMERICAN HOME MORTGAGE CORP. Seller

By:
Name:
Title:

AMERICAN HOME MORTGAGE SERVICING, INC. Servicer

By:
Name:
Title:

[Signature page to Seller’s Purchase,

Warranties and Servicing Agreement]

Exhibit A-1

Contents of Mortgage File

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Seller in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Seller’s Purchase, Warranties and Servicing Agreement.

1.            The original Mortgage Note endorsed “Pay to the order of ______________ without recourse,” and signed in the name of the Seller by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Seller. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by “[Seller], successor by merger to the [name of predecessor]”. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by “[Seller] formerly known as [previous name]”. If the original note is unavailable, seller will provide an affidavit of lost note (in form acceptable to the Purchaser) stating that the original Mortgage Note was lost or destroyed, together with a copy of such Mortgage Note and indemnifying the Purchaser against any and all claims arising as a result of any person or entity claiming they are the holder of the note or that the note has been paid off and returned.

2.           A true certified copy, certified by the [title insurer], of the applicable First Lien.

3.           Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer], of the original Mortgage together with a certificate of the Seller certifying that the original Mortgage has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located and in the case of each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

4.            The original or certified to be a true copy or if in electronic form identified on the Mortgage Loan Schedule, the certificate number, certified by the Seller, of the related Primary Mortgage Insurance Policy or LPMI Policy, if required.

5.           In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment, from the Seller in accordance with Purchaser’s instructions, which assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording, or a copy certified by the Seller as a true and correct copy of the original Assignment which has been sent for recordation. If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment must be by “[Seller] formerly known as [previous name]”

6.           With respect to Mortgage Loans that are not Co-op Loans, the original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

7.           Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Seller, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer] of the original Assignment together with a certificate of the [title insurer] certifying that the original Assignment has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

8.           Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the [title insurer], of such original document together with certificate of Seller certifying the original of such document has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgaged Property is located.

9.           If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located (or, in lieu thereof, a duplicate or conformed copy of such instrument, together with a certificate of receipt from the recording office, certifying that such copy represents a true and complete copy of the original and that such original has been or is currently submitted to be recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located), or if the original power of attorney or other such instrument has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

10.         With respect to a Co-op Loan: (i) a copy of the Co-op Lease and the assignment of such Co-op Lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (ii) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (iii) the recognition agreement in substantially the same form as standard a “AZTECH” form; (iv) copies of the financial statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing.

11.         The original of any guarantee executed in connection with the Mortgage Note.

Notwithstanding anything to the contrary herein, the Seller may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

Exhibit A-2

Contents of Servicing File

With respect to each Mortgage Loan, the Servicing File shall include each of the following items, which shall be available for inspection by the Purchaser:

1.            Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

2.	Residential loan application.

3.           Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

4.	Credit report on the mortgagor.
5.	Business credit report, if applicable.
6.	Residential appraisal report and attachments thereto.

7.           Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Seller’s Underwriting Standards.

8.           Verification of acceptable evidence of source and amount of down payment, in accordance with the Underwriting Standards.

9.	Photograph of the Mortgaged Property (may be part of appraisal).
10.	Survey of the Mortgaged Property, if any.
11.	Sales contract, if applicable.

12.         If available, termite report, structural engineer’s report, water potability and septic certification.

13.         Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

14.         Any ground lease, including all amendments, modifications and supplements thereto.

15.	Any other document required to service the Mortgage Loans.

Exhibit B

Form of Custodial Account Letter Agreement

_________________, 200_

To:

As “Servicer” under the Seller’s Purchase, Warranties and Servicing Agreement, dated as of ____________________, 200_ (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “___________________, in trust for the Purchaser, Owner of Whole Loan Series 200_ WL-__________”. All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.

SERVICER

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

SERVICER

By:
Name:
Title:

Exhibit C

Form of Escrow Account Letter Agreement

_________________, 200_

To:

As “Servicer” under the Seller’s Purchase, Warranties and Servicing Agreement, dated as of __________________, 200_ (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as “______________, in trust for the Purchaser, Owner of Whole Loan Series 200_ WL-______________, and various Mortgagors.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. This letter is submitted to you in duplicate. Please execute and return one original to us.

SERVICER

By:
Name:
Title:

The undersigned, as “Depository,” hereby certifies that the above described account has been established under Account Number , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

By:
Name:
Title:

Exhibit D

Form of Assignment, Assumption and Recognition Agreement

This Assignment, Assumption and Recognition Agreement (this “Assignment Agreement”), dated as of ___________, between DLJ Mortgage Capital, Inc., a Delaware corporation (the “Assignor”), _____________, a ___________ corporation (the “Assignee”), and ________________ (the “Seller”):

For good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1.            The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain mortgage loans listed on Exhibit A attached hereto (the “Mortgage Loans”); and (b) the Seller’s Purchase, Warranties and Servicing Agreement dated as of ______, but only to the extent of the Mortgage Loans (the “Purchase Agreement”). For purposes of this Assignment Agreement, the term “Purchase Agreement” includes any separate bill of sale, assignment and conveyance or other instrument pursuant to which Seller and Assignor effectuated the purchase and sale of any Mortgage Loan following the execution and delivery of the Seller’s Purchase, Warranties and Servicing Agreement dated as of _________.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any all obligations of the Assignor with respect to any mortgage loans subject to the Purchase Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment Agreement.

2.           Each of the Seller and the Assignor represent and warrant to the Assignee that (a) the copy of the Purchase Agreement, attached hereto as Exhibit B, provided to the Assignee, is a true, complete and accurate copy of the Purchase Agreement, (b) the Purchase Agreement is in full force and effect as of the date hereof, (c) the provisions thereof have not been waived, amended or modified in any respect, nor have any notices of termination been given thereunder, (d) the Purchase Agreement contains all of the terms and conditions governing the sale of the Mortgage Loans by Seller to Assignor and the purchase of the Mortgage Loans by Assignor from Seller; provided, however, that the date of purchase and sale and the amount of payment for the Mortgage Loans may be set out in a Purchase Price and Terms Letter, as defined in the Purchase Agreement, and (e) Seller sold, conveyed and transferred each Mortgage Loan to Assignor pursuant to the Purchase Agreement.

3.            The Assignor warrants and represents to, and covenants with, the Assignee and the Seller that:

(a)          As of the date hereof, the Assignor is not in default under the Purchase Agreement;

(b)          The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Purchase Agreement, free from any and all claims and encumbrances arising out of the Assignor’s ownership thereof, and the Mortgage Loans, as well as the Purchase Agreement, upon the transfer thereof to the Assignee as contemplated herein, shall be free and clear of all such liens, claims and encumbrances or any lien claim or encumbrance arising out of the ownership of the Mortgage Loans by any person at any time after Assignor first acquired any Mortgage Loan from the Seller;

(c)          The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Seller with respect to the Purchase Agreement or the Mortgage Loans;

(d)          The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase Agreement or the Mortgage Loans. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase Agreement, or the Mortgage Loans;

(e)          The Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to sell, transfer and assign the Mortgage Loans;

(f)          The Assignor has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignor. This Assignment Agreement has been duly executed and delivered by the Assignor and constitutes the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(g)         No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)          The Assignor has paid the purchase price for the Mortgage Loans and has satisfied any conditions to closing required of it under the terms of the Purchase Agreement.

4.            The Assignee warrants and represents to, and covenants with, the Assignor and the Seller that:

(a)          The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

(b)          The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)          No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)          The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Seller and the Assignor all of the Assignor’s obligations as Purchaser thereunder, with respect to the Mortgage Loans.

5.            The Seller warrants and represents to, and covenants with, the Assignor and the Assignee that:

(a)          The Seller is not a natural person or a general partnership and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Mortgage Loans;

(b)          The Seller has full power and authority to execute, deliver and perform under this Assignment Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment Agreement is in the ordinary course of the Seller’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Seller’s charter or by-laws, or any legal restriction, or any material agreement or instrument to which the Seller is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject. The execution, delivery and performance by the Seller of this Assignment Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Seller. This Assignment Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller enforceable against the Seller in accordance with its respective terms except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(d)         No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Seller in connection with the execution, delivery or performance by the Seller of this Assignment Agreement, or the consummation by it of the transactions contemplated hereby;

(e)          As of the date hereof, the Seller is not in default under the Purchase Agreement; and

(f)          No event has occurred or has failed to occur, during the period commencing on date on which Assignor acquired the Mortgage Loans and ending on the date hereof, inclusive, which would make the representations and warranties set forth in Section 3.02 of the Purchase Agreement untrue if such representations and warranties were made with respect to the Mortgage Loans effective as of the date hereof.

Within sixty (60) days of the earlier of either, discovery by the Seller or notice to the Seller from the Assignee, of a breach of any of the foregoing representations and warranties with respect to a Mortgage Loan which materially and adversely affects the value of such Mortgage Loan or the Assignee’s interests therein, the Seller shall use its best efforts to cure such breach in all material respects and, if such breach is not cured within such sixty (60) day period, the Seller shall, at the Assignee’s option, repurchase such Mortgage Loan at a price equal to the unpaid principal balance of the Mortgage Loan as of the date or repurchase, plus accrued interest thereon to, but not including, the date of repurchase.

In connection with any repurchase of a Mortgage Loan, the Assignee shall reassign the provisions of the Purchase Agreement to the Seller with respect to such Mortgage Loan, and provide for the prompt delivery of the related custodial file to the Seller or its designee, as applicable.

6.           From and after the date hereof, the Seller shall recognize the Assignee as the owner of the Mortgage Loans, and shall look solely to the Assignee for performance from and after the date hereof of the Assignor’s obligations with respect to the Mortgage Loans. Effective the date hereof, the Seller, the Assignor and the Assignee agree that with respect to the Mortgage Loans, the servicing provisions of the Purchase Agreement shall be restated and amended to conform to [enter servicing standard here]

7.	Notice Addresses.

(a)          The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

Attention: ________________________________

(b)          The Assignor’s address for purposes for all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

DLJ Mortgage Capital, Inc.

c/o Credit Suisse First Boston LLC

Eleven Madison Avenue, 4th Floor

New York, New York 10010

Attention: ________________________________

(c)          The Seller’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment Agreement is:

Attention: ________________________________

8.            This Assignment Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

9.            This Assignment Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Seller, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Seller, the Assignor or the Assignee, respectively, hereunder.

10.         No term or provision of this Assignment Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11.         This Assignment Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement by the Assignor.

12.         Notwithstanding the assignment of the Purchase Agreement by either the Assignor or Assignee, this Assignment Agreement shall not be deemed assigned by the Seller or the Assignor unless assigned by separate written instrument.

13.         For the purpose for facilitating the execution of this Assignment Agreement as herein provided and for other purposes, this Assignment Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Assignment Agreement to be executed by their duly authorized officers as of the date first above written.

DLJ Mortgage Capital, Inc. Assignor

By:
Name:
Title:	Vice President

Assignee

By:
Name:
Title:

Seller

By:
Name:
Title:

Exhibit E

Form of Monthly Servicing Report

On the Reporting Date set forth in Section 5.02 of the Agreement, the Purchaser shall have received from the Servicer electronic information related to each mortgage loan serviced on behalf of the Purchaser. All reports shall be generated by the Servicer’s loan servicing system and outline loan activity that transpired during the immediately preceding calendar month.

All electronic information shall contain and be sorted by the Purchaser’s loan identification number as well as contain the Servicer’s loan identification number. Information regarding the Purchaser’s inventory must be clearly separated from that reported to other investors.

Each remittance must be clearly reconciled to detailed loan level remittance information. All adjustments between information sent and actual remittance must be identifiable at loan level.

The Loans Transferred In and Loans Transferred Out must be reconciled to collective Notices of Servicing Transfer or Sale Notices received effective during the respective Due Period. A monthly reconciliation of new loans added and loans removed must be submitted.

The monthly electronic remittance file shall include the following data elements at a minimum.

Field Name		Field Description	Field Type
CSFB Loan #	Required	The loan identification number assigned by CSFB	Numeric, no comma’s and no special characters (i.e $ and %)
Previous Servicer Loan #			Numeric, no comma’s and no special characters (i.e $ and %)
Servicer Loan number	Required	Servicer loan number	Numeric, no comma’s and no special characters (i.e $ and %)
Actual interest collected		Actual interest amount collected from borrower (at note rate)	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Fnma action code	Required	Standard FNMA Action Code for payoff loans coded with 60-69 series of action code	Numeric, no comma’s and no special characters (i.e $ and %)
Fnma action date	Required	Payoff date (i.e., 01-MAY-2001)	Date: DD-MMM-CCYY
Interest remitted	Required	Net interest dollars remitted. Actual interest dollars collected from borrower less service fee.	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Beginning Scheduled note rate	Required if reporting Schedule / Scheduled	Scheduled note rate used to calculate the payment being reported Only apply to Scheduled/Scheduled Loans. If this is an Actual/Actual loan, leave blank.	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Beginning Scheduled P&I payment	Required if reporting Schedule / Scheduled	Scheduled P&I payment amount used to calculate the payment being reported Only apply to Scheduled/Scheduled Loans. If this is an Actual/Actual loan, leave blank.	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Beginning Scheduled service fee rate	Required if reporting Schedule / Scheduled	Scheduled service fee rate used to calculate he payment being reported Only apply to Scheduled/Scheduled Loan. If this is an Actual/Actual loan, leave blank.	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Ending due date	Required	Loan due date per trial balance report (i.e., 01-MAY-2001)	Date: DD-MMM-CCYY
Ending Current rate	Required	Current Note rate per trial balance report	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Ending participant UPB	Required	Ending participant principal balance (Always equal to the ‘Ending 100% UPB’ for wholly owned loans)	Signed Numeric, no comma’s and no special characters (i.e $ and %)

Ending 100% P&I pmt	Required	Ending 100% P&I payment amount	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Ending 100% UPB	Required	Ending 100% principal balance	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Other fees remitted	Required	Fees remitted from Servicer This should be your share of the fees	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Principal remitted	Required	Total principal amount remitted	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Ending service fee rate	Required	Current Service Fee rate per trial balance report	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Ending Security Balance	Required if reporting Schedule / Scheduled	Ending security balance Only apply to Scheduled/Scheduled Loan. If this is an Actual/Actual loan, leave blank.	Signed Numeric, no comma’s and no special characters (i.e $ and %)
Servicer Name	Required	Servicer Name	Text

Servicer’s Investor Code

Servicer Investor Code 1

Servicer Investor Code 2

Primary Borrower Last Name

Primary Borrower Social Security Number

Property Street Address

Property City

Property State

Property Zip Code

Required

The distinct investor code assigned by the servicer to the pool of mortgage loans being reported to identify the loans separate from other pools being serviced

Code utilized by Servicer to segregate and identify each pool of mortgage loans

Additional code utilized by Servicer to further segregate and identify subset of mortgage loans within Servicer Investor Code 1

Text Text Numeric, no comma’s and no special characters (i.e $ and %) Text Text Text, 2 characters Numeric, no comma’s and no special characters (i.e $ and %)

From time to time, the Purchaser may reasonably request the Servicer to add or modify information being reported on the electronic reports at the Servicer’s expense. The Servicer must notify the Purchaser in the event servicing circumstances dictate file layout changes

In addition to the electronic information set forth above, the Servicer shall submit, on compact disc or other acceptable format, industry standard reports outlined below in addition to electronic information.      The financial elements provided in the electronic information provided above must clearly reconcile to information set-forth in these reports. From time to time, the Purchaser may reasonably request the Servicer to add or remove standard industry reports at the Servicer’s expense.

Description of Report	Example: Reference Report Number (Alltel System)
Trial Balance	P139
Payments Collected showing split of Principal & Interest Payment	S215
Paid-in Full/Liquidation Reports	S214
Loans Removed - Transfers Out	T62R
Curtailments	S213
New loans added/Transfers In	T62B
Non-financial Adjustments Report
Payoffs / Interim Cutoff Report	S210
Pre-paid Loans (non-payoffs)	S212
Delinquent Loans
Arm Change Report	24N

Delivery

Remittance reports and related electronic information not suitable for electronic transmission are to be delivered via overnight mail to the addressed to:

Remittance Processing

302 Carnegie Center

Suite 200

Princeton, NJ 08540

Delivery of Electronic Reports

Electronic data files shall be delivered to:

Remittance.Data@CSFB.com; residential.mortgagepiC@re.csfb.com

Delivery of Remittances:

Funds to be remitted pursuant to this Agreement shall be delivered via wire transfer using the following instructions:

Citibank NYC

ABA: 021000089

Acct name: DLJ Mortgage Capital Corp

Acct: 30489038

RE: (reason for wire)

Attn: Whole Loan P&I

Exhibit F

Mortgage Loan Schedule

Exhibit G

Request for Release of Documents and Receipt

RE:	Mortgage Loan #_____________________________________

BORROWER:________________________________________________________

PROPERTY:__________________________________________________________

Pursuant to a Seller’s Purchase, Warranties and Servicing Agreement (the “Agreement”) between the Seller, the Servicer and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Servicer requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

______

On ________________, the above captioned mortgage loan was paid in full or the Servicer has been notified that payment in full has been or will be escrowed. The Servicer hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

______

The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Servicer hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

______

The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Servicer hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

______	Other (explain) ___________________________________________________________ ___________________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Servicer all original mortgage documents in your possession relating to this loan.

Dated:______________________	By:_________________________________ Signature _________________________________ Title

Send documents to:	_______________________________________________ _______________________________________________ _______________________________________________

Acknowledgment:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:______________________	By:_________________________________ Signature Title:_________________________________

Exhibit H

Form of Bring Down Letter

[DLJ Mortgage Capital, Inc. Letterhead]

________, 200_

[Name of Seller and Servicer]

[Address of Seller and Servicer]

Re:	Seller’s Purchase, Warranties and Servicing

Agreement, dated as of ______, 200____

Ladies and Gentlemen:

Reference is made to Section 10.01(b)(iii) of the referenced Seller’s Purchase, Warranties and Servicing Agreement, dated as of ______, 200_ (the “Agreement”), among DLJ Mortgage Capital, Inc., as Purchaser and ____________, as Seller and ________________, as Servicer.

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

Pursuant to such Section 10.01(b)(iii), we hereby notify you that the representations and warranties set forth in Sections 3.01 and 3.02 of the Agreement with respect to the Mortgage Loans identified on Exhibit A hereto are being made by you as of _______, 200_ (the “Bring-Down Date”).

This letter will be the only document evidencing your obligation to make the representations and warranties set forth in Sections 3.01 and 3.02 with respect to the Mortgage Loans identified on Exhibit A hereto as of the Bring-Down Date. Reference is made to Section 3.03 of the Agreement for the procedures to be followed by the parties to the Agreement in the event of any breach of a representation and warranty and the remedies therefore.

Very truly yours,
DLJ Mortgage Capital, Inc., as Purchaser

By:
Name:
Title:

Amendment No. 1 to the Agreement

AMENDMENT NO. 1 dated as of October 31, 2005, among DLJ Mortgage Capital, Inc., as purchaser (the “Purchaser”), American Home Mortgage Corp., as seller (the “Seller”) and American Home Mortgage Servicing, Inc., as servicer (the “Servicer”), to the Seller’s Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, among the Purchaser, the Seller and the Servicer (the “Agreement”). Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

1.	The amendment is effected pursuant to Section 11.02 of the Agreement.

2.           Article III of the Agreement is hereby amended effective as of the date hereof by renumbering Sections 3.01(f)-(p) from (i) through (s).

3.           Article III of the Agreement is hereby amended effective as of the date hereof by deleting Sections 3.01(a)-(e) in their entirety and replacing them with the following:

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on its business as presently conducted or on its ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)          The Seller has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)          The execution and delivery by the Seller of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated hereby, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Seller or its properties or the certificate of incorporation or by-laws of the Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)          The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)          This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)          There are no actions, litigation, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against the Seller before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Seller if determined adversely to the Seller would reasonably be expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement; and the Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(g)          The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by the Seller will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Seller or any provision of the Charter or Bylaws of the Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Seller is a party or by which the Seller may be bound;

(h)          The Seller’s chief executive office and principal place of business are located in the County of Suffolk in the State of New York;

4.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(a) as follows (changed text underlined):

(a)          As of the Cut-off Date, the information set forth on the Mortgage Loan Schedule with respect to each Mortgage Loan, including any diskette or other related data tapes sent to the Purchaser, is true and correct in all material respects;

5.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(d) as follows (changed text underlined):

(d)         As of the Cut-off Date, no payment of principal of or interest on or in respect of any Mortgage Loan is 30 or more days past due; there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; no borrower under a Mortgage Loan has been 30 or more days past due more than once during the twelve months preceding the Cut-off Date;

6.           Article III of the Agreement is hereby amended effective as of the date hereof by deleting Section 3.01(e) and replacing it with the following:

(e)          There is no delinquent tax or assessment lien against the Mortgaged Property subject to any Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

7.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(f)-(i) as follows (changed text underlined):

(f)          The terms of the Mortgage Note and the related Mortgage have not been impaired, waived, altered or modified in any material respect, except that a Mortgage Loan may have been modified by a written instrument which has been recorded, if necessary to protect the interests of the owner of such Mortgage Loan or the Notes and which has been delivered to the Trustee. No instrument of waiver, alteration or modification has been executed, no modifications to the mortgage documents have been made that have not been disclosed and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(g)          The Mortgage Note and the Mortgage are not subject to any valid offset, defense or counterclaim of any obligor under any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(h)         All buildings or other customarily insured improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy which policy provides for fire extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located representing coverage in an amount not less than the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan and (B) the outstanding Principal Balance of the related Mortgage Loan, but in no event an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If for any Mortgage Loan the related Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the outstanding Principal Balance of the Mortgage Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis and (C) the maximum amount of coverage that is available under federal law. Such policy was issued by an insurer acceptable under Fannie Mae or Freddie Mac guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance, including flood insurance, at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(i)          Each Mortgage Loan complies with applicable local, state and federal laws and regulations including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act (“TILA”), disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws or regulations;

8.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(m) as follows (changed text underlined):

(m)        The Seller or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Servicer will retain the Servicing File in trust for the Purchaser only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer to the Purchaser, the Seller had good title to and is the sole owner of each Mortgage and Mortgage Note relating to the Mortgage Loans, and is conveying the same free and clear of any and all liens, claims, encumbrances, pledges, charges or security interests of any nature, the related Mortgage Note and the Mortgage were not subject to any pledge or assignment, and the Seller has full legal authority to sell and assign the Mortgage Loans pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest;

9.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(o)-(r) as follows (changed text underlined):

(o)          There is no monetary default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and, to the Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; neither the Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration with respect thereto; and no foreclosure action is threatened or has been commenced with respect to such Mortgage Loan. With respect to each second lien Mortgage Loan, (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) to the Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(p)          There is no mechanics’ or similar liens or claim for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such

Mortgage except those which are fully insured against by a title insurance policy included in the Mortgage File;

(q)         All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and neither any improvement located on or being part of the Mortgaged Property, nor the Mortgaged Property itself, is in violation of any applicable zoning law or regulation, or subdivision law or ordinance;

(r)          Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Seller and its affiliates. The Mortgage Notes and Mortgages (exclusive of any riders) are on forms generally acceptable to Fannie Mae or Freddie Mac. Seller is currently selling loans to Fannie Mae and/or Freddie Mac which are the same document forms as the Mortgage Notes and Mortgages (inclusive of any riders). The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

10.         Article III of the Agreement is hereby amended effective as of the date hereof by deleting Section 3.01(s) and replacing it with the following:

(s)          The physical property subject to any Mortgage is free of material damage and is in good repair, and there is no proceeding pending or, to the best of Seller’s knowledge, threatened, for the total or partial condemnation of any Mortgaged Property;

11.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(t) as follows (changed text underlined):

(t)          With respect to each Mortgage Loan, either (i) the Mortgage Loan is assumable pursuant to the terms of the Mortgage Note, or (ii) the Mortgage Loan contains a customary provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

12.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(v) as follows (changed text underlined):

(v)          The Mortgage File contains an appraisal, on Form 1004 or Form 2055 with an interior inspection which conformed to the underwriting requirements of the originator of the Mortgage Loan, of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

13.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(z) as follows (changed text underlined):

(z)          None of the Mortgage Loans are reverse mortgage loans, graduated payment mortgage loans or growth equity mortgage loans; to the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, Fannie Mae/Freddie Mac requirements relating to buydown loans;

14.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(dd) as follows (changed text underlined):

(dd)       Each of the Mortgage and the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

15.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(nn) as follows (changed text underlined):

(nn)       Each Mortgage Loan has been serviced since origination in accordance with the servicing standard set forth in Section 3.01 of the Servicing Agreement and in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

16.         Article III of the Agreement is hereby amended effective as of the date hereof by deleting Section 3.01(ss) and replacing it with the following:

(ss)        Each Mortgage Loan was originated or purchased by (a) a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority (or originated by (i) a subsidiary of any of the foregoing institutions which subsidiary is actually supervised and examined by applicable regulatory authorities or (ii) a mortgage loan correspondent of any of the foregoing and that was originated pursuant to the criteria established by any of the foregoing) or (b) a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, as amended, in each case within the meaning of Section 3(a)(41)(A)(ii) of the Exchange Act;

17.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(jjj) as follows (changed text underlined):

(jjj)        None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory”, “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other applicable state, federal or local law including, but not limited to, the District of Columbia and the States of Georgia, New York, North Carolina, Arkansas, Maine, Nevada, Florida, Kentucky or New Mexico or (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a “High Cost Home Loan” under the Act;

18.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(nnn) as follows (changed text underlined):

(nnn)     None of the Mortgage Loans originated on or after October 1, 2002 and before March 7, 2003 was secured by property located in the State of Georgia and had an original principal balance that was less than or equal to the applicable conforming loan limit established by Fannie Mae (as of the related origination date);

19.         Article III of the Agreement is hereby amended effective as of the date hereof by adding new Sections 3.02(ppp) through (ttt):

(ppp)     The Seller has no knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in the Mortgage Loan that such Mortgage Loan would not be paid in full when due;

(qqq)     No selection procedures reasonably believed by the Seller to be adverse to the interest of the Purchaser has been used in selecting the Mortgage Loans;

(rrr)       The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); to the extent required to comply with the Anti-Money Laundering Laws, as of the Closing Date, the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

(sss)      The servicer for each Mortgage Loan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information

(i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

(ttt)        No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, Version 5.6c Revised (or the then current version), Appendix E, attached hereto as Exhibit 3 and no mortgage loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

20. Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.03 as follows (changed text underlined):

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in 3.02 above, the Seller shall, within 90 days from the date that the Seller was notified or otherwise obtained knowledge of such breach, either (i) cure such breach in all material respects or (ii) purchase such Mortgage Loan from the Trust Fund at the Purchase Price. However, subject to the approval of the Purchaser, the Seller shall have the option to substitute an Eligible Substitute Mortgage Loan or Loans for such Mortgage Loan if such substitution occurs within two years following the Closing Date, except that if the breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such substitution must occur within 90 days from the date the breach was discovered if such 90 day period expires before two years following the Closing Date. If the breach of representation and warranty that gave rise to the obligation to repurchase or substitute a Mortgage Loan pursuant to this Section 3.02 was either of the representations set forth in clauses (i), (jjj) or (ttt) of Section 3.02, then the Seller shall pay to the Trust Fund, concurrently with and in addition to the remedies provided in the third preceding sentence, an amount equal to any liability, penalty or the expense that was actually incurred and paid out of or on behalf of the Trust Fund, and that directly resulted from such breach, or if incurred and paid by the Trust Fund thereafter, concurrently with such payment. The Repurchase Price for any such Mortgage Loan repurchased by the Seller, and any amounts paid by the Seller in connection with the preceding sentence, shall be deposited or caused to be deposited by the Seller in the Distribution Account maintained by the Master Servicer pursuant to Section 3.19 of the Pooling and Servicing Agreement. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty days of the earlier of either discovery by or notice to the Seller of such breach, all Mortgage Loans directly affected by such breach shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price. Any such repurchase shall be accomplished by deposit in the Distribution Account of the amount of the Repurchase Price.

In the event that the Seller elects to substitute an Eligible Substitute Mortgage Loan or Loans for a Deleted Mortgage Loan pursuant to this Section 3.03, the Seller shall deliver to the

Trustee and the Master Servicer, with respect to such Eligible Substitute Mortgage Loan or Loans, the original Mortgage Note, the Mortgage, an Assignment of the Mortgage in recordable form, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed as required by Section 2.09. No substitution will be made in any calendar month after the Determination Date for such month. Monthly Payments due with respect to Eligible Substitute Mortgage Loans in the month of substitution, to the extent received by the Master Servicer will be retained by the Master Servicer and remitted by the Master Servicer to the Seller on the next succeeding Distribution Date. After the month of substitution, the Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

If pursuant to the foregoing provisions the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Servicer shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations or (ii) cause MERS to designate on the MERS® System the Seller as the beneficial holder of such Mortgage Loan.

If the Seller is required to repurchase any Mortgage Loan pursuant to this Section 3.03 as a result of a breach of any of the representations and warranties set forth in Section 3.02, the Seller may, within two (2) years from the Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan shall (a) have a principal balance at the time of substitution not in excess of the principal balance of the defective Mortgage Loan (the amount of any difference, plus one month’s interest thereon at the Mortgage Interest Rate borne by the defective Mortgage Loan, being paid by the Seller and deemed to be a Principal Prepayment to be deposited by the Seller in the Distribution Account), (b) have a Mortgage Interest Rate not less than, and not more than one percentage point greater than, the Mortgage Interest Rate of the removed Mortgage Loan, (c) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the removed Mortgage Loan, (d) be, in the reasonable determination of the Purchaser, of the same type, quality and character (including location of the Mortgaged Property) as the removed Mortgage Loan as if the breach had not occurred, (e) have a Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (f) with respect to any second lien Mortgage Loan, have an Equity Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (g) have the same lien priority as that of the removed Mortgage Loan. Upon such substitution, the Mortgage Loan Schedule shall be amended to reflect the addition of the Qualified Substituted Mortgage Loan or Loans, the Eligible Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects and the Seller shall be deemed to have made the representations and warranties with respect to the Eligible Substitute Mortgage Loan contained in Section 3.1(b) as of the date of substitution (other than representation (xx)).

21.         Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

22.         This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

The undersigned have executed this Amendment of the date hereof.

DLJ MORTGAGE CAPITAL, INC., as Purchaser

By:
Name:
Title:

AMERICAN HOME MORTGAGE CORP., as Seller

By:
Name:
Title:

AMERICAN HOME MORTGAGE SERVICING, INC., as Servicer

By:
Name:
Title:

EXHIBIT K

FORM OF ASSIGNMENT AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of October 31, 2005 (the “Closing Date”), among DLJ Mortgage Capital, Inc. (the “Assignor”), Deutsche Bank National Trust Company, as trustee (the “Trustee”) for the holders of American Home Mortgage Assets LLC, Mortgage-Backed Pass-Through Certificates, Series 2005-1 (the “Assignee”) and American Home Mortgage Corp. (the “Company”).

Whereas, the Assignor and the Company entered into that certain Seller’s Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, among the Assignor, the Company and American Home Mortgage Servicing, Inc. (the “Seller’s Purchase, Warranties and Servicing Agreement”), as amended by Amendment No. 1, dated as of October 31, 2005, among the Assignor, the Company and American Home Mortgage Servicing, Inc. (the “Amendment” and, together with the Seller’s Purchase, Warranties and Servicing Agreement, the “Agreement”), pursuant to which the Company sold mortgage loans (the “Mortgage Loans”) to the Assignor.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the “Assigned Loans”) shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Agreement or the Pooling and Servicing Agreement (as defined below).

Assignment and Assumption

1.           Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest (but none of its obligations) in, to and under the Assigned Loans, and as it relates to the Assigned Loans, the Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Assignor acknowledges and agrees that upon execution of this Agreement, with respect to the Assigned Loans, all representations, warranties and covenants by the Company under the Agreement shall accrue to Assignee by virtue of this Agreement.

Representations, Warranties and Covenants

2.           Assignor warrants and represents to, and covenants with, Assignee and Company as of the date hereof that:

a.

Attached hereto as Attachment 2 is a true and correct copy of the Agreement, which Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect (other than as set forth in Attachment 3 hereto), nor has any notice of termination been given thereunder;

b.

Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	There are no offsets, counterclaims or other defenses available to the Company with respect to the Agreement;
d.

Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

e.

Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the parties hereto, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

f.

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by

Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

h.

There is no action, suit, proceeding, investigation or litigation pending or, to Assignor’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor’s execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor’s ability to perform its obligations under this AAR Agreement.

3.            The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

a.	Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans;
b.

Assignee has full power and authority to execute, deliver and perform under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the parties hereto, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

d.

There is no action, suit, proceeding, investigation or litigation pending or, to Assignee’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee’s execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee’s ability to perform under this AAR Agreement; and

e.	Assignee assumes for the benefit of each of Assignor and Company all of Assignor’s rights under the Agreement but solely with respect to the Assigned Loans.

4.           Company warrants and represents to, and covenants with, the Trustee, Assignee and Assignor, as of the date hereof, that:

a.

Attached hereto as Attachment 2 is a true and accurate copy of the Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect (other than as set forth in Attachment 3 hereto), nor has any notice of termination been given thereunder;

b.

Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreement;

c.

Company has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.

No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.

Company shall establish a Distribution Account under the Agreement in favor of Assignee with respect to the Assigned Loans separate from the Distribution Account previously established under the Agreement in favor of Assignor;

f.	Pursuant to Section 6.01 of the Agreement, the Company hereby restates the representations and warranties set forth in Section 6.01 of the Agreement with respect to the Company; and
g.

Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

5.           From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans. It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee, which the Trustee on behalf of the Assignee shall give only upon its receipt of an opinion of counsel that such amendment, modification, waiver or alteration will not cause a material adverse effect with respect to the interests of the Certificateholders (which opinion shall not be at the expense of the Trustee).

Miscellaneous

6.           All demands, notices and communications related to the Assigned Loans, the Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.	In the case of Company,
American Home Mortgage Assets LLC
538 Broadhollow Road
Melville, New York 11747

b.	In the case of Assignor,
DLJ Mortgage Capital, Inc.
11 Madison Avenue
New York, New York 10010

c.	In the case of Assignee,

Deutsche Bank National Trust Company

as Trustee

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration AH05A1

Telecopier No.: (714) 247-6009

7.           It is expressly understood and agreed by the parties hereto that the Assigned Loans will be serviced by Wells Fargo Bank, N.A. (the “Master Servicer”) as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of October 1, 2005, among the Company, as depositor, the Assignee, as trustee, Wells Fargo Bank, N.A., as securities administrator (in such capacity, the “Securities Administrator”) and the Master Servicer (the “Pooling and Servicing Agreement”). Any prior servicing arrangement is hereby terminated and replaced by the Pooling and Servicing Agreement.

8.           It is expressly understood and agreed by the parties hereto that (i) this AAR Agreement is executed and delivered by Deutsche Bank National Trust Company, not individually or personally but solely on behalf of the Trust, as the assignee, in the exercise of the powers and authority conferred and vested in it, as Trustee, pursuant to the Pooling and Servicing Agreement, (ii) each of the representations, undertakings and agreements herein made on the part of assignee is made and intended not as personal representations, undertakings and agreements by Deutsche Bank National Trust Company but is made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability for Deutsche Bank National Trust Company, individually or personally, to perform any covenant (either express or implied) contained herein, (iv) under no circumstances shall Deutsche Bank National Trust Company be personally liable for the payment of any indebtedness or expenses of the Trust, or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Assignment and (v) all recourse for any payment liability or other obligation of the assignee shall be had solely to the assets of the Trust.

9.            THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

10.         No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11.         This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12.         This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreement.

13.         This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14.         In the event that any provision of this AAR Agreement conflicts with any provision of the Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement on the date first above written.

DLJ MORTGAGE CAPITAL, INC., the Assignor	DEUTSCHE BANK NATIONAL TRUST COMPANY, as trustee for the holders of American Home Mortgage Assets LLC, Mortgage-Backed Pass-Through Certificates, Series 2005-1, the Assignee
By:__________________________________________________	By: __________________________________________________
Its: __________________________________________________	Its: __________________________________________________

AMERICAN HOME MORTGAGE CORP., the Company

By: __________________________________________________
Its: __________________________________________________

Attachment I

Assigned Loans

Attachment II

Agreement

(Provided Upon Request)

Attachment III

Amendment No. 1 to the Agreement

AMENDMENT NO. 1 dated as of October 31, 2005, among DLJ Mortgage Capital, Inc., as purchaser (the “Purchaser”), American Home Mortgage Corp., as seller (the “Seller”) and American Home Mortgage Servicing, Inc., as servicer (the “Servicer”), to the Seller’s Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, among the Purchaser, the Seller and the Servicer (the “Agreement”). Capitalized terms not defined herein have the meanings assigned to them in the Agreement.

1.	The amendment is effected pursuant to Section 11.02 of the Agreement.

2.           Article III of the Agreement is hereby amended effective as of the date hereof by renumbering Sections 3.01(f)-(p) from (i) through (s).

3.           Article III of the Agreement is hereby amended effective as of the date hereof by deleting Sections 3.01(a)-(e) in their entirety and replacing them with the following:

(a)          The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on its business as presently conducted or on its ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)          The Seller has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)          The execution and delivery by the Seller of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated hereby, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Seller or its properties or the certificate of incorporation or by-laws of the Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)          The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)          This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)          There are no actions, litigation, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against the Seller before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Seller if determined adversely to the Seller would reasonably be expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement; and the Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(g)          The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by the Seller will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Seller or any provision of the Charter or Bylaws of the Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Seller is a party or by which the Seller may be bound;

(h)          The Seller’s chief executive office and principal place of business are located in the County of Suffolk in the State of New York;

4.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(a) as follows (changed text underlined):

(a)          As of the Cut-off Date, the information set forth on the Mortgage Loan Schedule with respect to each Mortgage Loan, including any diskette or other related data tapes sent to the Purchaser, is true and correct in all material respects;

5.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(d) as follows (changed text underlined):

(d)         As of the Cut-off Date, no payment of principal of or interest on or in respect of any Mortgage Loan is 30 or more days past due; there are no material defaults under the terms of the Mortgage Loan; the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; no borrower under a Mortgage Loan has been 30 or more days past due more than once during the twelve months preceding the Cut-off Date;

6.           Article III of the Agreement is hereby amended effective as of the date hereof by deleting Section 3.01(e) and replacing it with the following:

(e)          There is no delinquent tax or assessment lien against the Mortgaged Property subject to any Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

7.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(f)-(i) as follows (changed text underlined):

(f)          The terms of the Mortgage Note and the related Mortgage have not been impaired, waived, altered or modified in any material respect, except that a Mortgage Loan may have been modified by a written instrument which has been recorded, if necessary to protect the interests of the owner of such Mortgage Loan or the Notes and which has been delivered to the Trustee. No instrument of waiver, alteration or modification has been executed, no modifications to the mortgage documents have been made that have not been disclosed and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(g)          The Mortgage Note and the Mortgage are not subject to any valid offset, defense or counterclaim of any obligor under any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(h)         All buildings or other customarily insured improvements upon each Mortgaged Property are covered by a valid and existing hazard insurance policy which policy provides for fire extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located representing coverage in an amount not less than the lesser of (A) the maximum insurable value of the improvements securing such Mortgage Loan and (B) the outstanding Principal Balance of the related Mortgage Loan, but in no event an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If for any Mortgage Loan the related Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy in a form meeting the requirements of the current guidelines of the Flood Insurance Administration is in effect with respect to such Mortgaged Property with a generally acceptable carrier in an amount representing coverage not less than the least of (A) the outstanding Principal Balance of the Mortgage Loan, (B) the minimum amount required to compensate for damage or loss on a replacement cost basis and (C) the maximum amount of coverage that is available under federal law. Such policy was issued by an insurer acceptable under Fannie Mae or Freddie Mac guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance, including flood insurance, at the Mortgagor’s cost and expense, and upon the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

(i)          Each Mortgage Loan complies with applicable local, state and federal laws and regulations including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act (“TILA”), disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws or regulations;

8.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(m) as follows (changed text underlined):

(m)        The Seller or its affiliate is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and upon recordation the Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Servicer will retain the Servicing File in trust for the Purchaser only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer to the Purchaser, the Seller had good title to and is the sole owner of each Mortgage and Mortgage Note relating to the Mortgage Loans, and is conveying the same free and clear of any and all liens, claims, encumbrances, pledges, charges or security interests of any nature, the related Mortgage Note and the Mortgage were not subject to any pledge or assignment, and the Seller has full legal authority to sell and assign the Mortgage Loans pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest;

9.           Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(o)-(r) as follows (changed text underlined):

(o)          There is no monetary default, breach, violation or event of acceleration existing under any Mortgage or the related Mortgage Note and, to the Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; neither the Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration with respect thereto; and no foreclosure action is threatened or has been commenced with respect to such Mortgage Loan. With respect to each second lien Mortgage Loan, (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) to the Seller’s knowledge, no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the second lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

(p)          There is no mechanics’ or similar liens or claim for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are fully insured against by a title insurance policy included in the Mortgage File;

(q)         All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and neither any improvement located on or being part of the Mortgaged Property, nor the Mortgaged Property itself, is in violation of any applicable zoning law or regulation, or subdivision law or ordinance;

(r)          Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Seller and its affiliates. The Mortgage Notes and Mortgages (exclusive of any riders) are on forms generally acceptable to Fannie Mae or Freddie Mac. Seller is currently selling loans to Fannie Mae and/or Freddie Mac which are the same document forms as the Mortgage Notes and Mortgages (inclusive of any riders). The Mortgage Loan bears interest at the Mortgage Interest Rate set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

10.         Article III of the Agreement is hereby amended effective as of the date hereof by deleting Section 3.01(s) and replacing it with the following:

(s)          The physical property subject to any Mortgage is free of material damage and is in good repair, and there is no proceeding pending or, to the best of Seller’s knowledge, threatened, for the total or partial condemnation of any Mortgaged Property;

11.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(t) as follows (changed text underlined):

(t)          With respect to each Mortgage Loan, either (i) the Mortgage Loan is assumable pursuant to the terms of the Mortgage Note, or (ii) the Mortgage Loan contains a customary provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption;

12.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(v) as follows (changed text underlined):

(v)          The Mortgage File contains an appraisal, on Form 1004 or Form 2055 with an interior inspection which conformed to the underwriting requirements of the originator of the Mortgage Loan, of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or Freddie Mac;

13.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(z) as follows (changed text underlined):

(z)          None of the Mortgage Loans are reverse mortgage loans, graduated payment mortgage loans or growth equity mortgage loans; to the extent any Mortgage Loan contains any buydown provision, such buydown funds have been maintained and administered in accordance with, and such Mortgage Loan otherwise complies with, Fannie Mae/Freddie Mac requirements relating to buydown loans;

14.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(dd) as follows (changed text underlined):

(dd)       Each of the Mortgage and the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

15.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(nn) as follows (changed text underlined):

(nn)       Each Mortgage Loan has been serviced since origination in accordance with the servicing standard set forth in Section 3.01 of the Servicing Agreement and in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

16.         Article III of the Agreement is hereby amended effective as of the date hereof by deleting Section 3.01(ss) and replacing it with the following:

(ss)        Each Mortgage Loan was originated or purchased by (a) a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority (or originated by (i) a subsidiary of any of the foregoing institutions which subsidiary is actually supervised and examined by applicable regulatory authorities or (ii) a mortgage loan correspondent of any of the foregoing and that was originated pursuant to the criteria established by any of the foregoing) or (b) a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, as amended, in each case within the meaning of Section 3(a)(41)(A)(ii) of the Exchange Act;

17.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(jjj) as follows (changed text underlined):

(jjj)        None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory”, “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other applicable state, federal or local law including, but not limited to, the District of Columbia and the States of Georgia, New York, North Carolina, Arkansas, Maine, Nevada, Florida, Kentucky or New Mexico or (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a “High Cost Home Loan” under the Act;

18.         Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.01(nnn) as follows (changed text underlined):

(nnn)     None of the Mortgage Loans originated on or after October 1, 2002 and before March 7, 2003 was secured by property located in the State of Georgia and had an original principal balance that was less than or equal to the applicable conforming loan limit established by Fannie Mae (as of the related origination date);

19.         Article III of the Agreement is hereby amended effective as of the date hereof by adding new Sections 3.02(ppp) through (ttt):

(ppp)     The Seller has no knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in the Mortgage Loan that such Mortgage Loan would not be paid in full when due;

(qqq)     No selection procedures reasonably believed by the Seller to be adverse to the interest of the Purchaser has been used in selecting the Mortgage Loans;

(rrr)       The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); to the extent required to comply with the Anti-Money Laundering Laws, as of the Closing Date, the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

(sss)      The servicer for each Mortgage Loan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

(ttt)        No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, Version 5.6c Revised (or the then current version), Appendix E, attached hereto as Exhibit 3 and no mortgage loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act;

20. Article III of the Agreement is hereby amended effective as of the date hereof by revising Sections 3.03 as follows (changed text underlined):

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage File to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage Loan Document. Upon discovery by the Seller, the Servicer or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in 3.02 above, the Seller shall, within 90 days from the date that the Seller was notified or otherwise obtained knowledge of such breach, either (i) cure such breach in all material respects or (ii) purchase such Mortgage Loan from the Trust Fund at the Purchase Price. However, subject to the approval of the Purchaser, the Seller shall have the option to substitute an Eligible Substitute Mortgage Loan or Loans for such Mortgage Loan if such substitution occurs within two years following the Closing Date, except that if the breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such substitution must occur within 90 days from the date the breach was discovered if such 90 day period expires before two years following the Closing Date. If the breach of representation and warranty that gave rise to the obligation to repurchase or substitute a Mortgage Loan pursuant to this Section 3.02 was either of the representations set forth in clauses (i), (jjj) or (ttt) of Section 3.02, then the Seller shall pay to the Trust Fund, concurrently with and in addition to the remedies provided in the third preceding sentence, an amount equal to any liability, penalty or the expense that was actually incurred and paid out of or on behalf of the Trust Fund, and that directly resulted from such breach, or if incurred and paid by the Trust Fund thereafter, concurrently with such payment. The Repurchase Price for any such Mortgage Loan repurchased by the Seller, and any amounts paid by the Seller in connection with the preceding sentence, shall be deposited or caused to be deposited by the Seller in the Distribution Account maintained by the Master Servicer pursuant to Section 3.19 of the Pooling and Servicing Agreement. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty days of the earlier of either discovery by or notice to the Seller of such breach, all Mortgage Loans directly affected by such breach shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price. Any such repurchase shall be accomplished by deposit in the Distribution Account of the amount of the Repurchase Price.

In the event that the Seller elects to substitute an Eligible Substitute Mortgage Loan or Loans for a Deleted Mortgage Loan pursuant to this Section 3.03, the Seller shall deliver to the Trustee and the Master Servicer, with respect to such Eligible Substitute Mortgage Loan or Loans, the original Mortgage Note, the Mortgage, an Assignment of the Mortgage in recordable form, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed as required by Section 2.09. No substitution will be made in any calendar month after the Determination Date for such month. Monthly Payments due with respect to Eligible Substitute Mortgage Loans in the month of substitution, to the extent received by the Master Servicer will be retained by the Master Servicer and remitted by the Master Servicer to the Seller on the next succeeding Distribution Date. After the month of substitution, the Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

If pursuant to the foregoing provisions the Seller repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Servicer shall either (i) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Seller and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations or (ii) cause MERS to designate on the MERS® System the Seller as the beneficial holder of such Mortgage Loan.

If the Seller is required to repurchase any Mortgage Loan pursuant to this Section 3.03 as a result of a breach of any of the representations and warranties set forth in Section 3.02, the Seller may, within two (2) years from the Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan shall (a) have a principal balance at the time of substitution not in excess of the principal balance of the defective Mortgage Loan (the amount of any difference, plus one month’s interest thereon at the Mortgage Interest Rate borne by the defective Mortgage Loan, being paid by the Seller and deemed to be a Principal Prepayment to be deposited by the Seller in the Distribution Account), (b) have a Mortgage Interest Rate not less than, and not more than one percentage point greater than, the Mortgage Interest Rate of the removed Mortgage Loan, (c) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the removed Mortgage Loan, (d) be, in the reasonable determination of the Purchaser, of the same type, quality and character (including location of the Mortgaged Property) as the removed Mortgage Loan as if the breach had not occurred, (e) have a Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (f) with respect to any second lien Mortgage Loan, have an Equity Loan-to-Value Ratio at origination no greater than that of the removed Mortgage Loan, (g) have the same lien priority as that of the removed Mortgage Loan. Upon such substitution, the Mortgage Loan Schedule shall be amended to reflect the addition of the Qualified Substituted Mortgage Loan or Loans, the Eligible Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects and the Seller shall be deemed to have made the representations and warranties with respect to the Eligible Substitute Mortgage Loan contained in Section 3.1(b) as of the date of substitution (other than representation (xx)).

21.         Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

22.         This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

The undersigned have executed this Amendment of the date hereof.

DLJ MORTGAGE CAPITAL, INC., as Purchaser

By:
Name:
Title:

AMERICAN HOME MORTGAGE CORP., as Seller

By:
Name:
Title:

AMERICAN HOME MORTGAGE SERVICING, INC., as Servicer

By:
Name:
Title:

EXHIBIT L-1

CERTIFICATION OF THE COMPANY

Re:	American Home Mortgage Assets Trust 2005-1,

Mortgage-Backed Pass-Through Certificates, Series 2005-1

I, [Identify the certifying individual], certify that:

1.          I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of American Home Mortgage Assets LLC;

2.          Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.          Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the pooling and servicing, or similar, agreement, for inclusion in these reports is included in these reports;

4.          I am responsible for reviewing the activities performed by the servicer under the pooling and servicing, or similar, agreement and based upon my knowledge and the annual compliance review required under that agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under that agreement; and

5.          The reports disclose all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these reports.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [the Trustee and Sub-Servicers]

Date: __________________

_______________________

[Signature]

[Title]

[Company]

EXHIBIT L-2

FORM 10-K BACK-UP CERTIFICATION (SECURITIES ADMINISTRATOR)

Re:	American Home Mortgage Assets Trust 2005-1,

Mortgage-Backed Pass-Through Certificates, Series 2005-1

I, [Identify the certifying individual], a [______________] of Wells Fargo Bank, National Association, as Securities Administrator, hereby certify to Wells Fargo Bank, National Association and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.          The Company has provided to the Securities Administrator a written notice listing all of the monthly distribution reports that were prepared by the Securities Administrator and that will be included in the Company’s Form 10-K for the Trust’s fiscal year ending on [______]. I have reviewed each of such distribution reports;

2.          Based on my knowledge, the information in these distribution reports prepared by the Securities Administrator, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by that annual report; and

3.          Based on my knowledge, the distribution information required to be provided by the Securities Administrator under the Agreement is included in these distribution reports.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Pooling and Servicing Agreement, dated October 1, 2005 (the “Agreement”), among American Home Mortgage Assets LLC, as Company, Wells Fargo Bank, National Association, (an Master Servicer) and as securities administrator (in such capacity, the “Securities Administrator”), and Deutsche Bank National Trust Company, as Trustee.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Securities Administrator

By:
Name:
Title:
Date:

EXHIBIT M

FORM OF SERVICING AGREEMENT

This Servicing Agreement, dated as of October 31, 2005, among Wells Fargo Bank, N.A., as Master Servicer (“Master Servicer”), DLJ Mortgage Capital, Inc., as seller (the “Seller”), American Home Mortgage Servicing, Inc. as Servicer (the “Servicer”) and Deutsche Bank National Trust Company, as Trustee (the (Trustee”).

W I T N E S S E T H   T H A T:

WHEREAS, the Seller from time to time purchases Mortgage Loans pursuant to the terms of certain mortgage loan purchase agreements between the Seller and certain third party sellers on a servicing-retained basis;

WHEREAS, the Seller will transfer the Mortgage Loans and all of its rights under the Mortgage Loan Purchase Agreement to American Home Mortgage Assets LLC (the “Company” or the “Depositor”);

WHEREAS, pursuant to the terms of a Pooling and Servicing Agreement, dated as of October 1, 2005 (the “Agreement”) among the Depositor, the Master Servicer, the Securities Administrator and the Trustee, the Depositor will assign, transfer, sell, set over and otherwise convey the Mortgage Loans to the Trustee for the benefit of the Certificateholders and the Trustee on behalf of the Trust Fund will issue the Mortgage-Backed Pass-Through Certificates, Series 2005-1 (the “Certificates”); and

WHEREAS, pursuant to the terms of this Servicing Agreement, the Servicer will service the Mortgage Loans set forth on the Mortgage Loan Schedule attached hereto as Exhibit A for the benefit of the Certificateholders;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01	Definitions.

For all purposes of this Servicing Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Definitions contained in the Section 1.01 of the Agreement, which is incorporated by reference herein. All other capitalized terms used herein shall have the meanings specified herein.

Section 1.02	Other Definitional Provisions.

(a)        All terms defined in this Servicing Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b)        As used in this Servicing Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Servicing Agreement or in any such certificate or other document, and accounting terms partly defined in this Servicing Agreement or in any such certificate or other document, to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms in this Servicing Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained in this Servicing Agreement or in any such certificate or other document shall control.

(c)        The words (hereof,” (herein,” (hereunder” and words of similar import when used in this Servicing Agreement shall refer to this Servicing Agreement as a whole and not to any particular provision of this Servicing Agreement; Section and Exhibit references contained in this Servicing Agreement are references to Sections and Exhibits in or to this Servicing Agreement unless otherwise specified; and the term (including” shall mean (including without limitation”.

(d)        The definitions contained in this Servicing Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms.

(e)        Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

Section 1.03	[Reserved]

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.01	Representations and Warranties Regarding the Servicer.

The Servicer represents and warrants to the Depositor, the Trustee and the Master Servicer, that:

(i)         The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power to own its assets and to transact the business in which it is currently engaged. The Servicer is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure to so qualify would have a material adverse effect on the business, properties, assets, or condition (financial or other) of the Servicer or the validity or enforceability of the Mortgage Loans;

(ii)         The Servicer has the power and authority to make, execute, deliver and perform this Servicing Agreement and all of the transactions contemplated under this Servicing Agreement, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Servicing Agreement. When executed and delivered, this Servicing Agreement will constitute the legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the availability of equitable remedies;

(iii)        The Servicer is not required to obtain the consent of any other Person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Servicing Agreement, except for such consent, license, approval or authorization, or registration or declaration, as shall have been obtained or filed, as the case may be;

(iv)        The execution and delivery of this Servicing Agreement and the performance of the transactions contemplated hereby by the Servicer will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Servicer or any provision of the charter or bylaws of the Servicer, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Servicer is a party or by which the Servicer may be bound;

(v)        No litigation or administrative proceeding of or before any court, tribunal or governmental body is currently pending (other than litigation with respect to which pleadings or documents have been filed with a court, but not served on the Servicer), or to the knowledge of the Servicer threatened, against the Servicer or any of its properties or with respect to this Servicing Agreement or the Certificates which, to the knowledge of the Servicer, has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Servicing Agreement; and

(vi)        The Servicer is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS.

The foregoing representations and warranties shall survive any termination of the Servicer hereunder.

Section 2.02	Contract for Servicing; Possession of Servicing Files.

The Seller, by execution and delivery of this Servicing Agreement, does hereby contract with the Servicer, subject to the terms of this Servicing Agreement, for the servicing of the Mortgage Loans. On or before the Closing Date, the Seller shall cause to be delivered to the Servicer the Mortgage Files with respect to the Mortgage Loans. Each Morgage File delivered to the Servicer shall be held in trust by the Servicer for the benefit of the Trust Fund and Certificateholders; provided, however, that the Servicer shall have no liability for any Mortgage Files (or portions thereof) not delivered by the Seller. The Servicer’s possession of any portion of the mortgage documents shall be on behalf of the Trust Fund for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to this Servicing Agreement, and such retention and possession by the Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, and the contents of the Mortgage File shall be vested in the Trust Fund and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Trust Fund and shall be retained and maintained, in trust, by the Servicer on behalf of the Trust Fund in such custodial capacity only. The portion of each Mortgage File retained by the Servicer pursuant to this Servicing Agreement shall be segregated from the other books and records of the Servicer and shall be appropriately marked to clearly reflect the ownership of the related Mortgage Loan by the Trust Fund. The Servicer shall release from its custody the contents of any Mortgage File retained by it only in accordance with this Servicing Agreement.

Section 2.03	Enforcement of Representations and Warranties.

The Trustee, as assignee of the Mortgage Loans, shall enforce the representations and warranties and related obligations for breaches thereof of the Seller pursuant to the Mortgage Loan Purchase Agreement. Upon the discovery by the Seller, the Master Servicer, the Trustee or the Company of a breach of any of the representations and warranties made in the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan which materially and adversely affects the interests of the Certificateholders, the party discovering the same shall give prompt written notice to the other parties. The Trustee shall promptly notify the Seller and request that, pursuant to the terms of the Mortgage Loan Purchase Agreement the Seller either (i) cure such breach in all material respects or (ii) purchase such Mortgage Loan in accordance with the Mortgage Loan Purchase Agreement; provided that the Seller shall, subject to the conditions set forth in the Mortgage Loan Purchase Agreement, have the option to substitute an Eligible Substitute Mortgage Loan or Eligible Substitute Mortgage Loans for such Mortgage Loan upon delivery of an Officer’s Certificate to the Trustee stating that such Eligible Substitute Mortgage Loan satisfies the definition of Eligible Substitute Mortgage Loan set forth in Section 1.01 of the Agreement and that the Substitution Adjustment Amount, if any, has been deposited into the Protected Account. Monthly Payments due with respect to Eligible Substitute Mortgage Loans in the month of substitution shall not be part of the Trust Fund and will be retained by the Servicer and remitted by the Servicer to the Seller on the next succeeding Distribution Date. For the month of substitution, remittances to the Distribution Account pursuant to this Servicing Agreement will include the Monthly Payment due on a Deleted Mortgage Loan for such month and thereafter the Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Servicer shall amend or cause to be amended the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan and the substitution of the related Eligible Substitute Mortgage Loan and the Servicer shall promptly deliver the amended Mortgage Loan Schedule to the Master Servicer, Securities Administrator and Trustee.

In connection with the substitution of one or more Eligible Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (such amount, a “Substitution Adjustment Amount”), if any, by which the aggregate Stated Principal Balance of all such Eligible Substitute Mortgage Loans as of the date of substitution is less than the aggregate principal balance of all such Deleted Mortgage Loans (after application of the principal portion of the Monthly Payments due on such Deleted Mortgage Loans in the month of substitution). The Seller shall pay the Substitution Adjustment Amount to the Servicer and the Servicer shall deposit such Substitution Adjustment Amount into the Protected Account upon receipt.

ARTICLE III

ADMINISTRATION AND SERVICING OF

MORTGAGE LOANS

Section 3.01	Servicer to Act as Servicer.

(a)        The Servicer shall service, or take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans and any REO Property in accordance with this Servicing Agreement and its normal servicing practices, which generally shall conform to the standards of an institution prudently servicing mortgage loans for its own account and shall have full authority to do anything it reasonably deems appropriate or desirable in connection with such servicing and administration. The Servicer may perform its responsibilities relating to servicing through other agents or independent contractors, but shall not thereby be released from any of its responsibilities for the servicing and administration of the Mortgage Loans. The authority of the Servicer, in its capacity as Servicer, and any Subservicer acting on its behalf, shall include, without limitation, the power on behalf of the Depositor and the Trustee to (i) consult with and advise any Subservicer regarding administration of a related Mortgage Loan, (ii) approve any recommendation by a Subservicer to foreclose on a related Mortgage Loan, (iii) supervise the filing and collection of insurance claims and take or cause to be taken such actions on behalf of the insured Person thereunder as shall be reasonably necessary to prevent the denial of coverage thereunder, and (iv) effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing a related Mortgage Loan, including the employment of attorneys, the institution of legal proceedings, the collection of deficiency judgments, the acceptance of compromise proposals, the filing of any claims under any Primary Mortgage Insurance Policy, and any other matter pertaining to a delinquent Mortgage Loan. The authority of the Servicer shall include, in addition, the power to (i) execute and deliver customary consents or waivers and other instruments and documents, (ii) consent to transfer of any related Mortgaged Property and assumptions of the related Mortgage Notes (in the manner provided in this Servicing Agreement) and (iii) collect any Insurance Proceeds and Liquidation Proceeds. Without limiting the generality of the foregoing, the Servicer and any Subservicer acting on its behalf may, and is hereby authorized, and empowered by the Trustee, to execute and deliver any instruments of satisfaction, cancellation, partial or full release, discharge and all other comparable instruments, with respect to the related Mortgage Loans, the insurance policies and the accounts related thereto, and the Mortgaged Properties. The Servicer may exercise this power in its own name or in the name of a Subservicer.

In accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties, which advances shall be reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.08, and further as provided in Section 3.07; provided that the Servicer shall not be obligated to make such advance if, in its good faith judgment, the Servicer determines that such advance will be a Nonrecoverable Advance.

The relationship of the Servicer (and of any successor to the Servicer under this Servicing Agreement) to the Master Servicer and the other parties hereto under this Servicing Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent; provided, however, that the Servicer is authorized and empowered by the Trustee, in its own name, or in the name of any Subservicer, when the Servicer or such Subservicer, as the case may be, believes it is appropriate in its best judgment to register any Mortgage Loan on the MERS System, or cause the removal from the registration of any Mortgage Loan on the MERS System, to execute and deliver, on behalf of the Trustee, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any expenses incurred in connection with the actions described in the preceding sentence shall be borne by the Servicer in accordance with Section 3.15, with no right of reimbursement; provided, that if, as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS System, it becomes necessary to remove any Mortgage Loan from registration on the MERS System and to arrange for the assignment of the related Mortgages to the Trustee, then any related expenses shall be reimbursable to the Servicer from the Trust Fund.

(b)        With respect to each Mortgage Loan, consistent with the terms of this Servicing Agreement, the Servicer may not consent to the placing of a lien senior to that of the Mortgage on the related Mortgaged Property.

(c)        The Servicer or the related Subservicer, as the case may be, shall be entitled to (A) execute assumption agreements, substitution agreements, and instruments of satisfaction or cancellation or of full release or discharge, or any other document contemplated by this Servicing Agreement and other comparable instruments with respect to the Mortgage Loans and with respect to the Mortgaged Properties subject to the Mortgages (and the Trustee shall promptly execute or cause to be executed any such documents on request of the Servicer and prepared by it) and (B) approve the granting of an easement thereon in favor of another Person, any alteration or demolition of the related Mortgaged Property or other similar matters, if it has determined, exercising its good faith business judgment in the same manner as it would if it were the owner of the related Mortgage Loan, that the security for, and the timely and full collectability of, such Mortgage Loan would not be adversely affected thereby. An assumption pursuant to this Section 3.01 is permitted solely if the creditworthiness of the prospective purchaser of a Mortgaged Property meets the same or better underwriting guidelines as those which were applied to the original borrower and the security for such Mortgage Loan is not impaired by the assumption. Any fee collected by the Servicer or the related Subservicer for processing such request will be retained by the Servicer or such Subservicer as additional servicing compensation.

(d)        Notwithstanding the provisions of Subsection 3.01(a), the Servicer shall not take any action inconsistent with the interests of the Trustee or with the rights and interests of the Master Servicer under this Servicing Agreement.

(e)        Notwithstanding anything in this Servicing Agreement to the contrary, the Servicer (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause the Trust Fund to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Servicing Agreement, the Servicer will obtain an Opinion of Counsel acceptable to the Trustee or the Master Servicer on its behalf with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Servicer shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Servicer shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the REMIC. The Servicer shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

(f)         The Trustee shall execute and return to the Servicer any limited powers of attorney and other documents in form as provided to the Trustee necessary or appropriate to enable the Servicer to service and administer the related Mortgage Loans and REO Property.

(g)        Notwithstanding any term to the contrary in this Servicing Agreement, the Servicer may not waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term, or in any manner grant indulgence to any Mortgagor unless the Servicer has obtained the prior written consent of the Master Servicer, which consent shall not be unreasonably withheld. The Master Servicer shall use it best efforts to respond to any such request for consent by the Servicer pursuant to this Subsection 3.01(g) within two (2) Business Days of receipt of such request.

Section 3.02	Subservicing Agreements Between Servicer and Subservicers.

(a)        The Servicer may enter into Subservicing Agreements with Subservicers for the servicing and administration of the Mortgage Loans and for the performance of any and all other activities of the Servicer hereunder. Each Subservicer shall be either (i) an institution the accounts of which are insured by the FDIC or (ii) another entity that engages in the business of originating or servicing mortgage loans comparable to the Mortgage Loans, and in either case shall be authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the related Subservicing Agreement, and in either case shall be a Freddie Mac or Fannie Mae approved mortgage servicer. Any Subservicing Agreement entered into by the Servicer shall include the provision that such Agreement may be terminated with or without cause and without the payment of any termination fee by any successor Servicer (including, without limitation, the Master Servicer as successor Servicer) under this Servicing Agreement. In addition, each Subservicing Agreement shall provide for servicing of the Mortgage Loans consistent with the terms of this Servicing Agreement. The Servicer and the Subservicers may enter into Subservicing Agreements and make amendments to the Subservicing Agreements or enter into different forms of Subservicing Agreements providing for, among other things, the delegation by the Servicer to a Subservicer of additional duties regarding the administration of the Mortgage Loans; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Servicing Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee and the Certificateholders, without the consent of the Master Servicer.

(b)        As part of its servicing activities hereunder, the Servicer, for the benefit of the Certificateholders, shall enforce the obligations of each Subservicer under the related Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loan or (ii) from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

Section 3.03	Successor Subservicers.

The Servicer shall be entitled to terminate any Subservicing Agreement that may exist in accordance with the terms and conditions of such Subservicing Agreement subject to the terms of Section 3.02(a) of this Servicing Agreement; provided, however, that upon termination, the Servicer shall either act as servicer of the related Mortgage Loan or enter into an appropriate contract with a successor Subservicer and in conformance with the terms of Section 3.02(a) of this Servicing Agreement pursuant to which such successor Subservicer will be bound by all relevant terms of the related Subservicing Agreement and this Servicing Agreement pertaining to the servicing of such Mortgage Loan.

Section 3.04	Liability of the Servicer.

(a)        Notwithstanding any Subservicing Agreement, any of the provisions of this Servicing Agreement relating to agreements or arrangements between the Servicer and a Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall under all circumstances remain obligated and primarily liable to the Trustee, the Depositor and the Certificateholders for the servicing and administering of the Mortgage Loans and any REO Property in accordance with this Servicing Agreement. The obligations and liability of the Servicer shall not be diminished by virtue of Subservicing Agreements or by virtue of indemnification of the Servicer by any Subservicer, or any other Person. The obligations and liability of the Servicer shall remain of the same nature and under the same terms and conditions as if the Servicer alone were servicing and administering the related Mortgage Loans. The Servicer shall, however, be entitled to enter into indemnification agreements with any Subservicer or other Person and nothing in this Servicing Agreement shall be deemed to limit or modify such indemnification. For the purposes of this Servicing Agreement, the Servicer shall be deemed to have received any payment on a Mortgage Loan on the date the Subservicer received such payment; provided, however, that this sentence shall not apply to the Master Servicer as the successor Servicer.

Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the Servicer alone, and none of the Master Servicer, the Trustee, the Depositor or the Certificateholders shall be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Subservicer except as set forth in Section 3.05.

Section 3.05       Assumption or Termination of Subservicing Agreements by Master Servicer.

(a)        If the Master Servicer or a successor Servicer shall assume the servicing obligations of the Servicer in accordance with Section 6.02 below, the Master Servicer or successor Servicer, to the extent necessary to permit the Master Servicer to carry out the provisions of Section 6.02 with respect to the Mortgage Loans, shall succeed to all of the rights and obligations of the Servicer under each of the Subservicing Agreements, unless such Subservicing Agreements are terminated in accordance with Section 3.02(a) hereof. If such Subservicing Agreements are not terminated, the Master Servicer or its designee as the successor master servicer shall be deemed to have assumed all of the Servicer’s rights and obligations therein and to have replaced the Servicer as a party to such Subservicing Agreements to the same extent as if such Subservicing Agreements had been assigned to the Master Servicer or its designee as a successor master servicer, except that the Master Servicer or its designee as a successor Servicer shall not be deemed to have assumed any obligations or liabilities of the Servicer arising prior to such assumption (other than the obligation to make Monthly Advances) and the Servicer shall not thereby be relieved of any liability or obligations under such Subservicing Agreements arising prior to such assumption. Nothing in the foregoing shall be deemed to entitle the Master Servicer or its designee as a successor Servicer at any time to receive any portion of the servicing compensation provided under Section 3.15 except for such portion as the Servicer would be entitled to receive.

(b)        In the event that the Master Servicer or a successor Servicer assumes the servicing obligations of the Servicer under Section 6.02, upon the reasonable request of the Master Servicer or such successor Servicer, the terminated Servicer shall at its own expense (or the expense of the Trust, if the Servicer fails to do so) deliver to the Master Servicer, or to such successor Servicer photocopies of all documents, files and records, electronic or otherwise, relating to the Subservicing Agreements and the related Mortgage Loans or REO Property then being serviced and an accounting of amounts collected and held by it, if any, and will otherwise cooperate and use its reasonable efforts to effect the orderly and efficient transfer of the Subservicing Agreements, or responsibilities hereunder to the Master Servicer, or to such successor Servicer or the termination of such Subservicing Agreements in accordance with Section 3.02(a).

Section 3.06	Collection of Mortgage Loan Payments.

(a)        The Servicer will coordinate and monitor remittances by Subservicers to it with respect to the Mortgage Loans in accordance with this Servicing Agreement.

(b)        The Servicer shall make its best reasonable efforts to collect or cause to be collected all payments required under the terms and provisions of the Mortgage Loans and shall follow, and use its best reasonable efforts to cause Subservicers to follow, collection procedures comparable to the collection procedures of prudent mortgage lenders servicing mortgage loans for their own account to the extent such procedures shall be consistent with this Servicing Agreement. Consistent with the foregoing, the Servicer or the related Subservicer may in its discretion (i) waive or permit to be waived any late payment charge, assumption fee, or any penalty interest in connection with the prepayment of a Mortgage Loan and (ii) suspend or reduce or permit to be suspended or reduced regular monthly payments for a period of up to six months, or arrange or permit an arrangement with a Mortgagor for a scheduled liquidation of delinquencies; provided, however, that the Servicer or the related Subservicer may permit the foregoing only if it believes, in good faith, that recoveries of Monthly Payments will be maximized; provided further, however, that Monthly Payments may not be suspended during the twelve months prior to the final maturity of the Certificates. In the event the Servicer or related Subservicer shall consent to the deferment of the due dates for payments due on a Mortgage Note, the Servicer shall nonetheless make a Monthly Advance or shall cause the related Subservicer to make a Monthly Advance to the same extent as if such installment were due, owing and delinquent and had not been deferred through liquidation of the Mortgaged Property;

provided, however, that the obligation of the Servicer or the related Subservicer to make a Monthly Advance shall apply only to the extent that the Servicer believes, in good faith, that such advances are not Nonrecoverable Advances.

(c)        Within five Business Days after the Servicer has determined that all amounts which it expects to recover from or on account of a Mortgage Loan have been recovered and that no further Liquidation Proceeds will be received in connection therewith, the Servicer shall provide to the Master Servicer and the Securities Administrator a certificate of a Servicing Officer that such Mortgage Loan became a Liquidated Mortgage Loan as of the date of such determination. The Servicer shall provide to the Master Servicer a monthly summary of each Mortgage Loan that became a Liquidated Mortgage Loan.

(d)        The Servicer shall establish a segregated account in the name of the Trustee for the benefit of the Certificateholders (the “Protected Account”), which shall be an Eligible Account, in which the Servicer shall deposit or cause to be deposited any amounts representing payments on and any collections in respect of the Mortgage Loans due subsequent to the Cut-off Date (other than in respect of the payments referred to in the following paragraph) within 48 hours following receipt thereof (or otherwise on or prior to the Closing Date), including the following payments and collections received or made by it (without duplication):

(i)         all payments of principal, including Principal Prepayments, of or interest on the Mortgage Loans (including advances by a Subservicer) received by the Servicer directly from Mortgagors or from the respective Subservicer;

(ii)         the aggregate Repurchase Price of the Mortgage Loans purchased by the Servicer pursuant to Section 3.18;

(iii)	Net Liquidation Proceeds;

(iv)        all proceeds of any Mortgage Loans repurchased by the Seller pursuant to the Mortgage Loan Purchase Agreement and all Substitution Adjustment Amounts required to be deposited in connection with the substitution of an Eligible Substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement;

(v)        Insurance Proceeds, other than Net Liquidation Proceeds, resulting from any insurance policy maintained on a Mortgaged Property;

(vi)	any Monthly Advance and any Compensating Interest Payments;

(vii)       any other amounts received by the Servicer, including any fees or penalties not retained by a Subservicer, required to be deposited in the Protected Account pursuant to this Servicing Agreement; and

(viii)      the amount of any losses incurred by the Servicer with respect to the investment of funds in the Protected Account.

provided, however, that with respect to each Due Period, the Servicer shall be permitted to retain from payments in respect of interest on the Mortgage Loans, the Servicing Fee for such Due

Period. The foregoing requirements respecting deposits to the Protected Account are exclusive, it being understood that, without limiting the generality of the foregoing, the Servicer need not deposit in the Protected Account fees (including annual fees or assumption fees) or late charges, payable by Mortgagors, each as further described in Section 3.15, or amounts received by the Servicer for the accounts of Mortgagors for application towards the payment of taxes, insurance premiums, assessments and similar items, which amounts shall be deposited in the related Servicing Account pursuant to Section 3.08. In the event any amount not required to be deposited in the Protected Account is so deposited, the Servicer may at any time (prior to being terminated under this Servicing Agreement) withdraw such amount from the Protected Account, any provision herein to the contrary notwithstanding. The Servicer shall keep records that accurately reflect the funds on deposit in the Protected Account that have been identified by it as being attributable to the Mortgage Loans and shall hold all collections in the Protected Account for the benefit of the Certificateholders. With respect to a Liquidated Mortgage Loan, the Servicer shall be entitled to retain all the amount, if any, by which (i) the aggregate of its Net Liquidation Proceeds exceeds (ii) the related Stated Principal Balance (plus accrued and unpaid interest thereon at the applicable Mortgage Rate from the date interest was last paid through the date of receipt of the final Liquidation Proceeds) of such Liquidated Mortgage Loan immediately prior to the final recovery of its Liquidation Proceeds (the "Foreclosure Profits"). The Servicer shall not be obligated to deposit any Foreclosure Profits in the Protected Account.

Funds in the Protected Account may not be invested with, and shall not be commingled with, the Servicer’s own funds or general assets or with funds respecting payments on mortgage loans or with any other funds not related to the Certificates. Funds in the Protected Account shall be invested solely in Eligible Investments, designated in the name of the Trustee for the benefit of the Certificateholders, which shall mature not later than the Business Day next preceding the Servicer Remittance Date next following the date of such investment and shall not be sold or disposed of prior to maturity. All income and gain realized from any such investment shall be for the benefit of the Servicer or the related Subservicer. The amount of any losses incurred with respect to any such investments shall be deposited in the Protected Account by the Servicer on the Business Day prior to the Servicer Remittance Date.

(e)        The Servicer will require each Subservicer to hold all funds constituting collections on the Mortgage Loans, pending remittance thereof to the Servicer, in one or more accounts meeting the requirements of an Eligible Account, and invested in Eligible Investments, and in the name of the Trustee for the benefit of the Certificateholders. The related Subservicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and any other funds.

Section 3.07	Withdrawals from the Protected Account.

(a)        The Servicer shall, from time to time as provided herein, make withdrawals from the Protected Account of amounts on deposit therein pursuant to Section 3.06 that are attributable to the Mortgage Loans for the following purposes (without duplication):

(i)         to remit to the Securities Administrator, by the Servicer Remittance Date, all amounts required to be deposited in the Protected Account as of the close of business on the related Determination Date;

(ii)         to the extent deposited to the Protected Account, to reimburse itself or the related Subservicer for previously unreimbursed expenses incurred in maintaining individual insurance policies pursuant to Sections 3.10 or 3.11, or Liquidation Expenses, paid pursuant to Section 3.13 or otherwise reimbursable pursuant to the terms of this

Servicing Agreement, such withdrawal right being limited to amounts received on the related Mortgage Loans (other than any Repurchase Price in respect thereto) which represent late recoveries of the payments for which such advances were made, or from related Liquidation Proceeds;

(iii)        to pay to itself out of each payment received on account of interest on a Mortgage Loan as contemplated by Section 3.15, an amount equal to the related Servicing Fee (to the extent not retained pursuant to Section 3.06);

(iv)        to pay to itself or the Seller, with respect to any Mortgage Loan or property acquired in respect thereof that has been purchased or otherwise transferred to the Seller, the Servicer or other entity, all amounts received thereon and not required to be distributed to Certificateholders as of the date on which the related Purchase Price or Repurchase Price is determined;

(v)        to reimburse the Servicer or any Subservicer for any Monthly Advance of its own funds or any advance of such Subservicer’s own funds, the right of the Servicer or a Subservicer to reimbursement pursuant to this subclause (v) being limited to amounts received (including, for this purpose, the Repurchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Monthly Advance or advance was made;

(vi)        to reimburse the Servicer or any Subservicer from Insurance Proceeds, Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Servicer or such Subservicer pursuant to Section 3.13 in good faith in connection with the restoration of the related Mortgaged Property which was damaged by the Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

(vii)       to pay the Servicer or any Subservicer (payment to any Subservicer to be subject to prior payment to the Servicer of an amount equal to the Servicing Fee), as appropriate, from Liquidation Proceeds or Insurance Proceeds received in connection with the liquidation of any Mortgage Loan, the amount which it or such Subservicer would have been entitled to receive under subclause (iii) of this Subsection 3.07(a) as servicing compensation on account of each defaulted Monthly Payment on such Mortgage Loan if paid in a timely manner by the related Mortgagor, but only to the extent that the aggregate of Liquidation Proceeds and Insurance Proceeds with respect to such Mortgage Loan, after any reimbursement to the Servicer or any Subservicer, pursuant to other subclauses of this Subsection 3.07(a), exceeds the outstanding Stated Principal Balance of such Mortgage Loan plus accrued and unpaid interest thereon at the related Mortgage Rate less the Servicing Fee Rate to but not including the date of payment (in any event, the aggregate amount of servicing compensation received by a Subservicer and the Servicer with respect to any defaulted Monthly Payment shall not exceed the applicable Servicing Fee);

(viii)      to reimburse the Servicer or any Subservicer for any Nonrecoverable Advance previously made, and not otherwise reimbursed pursuant to this Subsection 3.07(a);

(ix)        to withdraw any other amount deposited in the Protected Account that was not required to be deposited therein pursuant to Section 3.06;

(x)        to reimburse the Servicer for costs incurred by it associated with the environmental report specified in Section 3.13(e); and

(xi)        to clear and terminate the Protected Account following a termination of the Trust Fund pursuant to Sections 9.01, 9.02 and 9.03 of the Pooling and Servicing Agreement.

In connection with withdrawals pursuant to clauses (ii), (iii), (iv), (v), (vi) and (vii), the Servicer’s entitlement thereto is limited to collections or other recoveries on the related Mortgage Loan, and the Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Protected Account pursuant to such clauses. Notwithstanding any other provision of this Servicing Agreement, the Servicer shall be entitled to reimburse itself for any previously unreimbursed expenses incurred pursuant to Section 3.13 or otherwise reimbursable expenses incurred pursuant to the terms of this Servicing Agreement, but only to the extent of collections or other recoveries on the related Mortgage Loan.

(b)        Notwithstanding the provisions of this Section 3.07, the Servicer may, but is not required to, allow the Subservicers to deduct from amounts received by them or from the related account maintained by a Subservicer, prior to deposit in the Protected Account, any portion to which such Subservicers are entitled hereunder as servicing compensation (including income on Eligible Investments) or reimbursement of any reimbursable Servicing Advances made by such Subservicers.

(c)        The Servicer shall pay to the Securities Administrator interest on any payments to the Distribution Account which were due on a Servicer Remittance Date but were made after the related Servicer Remittance Date at a rate equal to the federal funds rate from the date due to the date paid, both inclusive. This interest shall be solely an obligation of the Servicer and shall not be recoverable by the Securities Administrator from the Trust Fund or from any other source.

Section 3.08       Collection of Taxes Assessments and Similar Items; Servicing Accounts.

(a)        The Servicer shall establish and maintain or cause the related Subservicer to establish and maintain, one or more Servicing Accounts. The Servicer or a Subservicer will deposit and retain therein all collections from the Mortgagors for the payment of taxes, assessments, insurance premiums, or comparable items as agent of the Mortgagors.

(b)        The deposits in the Servicing Accounts shall be held in trust by the Servicer or a Subservicer (and its successors and assigns) in the name of the Trustee for the benefit of the Noteholders. Such Servicing Accounts shall be Eligible Accounts and if permitted by applicable law, invested in Eligible Investments held in trust by the Servicer or a Subservicer as described above and maturing, or be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn, and in no event later than 45 days after the date of investment; withdrawals of amounts from the Servicing Accounts may be made only to effect timely payment of taxes, assessments, insurance premiums, or comparable items, to reimburse the Servicer or a Subservicer for any advances made with respect to such items, to refund to any Mortgagors any sums as may be determined to be overages, to pay interest, if required, to Mortgagors on balances in the Servicing Accounts or to clear and terminate the Servicing Accounts at or any time after the termination of this Servicing Agreement.

Section 3.09       Access to Certain Documentation and Information Regarding the Mortgage Loans.

The Servicer shall provide, and shall cause any Subservicer to provide, to the Master Servicer and the Trustee or its designee access to the documentation regarding the related Mortgage Loans and REO Property and to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC access to the documentation regarding the related Mortgage Loans required by applicable regulations, such access being afforded without charge but only upon reasonable request and during normal business hours at the offices of the Servicer or the Subservicers that are designated by these entities; provided, however, that, unless otherwise required by law, the Servicer or the Subservicer shall not be required to provide access to such documentation if the provision thereof would violate the legal right to privacy of any Mortgagor; provided, further, however, that the Master Servicer and the Trustee shall coordinate their requests for such access so as not to impose an unreasonable burden on, or cause an unreasonable interruption of, the business of the Servicer or any Subservicer. The Servicer and the Subservicers shall allow representatives of the above entities to photocopy any of the documentation and shall provide equipment for that purpose at a charge that covers their own actual out-of-pocket costs.

Section 3.10       Maintenance of Primary Insurance Policies; Collection Thereunder.

The Servicer shall, or shall cause the related Subservicer to, exercise its best reasonable efforts to maintain and keep in full force and effect each Primary Mortgage Insurance Policy by a Qualified Insurer, or other insurer satisfactory to the Rating Agencies, with respect to each Mortgage Loan as to which as of the Cut-off Date a Primary Mortgage Insurance Policy was in effect and the original principal amount of the related Mortgage Note exceeded 80% of the Collateral Value in an amount at least equal to the excess of such original principal amount over 75% of such Collateral Value until the principal amount of any such first lien Mortgage Loan is reduced below 80% of the Collateral Value or, based upon a new appraisal, the principal amount of such first lien Mortgage Loan represents less than 80% of the new appraised value of the related Mortgaged Property. The Servicer shall, or shall cause the related Subservicer to, effect the timely payment of the premium on each Primary Mortgage Insurance Policy. The Servicer and the related Subservicer shall have the power to substitute for any Primary Mortgage Insurance Policy another substantially equivalent policy issued by another Qualified Insurer, provided, that, such substitution shall be subject to the condition that it will not cause the ratings on the Certificates to be downgraded or withdrawn, as evidenced by a writing from each Rating Agency.

Section 3.11	Maintenance of Hazard Insurance and Fidelity Coverage.

(a)        The Servicer shall maintain and keep, or cause each Subservicer to maintain and keep, with respect to each Mortgage Loan and REO Property, in full force and effect hazard insurance (fire insurance with extended coverage) equal to at least the lesser of the Stated Principal Balance of the Mortgage Loan or the current replacement cost of the related Mortgaged Property, and containing a standard mortgagee clause, provided, however, that the amount of hazard insurance may not be less than the amount necessary to prevent loss due to the application of any co-insurance provision of the related policy. Unless applicable state law requires a higher deductible, the deductible on such hazard insurance policy may be no more than $1,000 or 1% of the applicable amount of coverage, whichever is less. In the case of a condominium unit or a unit in a planned unit development, the required hazard insurance shall take the form of a multi-peril policy covering the entire condominium project or planned unit development, in an amount equal to at least 100% of the insurable value based on replacement cost.

(b)        Any amounts collected by the Servicer or a Subservicer under any such hazard insurance policy (other than amounts to be applied to the restoration or repair of the Mortgaged Property or amounts released to the Mortgagor in accordance with the Servicer’s or a Subservicer’s normal servicing procedures, the Mortgage Note, the Security Instrument or applicable law) shall be deposited initially in a Protected Account, for transmittal to the Distribution Account, subject to withdrawal pursuant to Section 3.07.

(c)        Any cost incurred by a Servicer or a Subservicer in maintaining any such hazard insurance policy shall not be added to the amount owing under the Mortgage Loan for the purpose of calculating monthly distributions to the Securities Administrator, notwithstanding that the terms of the Mortgage Loan so permit. Such costs shall be recoverable by the Servicer or a Subservicer out of related late payments by the Mortgagor or out of Insurance Proceeds or Liquidation Proceeds or by the Servicer from the Repurchase Price, or as otherwise provided in Section 3.07.

(d)        No earthquake or other additional insurance is to be required of any Mortgagor or maintained on property acquired with respect to a Security Instrument other than pursuant to such applicable laws and regulations as shall at any time be in force and shall require such additional insurance. When, at the time of origination of a Mortgage Loan or at any subsequent time, the Mortgaged Property is located in a federally designated special flood hazard area, the Servicer shall use its best reasonable efforts to cause with respect to the related Mortgage Loans and each REO Property flood insurance (to the extent available and in accordance with mortgage servicing industry practice) to be maintained. Such flood insurance shall cover the related Mortgaged Property, including all items taken into account in arriving at the appraisal of the Mortgaged Property at the time of origination made by or for the Seller, in compliance with the Seller's underwriting criteria, on which the related Mortgage Loan was based, and shall be in an amount equal to the lesser of (i) the Stated Principal Balance of the related Mortgage Loan and (ii) the minimum amount required under the terms of coverage to compensate for any damage or loss on a replacement cost basis, but not more than the maximum amount of such insurance available for the related Mortgaged Property under either the regular or emergency programs of the National Flood Insurance Program (assuming that the area in which such Mortgaged Property is located is participating in such program). Unless applicable state law requires a higher deductible, the deductible on such flood insurance may not exceed $1,000 or 1% of the applicable amount of coverage, whichever is less.

(e)        If insurance has not been maintained complying with Subsections 3.11 (a) and (d) and there shall have been a loss which would have been covered by such insurance had it been maintained, the Servicer shall pay, or cause the related Subservicer to pay, for any necessary repairs.

(f)         The Servicer shall present, or cause the related Subservicer to present, claims under any applicable Primary Mortgage Insurance Policy or the related hazard insurance or flood insurance policy.

(g)        The Servicer shall obtain and maintain at its own expense and for the duration of this Servicing Agreement and shall cause each Subservicer to obtain and maintain a blanket fidelity bond and an errors and omissions insurance policy covering such Person’s officers, employees and other persons acting on its behalf in connection with its activities under this Servicing Agreement or the related Subservicing Agreement. The amount of coverage shall be at least equal to the coverage maintained by the Servicer acceptable to Fannie Mae or Freddie Mac to service loans for it or otherwise in an amount as is commercially available at a cost that is generally not regarded as excessive by industry standards. The Servicer shall promptly notify the Master Servicer of any material change in the terms of such bond or policy. The Servicer shall provide annually to the Master Servicer a certificate of insurance that each such bond and policy are in effect. If any such bond or policy ceases to be in effect, the Servicer shall, to the extent possible, give the Master Servicer ten days’ notice prior to any such cessation and the Servicer shall use its reasonable best efforts to obtain a comparable replacement bond or policy, as the case may be. Any amounts relating to the Mortgage Loans collected under each such bond or policy shall be deposited initially in a Protected Account for transmittal to the Distribution Account, subject to withdrawal pursuant to Section 3.07.

Section 3.12	Due-on-Sale Clauses; Assumption Agreements.

(a)        In any case in which the Servicer is notified by any Mortgagor or Subservicer that a Mortgaged Property relating to a Mortgage Loan has been or is about to be conveyed by the Mortgagor, the Servicer shall enforce, or shall instruct such Subservicer to enforce, any due-on-sale clause contained in the related Security Instrument to the extent permitted under the terms of the related Mortgage Note and by applicable law. The Servicer or the related Subservicer may repurchase a Mortgage Loan at the Repurchase Price when the Servicer requires acceleration of the Mortgage Loan, but only if the Servicer is satisfied, as evidenced by an Officer’s Certificate delivered to the Master Servicer, that either (i) such Mortgage Loan is in default or default is reasonably foreseeable or (ii) if such Mortgage Loan is not in default or default is not reasonably foreseeable, such repurchase will have no adverse tax consequences for the Trust Fund or any Certificateholder. If the Servicer reasonably believes that such due-on-sale clause cannot be enforced under applicable law or if the Mortgage Loan does not contain a due-on-sale clause, the Servicer is authorized, and may authorize any Subservicer, to consent to a conveyance subject to the lien of the Mortgage, and to take or enter into an assumption agreement from or with the Person to whom such property has been or is about to be conveyed, pursuant to which such Person becomes liable under the related Mortgage Note and unless prohibited by applicable state law, such Mortgagor remains liable thereon, on condition, however, that the related Mortgage Loan shall continue to be covered by a hazard policy and (if so covered before the Servicer or the related Subservicer enters into such agreement) by any Primary Mortgage Insurance Policy. In connection with any such assumption, no material term of the related Mortgage Note may be changed. The Servicer shall forward to the Trustee the original copy of such assumption agreement, which copy shall be added by the Trustee to the related Mortgage File and which shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. A portion, equal to up to 2% of the Stated Principal Balance of the related Mortgage Loan, of any fee or additional interest collected by the Servicer or the related Subservicer for consenting in any such conveyance or entering into any such assumption agreement may be retained by the Servicer or related Subservicer as additional servicing compensation.

(b)        Notwithstanding the foregoing paragraph or any other provision of this Servicing Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any conveyance by the Mortgagor of the related Mortgaged Property or assumption of a Mortgage Loan which the Servicer reasonably believes it may be restricted by law from preventing, for any reason whatsoever or if the exercise of such right would impair or threaten to impair any recovery under any applicable insurance policy.

Section 3.13	Realization Upon Defaulted Mortgage Loans.

(a)        The Servicer shall, or shall direct the related Subservicer to, foreclose upon or otherwise comparably convert the ownership of properties securing any Mortgage Loans that come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.06, except that the Servicer shall not, and shall not direct the related Subservicer to, foreclose upon or otherwise comparably convert a Mortgaged Property if there is evidence of toxic waste or other environmental hazards thereon unless the Servicer follows the procedures in Subsection (e) below.

(b)        The Servicer shall foreclose or shall direct the related Subservicer to foreclose on any Mortgaged Property in the name of the Trustee for the benefit of the Certificateholders.

(c)        In connection with such foreclosure or other conversion, the Servicer in conjunction with the related Subservicer, if any, shall use its best reasonable efforts to preserve REO Property and to realize upon defaulted Mortgage Loans in such manner (including short sales) as to maximize the receipt of principal and interest by the Certificateholders, taking into account, among other things, the timing of foreclosure and the considerations set forth in Subsection 3.13(d). The foregoing is subject to the proviso that the Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration of any property unless it determines in good faith (i) that such restoration or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to the Certificateholders after reimbursement to itself for such expenses and (ii) that such expenses will be recoverable to it either through Liquidation Proceeds (respecting which it shall have priority for purposes of reimbursements from the Protected Account pursuant to Section 3.07) or through Insurance Proceeds (respecting which it shall have similar priority). The Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof (as well as its normal servicing compensation). Any income from or other funds (net of any income taxes) generated by REO Property shall be deemed for purposes of this Servicing Agreement to be Insurance Proceeds.

(d)        The Trust Fund shall not acquire any real property (or any personal property incident to such real property) except in connection with a default or reasonably foreseeable default of a Mortgage Loan. In the event that the Trust Fund which has made one or more REMIC elections acquires any real property (or personal property incident to such real property) in connection with a default or imminent default of a Mortgage Loan, such property shall be disposed of by the Servicer (or its agent) on behalf of the Trust within two years after its acquisition by the Trust unless the Servicer has applied for and received a grant of extension from the Internal Revenue Service (and provides a copy of the same to the Master Servicer) to the effect that, under the REMIC Provisions and any relevant proposed legislation and under applicable state law, a REMIC elected by such Trust may hold REO Property for a longer period without adversely affecting the REMIC status of such REMIC or causing the imposition of a federal or state tax upon such REMIC. If the Servicer has received such an extension (and provided a copy of the same to the Master Servicer), then the Servicer shall continue to attempt to sell the REO Property for its fair market value for such period longer than three years as such extension permits (the “Extended Period”). If the Servicer has not received such an extension, and the Servicer is unable to sell the REO Property within the period ending 3 months before the end of such third taxable year after its acquisition by the related Trust or if the Servicer has received such an extension, and the Servicer is unable to sell the REO Property within the period ending three months before the close of the Extended Period, the Servicer shall, before the end of the three-year period or the Extended Period, as applicable, (i) purchase such REO Property at a price equal to the REO Property’s fair market value or (ii) auction the REO Property to the highest bidder (which may be the Servicer) in an auction reasonably designed to produce a fair price prior to the expiration of the three-year period or the Extended Period, as the case may be. The Trustee shall sign any document or take any other action reasonably requested by the Servicer which would enable the Servicer, on behalf of the Trust, to request such grant of extension; provided that the Trustee shall not be obligated to sign any document which may cause any liability to be imposed on the Trustee.

Notwithstanding any other provisions of this Servicing Agreement, no REO Property acquired by a Trust shall be rented (or allowed to continue to be rented) or otherwise used by or on behalf of such Trust in such a manner or pursuant to any terms that would: (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code; or (ii) subject any REMIC elected by such Trust to the imposition of any federal income taxes on the income earned from such REO Property, including any taxes imposed by reason of Sections 860F or 860G(c) of the Code, unless the Servicer has agreed to indemnify and hold harmless such Trust with respect to the imposition of any such taxes.

(e)        With respect to any Mortgage Loan as to which the Servicer or a Subservicer has received notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the Mortgaged Property, the Servicer shall promptly notify the Master Servicer and shall act in accordance with any directions and instructions provided by the Master Servicer. If the Master Servicer has not provided directions and instructions to the Servicer in connection with any such

Mortgage Loan within 30 days of a request by the Servicer for such directions and instructions, then the Servicer shall take such action as it deems to be in the best economic interest of the Trust Estate (other than proceeding against the Mortgaged Property) and is hereby authorized at such time as it deems appropriate to release such Mortgaged Property from the lien of the related Mortgage. The parties hereto acknowledge that the Servicer shall not obtain on behalf of the Depositor a deed as a result or in lieu of foreclosure, and shall not otherwise acquire possession of or title to, or commence any proceedings to acquire possession of or title to, or take any other action with respect to, any Mortgaged Property, if the Master Servicer or the Trustee could reasonably be considered to be a responsible party for any liability arising from the presence of any toxic or hazardous substance on the Mortgaged Property.

Section 3.14	Trustee to Cooperate; Release of Mortgage Files.

(a)        Upon payment in full of any Mortgage Loan or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Trustee by a certification signed by a Servicing Officer in the form of the request for release “Request for Release”) attached hereto as Exhibit B (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Protected Account have been so deposited) and shall request delivery to the Servicer or Subservicer, as the case may be, of the related Mortgage File. Upon receipt of such certification and request, the Trustee shall release the related Mortgage File to the Servicer or Subservicer and execute and deliver to the Servicer, without recourse, representation or warranty the request for reconveyance, deed of reconveyance or release or satisfaction of mortgage or such instrument releasing the lien of the Security Instrument (furnished by the Servicer), together with the Mortgage Note. In connection with the satisfaction of any MOM Loan, the Servicer is authorized to cause the removal from the registration on the MERS System of such Mortgage.

(b)        From time to time as is appropriate, for the servicing or foreclosure of any Mortgage Loan or collection under an insurance policy, the Servicer may deliver to the Trustee a Request for Release signed by a Servicing Officer on behalf of the Servicer in substantially the form attached as Exhibit B hereto. Upon receipt of the Request for Release, the Trustee shall deliver the Mortgage File or any document therein to the Servicer or Subservicer, as the case may be, as bailee for the Trustee.

(c)        The Servicer shall cause each Mortgage File or any document therein released pursuant to Subsection 3.14(b) to be returned to the Trustee when the need therefor no longer exists, and in any event within 21 days of the Servicer’s receipt thereof, unless the Mortgage Loan has become a Liquidated Mortgage Loan and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Protected Account or such Mortgage File is being used to pursue foreclosure or other legal proceedings. Prior to return of a Mortgage File or any document to the Trustee, the Servicer, the related insurer or Subservicer to whom such file or document was delivered shall retain such file or document in its respective control as bailee for the Trustee unless the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, to initiate or pursue legal action or other proceedings for the foreclosure of the related Mortgaged Property either judicially or non- judicially, and the Servicer has delivered to the Trustee a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. If a Mortgage Loan becomes a Liquidated Mortgage Loan, the Servicer shall deliver the Request for Release with respect thereto to the Trustee and, upon deposit of the related Liquidation Proceeds in the Protected Account, as certified to the Trustee, the Trustee, shall deliver the related Mortgage File or any document therein to the Servicer or Subservicer, as applicable.

(d)        The Trustee shall execute and deliver to the Servicer any court pleadings, requests for trustee’s sale or other documents prepared and delivered to the Trustee for execution necessary to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity. Together with such documents or pleadings the Servicer shall deliver to the Trustee a certificate of a Servicing Officer in which it requests the Trustee to cause to be executed the pleadings or documents. The Trustee and any officer, director, employee or agent of the Trustee may rely in good faith on any such document submitted by the Servicer. The certificate shall certify and explain the reasons for which the pleadings or documents are required. It shall further certify that the execution and delivery of the pleadings or documents will not invalidate any insurance coverage under the insurance policies or invalidate or otherwise affect the lien of the Security Instrument, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

Section 3.15	Servicing Compensation.

(a)        As compensation for its activities hereunder, the Servicer shall be entitled to receive the Servicing Fee from full payments of accrued interest on each Mortgage Loan or as otherwise provided in Section 3.07. The Servicer shall be solely responsible for paying any and all fees with respect to a Subservicer and neither the Master Servicer nor the Trustee shall bear any fees, expenses or other costs directly associated with any Subservicer.

(b)        The Servicer may retain additional servicing compensation in the form of a portion of the assumption fees, up to 2% of the Stated Principal Balance of the related Mortgage Loan, fees for statement of account or payoff, prepayment charges or penalties, late payment charges or otherwise, to the extent such fees are collected from the related Mortgagors or, with respect to a Liquidated Mortgage Loan, to the extent such fees have accrued. The Servicer shall be required to pay all expenses it incurs in connection with servicing activities under this Servicing Agreement and shall not be entitled in connection with servicing activities under this Servicing Agreement to reimbursement except as provided in this Servicing Agreement. Expenses to be paid by the Servicer under this Subsection 3.15(b) shall include payment of the expenses of the accountants retained pursuant to Section 3.17.

Section 3.16	Annual Statements of Compliance.

No later than March 15 of each year, commencing in March 2006, the Servicer at its own expense shall deliver to the Depositor and the Master Servicer, with a copy to the Securities Administrator and the Rating Agencies, an Officer’s Certificate stating, as to the signer thereof, that (i) a review of activities of the Servicer during the preceding calendar year and of performance under this Servicing Agreement has been made under such officer’s supervision, (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Servicing Agreement for such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof including the steps being taken by the Servicer to remedy such default; (iii) a review of activities of each Subservicer during the Subservicer’s most recently ended calendar year on or prior to December 31 of the preceding year and its performance under its Subservicing Agreement has been made under such officer’s supervision; and (iv) to the best of the Servicing Officer’s knowledge, based on his review and the certification of an officer of the Subservicer (unless the Servicing Officer has reason to believe that reliance on such certification is not justified), either each Subservicer has performed and fulfilled its duties, responsibilities and obligations under this Servicing Agreement and its Subservicing Agreement in all material respects throughout the year, or, if there has been a default in performance or fulfillment of any such duties, responsibilities or obligations, specifying the nature and status of each such default known to the Servicing Officer. Copies of such statements shall be provided by the Servicer to the Certificateholders upon request.

Section 3.17	Annual Independent Public Accountants’ Servicing Report.

(a)        No later than March 15 of each year, commencing in March 2006, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of American Institute of Certified Public Accountants and which is Deloitte & Touche LLP (or a successor thereof) to furnish a statement to the Servicer, which will be provided to the Depositor, the Securities Administrator, the Master Servicer and the Rating Agencies, to the effect that, in connection with the firm’s examination of the Servicer’s financial statements as of the end of the preceding calendar year, nothing came to their attention that indicated that the Servicer was not in compliance with this Servicing Agreement, including Sections 3.06, 3.07 and 3.08 except for (i) such exceptions as such firm believes to be immaterial and (ii) such other exceptions as are set forth in such statement.

(b)        No later than March 15 of each year, commencing in March 2006, the Servicer, at its expense, shall or shall cause each Subservicer to cause a nationally recognized firm of independent certified public accountants to furnish to the Servicer or such Subservicer a report stating that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer or such Subservicer which includes an assertion that the Servicer or such Subservicer has complied with certain minimum mortgage loan servicing standards (to the extent applicable to residential mortgage loans) identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America with respect to the servicing of first lien conventional single family mortgage loans during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with standards established by the American Institute of Certified Public Accountants, such representation is fairly stated in all material respects, subject to such exceptions and other qualifications that may be appropriate. Immediately upon receipt of such report, the Servicer shall or shall cause each Subservicer to furnish a copy of such report to the Master Servicer, the Depositor, the Securities Administrator and the Rating Agencies. Any annual independent public accountants’ report furnished pursuant to this Section 3.17 shall be in such form as shall permit such report to be filed with the Securities and Exchange Commission as part of the Depositor’s annual report on Form 10-K filed pursuant to the Securities Exchange Act of 1934, as amended, and no such annual independent public accountant’s report shall contain any language restricting, limiting or prohibiting such use of such report.

Section 3.18	Optional Purchase of Defaulted Mortgage Loans.

The Servicer may, but is not obligated to, repurchase from the Trust Fund any Mortgage Loan delinquent in payment for a period of 90 days or longer (a (90-Day Delinquent Mortgage Loan”) for a price equal to the Repurchase Price. Any such 90-Day Delinquent Mortgage Loan shall only be eligible for purchase pursuant to this Section during the period beginning on the first Business Day of the calendar quarter following the calendar quarter in which such Mortgage Loan became a 90-Day Delinquent Mortgage Loan, and ending at the close of business on the second-to-last Business Day of such following calendar quarter. Such option if not exercised shall not thereafter be reinstated as to any Mortgage Loan, unless the delinquency is cured and the Mortgage Loan thereafter again becomes delinquent in payment by 90 days or more in a subsequent calendar quarter. Notwithstanding the foregoing, the Trustee, whether acting as Trustee or in the capacity of successor Master Servicer, shall have no obligation hereunder or under the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreement or the Custodial Agreement (collectively, the "Basic Documents") to repurchase any Mortgage Loan.

Section 3.19       Information Required by the Internal Revenue Service Generally and Reports of Foreclosures and Abandonments of Mortgaged Property.

The Servicer shall prepare and deliver all federal and state information reports when and as required by all applicable state and federal income tax laws. In particular, with respect to the requirement under Section 6050J of the Code to the effect that the Servicer or a Subservicer shall make reports of foreclosures and abandonments of any mortgaged property for each year beginning in 2005, the Servicer or Subservicer shall file reports relating to each instance occurring during the previous calendar year in which the Servicer or such Subservicer (i) acquires an interest in any Mortgaged Property through foreclosure or other comparable conversion in full or partial satisfaction of a Mortgage Loan, or (ii) knows or has reason to know that any Mortgaged Property has been abandoned. The reports from the Servicer or Subservicer shall be in form and substance sufficient to meet the reporting requirements imposed by Section 6050J, Section 6050H (reports relating to mortgage interest received) and Section 6050P of the Code (reports relating to cancellation of indebtedness).

Section 3.20	Fair Credit Reporting Act.

The Servicer, in its capacity as Servicer for each Mortgage Loan, agrees to fully furnish in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 3.21	Reserved.

ARTICLE IV

SERVICING CERTIFICATE

Section 4.01	Remittance Reports.

Not later than the tenth (10th) calendar day, or if such day is not a Business Day, the first Business Day immediately preceding the tenth calendar day of the month of the related Remittance Date, the Servicer shall furnish to the Master Servicer, a monthly remittance advice in the format set forth in Exhibit D attached hereto (or in such other format mutually agreed to by the Master Servicer and the Servicer), with regard to monthly loan remittance data and a report containing the information required by Exhibit E (or in such other format mutually agreed to by the Master Servicer and the Servicer) with respect to defaulted mortgage loans, with a trial balance report attached thereto, and such other loan level information reasonably available to the Servicer and requested by the Master Servicer.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Trustee pursuant to a deed-in-lieu of foreclosure, the Servicer shall submit to the Master Servicer a liquidation report in the format set forth in Exhibit F attached hereto (or in such other format mutually agreed to by the Servicer and Master Servicer) with respect to such Mortgaged Property and all supporting documentation reasonably required by the Master Servicer. The Master Servicer shall review and approve all Realized Loss calculations contained in such liquidation report. The Servicer shall also provide reports on the status of REO Property containing such information as the Master Servicer may reasonably require.

Section 4.02	Reserved.
Section 4.03	Reserved.
Section 4.04	Advances.

If any Monthly Payment on a Mortgage Loan that was due on the immediately preceding Due Date or due during the related Due Period and delinquent on a Determination Date is delinquent other than as a result of application of the Relief Act, the Servicer will deposit in the Protected Account not later than the related Servicer Remittance Date an amount equal to such Monthly Payment net of the related Servicing Fee for such Mortgage Loan, except to the extent the Servicer or the related Subservicer determines any such advance to be nonrecoverable from Liquidation Proceeds, Insurance Proceeds or future payments on any Mortgage Loan. Subject to the foregoing and in the absence of such a determination, the Servicer shall continue to make such advances through the date that the related Mortgaged Property or REO Property has, in the judgment of the Servicer, been completely liquidated. No later than the fourth Business Day preceding each Distribution Date, the Servicer shall present an Officer’s Certificate to the Master Servicer with respect to the Mortgage Loans, (i) stating that the Servicer elects not to make a Monthly Advance in a stated amount and (ii) detailing the reason it deems the advance to be a Nonrecoverable Advance. The Servicer will include in the Remittance Report a list of each Mortgage Loan for which it does not make a Monthly Advance in accordance with this Section.

Such Monthly Advances may be made in whole or in part from funds in the Protected Account being held for future distribution or withdrawal on or in connection with Distribution Dates in subsequent months. Any funds being held for future distribution to Certificateholders and so used shall be replaced by the Servicer from its own funds by deposit in the Protected Account prior to the related Servicer Remittance Date to the extent that funds in the Protected Account with respect to the related Distribution Date shall be less than payments to Certificateholders required to be made on such date.

Section 4.05	Compensating Interest Payments.

The Servicer shall deposit in the Protected Account not later than the Servicer Remittance Date an amount equal to the Compensating Interest for the related Determination Date. The Servicer shall not be entitled to any reimbursement of any Compensating Interest Payment.

Section 4.06	Annual Certification.

For so long as the Mortgage Loans are being master serviced by the Master Servicer, by March 15th of each year (or if not a Business Day, the immediately preceding Business Day), or at any other time upon thirty (30) days written request, an officer of the Servicer shall execute and deliver an Officer’s Certificate to the Master Servicer and the Depositor for the benefit of the Depositor and its officers, directors and affiliates in the form of Exhibit C-1.

ARTICLE V

THE SERVICER

Section 5.01	Liability of the Servicer.

The Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by the Servicer herein.

Section 5.02       Merger or Consolidation of or Assumption of the Obligations of the Servicer.

Any corporation into which the Servicer may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any corporation succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall be qualified to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac.

The Servicer may assign its rights and delegate its duties and obligations under this Servicing Agreement; provided, that the Person accepting such assignment or delegation (which may include Bank of America, N.A. or any affiliate of Bank of America, N.A.) shall be a Person which is qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac, and (except in the case of Bank of America, N.A. or an affiliate of Bank of America, N.A.) is reasonably satisfactory to the Master Servicer, is willing to service the Mortgage Loans and executes and delivers to the Master Servicer, the Depositor and the Trustee an agreement, in form and substance reasonably satisfactory to the Master Servicer, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer under this Servicing Agreement; provided, further, that each Rating Agency’s rating of the applicable Certificates in effect immediately prior to such assignment and delegation will not be qualified, reduced, or withdrawn as a result of such assignment and delegation (as evidenced by a letter to such effect from each Rating Agency) or considered to be below investment grade.

Section 5.03	Limitation on Liability of the Servicer and Others.

The Servicer shall immediately notify the Master Servicer if a claim is made by a third party with respect to this Servicing Agreement or the Mortgage Loans, assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered in respect of such claim. The Servicer agrees that it will not enter into the settlement of any such claim if such settlement would materially and adversely affect the interests of the Certificateholders. The Servicer shall be entitled to reimbursement of any such costs and expenses from funds in the Protected Account, unless such claim relates to a matter for which the Servicer is required to indemnify the Depositor, the Trustee or the Master Servicer pursuant to Section 5.06. Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Master Servicer, the Depositor and the Trustee for any action taken or for refraining from the taking of any action in good faith pursuant to this Servicing Agreement, provided, however, that this provision shall not protect the Servicer or any such Person against any liability which would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or by reason of its reckless disregard of its obligations and duties hereunder. The Servicer and any director or officer or employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer’s right to indemnity or reimbursement pursuant to this Section 5.03 shall survive any resignation or termination of the Servicer pursuant to Sections 5.04 or 6.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

Section 5.04	Servicer Not to Resign.

Subject to the provisions of Section 5.02, the Servicer shall not resign from the obligations and duties hereby imposed on it except (i) upon determination that the performance of its obligations or duties hereunder are no longer permissible under applicable law (any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Master Servicer) or (ii) upon satisfaction of the following conditions: the Servicer has proposed a successor servicer to the Master Servicer in writing and such proposed successor servicer is reasonably acceptable to the Master Servicer; provided, however, that no such resignation by the Servicer shall become effective until such successor servicer shall have assumed the Servicer’s responsibilities and obligations hereunder or another successor Servicer has been appointed in accordance with Section 6.02 and has accepted such appointment. Any such resignation shall not relieve the Servicer of responsibility for any of the obligations specified in Sections 6.01 and 6.02 as obligations that survive the resignation or termination of the Servicer. The Servicer shall have no claim (whether by subrogation or otherwise) or other action against any Certificateholder for any amounts paid by the Servicer pursuant to any provision of this Servicing Agreement.

Notwithstanding anything to the contrary herein, the Servicer may pledge or assign as collateral all its rights, title and interest under this Servicing Agreement to a lender (the “Servicing Rights Pledgee”), provided, that:

(1)        upon a Servicing Default and receipt of a notice of termination by the Servicer, the Servicing Rights Pledgee may direct the Servicer or its designee to appoint a successor Servicer pursuant to the provisions, and subject to the conditions, set forth in Section 6.02 regarding the appointment of a successor Servicer;

(2)	the Servicing Rights Pledgee’s rights are subject to this Servicing Agreement; and

(3)        the Servicer shall remain subject to termination as Servicer under this Servicing Agreement pursuant to the terms hereof.

Section 5.05	Delegation of Duties.

In the ordinary course of business, the Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with standards comparable to those with which the Servicer complies pursuant to Section 3.01. Such delegation shall not relieve the Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation within the meaning of Section 5.04.

Section 5.06	Indemnification.

(a)        The Servicer agrees to indemnify each of the Master Servicer, the Depositor and the Trustee for and to hold each of the Master Servicer, the Depositor and the Trustee harmless against, any claim, tax, penalty, loss, liability or expense of any kind whatsoever, incurred without negligence or willful misconduct on its part, arising out of, or in connection with, the failure by the Servicer to perform its duties in compliance with this Servicing Agreement or incurred by reason of the Servicer’s willful misfeasance, bad faith, gross negligence or reckless disregard of the performance of its duties hereunder. In addition to the indemnification set forth in the previous sentence, the Servicer shall indemnify and hold each of the Master Servicer, the Depositor and the Trustee harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses resulting from or related to any act or omission to act of any prior servicer, owner or originator of a Mortgage Loan or Mortgaged Property (or any other Person) prior to the transfer of servicing to the Master Servicer in accordance with Section 6.02 hereunder, provided that:

(i)         with respect to any such claim, the Master Servicer, the Depositor or the Trustee, as applicable, shall have given the Servicer written notice thereof promptly after the Master Servicer, the Depositor or the Trustee, as applicable, shall have actual knowledge thereof, it being understood that failure to give such notice shall not relieve the Servicer of its indemnification obligations hereunder;

(ii)         while maintaining control over its own defense, the Master Servicer, the Depositor or the Trustee, as applicable, shall cooperate and consult fully with the Servicer in preparing such defense; and

(iii)        notwithstanding anything in this Servicing Agreement to the contrary, the Servicer shall not be liable for settlement of any claim by the Master Servicer, the Depositor or the Trustee, as applicable, entered into without the prior consent of the Servicer, which consent shall not be unreasonably withheld.

(b)        The Master Servicer agrees to indemnify the Trustee for, and to hold the Trustee, harmless against, any claim, tax, penalty, loss, liability or expense of any kind whatsoever, in connection with the failure by the Master Servicer to perform its duties under any of the Basic Documents, except to the extent that such claim, tax, penalty, loss liability or expense is (i) caused by the Trustee’s own willful misconduct, gross negligence or bad faith.

(c)        No termination of this Servicing Agreement or the resignation or removal of the Servicer shall affect the obligations created by this Section 5.06 of the Servicer to indemnify the Master Servicer, the Depositor and the Trustee under the conditions and to the extent set forth herein. This section shall survive the termination of this Servicing Agreement and the resignation or removal of the Servicer and the Trustee. Any amounts to be paid by the Servicer pursuant to this Subsection may not be paid from the Trust Fund.

(d)        In the event that any REMIC elected by the Trust Fund fails to qualify as a REMIC, loses its status as a REMIC, or incurs federal, state or local taxes as a result of a prohibited transaction or prohibited contribution under the REMIC Provisions due to the negligent performance by the Servicer of its duties and obligations set forth herein, the Servicer shall indemnify the Holder of the related Residual Certificate, the Master Servicer, the Securities Administrator, the Trustee and the Trust against any and all losses, claims, damages, liabilities or expenses (“Losses”) resulting from such negligence; provided, however, that the Servicer shall not be liable for any such Losses attributable to the action or inaction of the Trustee, any Depositor, the Securities Administrator, the Master Servicer or the Holder of such Residual Certificate, as applicable, nor for any such Losses resulting from misinformation provided by the Holder of such Residual Certificate or any such other party on which the Servicer has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holder of such Residual Certificate or the Trust now or hereafter existing at law or in equity or otherwise. Notwithstanding the foregoing, however, in no event shall the Servicer have any liability (1) for any action or omission that is taken in accordance with and in compliance with the express terms of, or which is expressly permitted by the terms of, this Servicing Agreement, (2) for any Losses other than arising out of a negligent performance by the Servicer of its duties and obligations set forth herein, and (3) for any special or consequential damages to the related Certificateholders.

Section 5.07	[Reserved]
Section 5.08	Patriot Act.

In order to comply with its duties under the USA Patriot Act of 2001, the Trustee shall obtain and verify certain information and documentation from the other parties to this Servicing Agreement including, but not limited to, each such party’s name, address and other identifying information.

ARTICLE VI

DEFAULT

Section 6.01	Servicing Default.

If any one of the following events (each, a “Servicing Default”) shall occur and be continuing:

(i)         Any failure by the Servicer to deposit in the Protected Account or Distribution Account any deposit required to be made under the terms of this Servicing Agreement, including any Monthly Advances and Compensating Interest (other than Servicing Advances), which continues unremedied for a period of one (1) Business Day after the date upon which written notice of such failure shall have been given to the Servicer by the Master Servicer; or

(ii)         Failure on the part of the Servicer to duly observe or perform in any material respect any representation or warranty of the Servicer or any other covenants or agreements of the Servicer (including the making of Servicing Advances) set forth in this Servicing Agreement, which failure, in each case, materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, and stating that such notice is a “Notice of Default” hereunder, shall have been given to the Servicer by the Master Servicer; or

(iii)        The entry against the Servicer of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a trustee, conservator, receiver or liquidator in any insolvency, conservatorship, receivership, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(iv)        The Servicer shall voluntarily go into liquidation, consent to the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property, or a decree or order of a court, agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, liquidator or similar person in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged, unbonded or unstayed for a period of 60 days; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

then, and in every such case, so long as a Servicing Default shall not have been remedied by the Servicer, the Master Servicer may, by notice then given to the Servicer, terminate all of the rights and obligations of the Servicer as servicer under this Servicing Agreement other than its right to receive servicing compensation and expenses for servicing the Mortgage Loans hereunder during any period prior to the date of such termination and the Master Servicer may exercise any and all other remedies available at law or equity. Any such notice to the Servicer shall also be given to each Rating Agency, the Company and the Depositor. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Servicing Agreement, whether with respect to the Certificates or the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer, pursuant to and under this Section 6.01; and, without limitation, the Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of each Mortgage Loan and related documents, or otherwise. Notwithstanding the foregoing, the parties hereto and the Certificateholders by their acceptance of any Security, acknowledge and agree that there will be a period of transition before the actual servicing functions can be fully transferred to the Master Servicer, as successor Servicer, or to a successor Servicer appointed by the Master Servicer pursuant to the provisions hereof, provided, that the Master Servicer shall use its reasonable best efforts to succeed to the actual servicing functions or find a successor Servicer as soon as possible but no later than 100 days after such termination; and provided further that the Master Servicer shall continue to have the right to appoint a successor Servicer after such 100-day period in accordance with Section 6.02. The Servicer agrees to cooperate with the Master Servicer in effecting the termination of the responsibilities and rights of the Servicer hereunder, including, without limitation, the transfer to the Master Servicer or the successor Servicer for administration by it of (i) the property and amounts which are then or should be part of the Trust Fund or which thereafter become part of the Trust Fund; (ii) originals or copies of all documents of the Servicer reasonably requested by the Master Servicer to enable it to assume the Servicer’s duties thereunder and under the Subservicing Agreements; (iii) unless terminated in accordance with this Servicing Agreement, the rights and obligations of the Servicer under the Subservicing Agreements with respect to the Mortgage Loans; (iv) all cash amounts which shall at the time be deposited by the Servicer or should have been deposited to the Protected Account, the related Servicing Accounts or the Distribution Account or thereafter be received with respect to the Mortgage Loans; and (v) all costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Master Servicer or any successor Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the Master Servicer or successor Servicer to service the Mortgage Loans properly and effectively. All reasonable costs and expenses (including, but not limited to, attorneys’ fees and disbursements) incurred by the Master Servicer or a successor Servicer in connection with its succession as Servicer, or the Trustee in accordance with such succession (as provided below), including amending this Servicing Agreement to reflect such succession as Servicer pursuant to this Section 6.01 shall be paid by the predecessor Servicer (or if the predecessor Servicer is the Master Servicer, the terminated Servicer) upon presentation of reasonable documentation of such costs and expenses. In connection therewith, the Securities Administrator shall establish a reserve fund (the “Reserve Fund”) into which the Servicer shall deposit on the Closing Date the amount of $114,980 to be held in trust for the benefit of each of the Master Servicer and the Trustee. Funds on deposit in the Reserve Fund shall be used to pay the costs and expenses incurred by the Master Servicer in connection with its succession as Servicer in the event of a Servicing Default by the Servicer pursuant to this Section 6.01, and to pay the costs and expenses incurred by the Trustee in connection with any such succession by the Master Servicer to the Servicer. In addition, at the end of each calendar quarter, the Securities Administrator shall release from the Reserve Fund and pay to the Seller an amount equal to $30 times each Mortgage Loan which was released from the Trust Fund during such calendar quarter as calculated by the Securities Administrator. In the event that amounts contained in the Reserve Fund are insufficient to reimburse the Master Servicer in accordance with this Section 6.01, then any remaining amounts required to be paid to the Master Servicer in accordance with this Section 6.01 shall be payable from the Trust Fund. The Reserve Fund shall no longer be maintained if the Servicer is rated “SQ2-” or better by Moody’s on any date as certified by the Servicer to the Trustee, the Master Servicer and the Securities Administrator. The costs and expenses incurred by the Trustee in connection with any such succession by the Master Servicer to the Servicer shall be reimbursed in the first instance from the Reserve Fund. In the event that amounts contained in the Reserve Fund are insufficient to reimburse the Trustee in accordance with this Section 6.01, then any remaining amounts required to be paid to the Trustee in accordance with this Section 6.01 shall be payable by the terminated Servicer, and in the event the Trustee is unable to collect any such amounts from the terminated Servicer, then any remaining amounts shall be payable from the Trust Fund.

Amounts on deposit in the Reserve Fund will be invested by the Securities Administrator in Eligible Investments at the direction of the Servicer, and investment income thereon will be for the benefit of the Servicer. The Securities Administrator shall notify the Servicer of the amount of any losses incurred with respect to any such investments. The amount of any such losses shall be deposited in the Reserve Account by the Servicer out of its own funds immediately as realized. Monthly, the Securities Administrator will withdraw from the Reserve Fund any investment income on amounts on deposit in the Reserve Fund and make payment to the Servicer.

The Securities Administrator or its affiliates are permitted to receive additional compensation that could be deemed to be in the Securities Administrator’s economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the Eligible Investments, (ii) using affiliates to effect transactions in certain Eligible Investments and (iii) effecting transactions in certain Eligible Investments. Such compensation is not payable or reimbursable under this Servicing Agreement. The Securities Administrator shall have no obligation to invest or reinvest any funds held in the Reserve Fund in the absence of timely written direction and shall not be liable for the selection of investments or for investment losses incurred thereon.

Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive, out of any late collection of a payment on a Mortgage Loan which was due prior to the notice terminating the Servicer’s rights and obligations hereunder and received after such notice, that portion to which the Servicer would have been entitled pursuant to Sections 3.07 and 3.15 as well as its Servicing Fee in respect thereof, and any other amounts payable to the Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

The Servicer shall immediately notify the Master Servicer in writing of the occurrence of any Servicing Default or any Servicing Trigger Event.

In addition, upon the occurrence of any Servicing Trigger Event, the Master Servicer shall terminate the rights and responsibilities of the Servicer hereunder and shall appoint a successor Servicer in accordance with the provisions of this Section 6.02; provided, however, that the foregoing provision shall not apply in the event that the Servicer is rated “SQ2-” or better by Moody’s on any date. In the event of the appointment of the Master Servicer or other successor as successor Servicer in accordance with Section 6.02 hereof, the Servicing Trigger Event shall not apply.

Section 6.02	Master Servicer to Act; Appointment of Successor.

(a)        Within 100 days of the time the Servicer sends a notice pursuant to clause (i) of Section 5.04, the Master Servicer, or other successor appointed in accordance with this Section 6.02, shall be the successor in all respects to the Servicer in its capacity as Servicer under this Servicing Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, including but not limited to the provisions of Article V. Nothing in this Servicing Agreement shall be construed to permit or require the Master Servicer or any other successor Servicer to (i) be responsible or accountable for any act or omission of the predecessor Servicer, (ii) require or obligate the Master Servicer, in its capacity as successor Servicer, to purchase, repurchase or substitute any Mortgage Loan, (iii) fund any losses on any Eligible Investment directed by any other Servicer, or (iv) be responsible for the representations and warranties of the Servicer, except as provided herein; provided, however, that the Master Servicer, as successor Servicer, shall be required to make Monthly Advances to the extent that the Servicer failed to make such Monthly Advances, to the extent such Monthly Advance is not determined by the Master Servicer to be a Nonrecoverable Advance. As compensation therefor, the Master Servicer shall be entitled to such compensation as the Servicer would have been entitled to hereunder if no such notice of termination had been given. Notwithstanding the above, (i) if the Master Servicer is unwilling to act as successor Servicer, or (ii) if the Master Servicer is legally unable so to act, the Master Servicer may (in the situation described in clause (i)) or shall (in the situation described in clause (ii)) appoint or petition a court of competent jurisdiction to appoint any established housing and home finance institution, bank or other mortgage loan servicer having a net worth of not less than $10,000,000 as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder; provided that the appointment of any such successor Servicer will not result in the qualification, reduction or withdrawal of the ratings assigned to the Certificates by the Rating Agencies (as evidenced by a letter to such effect delivered by the Rating Agencies). Pending appointment of a successor to the Servicer hereunder, unless the Master Servicer is prohibited by law from so acting or is unwilling to act as such, the Master Servicer shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the successor shall be entitled to receive compensation out of payments on Mortgage Loans in an amount equal to the compensation which the Servicer would otherwise have received pursuant to Section 3.15 (or such lesser compensation as the Master Servicer and such successor shall agree). The appointment of a successor Servicer shall not affect any liability of the predecessor Servicer which may have arisen under this Servicing Agreement prior to its termination as Servicer

(including, without limitation, the obligation to pay any deductible under an insurance policy pursuant to Section 3.11 or to indemnify the Master Servicer pursuant to Section 5.06), nor shall any successor Servicer be liable for any acts or omissions of the predecessor Servicer or for any breach by such Servicer of any of its representations or warranties contained herein or in any related document or agreement. The Master Servicer and such successor shall take such action, consistent with this Servicing Agreement, as shall be necessary to effectuate any such succession.

In connection with the termination or resignation of the Servicer hereunder, either (i) the successor Servicer, including the Master Servicer if the Master Servicer is acting as successor Servicer, shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, in which case the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to revise its records to reflect the transfer of servicing to the successor Servicer as necessary under MERS’ rules and regulations, or (ii) the predecessor Servicer shall cooperate with the successor Servicer in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Trustee and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS System to the successor Servicer. The terminated Servicer shall file or cause to be filed any such assignment in the appropriate recording office. The terminated Servicer shall bear any and all fees of MERS, costs of preparing any assignments of Mortgage, and fees and costs of filing any assignments of Mortgage that may be required under this Section 6.02. To the extent these fees and costs are not paid by the terminated Servicer and are incurred by any successor Servicer, such fees and costs will be reimbursable to the successor Servicer by the Trust. The successor Servicer shall cause such assignment to be delivered to the Trustee promptly upon receipt of the original with evidence of recording thereon or a copy certified by the public recording office in which such assignment was recorded.

(b)        Any successor, including the Master Servicer, to the Servicer as servicer shall during the term of its service as servicer (i) continue to service and administer the Mortgage Loans for the benefit of the Certificateholders, (ii) maintain in force a policy or policies of insurance covering errors and omissions in the performance of its obligations as Servicer hereunder and a fidelity bond in respect of its officers, employees and agents to the same extent as the Servicer is so required pursuant to Section 3.11(g).

(c)        Any successor Servicer, including the Master Servicer, shall not be deemed to be in default or to have breached its duties hereunder if the predecessor Servicer shall fail to deliver any required deposit to the Protected Account or a Servicing Account or otherwise cooperate with any required servicing transfer or succession hereunder.

(d)        Notwithstanding anything else herein to the contrary, in no event shall the Master Servicer be liable for any servicing fee or any differential in the amount of the servicing fee paid hereunder and the amount necessary to induce any successor Servicer to act as a successor Servicer under this Servicing Agreement and the transactions set forth or provided for herein.

(e)        Notwithstanding any provision in this Servicing Agreement to the contrary, for a period of 10 days following the date on which the Servicer shall have received a notice of termination pursuant to Section 6.01 of this Servicing Agreement, the Servicer or its designee may appoint a successor Servicer that satisfies the eligibility criteria of a successor Servicer set forth in this Section 6.02, which appointment shall be subject to the consent of the Depositor, the Seller, the Master Servicer, and the Trustee, which consent shall not be unreasonably withheld or delayed; provided that such successor Servicer agrees to fully effect the servicing transfer within 100 days following the termination of the Servicer and to make all Monthly Advances that would otherwise be made by the Master Servicer under this Section 6.02 as of the date of such appointment, and to reimburse the Master Servicer for any unreimbursed Monthly Advances it has made and any reimbursable expenses that it has incurred in connection with this Section 6.02. Any proceeds received in connection with the appointment of such successor Servicer shall be the property of the Servicer or its designee. This 10-day period shall terminate immediately (i) at the close of business on the second Business Day of such 10-day period if (A) the Servicer was terminated because of a Servicing Default described in Section 6.01(i) for failing to make a required Monthly Advance, and (B) the Servicer shall have failed to make (or cause to be made) such Monthly Advance, or shall fail to reimburse (or cause to be reimbursed) the Master Servicer for a Monthly Advance made by the Master Servicer, by the close of business on such second Business Day, or (ii) at the close of business on the second Business Day following the date (if any) during such 10-day period on which a Monthly Advance is due to be made, if the Servicer shall have failed to make (or caused to be made) such Monthly Advance, or the Servicer shall have failed to reimburse (or cause to be reimbursed) the Master Servicer for such Monthly Advance, by the close of business on such second Business Day. Notwithstanding anything to the contrary above, the Servicer shall perform all of the obligations of the Servicer in this Servicing Agreement until a successor Servicer is appointed and such appointment is effective.

Section 6.03	Reserved.
Section 6.04	Waiver of Defaults.

The Master Servicer may waive any default by the Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made any required distribution. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Servicing Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Servicing Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01	Amendment.

This Servicing Agreement may be amended from time to time by the parties hereto, provided that any amendment be accompanied by a letter from the Rating Agencies that the amendment will not result in the downgrading, qualification or withdrawal of the rating then assigned to the Certificates.

Section 7.02	GOVERNING LAW.

THIS SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 7.03	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if when delivered to:

(a)	in the case of the Master Servicer and the Securities Administrator:

Wells Fargo Bank, N.A.

P.O. Box 98

Columbia , Maryland 21046

(or, in the case of overnight deliveries, 9062 Old Annapolis Road, Columbia, Maryland 21045) (Attention: Corporate Trust Services - AHMA 2005-1), facsimile no.: (410) 715-2380, or such other address as may hereafter be furnished to the other parties hereto in writing;)

(b)	in the case of the Servicer:

American Home Mortgage Servicing, Inc.

4600 Regent Boulevard, Suite 200,

Irving, Texas 75063-2250

Attention: David Friedman

(c)	in the case of Rating Agencies:

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

55 Water Street - 41st Floor

New York, New York 10041

Attention: Asset Backed Surveillance Group

Moody’s Investors Service, Inc.

99 Church Street

New York, New York 10007

Attention: AHMA Trust 2005-1

Fitch Ratings

One State Street Plaza

New York, New York 10004

Attention: AHMA Trust 2005-1

(d)	in the case of the Trustee, the Corporate Trust Office:

Deutsche Bank National Trust Company

1761 East St. Andrew Place

Santa Ana, California 92705

Attention: Trust Administration – AH05A1

(e)	in the case of the Depositor, to American Home Mortgage Assets LLC:

c/o American Home Mortgage Assets LLC

520 Broadhollow Road

Melville, New York 11747

Attention: General Counsel

(g)	in the case of the Seller:

DLJ Mortgage Capital, Inc.,

c/o Credit Suisse First Boston Corporation

Eleven Madison Avenue, 7th Floor

New York, New York 10010

Attention: General Counsel

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party. Any notice required or permitted to be mailed to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Certificateholder as shown in the Note Register. Any notice so mailed within the time prescribed in this Servicing Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice. Any notice or other document required to be delivered or mailed by the Master Servicer to the Rating Agencies shall be given on a reasonable efforts basis and only as a matter of courtesy and accommodation and the Master Servicer shall have no liability for failure to deliver such notice or document to the Rating Agencies.

Section 7.04	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Servicing Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Servicing Agreement and shall in no way affect the validity or enforceability of the other provisions of this Servicing Agreement or of the Certificates or the rights of the Certificateholders thereof.

Section 7.05	Third-Party Beneficiaries.

This Servicing Agreement will inure to the benefit of and be binding upon the parties hereto, the Certificateholders, the Securities Administrator and their respective successors and permitted assigns. Except as otherwise provided in this Servicing Agreement, no other Person will have any right or obligation hereunder.

Section 7.06	Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.07	Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 7.08	Termination.

The respective obligations and responsibilities of the Servicer and the Master Servicer created hereby shall terminate upon the satisfaction and discharge of the Agreement pursuant to Sections 9.01, 9.02 and 9.03 thereof.

Section 7.09	No Petition.

The Servicer, by entering into this Servicing Agreement, hereby covenants and agrees that it will not at any time institute against the Depositor, or join in any institution against the Depositor, any bankruptcy proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations of the Depositor. This section shall survive the satisfaction and discharge of the Agreement by one year.

Section 7.10	No Recourse.

The Servicer acknowledges that no recourse may be had against the Depositor, except as may be expressly set forth in this Servicing Agreement.

Section 7.11	Consent to Jurisdiction.

The parties to this Servicing Agreement each hereby irrevocably submits to the nonexclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Servicing Agreement or the transactions contemplated hereby, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SERVICING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.12	Nonsolicitation.

The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from (i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Seller offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor’s request.

IN WITNESS WHEREOF, the Master Servicer, the Depositor, the Seller, the Trustee and the Servicer have caused this Servicing Agreement to be duly executed by their respective officers or representatives all as of the day and year first above written.

WELLS FARGO BANK, N.A. as MASTER SERVICER

By:
Name:
Title:

AMERICAN HOME MORTGAGE SERVICING, INC., as SERVICER

By:
Name:
Title:

DEUTSCHE BANK NATIONAL TRUST COMPANY, not in its individual capacity but solely as Trustee

By:
Name:
Title:

DLJ MORTGAGE CAPITAL, INC., as SELLER

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

(Filed Manually)

EXHIBIT B

FORM OF REQUEST FOR RELEASE

DATE:

TO:

RE: REQUEST FOR RELEASE OF DOCUMENTS

In connection with your administration of the Mortgage Loans, we request the release of the Mortgage File described below.

Servicing Agreement ((Servicing Agreement”) Dated:

Series #:

Account #:

Pool #:

Loan #:

Borrower Name(s):

Reason for Document Request: (circle one)Mortgage Loan Prepaid in Full

Other

Mortgage Loan Repurchased

Please deliver the Mortgage File to

(We hereby certify that all amounts received or to be received in connection with such payments which are required to be deposited have been deposited in the Protected Account as provided in the Servicing Agreement.”

[Name of Servicer]

Authorized Signature

**************************************************************************************

TO TRUSTEE: Please acknowledge this request (if we so request), and check off documents being enclosed with a copy of this form. You should retain this form for your files in accordance with the terms of the Servicing Agreement.

Enclosed Documents:

[_] Promissory Note

[_] Mortgage or Deed of Trust

[_] Assignment(s) of Mortgage or Deed of Trust

[_] Title Insurance Policy

[_] Other:

_______________________

Name

_______________________

Title

_______________________

Date

EXHIBIT C-1

FORM OF CERTIFICATION TO BE PROVIDED BY THE SERVICER

Re:	American Home Mortgage Assets Trust 2005-1,

Mortgage-Backed Pass-Through Certificates, Series 2005-1

I, [identify the certifying individual], certify that:

l.           Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountants’ Servicing Report and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer and the Depositor taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

2.          Based on my knowledge, the servicing information required to be provided to the Master Servicer and the Depositor by the Servicer under the Servicing Agreement has been provided to the Master Servicer;

3.          I am responsible for reviewing the activities performed by the Servicer under the Servicing Agreement and based upon the review required under the Servicing Agreement, and except as disclosed in the Annual Statement of Compliance or in the Annual Independent Public Accountants’ Servicing Report, the Servicer has fulfilled its obligations under the Servicing Agreement; and

4.          I have disclosed to the Master Servicer and the Depositor all significant deficiencies relating to the Servicer’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in Pooling and Servicing Agreement, dated as of October 1, 2005 among the Depositor, the Master Servicer, the Securities Administrator and the Trustee.

[AMERICAN HOME MORTGAGE SERVICING, INC.

By:
Name:
Title:
Date:

EXHIBIT C-2

RESERVED

EXHIBIT D

LOAN LEVEL FORMAT FOR TAPE INPUT,

SERVICER PERIOD REPORTING

Exhibit 1: Standard File Layout – Scheduled/Scheduled

Column Name	Description	Decimal	Format Comment
LOAN_NBR	Loan Number assigned by investor		Text up to 10 digits
SERVICER LOAN_NBR	Servicer Loan Number		Text up to 10 digits
BORROWER_NAME	Mortgagor name assigned to Note		Max length of 30
SCHED_PMT_AMT	P&I constant	2	No commas(,) or dollar signs ($)
NOTE_INT_RATE	Gross Interest Rate	4	Max length of 6
NET_RATE	Gross Interest Rate less the Service Fee Rate	4	Max length of 6
SERV_FEE_RATE	Service Fee Rate	4	Max length of 6
NEW_PAY_AMT	ARM loan’s forecasted P&I constant	2	No commas(,) or dollar signs ($)
NEW_LOAN_RATE	ARM loan’s forecasted Gross Interest Rate	4	Max length of 6
ARM_INDEX_RATE	ARM loan’s index Rate used	4	Max length of 6
ACTL_BEG_BAL	Beginning Actual Balance	2	No commas(,) or dollar signs ($)
ACTL_END_BAL	Ending Actual Balance	2	No commas(,) or dollar signs ($)
NEXT_DUE_DATE	Borrower’s next due date		MM/DD/YYYY
CURT_AMT_1	Curtailment Amount	2	No commas(,) or dollar signs ($)
CURT_DATE_1	Due date Curtailment was applied to		MM/DD/YYYY
CURT_ADJ_ AMT_1	Curtailment Interest if applicable	2	No commas(,) or dollar signs ($)
CURT_AMT_2	Curtailment Amount 2	2	No commas(,) or dollar signs ($)
CURT_DATE_2	Due date Curtailment was applied to		MM/DD/YYYY
CURT_ADJ_ AMT2	Curtailment Interest if applicable	2	No commas(,) or dollar signs ($)
CURT_AMT_3	Curtailment Amount 3	2	No commas(,) or dollar signs ($)
CURT_DATE_3	Due date Curtailment was applied to		MM/DD/YYYY
CURT_ADJ_AMT3	Curtailment Interest, if applicable	2	No commas(,) or dollar signs ($)
SCHED_BEG_BAL	Beginning Scheduled Balance	2	No commas(,) or dollar signs ($)
SCHED_END_BAL	Ending Scheduled Balance	2	No commas(,) or dollar signs ($)
SCHED_PRIN_AMT	Scheduled Principal portion of P&I	2	No commas(,) or dollar signs ($)
SCHED_NET_INT	Scheduled Net Interest (less Service Fee) portion of P&I	2	No commas(,) or dollar signs ($)
LIQ_AMT	Liquidation Principal Amt to bring balance to zero	2	No commas(,) or dollar signs ($)
PIF_DATE	Liquidation Date		MM/DD/YYYY
ACTION_CODE	Either 60 for liquidation or 65 for Repurchase		Max length of 2
PRIN_ADJ_AMT	Principal Adjustments made to loan, if applicable	2	No commas(,) or dollar signs ($)
INT_ADJ_AMT	Interest Adjustment made to loan, if applicable	2	No commas(,) or dollar signs ($)
PREPAYMENT PENALTY AMT	Prepayment penalty amount, if applicable	2	No commas(,) or dollar signs ($)
SOILDER_SAILOR ADJ AMT	Soldier and Sailor Adjustment amount, if applicable	2	No commas(,) or dollar signs ($)
NON ADV LOAN AMT	Non Recoverable Loan Amount, if applicable	2	No commas(,) or dollar signs ($)

EXHIBIT E

REPORTING DATA FOR DEFAULTED LOANS

Data must be submitted to Wells Fargo Bank in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data.

Table: Delinquency

Name	Type	Size
Servicer Loan #	Number (Double)	8
Investor Loan #	Number (Double)	8
Borrower Name	Text	20
Address	Text	30
State	Text	2
Due Date	Date/Time	8
Action Code	Text	2
FC Received	Date/Time	8
File Referred to Atty	Date/Time	8
NOD	Date/Time	8
Complaint Filed	Date/Time	8
Sale Published	Date/Time	8
Target Sale Date	Date/Time	8
Actual Sale Date	Date/Time	8
Loss Mit Approval Date	Date/Time	8
Loss Mit Type	Text	5
Loss Mit Estimated Completion Date	Date/Time	8
Loss Mit Actual Completion Date	Date/Time	8
Loss Mit Broken Plan Date	Date/Time	8
BK Chapter	Text	6
BK Filed Date	Date/Time	8
Post Petition Due	Date/Time	8
Motion for Relief	Date/Time	8
Lift of Stay	Date/Time	8
RFD	Text	10
Occupant Code	Text	10
Eviction Start Date	Date/Time	8
Eviction Completed Date	Date/Time	8
List Price	Currency	8
List Date	Date/Time	8
Accepted Offer Price	Currency	8
Accepted Offer Date	Date/Time	8
Estimated REO Closing Date	Date/Time	8
Actual REO Sale Date	Date/Time	8

•	Items in bold are MANDATORY FIELDS. We must receive information in those fields every month in order for your file to be accepted.

The Action Code Field should show the applicable numeric code to indicate that a special action is being taken. The Action Codes are the following:

12-Relief Provisions
15-Bankruptcy/Litigation
20-Referred for Deed-in-Lieu
30-Referred fore Foreclosure
60-Payoff
65-Repurchase
70-REO-Held for Sale
71-Third Party Sale/Condemnation
72-REO-Pending Conveyance-Pool Insurance claim filed

Wells Fargo Bank will accept alternative Action Codes to those above, provided that the Codes are consistent with industry standards. If Action Codes other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Action Codes prior to sending the file.

Description of Action Codes:

Action Code 12 - To report a Mortgage Loan for which the Borrower has been granted relief for curing a delinquency. The Action Date is the date the relief is expected to end. For military indulgence, it will be three months after the Borrower’s discharge from military service.

Action Code 15 - To report the Borrower’s filing for bankruptcy or instituting some other type of litigation that will prevent or delay liquidation of the Mortgage Loan. The Action Date will be either the date that any repayment plan (or forbearance) instituted by the bankruptcy court will expire or an additional date by which the litigation should be resolved.

Action Code 20 - To report that the Borrower has agreed to a deed-in-lieu or an assignment of the property. The Action Date is the date the Servicer decided to pursue a deed-in-lieu or the assignment.

Action Code 30 - To report that the decision has been made to foreclose the Mortgage Loan. The Action Date is the date the Servicer referred the case to the foreclosure attorney.

Action Code 60 - To report that a Mortgage Loan has been paid in full either at, or prior to, maturity. The Action Date is the date the pay-off funds were remitted to the Master Servicer.

Action Code 65 - To report that the Servicer is repurchasing the Mortgage Loan. The Action Date is the date the repurchase proceeds were remitted to the Master Servicer.

Action Code 70 - To report that a Mortgage Loan has been foreclosed or a deed-in-lieu of foreclosure has been accepted, and the Servicer, on behalf of the owner of the Mortgage Loan, has acquired the property and may dispose of it. The Action Date is the date of the foreclosure sale or, for deeds-in-lieu, the date the deed is recorded on behalf of the owner of the Mortgage Loan.

Action Code 71 - To report that a Mortgage Loan has been foreclosed and a third party acquired the property, or a total condemnation of the property has occurred. The Action Date is the date of the foreclosure sale or the date the condemnation award was received.

Action Code 72 - To report that a Mortgage Loan has been foreclosed, or a deed-in-lieu has been accepted, and the property may be conveyed to the mortgage insurer and the pool insurance claim has been filed. The Action Date is the date of the foreclosure sale, or, for deeds-in-lieu, the date of the deed for conventional mortgages.

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

ASUM-	Approved Assumption
BAP-	Borrower Assistance Program
CO-	Charge Off
DIL-	Deed-in-Lieu
FFA-	Formal Forbearance Agreement
MOD-	Loan Modification
PRE-	Pre-Sale
SS-	Short Sale
MISC-	Anything else approved by the PMI or Pool Insurer

Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property. The acceptable codes are:

Mortgagor
Tenant
Unknown
Vacant

Exhibit F

Calculation of Realized Loss/Gain Form 332– Instruction Sheet

(a)	1.	The numbers on the form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.

The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.

The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.

Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.

Complete as applicable. All line entries must be supported by copies of appropriate statements, vouchers, receipts, bills, canceled checks, etc., to document the expense. Entries not properly documented will not be reimbursed to the Servicer.

13.	The total of lines 1 through 12.
(b)	Credits:

14-21.

Complete as applicable. All line entries must be supported by copies of the appropriate claims forms, EOBs, HUD-1 and/or other proceeds verification, statements, payment checks, etc. to document the credit. If the Mortgage Loan is subject to a Bankruptcy Deficiency, the difference between the Unpaid Principal Balance of the Note prior to the Bankruptcy Deficiency and the Unpaid Principal Balance as reduced by the Bankruptcy Deficiency should be input on line 20.

22.	The total of lines 14 through 21.

Please note: For HUD/VA loans, use line (15) for Part A/Initial proceeds and line (16) for Part B/Supplemental proceeds.

(c)	Total Realized Loss (or Amount of Any Gain)
23.	The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

WELLS FARGO BANK, N.A.

CALCULATION OF REALIZED LOSS/GAIN

Prepared by: __________________	Date: _______________
Phone: ______________________	Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower’s Name:________________________________________________________

Property Address:________________________________________________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney’s Fees	________________	(4)
(5)	Taxes	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	$________________	(12)
	Cash for Keys__________________________	________________
	HOA/Condo Fees_______________________	________________
	______________________________________	________________
	______________________________________	________________
	Total Expenses	$ _______________	(13)

Credits:

(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance Proceeds	________________	(18)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________	(21)
	_________________________________________	_________________
	_________________________________________	_________________
	Total Credits	$ ________________	(22)

Total Realized Loss (or Amount of Gain)	$ ________________	(23)

EXHIBIT N

FORM OF CORRIDOR CONTRACT ADMINISTRATION AGREEMENT

This CORRIDOR CONTRACT ADMINISTRATION AGREEMENT, dated as of October 31, 2005 (this “Agreement”), among WELLS FARGO BANK, N.A. (“WELLS”), as Corridor Contract Administrator (in such capacity, the “Corridor Contract Administrator”) and as Securities Administrator under the Pooling and Servicing Agreement referred to below (in such capacity, the “Securities Administrator”), and CREDIT SUISSE FIRST BOSTON LLC (“CSFB”).

WHEREAS, Credit Suisse First Boston Management LLC (“CSFBM”) is a party to an interest rate corridor agreement between CSFBM and Credit Suisse First Boston International (the “Counterparty”), with a Trade Date of October 7, 2005, and a reference number of 53084952N (the “CSFB Corridor Contract”), a copy of which is attached to this Agreement at Exhibit A;

WHEREAS, simultaneously with the execution and delivery of this Agreement, CSFBM is assigning all of its rights, and delegating all of its duties and obligations (other than its obligation to pay the Fixed Amount (Premium) (as defined in the Corridor Contract)), under the Corridor Contract to the Corridor Contract Administrator, and the terms of the CSFB Corridor Contract are being amended (such CSFB Corridor Contract, as amended, a “Corridor Contract”) pursuant to the Novation Agreement, dated as of the date hereof (the “Novation Agreement”), among CSFBM, as transferor, the Corridor Contract Administrator, as transferee, and the Counterparty, as remaining party;

WHEREAS, CSFB and the Securities Administrator desire to appoint the Corridor Contract Administrator, and the Corridor Contract Administrator desires to accept such appointment, to distribute funds received under the Corridor Contract to the Securities Administrator and to CSFB as provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement, dated as of October 1, 2005 (the “Pooling and Servicing Agreement”), among American Home Mortgage Assets LLC, as Company, Wells Fargo Bank, N.A., as Master Servicer and Securities Administrator (the “Master Servicer”), and Deutsche Bank National Trust Company, as Trustee.

Benefited Certificates: The Class 3-A-1-1, Class 3-A-1-2, Class 3-A-2-1, Class 3-A-2-2, Class 3-M-1, Class 3-M-2, Class 3-M-3 and Class 3-M-4 Certificates.

Calculation Period: With respect to the Corridor Contract and any payment made under the Corridor Contract, the related “Calculation Period” as defined in the Corridor Contract.

Controlling Party: As defined in Section 5.

Corridor Contract Account: The separate account created and maintained by the Corridor Contract Administrator pursuant to Section 3 with a depository institution in the name of the Corridor Contract Administrator for the benefit of CSFB and the Securities Administrator on behalf of the Holders of the Benefited Certificates and designated “Wells Fargo Bank, N.A. for Credit Suisse First Boston and certain registered Holders of American Home Mortgage Assets Trust 2005-1, Mortgage-Backed Pass-Through Certificates, Series 2005-1”. Funds in the Corridor Contract Account shall be held for CSFB and the Securities Administrator on behalf of the Holders of the Benefited Certificates as set forth in this Agreement.

Day Count Fraction: With respect to the Corridor Contract and any Distribution Date, the “Floating Rate Day Count Fraction” specified for the Calculation Period related to such Distribution Date in the Corridor Contract.

Excess Payment: For any Distribution Date, (a) with respect to any payment received by the Corridor Contract Administrator from the Counterparty in respect of the Corridor Contract for such Distribution Date (other than any payment in respect of an early termination of the Corridor Contract), an amount equal to the excess, if any, of such payment over the Net Payment for such Distribution Date and (b) with respect to any termination payment received by the Corridor Contract Administrator from the Counterparty in respect of an early termination of the Corridor Contract received during the period from and including the immediately preceding Distribution Date to and excluding the day immediately preceding the current Distribution Date, an amount equal to the excess, if any, of such payment over the Net Payment in respect of such payment. Notwithstanding the foregoing, in the event that the aggregate Certificate Principal Balance of the Benefited Certificates related to the Corridor Contract is reduced to zero prior to the termination of the Corridor Contract, the Excess Payment for any Distribution Date following the Distribution Date on which the aggregate Certificate Principal Balance of Benefited Certificates is reduced to zero shall be the entire payment received from the Counterparty.

LIBOR: With respect to the Corridor Contract, the “Floating Rate Option” as defined in the Corridor Contract.

Net Payment: For any Distribution Date, (a) with respect to any payment received by the Corridor Contract Administrator from the Counterparty in respect of the Corridor Contract for such Distribution Date (other than any payment in respect of an early termination of the Corridor Contract), an amount equal to the product of (i) the excess, if any, of (x) LIBOR over (y) the related Strike Rate, (ii) the lesser of (x) the related Notional Balance for such Distribution Date and (y) the aggregate Certificate Principal Balance of the related Benefited Certificates immediately prior to such Distribution Date and (iii) the Day Count Fraction, and (b) with respect to any payment received by the Corridor Contract Administrator from the Counterparty in respect of an early termination of the Corridor Contract received during the period from and including the immediately preceding Distribution Date to and excluding the day immediately preceding the current Distribution Date, an amount equal to the product of (i) a fraction, the numerator of which is equal to the lesser of (x) the related Notional Balance for the first Distribution Date on or after the early termination of the Corridor Contract and (y) the aggregate Certificate Principal Balance of the related Benefited Certificates immediately prior to the first Distribution Date on or after the early termination of the Corridor Contract, and the denominator of which is equal to the related Notional Balance for the first Distribution Date on or after the early termination of the Corridor Contract and (ii) the amount of such payment received in respect of such early termination. Notwithstanding the foregoing, in the event that the Benefited Certificates related to the Corridor Contract are retired prior to the termination of the Corridor Contract, the Net Payment for any Distribution Date following the Distribution Date on which such Benefited Certificates are retired shall be $0.

Notional Balance: With respect to the Corridor Contract and any Distribution Date, the “Notional Amount” specified for the Calculation Period related to such Distribution Date in the Corridor Contract.

Responsible Officer: When used with respect to the Corridor Contract Administrator, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, any Trust Officer or any other officer of the Corridor Contract Administrator customarily performing functions similar to those performed by any of the above designated officers and also to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

Strike Rate: With respect to the Corridor Contract and any Distribution Date, the “Cap Rate” specified for the Calculation Period related to such Distribution Date in the Corridor Contract.

2.	Appointment of Corridor Contract Administrator.

CSFB and the Securities Administrator hereby appoint WELLS to serve as Corridor Contract Administrator pursuant to this Agreement. The Corridor Contract Administrator accepts such appointment and acknowledges the transfer and assignment to it of CSFBM’s rights under the Corridor Contract pursuant to the Novation Agreement. The Corridor Contract Administrator agrees to exercise the rights referred to above for the benefit of CSFB and the Securities Administrator on behalf of the Trust Fund and to perform the duties set forth in this Agreement.

3.	Receipt of Funds; Corridor Contract Account.

The Corridor Contract Administrator hereby agrees to receive, on behalf of CSFB and the Securities Administrator on behalf of the Trust Fund, all amounts paid by the Counterparty under the Corridor Contract. The Corridor Contract Administrator shall establish and maintain a Corridor Contract Account into which the Corridor Contract Administrator shall deposit or cause to be deposited on the Business Day of receipt, all amounts payable by the Counterparty under the Corridor Contract. All funds deposited in the Corridor Contract Account shall be held for the benefit of CSFB and the Securities Administrator on behalf of the Holders of the Benefited Certificates until withdrawn in accordance with Section 4. The Corridor Contract Account shall be an “Eligible Account” as defined in the Pooling and Servicing Agreement and, if the Trust Fund is terminated pursuant to the Pooling and Servicing Agreement prior to the termination of this Agreement, the Corridor Contract Account shall be an account that would otherwise qualify as an “Eligible Account” under the Pooling and Servicing Agreement had the termination of the Trust Fund not occurred. The Corridor Contract Account is an “outside reserve fund” within the meaning of Treasury Regulation §1.860G-2(h) and shall not be an asset of any REMIC.

Funds in the Corridor Contract Account shall remain uninvested.

The Corridor Contract Administrator shall give at least 30 days’ advance notice to CSFB and the Securities Administrator of any proposed change of location of the Corridor Contract Account prior to any change thereof.

If the Trust Fund is terminated pursuant to the Pooling and Servicing Agreement prior to the termination of this Agreement, the Corridor Contract Administrator shall assign its rights with respect to the Corridor Contract to CSFB, and upon such assignment this Agreement shall terminate.

4.	Calculations; Distribution of Payments; Delivery of Notices.

The Corridor Contract Administrator hereby agrees to perform the calculations necessary to distribute payments in accordance with this Section 4. The Corridor Contract Administrator shall perform such calculations based on (x) the Certificate Principal Balances of the Benefited Certificates provided by the Securities Administrator pursuant to the Pooling and Servicing Agreement and (y) the Notional Balances, Day Count Fractions and values of LIBOR provided by the Counterparty pursuant to the Corridor Contract. The Corridor Contract Administrator shall, absent manifest error, be entitled to rely on information provided by the Securities Administrator and the Counterparty.

On the Business Day of receipt of any payment from the Counterparty, the Corridor Contract Administrator shall withdraw the amount of such payment from the Corridor Contract Account and distribute such amounts sequentially, as follows:

(a)	first, to the Securities Administrator for allocation in accordance with the Pooling and Servicing Agreement; and
(b)	second, to CSFB, the applicable Excess Payment, in accordance with the following wiring instructions:

Citibank NYC

ABA No.: 021-000-089

Account No.: 092- 535- 06

Account Name: CSFB LLC

Attention: Mark Guggino / AHMA 05-1 Corridor Contract Payment

The Corridor Contract Administrator shall prepare and deliver any notices required to be delivered under the Corridor Contract.

5.	Control Rights.

The Securities Administrator on behalf of the Holders of the Benefited Certificates shall have the right to direct the Corridor Contract Administrator with respect to the exercise of any right under the Corridor Contract (such as the right to designate an Early Termination Date following an Event of Default (each such term as defined in the applicable Corridor Contract).

6.          Representations and Warranties of the Corridor Contract Administrator. The Corridor Contract Administrator represents and warrants as follows:

(a)

WELLS is duly organized and validly existing as a banking corporation under the federal laws of the United States and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations as Corridor Contract Administrator under this Agreement.

(b)	The execution, delivery and performance of this Agreement by WELLS as Corridor Contract Administrator have been duly authorized by WELLS.
(c)

This Agreement has been duly executed and delivered by WELLS as Corridor Contract Administrator and is enforceable against WELLS in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

7.	Certain Matters Concerning the Corridor Contract Administrator.
(a)	The Corridor Contract Administrator shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.
(b)

No provision of this Agreement shall be construed to relieve the Corridor Contract Administrator from liability for its own grossly negligent action, its own gross negligent failure to act or its own misconduct, its grossly negligent failure to perform its obligations in compliance with this Agreement, or any liability that would be imposed by reason of its willful misfeasance or bad faith; provided that:

(i)

the duties and obligations of the Corridor Contract Administrator shall be determined solely by the express provisions of this Agreement, the Corridor Contract Administrator shall not be liable, individually or as Corridor Contract Administrator, except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Corridor Contract Administrator and the Corridor Contract Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Corridor Contract Administrator and conforming to the requirements of this Agreement that it reasonably believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)

the Corridor Contract Administrator shall not be liable, individually or as Corridor Contract Administrator, for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Corridor Contract Administrator, unless the Corridor Contract Administrator was grossly negligent or acted in bad faith or with willful misfeasance; and

(iii)

the Corridor Contract Administrator shall not be liable, individually or as Corridor Contract Administrator, with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Controlling Party, or exercising any power conferred upon the Corridor Contract Administrator under this Agreement.

(c)	Except as otherwise provided in Sections 7(a) and 7(b):
(i)

the Corridor Contract Administrator may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)

the Corridor Contract Administrator may consult with counsel and any opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel;

(iii)

the Corridor Contract Administrator shall not be liable, individually or as Corridor Contract Administrator, for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(iv)

the Corridor Contract Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by CSFB or the Securities Administrator; provided, however, that if the payment within a reasonable time to the Corridor Contract Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Corridor Contract Administrator not reasonably assured to the Corridor Contract Administrator by CSFB and/or the Securities Administrator, the Corridor Contract Administrator may require reasonable indemnity against such expense, or liability from CSFB and/or the Securities Administrator, as the case may be, as a condition to taking any such action; and

(v)

the Corridor Contract Administrator shall not be required to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such liability is not assured to it.

(d)	CSFB covenants and agrees to pay or reimburse the Corridor Contract Administrator, upon its request, for all reasonable expenses and disbursements incurred or made by the Corridor Contract Administrator in accordance with any of the provisions of this Agreement or the Corridor Contract except any such expense or disbursement as may arise from its gross negligence, bad faith or willful misconduct. The Corridor Contract Administrator and any director, officer, employee or agent of the Corridor Contract Administrator shall be indemnified by CSFB and held harmless against any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Corridor Contract, or in connection with the performance of any of the Corridor Contract Administrator’s duties hereunder, or in connection with the Corridor Contracts or Novation Agreement other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of any of the Corridor Contract Administrator’s duties hereunder. Such indemnity shall survive the termination of this Agreement or the resignation of the Corridor Contract Administrator hereunder. Notwithstanding anything to the contrary in this Section 7(d), any expenses, disbursements, losses or liabilities of the Corridor Contract Administrator or any director, officer, employee or agent thereof that are made or incurred as a result of any request, order or direction of any NIM Insurer or any of the Certificateholders made to the Securities Administrator as contemplated by Section 8.02(c) of the Pooling and Servicing Agreement and consequently made to the Corridor Contract Administrator by the Securities Administrator shall be payable by the Securities Administrator out of the security or indemnity provided by any NIM Insurer or such Certificateholders pursuant to Section 8.02(c) of the Pooling and Servicing Agreement.

(e)

Upon the resignation of WELLS as Securities Administrator in accordance with the Pooling and Servicing Agreement, (i) WELLS shall resign and be discharged from its duties as Corridor Contract Administrator hereunder and (ii) the Person that succeeds WELLS as Securities Administrator shall be appointed as successor Corridor Contract Administrator hereunder upon its execution, acknowledgement and delivery of the instrument accepting such appointment in accordance with Section 8.08 of the Pooling and Servicing Agreement, whereupon the duties of the Corridor Contract Administrator hereunder shall pass to such Person. In addition, upon the appointment of a successor Securities Administrator under the Pooling and Servicing Agreement, such successor Securities Administrator shall succeed to the rights of the Securities Administrator hereunder.

8.	Miscellaneous.
(a)

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof, other than New York General Obligations Law Sections 5-1401 and 5-1402.

(b)

Each of WELLS and CSFB hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceedings arising out of or relating to this Agreement.

(c)

This Agreement shall terminate upon the earlier of (i) the termination of the Corridor Contract and the disbursement by the Corridor Contract Administrator of all funds received under the Corridor Contract to CSFB and the Securities Administrator on behalf of the Holders of the Benefited Certificates, pursuant to this Agreement, or (ii) the termination of the Pooling and Servicing Agreement, the disbursement by the Corridor Contract Administrator of all funds received under the Corridor Contract to CSFB and the Securities Administrator on behalf of the Holders of the Benefited Certificates, pursuant to this Agreement, and the assignment by the Corridor Contract Administrator of its rights with respect to the Corridor Contract to CSFB.

(d)	This Agreement may be amended, supplemented or modified in writing by the parties hereto.
(e)

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all such counterparts taken together shall be deemed to constitute one and the same instrument.

(f)

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g)

The representations and warranties made by the parties to this Agreement shall survive the execution and delivery of this Agreement. No act or omission on the part of any party hereto shall constitute a waiver of any such representation or warranty.

(h)	The article and section headings in this Agreement are for convenience of reference only, and shall not limit or otherwise affect the meaning of this Agreement.
(i)

It is expressly understood and agreed by the parties hereto that this Agreement is executed and delivered by WELLS, not in its individual capacity but solely as Securities Administrator and Corridor Contract Administrator, as applicable.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WELLS FARGO BANK, N.A., as Corridor Contract Administrator

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Securities Administrator

By:
Name:
Title:

CREDIT SUISSE FIRST BOSTON LLC

By:
Name:
Title:

EXHIBIT A

CORRIDOR CONTRACT

EXHIBIT B

NOVATION AGREEMENT

EXHIBIT O-1

FORM OF CORRIDOR CONTRACT

[LOGO]	CREDIT SUISSE FIRST BOSTON INTERNATIONAL
	One Cabot Square, London E14 4QJ	Telephone 020 7888 8888 www.csfb.com

Facsimile Cover Sheet

To:

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005

Attention:	Client Manager, AHMA 2005-1
Fax number:	410-715-2380
To:	Credit Suisse First Boston Management LLC
Attention:	NY IRP Derivative Documentation
Fax number:	+1 917 326 8603
Date:	31 October 2005
Pages (including cover page):	5

Our Reference No: External ID: 53084952NOV / Risk ID: 447330918 & 447330924

Credit Suisse First Boston International has entered into a transaction with you as attached. Please find attached a letter agreement (the “Confirmation”) which confirms the terms and conditions of the above transaction.

If you agree with the terms specified therein, please arrange for the Confirmation to be signed by your authorised signatories and return a signed copy to this office to the facsimile listed below.

For Interest Rate Products:	For Equity Derivatives:
Telephone Numbers: (212) 538-9370	Telephone numbers: (212) 538-4437 / (212)
Facsimile number: (917) 326-8603	538-8297 / (212) 325-5119
Email: list.otc-inc-accept-ny@csfb.com	Facsimile number: (212) 325-8173

For Credit Derivatives:

Telephone Numbers: (212) 538-9370

Facsimile number: (917) 326-8603

Email: list.otc-inc-accept-ny@csfb.com

We are delighted to have entered into this transaction with you.

CONFIDENTIALITY NOTICE: This facsimile is intended only for the use of the individual or entity to which it is addressed and may contain information which is privileged and confidential. If the reader of this message is not the intended recipient or an employee or agent responsible for delivering the message to the intended recipient, you are hereby notified that any dissemination, distribution or copying of this communication is strictly prohibited. If you have received this communication in error, please notify us immediately by telephone and return the original message to us by mail. Thank you.

External ID: 53084952NOV

Novation Confirmation

Date:	31 October 2005
To:

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005

To:	Credit Suisse First Boston Management LLC
From:	Credit Suisse First Boston International “CSFBi”
Re:	Novation Transaction
External ID: 53084952NOV

Dear Sir/Madam:

The purpose of this letter is to confirm the terms and conditions of the Novation Transaction entered into between the parties and effective from the Novation Date specified below. This Novation Confirmation constitutes a “Confirmation” as referred to in the New Agreement specified below.

1.              The definitions and provisions contained in the 2004 ISDA Novation Definitions (the “Definitions”) and the terms and provisions of the 2000 ISDA definitions (the “Product Definitions”), each as published by the International Swaps and Derivatives Association, Inc. and amended from time to time, are incorporated in this Novation Confirmation. In the event of any inconsistency between (i) the Definitions, (ii) the Product Definitions and/or (iii) the Novation Agreement and this Novation Confirmation, this Novation Confirmation will govern. In the event of any inconsistency between the Novation Confirmation and the New Confirmation, the New Confirmation will govern for the purpose of the New Transaction.

2.	The terms of the Novation Transaction to which this Novation Confirmation relates are as follows:
Novation Date:	31 October 2005
Novated Amount:	USD 423,490,000
Transferor:	Credit Suisse First Boston Management LLC
Transferee:	Wells Fargo Bank, N.A., not in its individual capacity but solely as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005-1 under the Pooling and Servicing Agreement
Remaining Party:	Credit Suisse First Boston International
New Agreement (between Transferee and Remaining Party):	1992 ISDA Master Agreement dated as of 31 October 2005

3.              The terms of the Old Transaction to which this Novation Confirmation relates, for identification purposes, are as follows:

Trade Date of Old Transaction:	07 October 2005
Effective Date of Old Transaction:	31 October 2005
Termination Date of Old Transaction:	25 October 2008

4.              The terms of the New Transaction to which this Novation Confirmation relates shall be as specified in the New Confirmation attached hereto as Exhibit A.

Full First Calculation Period:		Applicable
5.	Miscellaneous Provisions:
Non-Reliance:		Applicable

For the purpose of facilitating this Transaction, an Affiliate of the Remaining Party, which is organized in the United States of America (the “Agent”), has acted as agent for the Remaining Party. The Agent is not a principal with respect to this Transaction and shall have no responsibility or liability to the parties as a principal with respect to this Transaction.

Credit Suisse First Boston International is authorized and regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to the parties on request.

The parties confirm their acceptance to be bound by this Novation Confirmation as of the Novation Date by executing a copy of this Novation Confirmation and returning it to us. The Transferor, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to the Old Transaction. The Transferee, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to the New Transaction.

Credit Suisse First Boston International

By: .......................................

Name:

Title:

Credit Suisse First Boston Management LLC

By: ....................................

Name:

Title:

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005-

By: .............................................

Name:

Title:

Our Reference No: External ID: 53084952NOV / Risk ID: 447330918 & 447330924

EXHIBIT A

This New Confirmation amends, restates and supersedes in its entirety all Confirmation(s) dated prior to the date hereof in respect of this New Transaction.

Facsimile Cover Sheet

To:

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005

Attention:	Client Manager, AHMA 2005-1

Fax number:	410-715-2380

Date:	31 October 2005

Pages (including cover page):	7

Our Reference No:	External ID: 53084952N3 / Risk ID: 447330918 & 447330924

Credit Suisse First Boston International has entered into a transaction with you as attached. Please find attached a letter agreement (the “Confirmation”) which confirms the terms and conditions of the above transaction.

If you agree with the terms specified therein, please arrange for the Confirmation to be signed by your authorized signatories and return a signed copy to this office to the facsimile listed below.

For Interest Rate Products:	For Equity Derivatives:
Telephone Numbers: (212) 538-9370	Telephone numbers: (212) 538-4437 / (212)
Facsimile number: (917) 326-8603	538-8297 / (212) 325-5119
Email: list.otc-inc-accept-ny@csfb.com	Facsimile number: (212) 325-8173

For Credit Derivatives:
Telephone Numbers: (212) 538-9370
Facsimile number: (917) 326-8603
Email: list.otc-inc-accept-ny@csfb.com

We are delighted to have entered into this transaction with you.

CONFIDENTIALITY NOTICE: This facsimile is intended only for the use of the individual or entity to which it is addressed and may contain information which is privileged and confidential. If the reader of this message is not the intended recipient or an employee or agent responsible for delivering the message to the intended recipient, you are hereby notified that any dissemination, distribution or copying of this communication is strictly prohibited. If you have received this communication in error, please notify us immediately by telephone and return the original message to us by mail. Thank you.

31 October 2005

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005-

External 1D: 53084952N3

Dear Sirs,

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Rate Cap Transaction entered into between us on the Trade Date specified below (the “Rate Cap Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

In this Confirmation “CSFBi” means Credit Suisse First Boston International and “Counterparty” means Wells Fargo Bank, N.A., not in its individual capacity but solely as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005-1 under the Pooling and Servicing Agreement

1.

The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation supplements, forms part of, and is subject to, the 1992 ISDA Master Agreement dated as of 31 October 2005 as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

CSFBi and Counterparty each represents to the other that it has entered into this Rate Cap Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

2.	The terms of the particular Rate Cap Transaction to which this Confirmation relates are as follows:
	Transaction Type:	Rate Cap Transaction

	Notional Amount:	USD 423,490,000, subject to amortization as set out in the Additional Terms

	Trade Date:	07 October 2005

	Effective Date:	31 October 2005

	Termination Date:	25 October 2008, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts:
Fixed Rate Payer:	Counterparty

Fixed Rate Payer
Payment Date:	31 October 2005, subject to adjustment in accordance with the Following Business Day Convention

Fixed Amount:	USD 294,000

Floating Amounts:
Floating Rate Payer:	CSFBi

Floating Rate
Payment Dates:	The 25th of each month, commencing on 25 November 2005, and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

Cap Rate:	See Additional Terms

Floating Rate Option:	USD-LIBOR-BBA, subject to a maximum rate as set out in the Additional Terms

Designated Maturity:	1 month

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Business Days:	New York
Calculation Agent:	CSFBi
Account Details:
Payments to CSFBi:	As advised separately in writing

Payments to Counterparty:	AHMA Trust 2005-1
Wells Fargo Bank, N.A.
ABA# 121-000-248
SAS Clearing
Account #3970771416
For Further Credit to: AHMA 2005-1, Account #17205102

For the purpose of facilitating this Transaction, an Affiliate of CSFBi, which is organized in the United States of America (the “Agent”), has acted as agent for CSFBi. The Agent is not a principal with respect to this Transaction and shall have no responsibility or liability to the parties as a principal with respect to this Transaction.

Credit Suisse First Boston International is authorized and regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Counterparty on request.

ADDITIONAL TERMS

(Calculation Periods are subject to adjustment in accordance with the Modified Following

Business Day Convention)

Calculation Period up to but excluding the Payment Date scheduled to occur on:	Notional Amount:	Cap Rate:	Maximum Floating Rate:

25-November-2005	USD 423,490,000	6.648%	9.680%
25-December-2005	USD 415,663,473	5.485%	9.679%
25-January-2006	USD 407,981,458	5.297%	9.678%
25-February-2006	USD 400,441,288	5.296%	9.677%
25-March-2006	USD 393,040,345	5.896%	9.675%
25-April-2006	USD 385,776,061	5.293%	9.674%
25-May-2006	USD 378,645,914	5.478%	9.672%
25-June-2006	USD 371,647,428	5.290%	9.671%
25-July-2006	USD 364,778,174	5.475%	9.669%
25-August-2006	USD 358,035,768	5.287%	9.668%
25-September-2006	USD 351,417,867	5.285%	9.666%
25-October-2006	USD 344,922,175	6.364%	9.664%
25-November-2006	USD 338,548,984	6.314%	9.663%
25-December-2006	USD 332,293,441	6.534%	9.661%
25-January-2007	USD 326,153,377	6.310%	9.659%
25-February-2007	USD 320,126,661	6.308%	9.657%
25-March-2007	USD 314,211,202	7.020%	9.656%
25-April-2007	USD 308,404,948	6.305%	9.654%
25-May-2007	USD 302,705,883	6.525%	9.652%
25-June-2007	USD 297,112,031	6.301%	9.650%
25-July-2007	USD 291,621,450	6.521%	9.648%
25-August-2007	USD 286,232,235	6.297%	9.646%
25-September-2007	USD 280,942,516	6.295%	9.644%
25-October-2007	USD 275,750,456	7.802%	9.641%
25-November-2007	USD 270,658,180	7.762%	9.639%
25-December-2007	USD 265,660,050	8.030%	9.636%
25-January-2008	USD 260,754,136	7.757%	9.634%
25-February-2008	USD 255,938,738	7.754%	9.631%
25-March-2008	USD 251,212,186	8.311%	9.628%
25-April-2008	USD 246,572,843	7.833%	9.625%
25-May-2008	USD 242,019,604	8.114%	9.622%
25-June-2008	USD 237,550,364	7.837%	9.619%
25-July-2008	USD 233,163,581	8.108%	9.616%
25-August-2008	USD 228,857,734	7.831%	9.613%
25-September-2008	USD 224,631,330	7.828%	9.610%
25-October-2008	USD 220,482,906	8.599%	9.606%

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours faithfully,

Credit Suisse First Boston International

By:
Name:
Title:

Confirmed as of the date first written above:

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005

By: ____________________________________

Name:
Title:

Our Reference No: External ID: 53084952N3/Risk ID: 44733091 & 447330924

Schedule to the Master Agreement dated as of October 31, 2005 between
Credit Suisse First Boston International, an unlimited company incorporated under the laws of England and Wales (“Party A”)	and

Wells Fargo Bank, N.A., not in its individual

capacity, but solely as Corridor Contract

Administrator under the Corridor Contract

Administration Agreement, dated as of October 31,

2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005-1

(“Party B”)

Part 1

Termination Provisions

In this Agreement:-

(a)	Specified Entity. “Specified Entity” shall have no meaning in relation to Party A or Party B.
(b)	Specified Transaction. Specified Transaction will have the meaning specified in Section 14.

(c)            Certain Events of Default. The following Events of Default will apply to the parties as specified below, and the definition of “Event of Default” in Section 14 is deemed to be modified accordingly:

Section 5(a)(i) (Failure To Pay or Deliver) will apply to Party A and will apply to Party B.

Section 5(a)(ii) (Breach of Agreement) will not apply to Party A or Party B.

Section 5(a)(iii) (Credit Support Default) will not apply to Party A or Party B.

Section 5(a)(iv) (Misrepresentation) will not apply to Party A or Party B.

Section 5(a)(v) (Default Under Specified Transaction) will not apply to Party A or Party B.

Section 5(a)(vi) (Cross Default) will not apply to Party A or Party B, except that the “Bankruptcy

Provisions” of Section 5(a)(vii)(2) will not apply to Party B.

Section 5(a)(vii) (Bankruptcy) will apply to Party A and will apply to Party B.

Section 5(a)(viii) (Merger Without Assumption) will apply to Party A and will apply to Party B.

(d)            Termination Events. The “Illegality” provision of Section 5(b)(i), the “Tax Event” provision of Section 5(b)(ii), and the “Tax Event Upon Merger” provision of Section 5(b)(iii) will apply to both Party A and Party B, but the “Credit Event Upon Merger” provision of Section 5(b)(iv) will not apply to either Party A or Party B.

(e)            Automatic Early Termination. The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A or Party B.

(f)             Payments on Early Termination. For the purpose of Section 6(e), the Second Method and Market Quotation will apply.

(g)	Termination Currency. “Termination Currency” means United States Dollars.
(h)	Additional Termination Event.

Each of the following shall be an Additional Termination Event:

(1)        Termination of Trust. The obligations and responsibilities of the parties to the Pooling and Servicing Agreement are terminated pursuant to Section 9.01 of the Pooling and Servicing Agreement. For the purpose of the foregoing Termination Event, the Affected Party shall be Party B.

(2)        Amendment of Pooling and Servicing Agreement. Party B shall fail to comply with Part 5(i) of this Schedule. For the purpose of the foregoing Termination Event, the Affected Party shall be Party B.

(3)        Counterparty Rating Agency Downgrade. If Party A no longer has a long-term credit rating of at least A (or its equivalent) from at least one of the Rating Agencies (a “Counterparty Rating Agency Downgrade”), provided that none of the following events shall occur: Party A shall, no later than the 30th day following the Counterparty Rating Agency Downgrade, either (1) obtain a substitute Counterparty that is a bank or other financial institution that has a rating that is in one of the three highest long-term credit rating categories from at least one of the Rating Agencies rating the Certificates, (2) obtain a guaranty of or a contingent agreement of another person with a long-term credit rating of at least A (or its equivalent) from at least one of the Rating Agencies to honor Party A’s obligations hereunder, or (3) restore its long-term credit rating to at least A (or its equivalent) from at least one of the Rating Agencies. As used herein: (i) “Moody’s” means Moody’s Investors Service, Inc., or any successor nationally recognized statistical rating organization, (ii) “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor nationally recognized statistical rating organization, (iii) “Fitch” means Fitch Ratings, or any successor nationally recognized statistical rating organization, and (iv) “Rating Agency” means Moody’s, S&P, or Fitch. For the purpose of the foregoing Termination Event, the Affected Party shall be Party A.

(i)             Fully-Paid Transactions. Notwithstanding the terms of Sections 5 and 6 of the Agreement, if Party B has satisfied its payment obligations under Section 2(a)(i) of the Agreement, then unless Party A is required pursuant to appropriate proceedings to return to Party B or otherwise returns to Party B upon demand of Party B any portion of such payment, (a) the occurrence of an event described in Section 5(a) of the Agreement with respect to Party B shall not constitute an Event of Default or Potential Event of Default with respect to Party B as the Defaulting Party and (b) Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 of the Agreement only as a result of a Termination Event set forth in either Section 5(b)(i) or Section 5(b)(ii) of the Agreement with respect to Party A as the Affected Party or Section 5(b)(iii) of the Agreement with respect to Party A as the Burdened Party. For purposes of the Transaction to which this Agreement relates, Party B’s only obligation under Section 2(a)(i) of the Agreement is to pay the Fixed Amount on the Fixed Rate Payer Payment Date.

Part 2

Tax Representations

(a)            Payer Tax Representations. For the purpose of Section 3(e), Party A and Party B each makes the following representation:-

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on:-

(i)	the accuracy of any representation made by the other party pursuant to Section 3(f);
(ii)

the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii); and

(iii)	the satisfaction of the agreement of the other party contained in Section 4(d);

provided that it shall not be a breach of this representation where reliance is placed on clause (ii), and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Tax Representations. For the purpose of Section 3(f),
(i) Party A makes the following representation to Party B:

(A)	Party A is entering into each Transaction in the ordinary course of its trade as, and is, a recognized UK bank as defined in Section 840A of the UK Income and Corporation Taxes Act of 1988.
(B)	Party A has been approved as a Withholding Foreign Partnership by the US Internal Revenue Service.
(C)	Party A’s Withholding Foreign Partnership Employer Identification Number is 98-0330001.
(D)	Party A is a partnership that agrees to comply with any withholding obligation under Section 1446 of the Internal Revenue Code.
(ii)	Party B makes no Payee Tax Representations.

Part 3

Agreement to Deliver Documents

Each party agrees to deliver the following documents as applicable:

(a)	For the purpose of Section 4(a)(i), tax forms, documents or certificates to be delivered are:-
Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A	U.S. Internal Revenue Service Form W-8IMY or any successor forms thereto

(i) Before the first Payment Date under this Agreement, such form to be updated at the beginning of each succeeding three-calendar-year period after the first payment date under this Agreement, (ii) promptly upon reasonable demand by Party B, and (iii) promptly upon learning that any such Form previously provided by Party A has become obsolete or incorrect.

(b)	For the purpose of Section 4(a)(ii), other documents to be delivered are:-
Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B	Evidence reasonably satisfactory to the other party as to the names, true signatures and authority of the officers or officials signing this Agreement or any Confirmation on its behalf	Upon execution this Agreement and, if requested, upon execution of any Confirmation	Yes
Party A	A copy of the annual report for such party containing audited or certified financial statements for the most recently ended financial year	Upon request, as soon as publicly available	Yes
Party A	An opinion of counsel to such party reasonably satisfactory in form and substance to the other party covering the enforceability of this Agreement against such party	Upon execution of this Agreement	No
Party B	All opinions of counsel to Party B and counsel to the Servicer, delivered as of the Closing Date	Upon execution of this Agreement	No

Party B	Executed copies of the Pooling and Servicing Agreement and such other documents as requested by Party A.	Upon execution of this Agreement	No
Party B	Such other information in connection with the Certificates or the Pooling and Servicing Agreement in the possession of Party B as Party A may reasonably request.	Upon request	No
Party B	Any and all proposed and executed amendments to the Pooling and Servicing Agreement.	Each (i) the date of distribution to the Certificates or (ii) the date of execution by Party B, as applicable.	No

Part 4

Miscellaneous

(a)	Addresses for Notices. For the purpose of Section 12(a):-

Notwithstanding Section 12 (a) of the Agreement, all notices, including those to be given under Section 5 or Section 6 of the Agreement, may be given by facsimile transmission or electronic messaging system.

(i)	(1)	Address for notices or communications to Party A:-
Address	One Cabot Square London E14 4QJ	Attention:	(1) Head of Credit Risk Management; (2) Global Head of OTC Operations, Operations Department; (3) General Counsel Europe - Legal and Compliance Department
Swift:	Credit Suisse First Boston International CSFP GB2L
(2)	For the purpose of facsimile notices or communications under this Agreement:-
Facsimile No.: Attention:	+44 (0) 207 888 2686 General Counsel Europe - Legal and Compliance Department

Telephone number for oral confirmation of receipt of facsimile in legible form: +44 (0) 207 888 4465
Designated responsible employee for the purposes of Section 12(a)(iii): Senior Legal Secretary

With a copy to:

Facsimile No. +44 (0) 207 888 3715
Head of Credit Risk Management

With a copy to:

Facsimile No. +44 (0) 207 888 9503
Global Head of OTC Operations, Operations Department.

(ii)	Address for notices or communications to Party B:-
Address:	Wells Fargo Bank, NA., as Securities Administrator for American Home Mortgage Assets Trust 2005-1 9062 Old Annapolis Road Columbia, Maryland 21045	Attention: Client Manager, CSFB AHMA 2005-1
Telephone No.:	(410) 884-2000	Facsimile No.: (212) 742-5181
(For all purposes.)
With copies to:—
Address:	Credit Suisse First Boston LLC 11 Madison Avenue New York, N.Y. 10010	Attention: Peter Sack
Telephone No.:	(212) 325-7892	Facsimile No.: (212)742-5181

(b)	Process Agent. For the purpose of Section 13(c):-

Party A appoints as its Process Agent:- Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, NY 10010 (Attention:- General Counsel, Legal and Compliance Department).

Party B appoints as its Process Agent:- Not Applicable.

(c)	Offices. The provisions of Section 10(a) will apply to this Agreement.
(d)	Multibranch Party. For the purpose of Section 10(c):-

Party A is not a Multibranch Party..

Party B is not a Multibranch Party.

(e)	Calculation Agent. The Calculation Agent is Party A.
(f)	Credit Support Document. Details of any Credit Support Document:

(i) With respect to Party B, the Pooling and Servicing Agreement dated as of October 1, 2005, among American Home Mortgage Assets LLC, as Depositor, Wells Fargo Bank, N.A., as Master Servicer and Securities Administrator and Deutsche Bank National Trust Company, as Trustee, as amended from time to time (the “Pooling and Servicing Agreement”).

(ii) With respect to Party A: Not Applicable.

(g)	Credit Support Provider.

Credit Support Provider means in relation to Party A: Not applicable

Credit Support Provider means in relation to Party B: Not applicable

(h)            Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i)             Affiliate. Affiliate will have the meaning specified in Section 14, provided that Party B shall be deemed to have no Affiliates.

Part 5

Other Provisions

(a)            Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction between the parties are subject to the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc.. (the “2000 Definitions”), and will be governed in all relevant respects by the provisions set forth in the 2000 Definitions, without regard to any amendment to the 2000 Definitions subsequent to the date hereof. The provisions of the 2000 Definitions are incorporated by reference in and shall be deemed a part of this Agreement, except that references in the 2000 Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement.

(b)            Pooling and Servicing Agreement. This Agreement is the Pooling and Servicing Agreement between American Home Mortgage Assets LLC, as Depositor; Wells Fargo Bank, N.A., as Master Servicer and Securities Administrator and Deutsche Bank National Trust Company, as Trustee, dated as of October 1, 2005.

(c)            Independent Reliance. The parties agree to amend Section 3 of this Agreement by the addition of the following provision at the end thereof and marked as subsection (g).

“(g)

Independent Reliance. Party A is entering into this Agreement and will enter into each Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other party. Party B is entering into this Agreement and will enter into each Transaction in reliance upon the direction of the Depositor and not upon any view expressed by the other party.”

(d)            Change of Account. Section 2(b) of this Agreement is hereby amended by the addition of the following after the word “delivery” in the first line thereof:-

“to another account in the same legal and tax jurisdiction as the original account”

(e)            Escrow Payments. If (whether by reason of the time difference between the cities in which payments are to be made or otherwise) it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder; either party may at its option and in its sole discretion notify the other party that payments on that date are to be made in escrow. In this case deposit of the payment due earlier on that date shall be made by 2.00 pm (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow. The party that elects to have payments made in escrow shall pay all costs of the escrow arrangements.

(f)             Recording of Conversations. Each party to this Agreement acknowledges and agrees to the tape recording of conversations between the parties to this Agreement whether by one or other or both of the parties and each party hereby consents to such recordings being used as evidence in Proceedings.

(g)            Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document. Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable by, among other things, the mutual waivers and certifications in this Section.

(h)	Pooling and Servicing Agreement.
(1)

Capitalized terms used in this Agreement that are not defined herein and that are defined in the Pooling and Servicing Agreement shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

(2)

Notwithstanding any other provision of this Agreement, Party A may not, prior to the date which is one year and one day, or if longer the applicable preference period then in effect, after the payment in full of all Certificates, institute against, or join any other Person in instituting against, American Home Mortgage

Assets Trust 2005-1 (the “Trust”) any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, or other proceedings under Federal, State, or bankruptcy or similar laws. Nothing shall preclude, or be deemed to stop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by the Trust or (B) any involuntary insolvency proceeding filed or commenced by a Person other than Party A, or (ii) from commencing against the Trust or any of the Collateral any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding. Party A further acknowledges that Party B’s obligations hereunder shall be solely the obligations of the Trust and that recourse in respect of any obligations of Party B hereunder will be limited to assets of the Trust as applied in accordance with the terms of the Pooling and Servicing Agreement and, on exhaustion thereof, all claims against Party B arising from this Agreement or contemplated hereby shall be extinguished.

(3)	Party B will provide at least 30 days’ prior written notice to Party A of any proposed amendment or modification to the Pooling and Servicing Agreement,

(i)             Amendment of the Pooling and Servicing Agreement. Party B will not, without the prior written consent of Party A, consent to any amendment, supplement or other modification of the Pooling and Servicing Agreement, in each case as solely determined by Party A, in a manner that would (i) adversely affect the ability of Party B to perform, timely and fully, its obligations under this Agreement, (ii) affect or change the rights of Party A or the benefits accorded to Party A under the Pooling and Servicing Agreement or this Agreement, (iii) affect or change the obligations of Party A under this Agreement or (iv) modify the meaning of any term used herein and defined in the Pooling and Servicing Agreement or any component thereof. Any such amendment, supplement or modification without such consent of Party A shall not be binding on Party A.

(j)	Transfer. Section 7 is hereby amended to read in its entirety as follows:

Except as stated under Section 6(b)(ii), in this Section 7, and Part 5(i) of the Schedule, and except for the assignment by way of security in favor of the Party B under the Pooling and Servicing Agreement, neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under this Agreement or any Transaction without the prior written consent of the other party; provided, however, that (i) Party A may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of substantially all of its assets to, another entity, or an incorporation, reincorporation or reconstitution, and (ii) Party A may transfer this Agreement to any Person, including, without limitation, another of Party A’s offices, branches ox affiliates (any such Person, office, branch or affiliate, a “Transferee”) on at least five Business Days’ prior written notice to Party B; provided that, with respect to clause (ii), (A) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax (B) a Termination Event or Event of Default does not occur under this Agreement as at result of such transfer; (C) such notice is accompanied by a written instrument pursuant to which the Transferee acquires and assumes the rights and obligations of Party A so transferred; and (D) Party A will be responsible for any costs or expenses incurred in connection with such transfer. Party B will execute such documentation as is reasonably deemed necessary by Party A for the effectuation of any such transfer.

Except as specified otherwise in the documentation evidencing a transfer, a transfer of all the obligations of Party A made in compliance with this Section 7 will constitute an acceptance and assumption of such obligations (and any related interests so transferred) by the Transferee, a novation of the transferee in place of Party A with respect to such obligations (and any related interests so transferred), and a release and discharge by Party B of Party A from, and an agreement by Party B not to make any claim for payment, liability, or otherwise against Party A with respect to, such obligations from and after the effective date of the transfer.

(k)            Notice of Certain Events or Circumstances. Each party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other party notice of such event or condition (or, in lieu of giving notice of such event or condition in the case of an event or condition that with the giving of notice or passage of time or both would constitute an Event of Default or Termination Event with respect to the party, to cause such event or condition to cease to exist before becoming an Event of Default or Termination Event); provided that failure to provide notice of such event or condition pursuant to this Part 5(j) shall not constitute an Event of Default or a Termination Event.

(l)             Regarding Party A. Party B acknowledges and agrees that Party A has had and will have no involvement in and, accordingly Party A accepts no responsibility for: (i) the establishment, structure, or choice of assets of the Trust; (ii) the selection of any person performing services for or acting on behalf of Party B or the Trust; (iii) the selection of Party A as the Counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information contained in any offering circular for the Certificates, the Pooling and Servicing Agreement, or any other agreements or documents used by any party in connection with the marketing and sale of the Certificates; (vi) the ongoing operations and administration of the Trust, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of the Trust’s existence.

(m)           Commodity Exchange Act. Each party represents to the other party on and as of the date hereof and on each date on which a Transaction is entered into among them that:

(i)	such party is an “eligible contract participant” as defined in Section 1(a)(12) of the U.S. Commodity Exchange Act (the “CEA”);
(ii)	neither this Agreement nor any Transaction has been executed or traded on a “trading facility” as such term is defined in the CEA; and
(iii)	such party is entering into each Transaction in connection with its business or a line of business and the terms of this Agreement and each Transaction have been individually tailored and negotiated.

(n)            Corridor Contract Administrator Capacity. It is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wells Fargo Bank, N.A., not in its individual capacity but solely as Corridor Contract Administrator for the Trust under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank, N.A., as Corridor Contract Administrator and Wells Fargo Bank, NA., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005 (the “Corridor Contract Administration Agreement”), in the exercise of the powers and authority conferred upon and vested in it thereunder, (ii) each of the representations, warranties, covenants, undertakings and agreements herein made on the part of Party B has not been made or intended as a representation, warranty, covenant, undertaking or agreement by Wells Fargo Bank, N.A., in its individual capacity, but is made and intended for the purpose of binding only the assets of the Trust available therefor in accordance with the terms of the Corridor Contract Administration Agreement, (iii) nothing herein contained shall be construed as creating any liability on Wells Fargo Bank N.A., in its individual capacity, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (iv) under no circumstances shall Wells Fargo Bank, N.A., in its individual capacity, be liable for the payment of any indebtedness or expenses of Party B or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Party B under this Agreement or any other related document, as to all of which recourse shall be had solely to the assets of the Trust in accordance with the terms of the Corridor Contract Administration Agreement.

(o)            Set-Off. Notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements. The provisions for Set-off set forth in Section 6(e) of the Agreement shall not apply for purposes of this Transaction.

(p)            Severability. If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(j)             Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Schedule by their duly authorized representatives as of the date of the Agreement.

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

WELLS FARGO BANK, N.A., NOT IN ITS
INDIVIDUAL CAPACITY, BUT SOLELY AS
CORRIDOR CONTRACT ADMINISTRATOR
UNDER THE CORRIDOR CONTRACT
ADMINISTRATION AGREEMENT, DATED AS
OF OCTOBER 31, 2005, BY AND AMONG WELLS
FARGO BANK, N.A., AS CORRIDOR CONTRACT
ADMINISTRATOR AND WELLS FARGO BANK,
N.A., AS SECURITIES ADMINISTRATOR ON
BEHALF OF AMERICAN HOME MORTGAGE
ASSETS TRUST 2005-1

By: _______________________________________ Name: Title:	By: _______________________________________ Name: Title:
By: _______________________________________ Name: Title:

(Multicurrency-Cross Border)

ISDA

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of October 31, 2005

and

Credit Suisse First Boston	Wells Fargo Bank, N.A., not in its individual
International	capacity, but solely as Corridor Contract
(“Party A1”)	Administrator under the Corridor Contract
Administration Agreement, dated as of October
31, 2005, by and among Wells Fargo Bank, N.A.,
as Corridor Contract Administrator and Wells
Fargo Bank, N.A., as Securities Administrator on
behalf of American Home Mortgage Assets Trust
2005-1
(“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:-

1.	Interpretation

(a)            Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)            Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)            Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.	Obligations
(a)	General Conditions.

(i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii) Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency, of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Credit Suisse First Boston International

Wells Fargo Bank, N.A., not in its individual capacity, but solely as Corridor Contract Administrator under the Corridor Contract Administration Agreement, dated as of October 31, 2005, by and among Wells Fargo Bank,

N.A., as Corridor Contract Administrator and Wells Fargo Bank, N.A., as Securities Administrator on behalf of American Home Mortgage Assets Trust 2005-1

By: ______________________________________	By: ______________________________________

Name:	Name:
Title:	Title:
Date: October 31, 2005	Date: October 31, 2005

By: ______________________________________

Name:
Title:
Date: October 31, 2005

EXHIBIT O-2

CORRIDOR CONTRACT MONTHLY STRIKE RATE SCHEDULE

Distribution Date	Corridor Contract Notional Amount ($)	Strike Rate (%)	Ceiling Rate (%)
November 25, 2005	423,490,000	6.648%	9.680%
December 25, 2005	415,663,473	5.485%	9.679%
January 25, 2006	407,981,458	5.297%	9.678%
February 25, 2006	400,441,288	5.296%	9.677%
March 25, 2006	393,040,345	5.896%	9.675%
April 25, 2006	385,776,061	5.293%	9.674%
May 25, 2006	378,645,914	5.478%	9.672%
June 25, 2006	371,647,428	5.290%	9.671%
July 25, 2006	364,778,174	5.475%	9.669%
August 25, 2006	358,035,768	5.287%	9.668%
September 25, 2006	351,417,867	5.285%	9.666%
October 25, 2006	344,922,175	6.364%	9.664%
November 25, 2006	338,548,984	6.314%	9.663%
December 25, 2006	332,293,441	6.534%	9.661%
January 25, 2007	326,153,377	6.310%	9.659%
February 25, 2007	320,126,661	6.308%	9.657%
March 25, 2007	314,211,202	7.020%	9.656%
April 25, 2007	308,404,948	6.305%	9.654%
May 25, 2007	302,705,883	6.525%	9.652%
June 25, 2007	297,112,031	6.301%	9.650%
July 25, 2007	291,621,450	6.521%	9.648%
August 25, 2007	286,232,235	6.297%	9.646%
September 25, 2007	280,942,516	6.295%	9.644%
October 25, 2007	275,750,456	7.802%	9.641%
November 25, 2007	270,658,180	7.762%	9.639%
December 25, 2007	265,660,050	8.030%	9.636%
January 25, 2008	260,754,136	7.757%	9.634%
February 25, 2008	255,938,738	7.754%	9.631%
March 25, 2008	251,212,186	8.311%	9.628%
April 25, 2008	246,572,843	7.833%	9.625%
May 25, 2008	242,019,604	8.114%	9.622%
June 25, 2008	237,550,364	7.837%	9.619%
July 25, 2008	233,163,581	8.108%	9.616%
August 25, 2008	228,857,734	7.831%	9.613%
September 25, 2008	224,631,330	7.828%	9.610%
October 25, 2008	220,482,906	8.599%	9.606%

EXHIBIT P

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

This MORTGAGE LOAN PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2005, is made between DLJ Mortgage Capital, Inc. (the “Seller”) and American Home Mortgage Assets LLC (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller owns the Mortgage Loans indicated on the Mortgage Loan Schedule attached as Exhibit 1 hereto (the “Mortgage Loans”), including rights to (a) any property acquired by foreclosure or deed in lieu of foreclosure or otherwise, and (b) the proceeds of any insurance policies covering the Mortgage Loans;

WHEREAS, the parties hereto desire that the Seller sell the Mortgage Loans to the Purchaser (other than the servicing rights with respect thereto), and that the Seller make certain representations and warranties and undertake certain obligations with respect to the Mortgage Loans; and

WHEREAS, pursuant to the terms of a Pooling and Servicing Agreement, to be dated as of the Cut-off Date (the “Pooling and Servicing Agreement”), among the Purchaser, as Depositor, Deutsche Bank National Trust Company, as trustee (the “Trustee”) and Wells Fargo Bank, N.A., as master servicer and securities administrator (the “Master Servicer”), the Purchaser will issue Mortgage-Backed Pass-Through Certificates, Series 2005-1 (the “Certificates”);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01     Definitions. For all purposes of this Mortgage Loan Purchase Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Pooling and Servicing Agreement. All other capitalized terms used herein shall have the meanings specified herein.

ARTICLE II

SALE OF MORTGAGE LOANS AND RELATED PROVISIONS

Section 2.01	Sale of Mortgage Loans.

(a)        The Seller, by the execution and delivery of this Agreement, does hereby sell, assign, set over, and otherwise convey to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the following, whether now existing or hereafter acquired and wherever located: (i) all of its right, title and interest in the Mortgage Loans identified on Exhibit 1 as of the Closing Date, including the Cut-off Date Principal Balance, all interest accruing thereon on and after the Cut-off Date, and all collections of interest and principal due after the Cut-off Date, (ii) the Seller’s interest in any insurance policies related to the Mortgage Loans and (iii) all proceeds of the foregoing.

(b)        In connection with such conveyances by the Seller, the Seller shall on behalf of the Purchaser deliver to, and deposit with the Trustee, on or before the Closing Date, the following documents or instruments with respect to each Mortgage Loan:

(i)         the original Mortgage Note endorsed without recourse to the order of the Trustee or in blank, and showing an unbroken chain of endorsements from the original payee thereof to the Person endorsing it to the Trustee or in blank or, with respect to any Mortgage Loan as to which the original Mortgage Note has been lost or destroyed and has not been replaced, a Lost Note Affidavit;

(ii)         the original Mortgage with evidence of recording thereon, or, if the original Mortgage has not yet been returned from the public recording office, a copy of the original Mortgage certified by the Seller or the public recording office in which such original Mortgage has been recorded;

(iii)        an assignment (which may be included in one or more blanket assignments if permitted by applicable law) of the Mortgage in blank or to the Trustee (or to MERS, if the Mortgage Loan is registered on the MERS® System and noting the presence of a MIN) and otherwise in recordable form;

(iv)        originals of any intervening assignments of the Mortgage, with evidence of recording thereon, or, if the original of any such intervening assignment has not yet been returned from the public recording office, a copy of such original intervening assignment certified by the Seller or the public recording office in which such original intervening assignment has been recorded;

(v)        the original policy of title insurance (or a preliminary title report commitment for title insurance, if the policy is being held by the title insurance company pending recordation of the Mortgage); and

(vi)        the original or a true and correct copy of any assumption, modification, consolidation or substitution agreement, if any, relating to the Mortgage Loan.

If a material defect in any Mortgage File is discovered which may materially and adversely affect the value of the related Mortgage Loan, or the interests of the Trustee, the Certificateholders in such Mortgage Loan, including if any document required to be delivered to the Trustee has not been delivered (provided that a Mortgage File will not be deemed to contain a defect for an unrecorded assignment under clause (iii) above if the Seller has submitted such assignment for recording pursuant to the terms of the second following paragraph), the Seller shall cure such defect, repurchase the related Mortgage Loan at the Repurchase Price or substitute an Eligible Substitute Mortgage Loan for the related Mortgage Loan upon the same terms and conditions set forth in Section 3.1 hereof for breaches of representations and warranties as to the Mortgage Loans.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, as of the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Trustee in accordance with this Agreement for the benefit of the Certificateholders and by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with the Servicing Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it will not, and will not permit the Master Servicer (or any subservicer) to, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement, unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

Promptly after the Closing Date (or after the date of transfer of any Eligible Substitute Mortgage Loan), the Seller, at its own expense, shall complete and submit for recording in the appropriate public office for real property records each of the assignments referred to in clause (iii) above, with such assignment completed in favor of the Trustee. While such assignment to be recorded is being recorded, the Trustee shall retain a photocopy of such assignment. If any assignment is lost or returned unrecorded to the Trustee because of any defect therein, the Seller is required to prepare a substitute assignment or cure such defect, as the case may be, and the Seller shall cause such substitute assignment to be recorded in accordance with this paragraph.

In instances where an original Mortgage or any original intervening assignment of Mortgage was not, in accordance with clause (ii) or (iv) above, delivered by the Seller to the Trustee, prior to or concurrently with the execution and delivery of this Agreement, the Seller will deliver or cause to be delivered the originals of such documents to the Trustee, promptly upon receipt thereof.

The Purchaser hereby acknowledges its acceptance of all right, title and interest to the Mortgage Loans and other property, now existing and hereafter created, conveyed to it pursuant to this Section 2.1.

(c)        The parties hereto intend that the transactions set forth herein, including the sale of the Mortgage Loans pursuant to this Agreement, constitute a sale by the Seller to the Purchaser of all the Seller’s right, title and interest in and to the Mortgage Loans and other property as and to the extent described above. In the event the transactions set forth herein are deemed by a court of competent jurisdiction not to be a sale, the Seller hereby grants to the Purchaser a security interest in all of the Seller’s right, title and interest in, to and under the Mortgage Loans and such other property, to secure all of the Seller’s obligations hereunder, and this Agreement shall constitute a security agreement under applicable law.

Section 2.02	Payment of Purchase Price for the Mortgage Loans.
(a)	The purchase price for the Mortgage Loans shall be $794,472,100.

(b)        In consideration of the sale of the Mortgage Loans from the Seller to the Purchaser on the Closing Date, the Purchaser shall (A) pay to the Seller on the Closing Date by wire transfer of immediately available funds to a bank account designated by the Seller, the amount specified above in clause (a) of this Section 2.2 and (B) the Transferor’s Interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;

REMEDIES FOR BREACH

Section 3.01     Seller Representations and Warranties. The Seller hereby represents and warrants to the Purchaser as of the Closing Date (or if otherwise specified below, as of the date so specified) that:

(a)	with respect to the Seller:

(i)         the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on its business as presently conducted or on its ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(ii)         the Seller has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(iii)        the execution and delivery by the Seller of this Agreement have been duly authorized by all necessary corporate action on the part of the Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated hereby, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any applicable law, governmental rule, regulation, judgment, decree or order binding on the Seller or its properties or the certificate of incorporation or by-laws of the Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(iv)        the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(v)        this Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(vi)        there are no actions, litigation, suits or proceedings pending or, to the best of the Seller’s knowledge, threatened against the Seller before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Seller if determined adversely to the Seller would reasonably be expected to materially and adversely affect the Seller’s ability to perform its obligations under this Agreement; and the Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(vii)       The execution and delivery of this Agreement and the performance of the transactions contemplated hereby by the Seller will not violate any provision of any existing law or regulation or any order or decree of any court applicable to the Seller or any provision of the Charter or Bylaws of the Seller, or constitute a material breach of any mortgage, indenture, contract or other agreement to which the Seller is a party or by which the Seller may be bound; and

(viii)      the Seller’s chief executive office and principal place of business are located in the City of New York in the State of New York; and

(b)        with respect to the Mortgage Loans, immediately prior to the transfer to the Purchaser, the Seller had good title to and is the sole owner of each Mortgage and Mortgage Note relating to the Mortgage Loans, and is conveying the same free and clear of any and all liens, claims, encumbrances, pledges, charges or security interests of any nature, the related Mortgage Note and the Mortgage were not subject to any pledge or assignment, and the Seller has full legal authority to sell and assign the Mortgage Loans pursuant to this Agreement.

It is understood and agreed that the representations and warranties set forth in this Section 3.1 shall survive the sale of the Mortgage Loans from the Seller to the Purchaser and shall inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File.

Upon discovery by the Seller or upon notice from the Purchaser, the Trustee, the Securities Administrator, the Master Servicer or any custodian, as applicable, of a breach of any representation or warranty in clause (a) above which materially and adversely affects the interest of the Certificateholders in any Mortgage Loan, the Seller shall, within 90 days of its discovery or its receipt of notice of such breach, either (i) cure such breach in all material respects, or (ii) to the extent that such breach is with respect to a Mortgage Loan and can be cured by the removal of that Mortgage Loan from the Trust, either (A) repurchase such Mortgage Loan from the Trust at the Repurchase Price, or (B) substitute one or more Eligible Substitute Mortgage Loans for such Mortgage Loan, in each case in the manner and subject to the conditions and limitations set forth herein.

Upon discovery or receipt of notice by the Seller, the Purchaser or the Trustee of a breach of any representation or warranty of the Seller set forth in clause (b) above with respect to any Mortgage Loan which materially and adversely affects the value of the Mortgage Loans or the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. The obligations of American Home Mortgage Corp., as seller under the Seller’s Purchase, Warranties and Servicing Agreement to cure, purchase or substitute an Eligible Substitute Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholders’ sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans.

In connection with the substitution of one or more Eligible Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (if any) by which the aggregate principal balance of all such Eligible Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all such Deleted Mortgage Loans (in each case after application of the principal portion of the Monthly Payments due in the month of substitution that are to be distributed to the Distribution Account in the month of substitution). The Seller shall provide the Master Servicer on the day of substitution for immediate deposit into the Distribution Account the amount of such shortfall, without any reimbursement therefor. The costs of any substitution as described above, including any related assignments, opinions or other documentation in connection therewith shall be borne by the Seller.

Any cause of action against the Seller or relating to or arising out of a breach by the Seller of any representations and warranties made in clause (b) above shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Seller or notice thereof by the party discovering such breach and (ii) failure by the Seller to cure such breach, purchase such Mortgage Loan or substitute an Eligible Substitute Mortgage Loan pursuant to the terms hereof.

Section 3.02     Purchaser Representations and Warranties. The Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date (or if otherwise specified below, as of the date so specified) that:

(a)        the Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on its business as presently conducted or on its ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)        the Purchaser has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)        the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated hereby, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the certificate of formation or limited liability company agreement of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)        the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)        this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally); and

(f)         except as previously disclosed to the Purchaser in the Prospectus Supplement, there are no actions, suits or proceedings pending or, to the best of the Purchaser’s knowledge, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which, in the judgment of the Purchaser, if determined adversely to the Purchaser, would reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement.

ARTICLE IV

SELLER’S COVENANTS

Section 4.01     Covenants of the Seller. The Seller hereby covenants that, except for the transfer hereunder with respect to the Mortgage Loans, the Seller will not sell, pledge, assign or transfer to any other Person, or grant, create, incur or assume any Lien on, any Mortgage Loan, whether now existing or hereafter created, or any interest therein; the Seller will notify the Trustee, as assignee of the Purchaser, of the existence of any Lien (other than as provided above) on any Mortgage Loan immediately upon discovery thereof; and the Seller will defend the right, title and interest of the Trustee, on behalf of the Trust, in, to and under the Mortgage Loans, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.

ARTICLE V

INDEMNIFICATION BY THE SELLER

WITH RESPECT TO THE MORTGAGE LOANS

Section 5.01     Indemnification With Respect to the Mortgage Loans. The Seller shall, jointly and severally, indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as such term is used in Section 15 of the Securities Act) from and against any loss, liability or expense arising from the breach by the Seller of its representations and warranties in Section 3.1 of this Agreement which materially and adversely affects the Purchaser’s interest in any Mortgage Loan or from the failure by the Seller to perform its obligations under this Agreement in any material respect, provided that the Seller shall not have any obligation to indemnify the Purchaser in respect of any loss, liability or expense that arises as a result of the Purchaser’s willful malfeasance, bad faith or gross negligence or as a result of the breach by the Purchaser of its obligations hereunder.

Section 5.02     Limitation on Liability of the Seller. None of the directors, officers, employees or agents of the Seller shall be under any liability to the Purchaser, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement. Except as and to the extent expressly provided herein, the Seller shall not be under any liability to the Trust Fund, the Trustee or the Certificateholders. The Seller and any director, officer, employee or agent of the Seller may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

ARTICLE VI

TERMINATION

Section 6.01     Termination. The respective obligations and responsibilities of the Seller and the Purchaser created hereby shall terminate, except for the Seller’s indemnity obligations as provided herein, upon the termination of the Trust Fund pursuant to the terms of the Trust Agreement.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.01     Amendment. This Agreement may be amended from time to time by the Seller and the Purchaser only by written agreement signed by the Seller and the Purchaser.

Section 7.02     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without regarding to its rules and principles governing conflicts of law.

Section 7.03     Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)	if to the Seller:

DLJ Mortgage Capital, Inc.

11 Madison Avenue

New York, NY 10010

Attention: General Counsel

or, such other address as may hereafter be furnished to the Purchaser in writing by the Seller.

(ii)	if to the Purchaser:

American Home Mortgage Assets LLC

538 Broadhollow Road

Melville, New York 11747

Attention: General Counsel

or such other address	as may hereafter be furnished to the Seller in writing by the Purchaser.

Section 7.04     Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 7.05     Relationship of Parties. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto, and the services of the Seller shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 7.06     Counterparts. This Agreement may be executed in two or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original and such counterparts together shall constitute one and the same Agreement.

Section 7.07     Survival. The representations and warranties made herein by the Seller and the provisions of Article V hereof shall remain operative and in full force and effect and shall survive the purchase of the Mortgage Loans hereunder and the delivery of the Mortgage Loans and related documents to the Trustee.

Section 7.08     Further Agreements. The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement. Each of the Purchaser and the Seller agrees to use its best reasonable efforts to take all actions necessary to be taken by it to cause the Certificates to be issued and rated in the highest rating category available to each such Class of Certificates by the Rating Agencies, with the Certificates to be offered pursuant to the

Purchaser’s shelf registration statement, and each party will cooperate with the other in connection therewith.

Section 7.09     Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, the Mortgage Loans (other than the servicing rights with respect thereto), rather than a loan by the Purchaser to the Seller secured by the Mortgage Loans. Accordingly, the parties hereto each intend to treat this transaction with respect to the Mortgage Loans for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans (other than the servicing rights with respect thereto). The Purchaser will have the right to review the Mortgage Loans and the Related Documents to determine the characteristics of the Mortgage Loans which will affect the federal income tax consequences of owning the Mortgage Loans and the Seller will cooperate with all reasonable requests made by the Purchaser in the course of such review.

Section 7.10     Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Purchaser and their respective successors and assigns. The obligations of the Seller under this Agreement cannot be assigned or delegated to a third party without the consent of the Purchaser, which consent shall be at the Purchaser’s sole discretion. The parties hereto acknowledge that the Purchaser is acquiring the Mortgage Loans for the purpose of assigning the Mortgage Loans to the Trustee, on behalf of the Trust Fund, and for the benefit of the Certificateholders. As an inducement to the Purchaser to purchase the Mortgage Loans, the Seller acknowledges and consents to the assignment by the Purchaser to the Trustee, on behalf of the Trust Fund of all of the Purchaser’s rights against the Seller pursuant to this Agreement and to the enforcement or exercise of any right or remedy against the Seller pursuant to this Agreement by the Purchaser. Such enforcement of a right or remedy by the Trustee, on behalf of the Trust Fund, shall have the same force and effect as if the right or remedy had been enforced or exercised by the Purchaser directly. In addition, the parties hereto acknowledge that the representations and warranties made to the Seller by American Home Mortgage Corp. (“American Home”), an affiliate of the Purchaser, are being assigned directly to Deutsche Bank National Trust Company (the “Trustee”), as trustee for the holders of American Home Mortgage Assets LLC, Mortgage-Backed Pass-Through Certificates, Series 2005-1, pursuant to an Assignment, Assumption and Recognition Agreement among the Seller, the Trustee and American Home.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed to this Mortgage Loan Purchase Agreement by their respective officers thereunto duly authorized as of the day and year first above written.

AMERICAN HOME MORTGAGE ASSETS LLC as Purchaser

By:
Name:
Title:

DLJ MORTGAGE CAPITAL, INC. as Seller

By:
Name:
Title:

EXHIBIT 1

MORTGAGE LOAN SCHEDULE